Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of May 28, 2010

among

OHCP HM ACQUISITION CORP.

OHCP HM MERGER SUB CORP.

THE HILLMAN COMPANIES, INC.

HILLMAN INVESTMENT COMPANY

THE HILLMAN GROUP, INC.

THE LENDERS FROM TIME TO TIME PARTY HERETO,

BARCLAYS BANK PLC,

as Administrative Agent, Issuing Lender and Swingline Lender,

BARCLAYS CAPITAL

and MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Syndication Agents,

BARCLAYS CAPITAL,

MORGAN STANLEY SENIOR FUNDING, INC.

and GE CAPITAL MARKETS, INC.

as Joint Bookrunners

GENERAL ELECTRIC CAPITAL CORPORATION

as Documentation Agent

- i -

- ii -

- iii -

Schedules:

Schedule 1.01A	-	Commitments
Schedule 1.01C	-	Refinanced Agreements
Schedule 1.01D	-	Management Group
Schedule 1.01E	-	Lender Addresses
Schedule 1.01F	-	Insignificant Subsidiaries
Schedule 2.05	-	Existing Letters of Credit
Schedule 4.01(k)(i)	-	Mortgaged Properties
Schedule 5.02	-	Required Consents, Authorizations, Notices and Filings
Schedule 5.07	-	Undisclosed Liabilities
Schedule 5.15	-	ERISA
Schedule 5.16	-	Subsidiaries
Schedule 5.20	-	Environmental Matters
Schedule 5.21	-	Intellectual Property
Schedule 5.24(c)	-	Mortgage Recordings
Schedule 5.25	-	Ownership of Holdings
Schedule 7.09	-	Transactions with Affiliates

Exhibits:

Exhibit A-1	-	Form of Notice of Borrowing
Exhibit A-2	-	Form of Notice of Extension/Conversion
Exhibit A-3	-	Form of Letter of Credit Request
Exhibit A-4	-	Form of Swingline Loan Request
Exhibit B-1	-	Form of Revolving Note
Exhibit B-2	-	Form of Term Note
Exhibit B-3	-	Form of Swingline Note

- iv -

Exhibit C-1	-	Form of Assignment and Assumption
Exhibit C-2	-	Form of Borrower Assumption Agreement
Exhibit D-1	-	Form of Opinion of Counsel for the Borrower and the Other Credit Parties
Exhibit D-2	-	Form of Opinion of Special Local Counsel for the Borrower and the Other Credit Parties
Exhibit D-3	-	Form of Opinion of Special Local Counsel for the Borrower and the Other Credit Parties (Real Property Collateral)
Exhibit E	-	Form of Perfection Certificate
Exhibit F	-	Form of Mortgage
Exhibit G	-	Form of Intercompany Note
Exhibit H	-	Form of Intercompany Note Subordination Provisions
Exhibit I	-	Form of Credit Party Accession Agreement
Exhibit J	-	Form of OFAC/Anti-Terrorism Compliance Certificate
Exhibit K	-	Form of Solvency Certificate
Exhibit L	-	Form of Secretary’s Certificate
Exhibit M	-	Form of Closing Date Certificate
Exhibit N	-	Form of U.S. Tax Compliance Certificate
Exhibit O	-	Form of Joinder Agreement
Exhibit P	-	Post Closing Undertakings

- v -

CREDIT AGREEMENT

This Credit Agreement (this “Agreement”) is dated as of May 28, 2010 and is among OHCP HM ACQUISITION CORP. (“OH Holdings”), OHCP HM MERGER SUB CORP. (“Merger Sub”), THE HILLMAN COMPANIES, INC. (“Holdings”), HILLMAN INVESTMENT COMPANY (“Intermediate Holdings”), THE HILLMAN GROUP, INC. (“HGI”), the banks and other financial institutions from time to time party hereto (the “Lenders”), BARCLAYS BANK PLC, as Administrative Agent, Issuing Lender and Swingline Lender, BARCLAYS CAPITAL and MORGAN STANLEY SENIOR FUNDING, INC., together as the Lead Arrangers and Syndication Agents, and BARCLAYS CAPITAL, MORGAN STANLEY SENIOR FUNDING, INC. and GE CAPITAL MARKETS, INC., together as the Joint Bookrunners and GENERAL ELECTRIC CAPITAL CORPORATION, as the Documentation Agent.

RECITALS:

WHEREAS, capitalized terms used in these Recitals have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, pursuant to that certain agreement and plan of merger to be entered into among OH Holdings, Merger Sub (as defined below), HGI and the representative named therein (as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Agreement, the “Acquisition Agreement”), OH Holdings, a newly formed entity created by Oak Hill Capital Partners III, L.P. (together with its Affiliates, the “Sponsor”), intends to acquire (the “Acquisition”), through Merger Sub, a wholly-owned subsidiary of OH Holdings, all of the equity interests of Holdings;

WHEREAS, in connection with the Acquisition, the Sponsor and certain investors identified by the Sponsor reasonably acceptable to the Lead Arrangers intend to invest cash proceeds from the Investor Equity Issuance in OH Holdings;

WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrower in an aggregate principal amount not to exceed $320.0 million, consisting of $290.0 million aggregate principal amount of Term Loans and up to $30.0 million aggregate principal amount of Revolving Commitments, the proceeds of which shall be used to fund, in part, the Acquisition (including refinancing or retiring certain existing debt of HGI and its subsidiaries and redeeming certain preferred stock of Holdings and paying all Transaction Costs). On the Business Day after the Closing Date, HGI is to become a joint and several obligor and borrower under this Agreement. Amounts available under the Revolving Facility will be used to pay the Closing Fees that are attributable to the Revolving Facility, for capital expenditures and permitted acquisitions, to provide for the ongoing working capital requirements of HGI and its subsidiaries following the Acquisition and for general corporate purposes. After the Closing Date, only HGI will be entitled to borrow under the Revolving Facility;

WHEREAS, the Borrower has agreed to secure all of its Finance Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties (as defined in the Security Agreement), a first priority Lien on substantially all of its assets, including a pledge of all of the Equity Interests of each of its Domestic Subsidiaries, 65.0% of all of the voting Equity Interests of each of its Foreign Subsidiaries and all of the non-voting Equity Interests of each of its Foreign Subsidiaries; and

WHEREAS, the Guarantors (including prior to it becoming a Borrower hereunder, HGI) have agreed to guarantee the Guaranty Obligations of the Borrower hereunder and to secure their respective Guaranty Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests of each of their respective Domestic Subsidiaries (including the Borrower), 65.0% of all of the voting Equity Interests of each of their respective Foreign Subsidiaries and all of the non-voting Equity Interests of each of their respective Foreign Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Defined Terms. The following terms, as used herein, have the following meanings:

“Accession Agreement” means a Credit Party Accession Agreement, substantially in the form of Exhibit I hereto, executed and delivered by an Additional Subsidiary Guarantor at any time following the Closing Date in accordance with Section 6.10(a).

“Acquisition” has the meaning set forth in the Recitals.

“Acquisition Agreement” has the meaning set forth in the Recitals.

“Acquisition Documents” means the Acquisition Agreement, including all exhibits and schedules thereto, the certificate of merger contemplated thereby and all other agreements, documents and instruments relating to the Acquisition, in each case as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Agreement.

“Additional Collateral Documents” has the meaning set forth in Section 6.10(b).

“Additional Subsidiary Guarantor” means each Person that becomes a Subsidiary Guarantor at any time following the Closing Date by execution of an Accession Agreement as provided in Section 6.10.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Loan, the greater of (I) 1.75% per annum and (II) the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1.00%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being the LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the offered quotation rate by first class banks in the London interbank market to the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement under review.

“Administrative Agent” means Barclays Bank PLC, in its capacity as administrative agent for the Lenders hereunder and under the other Finance Documents, and its successor or successors in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s office located at 745 Seventh Avenue, New York, NY 10019, or such other office as may be designated by the Administrative Agent by written notice to the Borrower and the Lenders.

“Affiliate” means, with respect to any Person, (i) any Person that directly, or indirectly through one or more intermediaries, controls such Person (a “Controlling Person”) or (ii) any other Person which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means (i) with respect to any Person having voting shares or their equivalent and elected directors, managers or Persons performing similar functions, the possession, directly or indirectly, of the power to vote 10% or more of the Equity Interests having ordinary voting power of such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or their equivalent, by contract or otherwise.

“Agent” means the Administrative Agent, either Syndication Agent, the Collateral Agent or the Documentation Agent and any successors and assigns in such capacity.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money-laundering, including (i) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, (ii) the U.S. Patriot Act, (iii) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq., (iv) the Bank Secrecy Act, (v) the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. and (vi) any related rules and regulations of the U.S. Treasury Department’s Office of Foreign Assets Control or any other Governmental Authority, in each case as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Applicable Lending Office” means (i) with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on Schedule 1.01E hereto or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time (so long as no additional cost to the Borrower results) specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained and (ii) with respect to the Issuing Lender and for each Letter of Credit, the “Lending Office” of the Issuing Lender (or of an Affiliate of such Issuing Lender) designated on the signature pages hereto or such other office of the Issuing Lender (or of an Affiliate of the Issuing Lender) as the Issuing Lender may from time to time specify (so long as no additional cost to the Borrower results) to the Administrative Agent and the Borrower as the office by which Letters of Credit are to be issued and maintained.

“Applicable Margin” means for purposes of calculating the applicable interest rate for any day for any Loan, 3.75% per annum in the case of Eurodollar Loans and 2.75% per annum in the case of Base Rate Loans.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. A Eurodollar Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Deposit Account” means a Deposit Account that is the subject of an effective Depository Bank Agreement and that is maintained by any Credit Party with a Depositary Bank and shall include all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Securities Intermediary” means a “securities intermediary” or “commodity intermediary” (as such terms are defined in the UCC).

“Approved Fund” means (i) with respect to any Lender, an entity (whether a corporation, partnership, limited liability company, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is managed by such Lender, its parent holding company or any of their respective subsidiaries, (ii) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by any parent company of such Lender or any of their respective Subsidiaries and (iii) any special purpose funding vehicle described in Section 10.06(h).

“Asset Disposition” means any sale (including any Sale/Leaseback Transaction, whether or not involving a Capital Lease), lease (as lessor), transfer or other disposition (including any such transaction effected by way of merger or consolidation and including any sale or other disposition of Equity Interests of a Subsidiary, but excluding any sale or other disposition by way of Casualty or Condemnation), in each case whether in a single transaction or in a series of related transactions, by any Group Company of any asset that yields gross proceeds in excess of $1,000,000.

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit C-1 hereto, under which an interest of a Lender hereunder is transferred to an Eligible Assignee pursuant to Section 10.06(b).

“Attributable Debt” means, at any date (i) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (ii) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capital Lease and (iii) in respect of any Sale/Leaseback Transaction described in Section 7.13, the lesser of (A) the present value, discounted in accordance with GAAP at the interest rate implicit in the related lease, of the obligations of the lessee for net rental payments over the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor be extended) and (B) the fair market value of the assets subject to such transaction.

“Availability Period” means the period from the Closing Date to the Revolving Loan Maturity Date.

“Bankruptcy Code” means Title 11 of the United States Code as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Bank Secrecy Act” means the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Act of 1970, 31 U.S.C. 1051, et seq., as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Banking Product Obligations” means, with respect to OH Holdings or any of its Subsidiaries, up to $2,000,000 of the obligations of OH Holdings or such Subsidiary owed to any holder of Finance Obligations or any Affiliate thereof in respect of any financial accommodation extended to OH Holdings or any of its Subsidiaries by such Person (other than Finance Obligations arising pursuant to this Agreement) including: (i) credit cards, (ii) credit card processing services, (iii) debit cards or (iv) cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Rate in effect on such day plus  1/2 of 1.00%, (iii) 2.75% and (iv) the Adjusted Eurodollar Rate that would be payable on such day for a Eurodollar Rate Loan with a one-month Interest Period plus 1.00%.

“Base Rate Loan” means at any date a Loan bearing interest at a rate determined by reference to the Base Rate.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Bookrunners” means Barclays Capital, the investment banking division of Barclays Bank PLC, Morgan Stanley Senior Funding, Inc. and GE Capital Markets, Inc. in their capacities as joint bookrunners.

“Borrower” means (i) initially, Merger Sub, (ii) upon the consummation of the Acquisition, Holdings (as successor to Merger Sub) and (iii) from and after the execution and delivery of the Borrower Assumption Agreement by HGI, collectively, HGI and Holdings.

“Borrower Assumption Agreement” means an agreement substantially in the form of Exhibit C-2 hereto.

“Borrower Representations” means the representations made by or with respect to Holdings in the Acquisition Agreement (but only to the extent that OH Holdings or any of its Affiliates have the right to terminate its respective obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement).

“Borrowing” has the meaning set forth in Section 1.04.

“Business Acquisition” means the acquisition by HGI or one or more of its Wholly-Owned Subsidiaries of all of the Equity Interests of, or all (or any division, line of business or substantial part for which financial statements or other financial information is available) of the assets or property of, another Person.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required to close, except that (i) when used in Section 2.05 with respect to any action taken by or with respect to any Issuing Lender, the term “Business Day” shall not include any day on which commercial banks are authorized by law to close in the jurisdiction where such Issuing Lender’s Applicable Lending Office is located; and (ii) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurodollar Loan, or a notice by the Borrower with respect to any such borrowing, payment, prepayment or Interest Period, such day shall also be a day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

“Capital Lease” of any Person means any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Capitalization Documents” has the meaning set forth in Section 4.01(f).

“Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the Issuing Lender and the Revolving Lenders, as collateral for the LC Obligations, cash or deposit balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender.

“Cash Equivalents” means, at any date of determination:

(i)    securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) or, with respect to any Foreign Subsidiary, an equivalent obligation of the government of the country in which such Foreign Subsidiary transacts business, in each case maturing within one year after such date;

(ii)    time deposits and certificates of deposit, including Eurodollar time deposits and, with respect to any Foreign Subsidiary, time deposits in the currency of any country in which such Foreign Subsidiary transacts business, of any commercial bank organized in the United States having capital and surplus in excess of $100,000,000 or, with respect to any Foreign Subsidiary, a commercial bank organized under the laws of any other country in which such Foreign Subsidiary transacts business having total assets in excess of $100,000,000 (or its foreign currency equivalent)with a maturity date not more than one year from the date of acquisition;

(iii)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above and organized in the United States;

(iv)    direct obligations issued by any state of the United States or any political subdivision of any state or any public instrumentality thereof maturing within 90 days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating service reasonably acceptable to the Administrative Agent);

(v)    commercial paper issued by the parent corporation of any commercial bank organized in the United States having capital and surplus in excess of $100,000,000, or, with respect to any Foreign Subsidiary, a commercial bank organized under the laws of any other country in which such Foreign Subsidiary transacts business having total assets in excess of $100,000,000 (or its foreign currency equivalent), and commercial paper issued by others having one of the two highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating services reasonably acceptable to the Administrative Agent) and in each case maturing within one year after the date of acquisition;

(vi)    overnight bank deposits and bankers’ acceptances at any commercial bank organized in the United States having capital and surplus in excess of $100,000,000 or with respect to any Foreign Subsidiary, a commercial bank organized under the laws of any other country in which such Foreign Subsidiary transacts business having total assets in excess of $100,000,000 (or its foreign currency equivalent);

(vii)    deposits available for withdrawal on demand with commercial banks organized in the United States having capital and surplus in excess of $50,000,000 or, with respect to any Foreign Subsidiary, a commercial bank organized under the laws of any other country in which such Foreign Subsidiary transacts business having total assets in excess of $50,000,000 (or its foreign currency equivalent); and

(viii)    investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through (vii).

“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.

“Casualty Insurance Policy” means any insurance policy maintained by any Group Company covering losses with respect to Casualties.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any applicable law, rule, regulation or treaty, (ii) any change in any applicable law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of any of the following events:

(i)    except as otherwise permitted under Section 7.04(vii), OH Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests of Holdings on a fully-diluted basis assuming the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable); or

(ii)    except as otherwise permitted under Section 7.04(vii), Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests of Intermediate Holdings on a fully-diluted basis assuming the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable); or

(iii)    except as otherwise permitted under Section 7.04(vii), Intermediate Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower on a fully-diluted basis assuming the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable); or

(iv)    at any time before OH Holdings’, Holdings’, Intermediate Holdings’ or the Borrower’s Equity Interests are traded on a nationally-recognized stock exchange, the Permitted Investors in the aggregate shall cease to own, directly or indirectly, at least 51% of the Equity Interests of OH Holdings (or, following any merger permitted under Section 7.04(vii), Holdings or Intermediate Holdings) on a fully-diluted basis assuming the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable); or

(v)    at any time after OH Holdings’, Holdings’, Intermediate Holdings’ or the Borrower’s Equity Interests are traded on a nationally-recognized stock exchange and for any reason whatsoever, (x) a majority of the Board of Directors of OH Holdings (or, following any merger permitted under Section 7.04(vii), Holdings or Intermediate Holdings) shall not be Continuing Directors or (y) the Permitted Investors shall cease to own, directly or indirectly, at least 35% of the Equity Interests of OH Holdings (or, following any merger permitted under Section 7.04(vii), Holdings or Intermediate Holdings) on a fully-diluted basis assuming the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable) and any other “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the date hereof) shall own a greater amount of such Equity Interests than the Permitted Investors then hold (it being understood that if any such person or group includes one or more Permitted Investors, the shares of such Equity Interests of OH Holdings directly or indirectly owned by the Permitted Investors that are part of such person or group shall not be treated as being owned by such person or group for purposes of determining whether this clause (y) is triggered); or

(vi)    a “change of control” or similar event (as defined in any debt instrument in excess of $10,000,000) occurs.

“Closing Date” means the date this Agreement becomes effective in accordance with Section 4.01.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit M.

“Closing Date Stock Certificates” means Collateral consisting of stock certificates representing the Common Stock of OH Holdings and its Domestic Subsidiaries for which a security interest can be perfected by delivering or possessing such stock certificates.

“Closing Date UCC Filing Collateral” means Collateral for which a security interest can be perfected by filing a UCC financing statement.

“Closing Fees” has the meaning set forth in Section 2.11(c).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

“Collateral” means all of the property which is subject or is purported to be subject to the Liens granted by the Collateral Documents.

“Collateral Agent” means Barclays Bank PLC, in its capacity as collateral agent for the Finance Parties under the Collateral Documents, and its successor or successors in such capacity.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Depositary Bank Agreements, the Securities Account Control Agreements, each Mortgage, any Additional Collateral Documents, any additional pledges, security agreements, patent, trademark or copyright filings or mortgages required to be delivered pursuant to the Finance Documents and any instruments of assignment, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.

“Commitment” means (i) with respect to each Lender, its Revolving Commitment, Term Loan Commitment and/or New Term Loan Commitment, as and to the extent applicable, (ii) with respect to each Issuing Lender, its LC Commitment and (iii) with respect to the Swingline Lender, the Swingline Commitment, in each case as set forth on Schedule 1.01A hereto, on the Register or in the applicable Assignment and Assumption as its Commitment, as any such amount may be increased or decreased from time to time pursuant to this Agreement. The Register sets forth the Commitments of the Lenders as of the Closing Date, subject to any amendment or modification of the Register after such date due to changes in Commitments thereafter.

“Commitment Fee” has the meaning set forth in Section 2.11(a).

“Commitment Parties” means, collectively, Barclays Bank PLC, Morgan Stanley Senior Funding, Inc. and General Electric Capital Corporation.

“Commodity Account” has the meaning set forth in the UCC.

“Common Stock” means the common stock of any of OH Holdings, Holdings, Intermediate Holdings, HGI or any of its Subsidiaries.

“Computer Hardware” means all computer and other electronic data processing hardware of a Credit Party, whether now or hereafter owned, licensed or leased by such Credit Party, including all integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware, all documentation, flowcharts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes associated with any of the foregoing and all options, warranties, services contracts, program services, test rights, maintenance rights, support rights, renewal rights and indemnifications relating to any of the foregoing.

“Condemnation” means any taking by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation.

“Condemnation Award” means all proceeds of any Condemnation or transfer in lieu thereof.

“Consolidated Adjusted Working Capital” means at any date the excess of (i) Consolidated Current Assets (excluding (A) cash and Cash Equivalents classified as such in accordance with GAAP and (B) deferred taxes calculated in accordance with GAAP) over (ii) Consolidated Current Liabilities (excluding (A) the current portion of any Consolidated Debt, (B) the aggregate principal amount of outstanding Revolving Loans, (C) accrued and unpaid interest on any Consolidated Debt and (D) deferred taxes calculated in accordance with GAAP).

“Consolidated Capital Expenditures” means for any period the aggregate amount of all expenditures (whether paid in cash or other consideration or accrued as a liability) that would, in accordance with GAAP, be included as additions to property, plant and equipment and other capital expenditures of Holdings and its Consolidated Subsidiaries for such period, as the same are or would be set forth in a consolidated statement of cash flows of Holdings and its Consolidated Subsidiaries for such period (including the amount of assets leased under any Capital Lease), but excluding (to the extent that they would otherwise be included) (i) any such expenditures made for the replacement or restoration of assets in amounts not exceeding the aggregate amount of Insurance Proceeds or Condemnation Award with respect to the asset or assets being replaced or restored, (ii) for purposes of the definition of “Excess Cash Flow” only, capital expenditures for Permitted Business Acquisitions, (iii) any such expenditures to the extent OH Holdings or any of its Consolidated Subsidiaries has received reimbursement in cash from a third party other than OH Holdings or one or more of its Consolidated Subsidiaries and (iv) capitalized interest.

“Consolidated Cash Interest Expense” means for any period Consolidated Interest Expense that has been paid in cash for such period, or any cash interest that is paid in such period for which the interest expense was accrued in a prior period in accordance with GAAP, other than (to the extent, but only to the extent, included in the determination of Consolidated Interest Expense for such period in accordance with GAAP and paid in cash for such period), (i) amortization of debt discount and debt issuance fees, (ii) any fees (including underwriting fees and expenses) paid in connection with the consummation of the Transaction or Permitted Business Acquisitions, (iii) any payments made to obtain Derivatives Agreements, (iv) any agent or collateral monitoring fees paid or required to be paid pursuant to any Finance Document, (v) the actual or implied interest component of any consulting payments and (vi) annual agency fees, unused line fees and letter of credit fees and expenses paid hereunder.

“Consolidated Cash Tax Expense” means for any period the aggregate Federal, state, local and foreign income, franchise, state single business unitary and similar taxes that have been paid in cash by Holdings and its Consolidated Subsidiaries in respect of such period.

“Consolidated Current Assets” means at any date the consolidated current assets of OH Holdings and its Consolidated Subsidiaries determined as of such date.

“Consolidated Current Liabilities” means at any date the consolidated current liabilities of OH Holdings and its Consolidated Subsidiaries determined as of such date.

“Consolidated Debt” means at any date the Debt of OH Holdings and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated EBITDA” means for any period the sum of (i) Consolidated Net Income for such period (excluding therefrom (x) any extraordinary, or non-cash unusual or non recurring items of gain or loss, (y) any gain or loss from discontinued operations and (z) any gain or loss attributable to Asset Dispositions made other than in the ordinary course of business) plus (ii) to the extent not otherwise included in the determination of Consolidated Net Income for such period, all proceeds of business interruption insurance policies, if any, received during such period plus (iii) (without duplication) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) provisions for Federal, state, local and foreign income, franchise, state single business unitary and similar taxes, (C) depreciation, amortization (including amortization of goodwill and other intangible assets), impairment of goodwill and other non-cash charges or expenses (excluding any such non-cash charge to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period), (D) non-cash compensation expense, or other non-cash expenses or charges, arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements), (E) non-cash rent expense, (F) up to $30,000,000 in Transaction Costs of the Borrower, determined in accordance with GAAP, eliminating any increase or decrease in income resulting from non-cash accounting adjustments made in connection with the Acquisition, (G) expenses incurred by OH Holdings or any Consolidated Subsidiary to the extent reimbursed in cash by a third party other than OH Holdings or one or more of its Consolidated Subsidiaries, (H) unrealized losses on Derivatives Agreements, (I) losses from foreign currency adjustments, (J) losses in respect of pension or other post-retirement benefits or pension assets, (K) write-offs of deferred financing costs, (L) expenses in respect of earn-out obligations, (M) any financial advisory fees, accounting fees, legal fees and similar advisory and consulting fees and related out-of-pocket expenses of the Borrower and its Consolidated Subsidiaries incurred as a result of actual or potential Permitted Business Acquisitions, all determined in accordance with GAAP and in each case eliminating any increase or decrease in income resulting from non-cash accounting adjustments made in connection with the related Permitted Business Acquisition and (N) expenses relating to the granting and exercising of management options on or prior to the Closing Date minus (iv) any amount which, in the determination of Consolidated Net Income for such period, has been added for any non-cash income or non-cash gains, all as determined in accordance with GAAP minus (v) the aggregate amount of cash payments made during such period in respect of any non-cash accrual, reserve or other non-cash charge or expense accounted for in a prior period and not otherwise reducing Consolidated Net Income for such period.

For purposes of determining Consolidated EBITDA for any period that includes the quarterly periods ending December 31, 2009, or March 31, 2010, the Consolidated EBITDA for each such quarterly period shall be deemed to be $16,057,000 and $17,752,000, respectively, without limiting any pro forma adjustments otherwise permitted to be made pursuant to this definition.

For purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Leverage Ratio, the Interest Coverage Ratio and the Secured Leverage Ratio, if during such Reference Period (or in the case of pro-forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) any Group Company shall have made an Asset Disposition or a series of Asset Dispositions involving assets comprising all or substantially all of an operating unit of a business or constituting all or substantially all of the common stock of a Subsidiary or made a Permitted Business Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a Pro-Forma Basis, giving effect to projected or anticipated cost savings permitted or required by regulations S-X or S-K under the Securities Act and Other Pro Forma Adjustments.

“Consolidated Funded Debt” means at any date the Funded Debt of OH Holdings and its Consolidated Subsidiaries, as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total interest expense, whether paid or accrued in such period and whether or not capitalized in such period, (including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments under Capital Leases (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of Derivatives Obligations constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of Holdings and its Consolidated Subsidiaries), net of interest income, in each case determined on a consolidated basis for such period.

“Consolidated Net Income” means, for any period, the net income (or net loss) after taxes of Holdings and its Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income for any period (i) the income (or loss) of any Person (other than a Credit Party) in which any other Person (other than OH Holdings or any of its Wholly-Owned Consolidated Subsidiaries) has an ownership interest, except to the extent that any such income is actually received in cash by Holdings or such Wholly-Owned Consolidated Subsidiary in the form of Restricted Payments during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Subsidiary of Holdings or is merged with or into or consolidated with Holdings or any of its Consolidated Subsidiaries or that Person’s assets are acquired by Holdings or any of its Consolidated Subsidiaries, except as provided in the definitions of Consolidated EBITDA and “Pro-Forma Basis” herein and (iii) the income of any Subsidiary of Holdings to the extent that the declaration or payment of Restricted Payments or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Scheduled Debt Payments” means, for any period, the sum of all scheduled payments of principal on the Loans and all other Consolidated Debt (including the principal component of Capital Lease Obligations and Purchase Money Debt) paid or payable during such period, but excluding payments due on Revolving Loans and Swingline Loans during such period and Principal Amortization Payments on account of Term Loans; provided that Consolidated Scheduled Debt Payments for any period shall not include voluntary prepayments of Consolidated Debt, mandatory prepayments of the Term Loans pursuant to Section 2.09(b) or other mandatory prepayments (other than by virtue of scheduled amortization) of Consolidated Debt (but Consolidated Scheduled Debt Payments for a period shall be adjusted to reflect the effect on scheduled payments of principal for such period of the application of any prepayments of Consolidated Debt during or preceding such period).

“Consolidated Subsidiary” means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Consolidated Total Assets” means at any date the total consolidated assets of Holdings and its Consolidated Subsidiaries determined as of such date.

“Consolidated Total Debt” means as at any date of determination, the aggregate stated balance sheet amount of all Debt of Holdings and its Consolidated Subsidiaries (or, if higher, the par value or stated face amount of all such Debt (other than zero coupon Debt) determined on a consolidated basis in accordance with GAAP.

“Continuing Directors” means the directors of OH Holdings on the Closing Date and each other director of OH Holdings, if, in each case, such other director’s nomination for election to the Board of Directors of OH Holdings is recommended by at least a majority of the then Continuing Directors or such other director receives the vote of the Sponsor and/or its Affiliates (excluding any operating portfolio companies of the Sponsor) or any other Permitted Investor in his or her nomination or election by the shareholders of OH Holdings.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Credit Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Controlling Person” has the meaning set forth in the definition of Affiliate.

“Copyright” means any of the following, whether now existing or hereafter arising, created or acquired: (i) all common law and/or statutory rights in all copyrightable subject matter under the laws of the United States or any other country (whether or not the underlying works of authorship have been published); (ii) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental, derivative or collective work registrations and pending applications for registrations in the United States Copyright Office or any other country; (iii) all copyrights in computer programs, web pages, computer data bases and computer program flow diagrams, including all source codes and object codes related to any or all of the foregoing; (iv) all claims for, and rights to sue for, past, present and future infringement of any of the foregoing; (v) all rights to income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements thereof and payments and damages under all Copyright Licenses in connection therewith; (vi) all rights in any of the foregoing, whether arising under the laws of the United States or any foreign country or otherwise, to copy, record, synchronize, broadcast, transmit, perform and/or display any of the foregoing or any matter which is the subject of any of the foregoing in any manner and by any process now known or hereafter devised; and (vii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Copyright License” means any agreement now or hereafter in existence granting to any Credit Party any rights, whether exclusive or non-exclusive, to use another Person’s Copyrights or Copyright applications, or pursuant to which any Credit Party has granted to any other Person, any right, whether exclusive or non-exclusive, with respect to any Copyright, whether or not registered.

“Credit Exposure” has the meaning set forth in the definition of “Required Lenders” in this Section 1.01.

“Credit Extension” means a Borrowing or the issuance, renewal or extension of a Letter of Credit.

“Credit Party” means each of OH Holdings, Holdings, Intermediate Holdings, HGI and each Subsidiary Guarantor, and “Credit Parties” means any combination of the foregoing.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations, other than intercompany items, of such Person to pay the deferred purchase price of property or services (other than trade accounts and accrued expenses arising in the ordinary course of business), (v) the Attributable Debt of such Person in respect of Capital Lease Obligations, (vi) all obligations of such Person to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property and which mature or otherwise become non-contingent on or prior to the date that is 90 days after the Term Loan Maturity Date, (vii) all non-contingent obligations (and, solely for purposes of Section 7.01 and Section 8.01(e), all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, bankers’ acceptance or similar instrument, (viii) all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not such obligation is assumed by such Person; provided that the amount of any Debt of others that constitutes Debt of such Person solely by reason of this clause (viii) shall not for purposes of this Agreement exceed the greater of the book value or the fair market value of the properties or assets subject to such Lien, (ix) all Guaranty Obligations of such Person in respect of Debt of another Person, (x) all Debt Equivalents of such Person, (xi) all Derivatives Obligations of such Person (determined at their then respective Derivatives Termination Values) and (xii) the Debt of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such person shall not be liable therefore; provided (i) Debt shall not include (x) earn out obligations until matured or earned or employee consulting agreements and (y) for the purposes only of Section 7.16, the Derivatives Termination Value, and (ii) that the amount of any Limited Recourse Debt of any Person shall be equal to the lesser of (A) the aggregate principal amount of such Limited Recourse Debt for which such Person provides credit support of any kind (including any undertaking agreement or instrument that would constitute Debt), is directly or indirectly liable as a guarantor or otherwise or is the lender and (B) the fair market value of any assets securing such Debt or to which such Debt is otherwise recourse.

“Debt Equivalents” of any Person means any Equity Interest of such Person which by its terms (or by the terms of any security for which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or otherwise (including an event which would constitute a Change of Control or an Asset Disposition but only to the extent such an event occurs), (A) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement at the option of the holders thereof (other than solely for Equity Interests), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards), (B) is convertible into or exchangeable, automatically or at the option of any holder thereof, into Debt or Debt Equivalents or other assets other than Equity Interests, in the case of clauses (A), (B), (C) and (D), prior to the date that is 91 days after the final scheduled maturity date of the Loans (other than (i) upon payment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) and termination of the Commitments or (ii) upon a “change in control” of such Person or a sale of all or substantially all of the assets of such Person; provided that any payment required pursuant to this clause

(ii) is subject to the prior repayment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) that are accrued and payable and the termination of the Commitments); provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Debt Equivalents solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability, (C) is redeemable or subject to any repurchase requirement arising at the option of the holder thereof, in each case, in whole or in part, on or prior to the first anniversary of the Term Loan Maturity Date and (D) requires the payment of any dividends (other than dividends payable solely in shares of Equity Interests).

“Debt Issuance” means the issuance by any Group Company of any Debt.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Revolving Commitment within one Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) notified the Borrower, the Administrative Agent or any Lender in writing, or has otherwise indicated through a public statement, that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after receipt of a written request from the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Commitments, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that (i) the Administrative Agent and the Borrower may declare (A) by joint notice to the Lenders that a Defaulting Lender is no longer a “Defaulting Lender” or (B) that a Lender is not a Defaulting Lender if in the case of both clauses (A) and (B) the Administrative Agent and the Borrower each determines, in its sole respective discretion, that (x) the circumstances that resulted in such Lender becoming a “Defaulting Lender” no longer apply or (y) it is satisfied that such Lender will continue to perform its funding obligations hereunder and (ii) a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of voting stock or any other equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof.

“Defaulting Revolving Lender” has the meaning set forth in Section 2.16.

“Deposit Account” shall have the meaning set forth in the Security Agreement.

“Depositary Bank” shall have the meaning set forth in the Security Agreement.

“Depositary Bank Agreement” shall have the meaning set forth in the Security Agreement.

“Derivatives Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement.

“Derivatives Creditor” means any Lender or any Affiliate of any Lender from time to time party to one or more Derivatives Agreements permitted hereunder with a Credit Party (even if any such Lender for any reason ceases after the execution of such agreement to be a Lender hereunder), and its successors and assigns.

“Derivatives Obligations” of any Person means all obligations (including any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any bankruptcy or insolvency proceeding) of such Person in respect of any Derivatives Agreement, excluding any amounts which such Person is entitled to set-off against its obligations under applicable law.

“Derivatives Termination Value” means, at any date and in respect of any one or more Derivatives Agreements, after taking into account the effect of any legally enforceable netting agreements relating to such Derivatives Agreements, (i) for any date on or after the date such Derivatives Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Derivatives Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Agreements (which may include any Lender).

“Documentation Agent” means General Electric Capital Corporation in its capacity as documentation agent.

“Dollars” and the sign “$” means lawful money of the United States of America.

“Domestic Subsidiary” means with respect to any Person each Subsidiary of such Person which is incorporated under the laws of the United States or any state thereof, and the District of Columbia, and “Domestic Subsidiaries” means any two or more of them.

“Eligible Assignee” means (i) in the case of an assignment of Revolving Commitments or Revolving Loans, any Revolving Lender, and in the case of any other assignment, any Lender, (ii) in the case of an assignment of Revolving Commitments or Revolving Loans, any Affiliate of a Revolving Lender, and in the case of any other assignment, any Affiliate of any Lender (iii) in the case of an assignment of Revolving Commitments or Revolving Loans, any Approved Fund of any Revolving Lender, and in the case of any other assignment, any Approved Fund of any Lender, (iv) any other commercial bank, finance company, insurance company or other financial institution or fund (other than a natural Person) approved by (A) the Administrative Agent, (B) in the case of any assignment of a Revolving Commitment, the Issuing Lenders and the Swingline Lender and (C) unless an Event of Default has occurred and is continuing at the time any assignment is effected pursuant to Section 10.06(b), the Borrower (each such approval not to be unreasonably withheld, conditioned or delayed and any such approval required of the Borrower to be deemed given by the Borrower if no objection from the Borrower is received by the assigning Lender and the Administrative Agent within five Business Days after notice of such proposed assignment has been provided by the assigning Lender to the Borrower) and (v) subject to the restrictions set forth in Section 10.06(b)(i), any Sponsor Affiliated Lender; provided, however, that no Person shall be an Eligible Assignee if such Person appears on the list of Specially Designated Nationals and Blocked Persons prepared by the U.S. Treasury Department’s Office of Foreign Assets Control or the purchase by such Person of an assignment or the performance by any Agent of its duties under the Finance Documents with respect to such Person violates or would violate any Anti-Terrorism Law.

“Employee Benefit Arrangements” means, in any jurisdiction, the benefit schemes or arrangements in respect of any employees or past employees operated by any Group Company or in which any Group Company participates and which provide benefits on retirement, ill-health, injury, death or voluntary withdrawal from or termination of employment, including termination indemnity payments and life assurance and post-retirement medical benefits.

“Environmental Laws” means all Laws relating in any way to the protection of the environment, the preservation or reclamation of natural resources, the management, release or threatened release of, or exposure to, any Hazardous Material or health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Group Company directly or indirectly resulting from or based on (i) violation of or claim pursuant to any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (iii) exposure to any Hazardous Material, (iv) the release or threatened release of any Hazardous Material into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Equivalents” means with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any debt securities convertible into such Equity Interests.

“Equity Issuance” means (i) any sale or issuance by any Group Company to any Person other than OH Holdings or a Subsidiary of OH Holdings of any Equity Interests or any Equity Equivalents (other than any such Equity Equivalents that constitute Debt) and (ii) the receipt by any Group Company of any cash capital contributions, whether or not paid in connection with any issuance of Equity Interests of any Group Company, from any Person other than OH Holdings or a Subsidiary of OH Holdings.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rule or regulation issued thereunder.

“ERISA Affiliate” means each business or entity which is or was a member of a “controlled group of corporations”, under “common control” or a member of an “Affiliated service group” with a Group Company within the meaning of Section 414(b), (c) or (m) of the Code, or required or was required to be aggregated with a Group Company under Section 414(o) of the Code or is or was under “common control” with a Group Company, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means:

(i)    a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event;

(ii)    the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of any Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(iii)    (x) the failure to meet the minimum funding standard of Sections 412 or 430 of the Code with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code), the application for a minimum funding waiver under Sections 302 or 303 of ERISA with respect to any Plan, or the failure to make by its due date a required contribution under Section 430(j) of the Code with respect to any Plan; or (y) the failure to make any required contribution to a Multiemployer Plan;

(iv)    the incurrence of any material liability by a Group Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), or the occurrence or existence of any event, transaction or condition that could reasonably be expected to result in the incurrence of any such material liability by a Group Company or any ERISA Affiliate, or in the imposition of any lien on any of the rights, properties or assets of a Group Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions of the Code or to Sections 436(f) or 412 of the Code, or a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA);

(v)    the provision by the administrator of any Plan pursuant to Section 4041(a)(2) of ERISA of a notice (or the reasonable expectation of such provision of notice) of intent to terminate such Plan in a distress termination described in Section 4041(c) of ERISA, the institution by the PBGC of proceedings to terminate any Plan or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee by the PBGC to administer, any Plan;

(vi)    the withdrawal of a Group Company or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any material liability therefor, or the receipt by a Group Company or ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, or a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA;

(vii)    the imposition of material liability (or the reasonable expectation thereof) on a Group Company or ERISA Affiliate pursuant to Section 4062, 4063, 4064 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(viii)    the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against a Group Company in connection with any Plan;

(ix)    the receipt from the United States Internal Revenue Service of notice of the failure of any Plan (or any Employee Benefit Arrangement intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan to qualify for exemption from taxation under Section 501(a) of the Code, and, with respect to Multiemployer Plans, notice thereof to any Group Company;

(x)    the establishment or amendment by a Group Company of any Welfare Plan that provides post-employment welfare benefits in a manner that would increase the liability of a Group Company;

(xi)    the occurrence of a “prohibited transaction” with respect to which a Group Company is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA); or

(xii)    any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability to a Group Company.

“Eurodollar Loan” means at any date a Loan which bears interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” has the meaning set forth in Section 8.01.

“Evergreen Letter of Credit” has the meaning set forth in Section 2.05(c).

“Excess Cash Flow” means for any period an amount equal to (i) Consolidated EBITDA for such period plus (ii) all cash extraordinary, unusual or non recurring gains, if any, during such period, other than from Asset Dispositions, plus (iii) the decrease, if any, in Consolidated Adjusted Working Capital from the first day to the last day of such period, minus (iv) the amount, if any, which, in the determination of Consolidated Net Income for such period, has been included in respect of income or gain from Asset Dispositions of Holdings and its Consolidated Subsidiaries, minus (v) the aggregate amount (without duplication and in each case except to the extent paid, directly or indirectly, with proceeds of any Equity Issuance or Debt Issuance (other than Revolving Loans) by any Group Company) of (A) cash payments during such period in respect of Consolidated Capital Expenditures, (B) cash payments during such period in respect of Permitted Business Acquisitions allowed under Section 7.06(a)(xiii), other permitted Investments allowed under Section 7.06(a)(xxi) and Permitted Joint Ventures allowed under Section 7.06(a)(xvii), (C) permitted optional prepayments of Debt (other than Loans) during such period, (D) earn-out payments paid in cash during such period, (E) the aggregate amount of all Restricted Payments actually paid in cash in accordance with this Agreement by Holdings during such period, (F) up to $5,000,000 in financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses of the Borrower incurred as a result of any actual or proposed Permitted Business Acquisition and actually paid in cash by Holdings and its Consolidated Subsidiaries during such period, in each case to the extent added to Consolidated Net Income in the determination of Consolidated EBITDA for such period, (G) Consolidated Cash Interest Expense and, without duplication and only to the extent included in Consolidated Interest Expense for such period, any expenses identified in clauses (i) through (vi) of the definition of Consolidated Cash Interest Expense actually paid in cash by Holdings and its Consolidated Subsidiaries during such period, (H) Consolidated Cash Tax Expense actually paid by Holdings and its Consolidated Subsidiaries during such period in respect of any period ending on or after the Closing Date and (I) Consolidated Scheduled Debt Payments actually paid by Holdings and its Consolidated Subsidiaries during such period minus (vi) all cash extraordinary, unusual or non-recurring losses, if any, during such period (whether or not accrued in such period), minus (vii) the increase, if any, in Consolidated Adjusted Working Capital from the first day to the last day of such period, minus (viii) to the extent included in the determination of Consolidated EBITDA for such period, amounts (whether positive or negative) derived from changes in foreign currency exchange rates during such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Asset Disposition” means an Asset Disposition permitted pursuant to Section 7.05 other than Asset Dispositions pursuant to Sections 7.05 (iv), (vii), (xii) and (xvi).

“Excluded Taxes” means with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) income or franchise taxes imposed on (or measured by) its net income and any United States backup withholding taxes, in each case as a result of a present or former connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent’s or Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Finance Document), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (iii) in the case of any Borrowing with respect to any Lender (other than an Eligible Assignee pursuant to a request by a Borrower under Section 2.10(d)), any withholding tax imposed by the United States or any political subdivision therein or thereof that is (A) imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a) or (B) attributable to such Lender’s failure to comply (other than as a result of a Change in Law) with Section 3.01(d) and the second to last sentence of Section 10.06(c), or such Lender’s failure to comply with Sections 1471 through 1474 of the Code or any regulations promulgated thereunder (the “FATCA”) to establish an exemption from withholding thereunder.

“Existing Letters of Credit” means the letters of credit that were issued before the Closing Date and described by the date of issuance, letter of credit number, undrawn amount, names of beneficiary and date of expiry on Schedule 2.05, and “Existing Letter of Credit” means any one of them.

“Federal Funds Rate” means for any day the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Finance Documents” means this Agreement, the Notes, the Guaranty, the Collateral Documents, each Perfection Certificate, the Intercompany Notes, the Borrower Assumption Agreement, each Accession Agreement and each LC Document, collectively, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto, in each case as the same may be amended, modified or supplemented from time to time.

“Finance Parties” means each Lender, each Derivatives Creditor, each Agent and each Indemnitee and their respective successors and assigns.

“Finance Obligations” means, at any date, (i) all Senior Obligations (ii) all Derivatives Obligations of a Credit Party permitted hereunder owed or owing to any Derivatives Creditor and (iii) all Banking Product Obligations permitted hereunder.

“Financial Asset” has the meaning set forth in Article 8 of the UCC.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained or formerly established or maintained outside the United States by any Group Company primarily for the benefit of employees of any Group Company residing outside the United States, which plan, fund or other similar program provides or provided, or results or resulted in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means with respect to any Person any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Funded Debt” means, with respect to any Person, all Debt (including current maturities) of such Person (including, in respect of the Credit Parties, the Senior Obligations) that by its terms matures more than one year after the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date.

“GAAP” means at any time generally accepted accounting principles as then in effect in the United States, applied on a basis consistent (except for changes with which Holdings’ independent public accountants have concurred) with the most recent audited consolidated financial statements of Holdings and its Consolidated Subsidiaries previously delivered to the Lenders.

“Government Acts” has the meaning set forth in Section 2.05(k)(i).

“Governmental Authority” means any federal, state, local, provincial or foreign government, authority, agency, central bank, quasi-governmental or regulatory authority, court or other body or entity, and any arbitrator with authority to bind a party at law.

“Group Company” means any of OH Holdings, Holdings, Intermediate Holdings, HGI or their respective Subsidiaries (regardless of whether or not consolidated with OH Holdings or the Borrower for purposes of GAAP), and “Group Companies” means all of them, collectively.

“Guarantor” means each of OH Holdings and each Subsidiary Guarantor.

“Guaranty” means the Guaranty dated as of the Closing Date by OH Holdings, Holdings, Intermediate Holdings, HGI and the Subsidiary Guarantors in favor of the Administrative Agent, as amended, modified or supplemented from time to time.

“Guaranty Obligation” means, with respect to any Person, without duplication, any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guarantying, intended to guaranty, or having the economic effect of guarantying, any Debt or other obligation of any other Person in any manner, whether direct or indirect, and including any obligation, whether or not contingent, (i) to purchase any such Debt or other obligation or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Debt or other obligation of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Debt or other obligation or (iv) to otherwise assure or hold harmless the owner of such Debt or obligation against loss in respect thereof, it being understood and agreed that indemnification and similar reimbursement obligations entered into in the ordinary course of business in favor of the obligor on any such Debt or other obligation which are not enforceable by any holder of such Debt or other obligation and which do not otherwise constitute Debt hereunder shall not be deemed to constitute Guaranty Obligations for purposes of this Agreement and the other Finance Documents. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the lesser of the outstanding principal amount or maximum principal amount of the Debt or other obligation in respect of which such Guaranty Obligation is made.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic materials, substances, wastes or other pollutants, or environmental contaminants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other materials, substances or wastes of any nature regulated pursuant to any Environment Law.

“HGI” has the meaning set forth in the Preamble.

“Holdings” has the meaning set forth in the Preamble.

“Increased Amount Date” has the meaning set forth in Section 2.15(a).

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitee” has the meaning set forth in Section 10.05.

“Insignificant Subsidiaries” means (i) as of the Closing Date, the Subsidiaries of Holdings listed on Schedule 1.01F hereto and, thereafter, (ii) any Subsidiary of OH Holdings which is formed or acquired after the Closing Date and designated as such by the Borrower; provided, however, that no Subsidiary of OH Holdings may (including those listed on Schedule 1.01F hereto) remain, or be designated, as an Insignificant Subsidiary if the assets of such Subsidiary, when taken together with all assets of all other Insignificant Subsidiaries at such time, exceed the lesser of (i) 3% of Consolidated Total Assets or (ii) $7,500,000 in asset value.

“Insurance Proceeds” means all insurance proceeds (other than business interruption insurance proceeds), damages, awards, claims and rights of action with respect to any Casualty.

“Intellectual Property” means (i) all Patents, Trademarks, Copyrights, Software, Licenses, rights in intellectual property, goodwill, trade secrets, confidential or proprietary technical and business information, know-how, show-how, domain names, mask works, customer lists, vendor lists, subscription lists, data bases and related documentation, registrations, franchises and all other intellectual property rights, (ii) all rights to income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements, dilutions, misappropriations, or other violations thereof, and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Intercompany Note” means a promissory note contemplated by Section 7.06(a)(ix), substantially in the form of Exhibit G hereto, and “Intercompany Notes” means any two or more of them.

“Interest Coverage Ratio” means for any period the ratio of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense for such period, provided however, that all cash interest payments that were paid under the Junior Debentures during any such period (including cash payments of interest accruing in prior periods) shall be excluded from Consolidated Cash Interest Expense for the purpose of calculating the Interest Coverage Ratio.

“Interest Payment Date” means (i) as to Base Rate Loans, the last day of each March, June, September and December and the Maturity Date for such Loans and (ii) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date for such Loans, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also the date three months from the beginning of the Interest Period and each three months thereafter unless a Default or Event of Default is then in existence, in which case, such dates shall be the date one month from the beginning of the Interest Period and each month thereafter.

“Interest Period” means with respect to each Eurodollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Extension/Conversion and ending one, two, three, six or, if available to all of the Lenders, and such Lenders give their prior written consent, nine or twelve months thereafter, as the Borrower may elect in the applicable notice; provided that:

(i)    any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to clause (v) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)    any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii)    no Interest Period in respect of Term Loans may be selected which extends beyond a Principal Amortization Payment Date for such Loans unless, after giving effect to the selection of such Interest Period, the aggregate principal amount of Term Loans which are comprised of Base Rate Loans together with such Term Loans comprised of Eurodollar Loans with Interest Periods expiring on or prior to such Principal Amortization Payment Date are at least equal to the aggregate principal amount of Term Loans due on such date;

(iv)    with respect to Revolving Loans and Term Loans, no Interest Period in excess of one month may be elected at any time when a Default or an Event of Default is then in existence; and

(v)    no Interest Period shall be elected which would end after the Maturity Date for such Loans.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Intermediate Holdings” has the meaning set forth in the Preamble.

“Investment” in any Person means (i) the acquisition (whether for cash, property, services, assumption of Debt, securities or otherwise) of assets, shares of Capital Stock, bonds, notes, debentures, time deposits or other securities of such Person, (ii) any deposit with, or advance, loan or other extension of credit to or for the benefit of such Person (other than deposits made in connection with the purchase of equipment or inventory in the ordinary course of business), (iii) any other capital contribution to or investment in such Person, including by way of Guaranty Obligations of any Debt or other obligation of such Person, any support for a letter of credit issued on behalf of such Person incurred for the benefit of such Person or any release, cancellation, compromise or forgiveness in whole or in part of any Debt owing by such Person or (iv) any Business Acquisition. The outstanding amount of any Investment shall be deemed to equal the difference of (a) the aggregate initial amount of such Investment less (b) all returns of principal thereof or capital with respect thereto and all dividends and other distributions of income received in respect thereof and all liabilities expressly assumed by another Person (and with respect to which Holdings and its Subsidiaries, as applicable, shall have received a novation) in connection with the sale of such Investment.

“Issuing Lender” means (i) Barclays Bank PLC and PNC Bank, National Association, each as an issuer of Letters of Credit (other than Existing Letters of Credit) and their respective successors in such capacity and (ii) PNC Bank, National Association, as issuer of each Existing Letter of Credit.

“Joinder Agreement” means an agreement substantially in the form of Exhibit O hereto.

“Junior Debentures” mean the junior subordinated debentures issued by Holdings to The Hillman Group Capital Trust (the “Junior Debentures Holders”) pursuant to the Junior Debentures Indenture, as such Junior Debentures may be amended, modified or supplemented from time to time in accordance with the provisions thereof and the limitations set forth herein.

“Junior Debentures Documents” means the Junior Debentures Indenture, in each case including all exhibits and schedules thereto, and all other agreements, documents and instruments relating to the Junior Debentures, in each case as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Agreement.

“Junior Debentures Indenture” means the indenture dated September 5, 1997 between Holdings (as successor to the original issuer thereunder) and The Bank of New York as the trustee, as such Junior Debentures Indenture may be amended, modified or supplemented from time to time.

“Law” means any international, foreign, Federal, state or local statute, treaty, rule, guideline, regulation, ordinance, code, or administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Cash Collateral Account” has the meaning set forth in the Security Agreement.

“LC Commitment” means the commitment of the Issuing Lender to issue Letters of Credit in an aggregate face amount at any one time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the LC Committed Amount.

“LC Committed Amount” has the meaning set forth in Section 2.05(b).

“LC Disbursements” means a payment or disbursement made by the Issuing Lender pursuant to a Letter of Credit in accordance with this Agreement.

“LC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor and any agreements, instruments, guaranties or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“LC Exposure” means, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC disbursements relating to Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its pro rata percentage of the total LC Exposure at such time.

“LC Obligations” means at any time the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit assuming compliance with all requirements for drawings referred to in such Letters of Credit plus, without duplication the aggregate amount of all LC Disbursements not yet reimbursed by the Borrower in respect of drawings under Letters of Credit, including any portion of any such obligation to which a Lender has become subrogated pursuant to Section 2.05.

“Lead Arrangers” means Barclays Capital, the investment banking division of Barclays Bank PLC and Morgan Stanley Senior Funding, Inc., in their capacities as joint lead arrangers.

“Leaseholds” means with respect to any Person all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” means each bank or other lending institution listed in the Register, each Eligible Assignee that becomes a Lender pursuant to Section 10.06(b) and their respective successors and shall include, as the context may require, the Swingline Lender in such capacity and the Issuing Lender in such capacity.

“Letter of Credit” means any Existing Letter of Credit and any letter of credit issued hereunder by the Issuing Lender at any time on or after the Closing Date.

“Letter of Credit Fee” means the fees charged under Section 2.11(b)(i).

“Letter of Credit Request” has the meaning set forth in Section 2.05(c).

“License” means any Patent License, Trademark License, Copyright License Software License or other license or sub-license of rights in Intellectual Property, or any other agreement providing for a covenant not to sue for infringement, misappropriation, dilution or other violation of any Intellectual Property.

“Lien” means, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, lien (statutory or other) or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction). Solely for the avoidance of doubt, neither the filing of a Uniform Commercial Code financing statement that is a protective lease filing in respect of an operating lease that does not constitute a security interest in the leased property or otherwise give rise to a Lien nor the filing of a Uniform Commercial Code financing statement in respect of consigned goods that does not constitute a security interest in the consigned goods or otherwise give rise to a Lien shall constitute a Lien solely on account of being filed in a public office.

“Limited Recourse Debt” means with respect to any Person, Debt to the extent: (i) such Person (A) provides no credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (B) is not directly or indirectly liable as a guarantor or otherwise or (C) does not constitute the lender; and (ii) no default with respect thereto would permit upon notice, lapse of time or both any holder of any other Debt (other than the Loans or the Notes) of such Person to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Loan” means a Revolving Loan, a Term Loan, a New Term Loan or a Swingline Loan (or a portion of any Revolving Loan, Term Loan, New Term Loan or Swingline Loan), individually or collectively as appropriate; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Extension/Conversion, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Management Group” means the Persons identified on Schedule 1.01D.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means (A) for purposes of the condition precedent in Section 4.01(q) and the representation and warranty in Section 5.08 (but only to the extent such representation and warranty is made on the Closing Date), any event, occurrence, circumstance, development, condition, fact, change or effect has had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the assets, liabilities, financial condition or results of operations of Holdings and its subsidiaries, taken as a whole, or that materially impairs the ability of Holdings to consummate the transactions contemplated by the Acquisition Agreement, but shall exclude any event, occurrence, circumstance, development, condition, fact, change or effect resulting or arising from: (i) any change in any Laws or GAAP (each as defined in the Acquisition Agreement) or any interpretation thereof, to the extent Holdings is not disproportionately affected thereby relative to other Persons (as defined in the Acquisition Agreement) in the business in which Holdings operates; (ii) any change in U.S. or global general economic conditions or economic, financial, market or political conditions, including interest rates, exchange rates, securities or commodity prices, in each case, to the extent Holdings is not disproportionately affected thereby relative to other Persons in the business in which Holdings operates; (iii) any change in the industries or markets in which Holdings or any of its subsidiaries operates, but only (a) if such changes are not specifically related to Holdings or any subsidiary and (b) to the extent Holdings is not disproportionately affected thereby relative to other Persons in the business in which Holdings operates; (iv) the entry into, announcement or consummation of the Acquisition Agreement and/or the transactions contemplated thereby; (v) the effect of any natural disaster, war, act of terrorism, civil unrest or similar event that does not disproportionately impact Holdings relative to other Persons in the business in which Holdings operates; (vi) any action taken or any omission to act by Holdings or any of its subsidiaries, in each case, with the consent of Holdings and (B) for all other purposes of this Agreement, (i) any material adverse effect upon the business, operations, assets, condition (financial or otherwise) or liabilities (contingent or otherwise) of Holdings and its Consolidated Subsidiaries, taken as a whole, (ii) a material adverse effect on the ability of a Credit Party to consummate the transactions contemplated hereby to occur on the Closing Date or (iii) a material impairment of the rights and remedies of the Lenders in the aggregate under any Finance Document.

“Maturity Date” means the Revolving Loan Maturity Date or the Term Loan Maturity Date, as applicable.

“Merger Sub” has the meaning set forth in the Preamble.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Mortgage” means in the case of owned real property interests, a mortgage or deed of trust, substantially in the form of, or otherwise substantially identical in substance to the provisions of, Exhibit F hereto (with such changes as may be reasonably satisfactory to the Collateral Agent to account for local law matters), among any Credit Party, the Collateral Agent and one or more trustees, as the same may be amended, modified or supplemented from time to time.

“Mortgage Policies” has the meaning set forth in Section 4.01(k) hereto.

“Mortgaged Properties” means the real property interests of Holdings and its Subsidiaries described in Schedule 4.01(k) hereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(i)    with respect to any Asset Disposition, (other than an Asset Disposition consisting of a lease where one or more Group Companies is acting as lessor, entered into in the ordinary course of business), Casualty or Condemnation, (A) the gross amount of all cash proceeds (including Insurance Proceeds and Condemnation Awards in the case of any Casualty or Condemnation, except to the extent and for so long as such Insurance Proceeds or Condemnation Awards constitute Reinvestment Funds or unless such Insurance Proceeds or Condemnation

Awards are to be used for repair, restoration or replacement pursuant to plans approved by the Required Lenders) actually paid to or actually received by any Group Company in respect of such Asset Disposition, Casualty or Condemnation (including any cash proceeds received as income or other proceeds of any noncash proceeds of any Asset Disposition, Casualty or Condemnation as and when received), less (B) the sum of (w) the amount, if any, of all taxes (other than income taxes) and all income taxes (as estimated in good faith by the applicable financial or accounting officer of Holdings giving effect to the overall tax position of Holdings and its Subsidiaries), and customary fees, brokerage fees, legal fees, commissions, costs and other expenses (other than those payable to any Group Company or to Affiliates of any Group Company) that are incurred in connection with such Asset Disposition, Casualty or Condemnation and are payable by any Group Company, but only to the extent not already deducted in arriving at the amount referred to in clause (i)(A) above, (x) all appropriate amounts that must be set aside as a reserve in accordance with GAAP against any liabilities associated with such Asset Disposition, Casualty or Condemnation, (y) if applicable, the amount of any Debt secured by a Permitted Lien that has been repaid or refinanced in accordance with its terms with the proceeds of such Asset Disposition, Casualty or Condemnation; and (z) any payments to be made by any Group Company as agreed between such Group Company and the purchaser of any assets subject to an Asset Disposition, Casualty or Condemnation in connection therewith; and

(ii)    with respect to any Equity Issuance or Debt Issuance, the gross amount of cash proceeds paid to or received by any Group Company in respect of such Equity Issuance or Debt Issuance as the case may be (including cash proceeds subsequently as and when received at any time in respect of such Equity Issuance or Debt Issuance from non-cash consideration initially received or otherwise), net of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses incurred by any Group Company in connection therewith (other than those payable to any Group Company or to any Affiliate of any Group Company).

“New Lender” has the meaning set forth in Section 2.15(b).

“New Term Loan Commitment” has the meaning set forth in Section 2.15(a).

“New Term Loans” has the meaning set forth in Section 2.15(a).

“New Term Loan Commitment Percentage” means, for each New Lender, the percentage obtained by taking the outstanding principal balance of the New Term Loans held by such New Lender and dividing same by the aggregate outstanding principal balance of the New Term Loans of all Lenders, as such percentage is identified for each Lender as its New Term Commitment Percentage in the Register, or in the Applicable Assignment and Assumption, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.06(b).

“Non-Renewal Notice Date” has the meaning set forth in Section 2.05(c).

“Note” means a Revolving Note, a Term Note or a Swingline Note, and “Notes” means any combination of the foregoing.

“Notice of Borrowing” means a request by the Borrower for a Borrowing, substantially in the form of Exhibit A-1 hereto.

“Notice of Extension/Conversion” has the meaning set forth in Section 2.07(a).

“OH Holdings” has the meaning set forth in the Preamble.

“Operating Lease” means, as applied to any Person, a lease (including leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Pro Forma Adjustments” means, with respect to Consolidated EBITDA, additional good faith pro forma adjustments (as certified by the chief financial officer or treasurer of the Borrower) arising out of cost savings initiatives attributable to the applicable transaction and additional cost savings associated with the combination of the operations of the applicable acquired or disposed Person or assets with the operations of the Borrower and its Subsidiaries, in each case, being given pro forma effect in accordance with the definition of “Pro Forma Basis”, including (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reduction of costs from the consolidation of operations and streamlining of corporate overhead (taking into account, for purposes of determining such compliance, the historical financial statements of the acquired or disposed Person or assets and the consolidated financial statements of the Borrower and its Subsidiaries, assuming the applicable transaction, and all other transactions that have been occurred during the applicable period and any Debt or other liabilities repaid or incurred in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Debt to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Debt as at the relevant date of determination); provided, that such Other Pro Forma Adjustments shall at no time exceed 5.00% of total Consolidated EBITDA for the last four consecutive fiscal quarters of Holdings and its Consolidated Subsidiaries for which financial statements have been delivered pursuant to Section 6.01(a) and (b).

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Owned Mortgaged Property” and “Owned Mortgaged Properties” have the respective meanings set forth in Section 4.01(k).

“Participation Interest” means a Credit Extension by a Lender by way of a purchase of a participation interest in LC Obligations as provided in Section 2.05(e), in Swingline Loans as provided in Section 2.01(c)(vi) or in any Loans as provided in Section 2.13.

“Patent” means any of the following: (i) all letters patent and design letters patent of the United States or any other country; (ii) all applications filed or in preparation for filing for letters patent and design letters patent of the United States or any other country including applications in the United States Patent and Trademark Office or in any similar office or agency of the United States or any other country or political subdivision thereof; (iii) all reissues, divisions, continuations, continuations-in-part, revisions, renewals or extensions thereof; (iv) all claims for, and rights to sue for, past, present or future infringement of any of the foregoing; (v) all rights to income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements thereof and payments and damages under all Patent Licenses in connection therewith; and (vi) all rights corresponding to any of the foregoing whether arising under the laws of the United States or any foreign country or otherwise.

“Patent License” means any agreement now or hereafter in existence granting to any Credit Party any right, whether exclusive or non-exclusive, with respect to any Person’s patent or any invention now or hereafter in existence, whether or not patentable, or pursuant to which any Credit Party has granted to any other Person, any right, whether exclusive or non-exclusive, with respect to any Patent or any invention now or hereafter in existence, whether or not patentable and whether or not a Patent or application for Patent is in or hereafter comes into existence on such invention.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

“Perfection Certificate” means a certificate, substantially in the form of Exhibit E to this Agreement, completed and supplemented with the schedules and attachments contemplated thereby and duly executed by a Responsible Officer of such Credit Party.

“Permit” means any license, permit, franchise, right or privilege, certificate of authority or order, or any waiver of the foregoing, issued or issuable by any Governmental Authority.

“Permitted Business Acquisition” means a Business Acquisition; provided that:

(i)    the Equity Interests or property or assets acquired in such acquisition relate to a line of business similar to the business of the Borrower or any of its Subsidiaries engaged in on the Closing Date or reasonably related or ancillary or complimentary thereto;

(ii)    the representations and warranties made by the Credit Parties in each Finance Document shall be true and correct in all material respects at and as of the date of such acquisition (as if made on such date after giving effect to such acquisition), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects at and as of such earlier date);

(iii)    the Administrative Agent or the Collateral Agent, as applicable, shall have received all items in respect of the Equity Interests or property or assets acquired in such acquisition (and/or the seller thereof) required to be delivered by Section 6.10;

(iv)    in the case of an acquisition of the Equity Interests of another Person, (A) except in the case of the incorporation of a new Subsidiary, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and (B) the Equity Interests so acquired shall constitute 100% of the total Equity Interests of the issuer thereof (it being understood that, subject to the limitations set forth in Section 7.06(a)(x) and other provisions of this Agreement, the foregoing restriction shall not prohibit the acquisition of a Person which itself has non-Wholly-Owned Subsidiaries);

(v)    no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such acquisition, and Holdings shall have delivered to the Administrative Agent a Pro-Forma Compliance Certificate demonstrating that, upon giving effect to such acquisition on a Pro-Forma Basis, (A) Holdings shall be in compliance with all of the financial covenants set forth in Section 7.16 hereof as of the last day of the most recent period of four consecutive fiscal quarters of Holdings which precedes or ends on the date of such acquisition and with respect to which the Administrative Agent has received the consolidated financial information required under Section 6.01(a) and (b) and the certificate required by Section 6.01(c), (B) the following tests shall be met:

(1)    Total Leverage Ratio. The Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of Holdings and its Consolidated Subsidiaries ending on the last day of any calendar quarter ending during any period described below, in each case for the period of four consecutive fiscal quarters of Holdings and its Consolidated Subsidiaries then ended, taken as a single accounting period, may not be greater than the ratio set forth below opposite the period during which such fiscal quarter ends:

Fiscal Quarters Ended During	Ratio
7/1/10 through 12/31/10	6.50:1.00
1/1/11 through 3/31/11	6.25:1.00
4/1/11 through 12/31/11	6.00:1.00
1/1/12 through 3/31/12	5.75:1.00
4/1/12 through 12/31/12	5.50:1.00
1/1/13 through 3/31/13	5.25:1.00
4/1/13 through 6/30/13	5.00:1.00
7/1/13 through 12/31/13	4.75:1.00
Thereafter	4.25:1.00

(2)    Interest Coverage Ratio.    The Interest Coverage Ratio as of the last day of the most recently ended fiscal quarter of Holdings and its Consolidated Subsidiaries ending on the last day of any calendar quarter ending during any period described below, in each case for the period of four consecutive fiscal quarters of Holdings and its Consolidated Subsidiaries then ended, taken as a single accounting period, may not be less than the ratio set forth below opposite the period during which such fiscal quarter ends:

Fiscal Quarters Ended During	Ratio
7/1/10 through 12/31/12	2.25:1.00
1/1/13 through 3/31/14	2.50:1.00
Thereafter	2.75:1.00

(3)    Secured Leverage Ratio.    The Secured Leverage Ratio as of the last day of the most recently ended fiscal quarter of Holdings and its Consolidated Subsidiaries ending on the last day of any calendar quarter ending during any period described below, in each case for the period of four consecutive fiscal quarters of Holdings and its Consolidated Subsidiaries then ended, taken as a single accounting period, may not be greater than the ratio set forth below opposite the period during which such fiscal quarter ends:

Fiscal Quarters Ended During	Ratio
7/1/10 through 9/30/10	4.25:1.00
10/1/10 through 3/31/11	4.00:1.00
4/1/11 through 9/30/11	3.75:1.00
10/1/11 through 6/30/12	3.50:1.00
7/1/12 through 12/31/12	3.25:1.00
1/1/13 through 3/31/13	3.00:1.00
Thereafter	2.75:1.00

(vi)    after giving effect to such acquisition, the Revolving Committed Amount plus the aggregate amount of all cash and Cash Equivalents of the Credit Parties not subject to Liens (other than Liens in favor of the Collateral Agent and Liens permitted under Section 7.02(xv)) shall be at least $7,500,000 greater than the aggregate Revolving Outstandings; and

(vii)    the aggregate consideration (including cash, earn-out payments (to the extent required to be reserved for under GAAP), assumption and/or incurrence of Debt, Debt Equivalents and non-cash consideration for all such Business Acquisitions occurring after the Closing Date but excluding Qualified Equity Interests) shall not exceed $150,000,000; provided that any incurrence of Debt in connection with such acquisitions shall be permitted under Section 7.01(iv), (xi) or (xvii) and any assumption of Debt in connection with such acquisitions shall be permitted under Section 7.01(iv).

“Permitted Encumbrances” means (i) those liens, encumbrances and other matters affecting title to any Mortgaged Property listed as exceptions in the Mortgage Policies in respect thereof (or under which the Collateral Agent has received affirmative coverage with respect thereto), (ii) zoning restrictions, building codes, land use and other similar laws and municipal ordinances, (iii) such other items to which the Collateral Agent may consent (such consent not to be unreasonably withheld) and (iv) encumbrances, easements, rights of way, licenses, reservations, covenants, conditions, waivers, restrictions, encroachments and other survey defects and other matters affecting title to any Mortgaged Property that would not result in a Material Adverse Effect.

“Permitted Joint Venture” means a joint venture, in the form of a corporation, limited liability company, business trust, joint venture, association, company or partnership, entered into by the Borrower or any of its Subsidiaries which (i) is engaged in a line of business related, ancillary or complementary to those engaged in by the Borrower and its Subsidiaries and (ii) is formed or organized in a manner that limits the exposure of the Borrower and its Subsidiaries for the liabilities thereof to (A) the Investments of the Borrower and its Subsidiaries therein permitted under Section 7.06(a)(xvii) and (B) any Debt of any Permitted Joint Venture or any Guaranty Obligations by the Borrower or any of its Subsidiaries in respect of such Debt, which Debt or Guaranty Obligations are permitted at the time under Section 7.01.

“Permitted Investors” means the collective reference to the Sponsor and the Management Group.

“Permitted Liens” has the meaning set forth in Section 7.02.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust or an unincorporated association or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Sections 412 or 430 of the Code maintained or formerly maintained by or contributed or formerly contributed to by any Group Company or any ERISA Affiliate, including a Multiemployer Plan.

“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date among OH Holdings, Holdings, Intermediate Holdings, the Borrower, the Subsidiary Guarantors and the Collateral Agent, as amended, supplemented or modified from time to time.

“Pledged Collateral” means the “Collateral” as defined in the Pledge Agreement.

“Preferred Stock” means, as applied to the Equity Interests of a Person, Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Equity Interests of any other class of such Person.

“Prepayment Account” has the meaning set forth in Section 2.09(b)(vii).

“Prime Rate” means, for any day, a rate per annum equal to the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein or any similar release by the Federal Reserve Board.

“Principal Amortization Payment” means a scheduled principal payment on the Term Loan pursuant to Section 2.08(b).

“Principal Amortization Payment Date” means the last Business Day of each calendar quarter, commencing with the first such date occurring at least three months after the Closing Date and ending on the Term Loan Maturity Date.

“Pro-Forma Basis” means, for purposes of calculating compliance of any transaction with any provision hereof, that the transaction in question shall be deemed to have occurred as of the first day of the most recent period of four consecutive fiscal quarters of Holdings which precedes or ends on the date of such transaction and with respect to which the Administrative Agent has received the financial information for Holdings and its Consolidated Subsidiaries required under Section 6.01(a) and (b), as applicable, and the certificate required by Section 6.01(c) for such period. As used in this definition, “transaction” means (i) any incurrence or assumption by a Group Company of Attributable Debt in respect of a Sale/Leaseback Transaction under Section 7.13, (ii) any Permitted Business Acquisition referred to in Section 7.06(a)(xiii) or in clause (v) of the definition of “Permitted Business Acquisition” set forth in Section 1.01, (iii) any Asset Disposition referred to in Section 7.05(xiv), or (iv) any computation of Consolidated EBITDA under the circumstances contemplated by the second sentence of the definition thereof. In connection with any calculation of the financial covenants set forth in Section 7.16 upon giving effect to a transaction on a “Pro-Forma Basis”, (i) any Debt incurred or any Equity Interests issued, and any related repayment of Debt, by OH Holdings or any of its Subsidiaries in connection with such transaction (or any other transaction which occurred during the relevant four fiscal quarter period) shall be deemed to have been incurred as of the first day of the relevant four fiscal-quarter period, (ii) if such Debt has a floating or formula rate, then the rate of interest for such Debt for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Debt as at the relevant date of such calculations, (iii) income statement items (whether positive or negative) attributable to all property acquired in such transaction or to the Investment comprising such transaction, as applicable, shall be included as if such transaction has occurred as of the first day of the relevant four-fiscal-quarter period, (iv) such other pro forma adjustments which would be permitted or required by Regulation S-X or S-K under the Securities Act shall be taken into account, and (v) Other Pro Forma Adjustments.

“Pro-Forma Compliance Certificate” means a certificate of the chief financial officer or chief accounting officer of Holdings delivered to the Administrative Agent in connection with any “transaction” as defined in the definition of “Pro-Forma Basis” and containing reasonably detailed calculations, upon giving effect to the applicable transaction on a Pro-Forma Basis, of the Interest Coverage Ratio, Secured Leverage Ratio and the Total Leverage Ratio as of the last day of the most recent period of four consecutive fiscal quarters of Holdings which precedes or ends on the date of the applicable transaction and with respect to which the Administrative Agent shall have received the consolidated financial information for Holdings and its Consolidated Subsidiaries required under Section 6.01(a) or (b), as applicable, and the certificate required by Section 6.01(c) for such period.

“Purchase Money Debt” means Debt of OH Holdings or any of its Subsidiaries incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of OH Holdings or such Subsidiary; provided that such Debt is incurred within 365 days after such property is acquired or, in the case of improvements, constructed.

“Qualified Equity Interests” any Equity Interest that is not a Debt Equivalent.

“Qualifying Equity Issuance” means (i) any Equity Issuance by OH Holdings, to, or any receipt by OH Holdings of a capital contribution from Permitted Investors and any other Person holding Equity Interests, directly or indirectly, of OH Holdings, on the Closing Date and any subsequent holders of preemptive rights in respect of Equity Interests of OH Holdings, the Net Cash Proceeds of which are contributed immediately, directly or indirectly, to the common equity of the Borrower, (ii) grants of stock of OH Holdings or options to acquire stock of OH Holdings to the management of Holdings and its Subsidiaries and (iii) the issuance by OH Holdings, for cash of its common Equity Interests to the Sponsor or any other Person if: (A) 100% of the proceeds of such issuance shall be immediately contributed, directly or indirectly, by OH Holdings, to the Borrower; (B) after giving effect thereto, no Change of Control shall have occurred; (C) such stock shall be issued in a private placement exempt from registration under the Securities Act; (D) the proceeds thereof shall be used (without duplication) only (w) to make Consolidated Capital Expenditures, (x) to make Investments in Foreign Subsidiaries and non-Wholly-Owned Domestic Subsidiaries pursuant to Section 7.06(a)(x), Permitted Business Acquisitions pursuant to Section 7.06(a)(xiv), Investments in Permitted Joint Ventures pursuant to Section 7.06(a)(xviii) and other Investments pursuant to Section 7.06(a)(xxii), (y) to repay Debt of the Borrower and its Subsidiaries or (z) to make Restricted Payments pursuant to Section 7.07(viii), and in any event the proceeds thereof shall not be used to repay any Subordinated Debt or to make any Restricted Payment other than Restricted Payments expressly permitted pursuant to Section 7.07(viii); (E) within five Business Days after such issuance, OH Holdings shall have delivered to the Administrative Agent a certificate of the chief financial officer or chief accounting officer of OH Holdings (in each case) attesting to the satisfaction of the foregoing conditions, describing the uses of the proceeds of such issuance and attesting that such use shall not constitute a Default or an Event of Default; and (F) such proceeds shall be used within 30 days after such issuance as described in such certificate.

“Real Property” means, with respect to any Person, all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Refinanced Agreements” means those instruments, documents and agreements listed on Schedule 1.01C.

“Refunded Swingline Loan” has the meaning set forth in Section 2.01(c).

“Register” has the meaning set forth in Section 10.06(d).

“Regulation D, T, U or X” means Regulation D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.

“Regulation S-X” means Regulation S-X under the Securities Act, as amended, or any successor regulation.

“Reinvestment Funds” means, with respect to any Insurance Proceeds or any Condemnation Award, that portion of such funds as shall, according to a certificate of a Responsible Officer of Holdings delivered to the Administrative Agent within 30 days after an executive officer of Holdings becoming aware of the occurrence of the Casualty or Condemnation giving rise thereto, be reinvested or contractually committed to be reinvested within one year after the date of receipt of such Insurance Proceeds or Condemnation Award in the repair, restoration or replacement of the properties that were the subject of such Casualty or Condemnation or in other tangible assets of a like nature used or useful in the ordinary course of business of the Borrower and its Subsidiaries; provided that such certificate shall be accompanied by evidence reasonably satisfactory to the Administrative Agent that any property subject to such Casualty or Condemnation has been or will be repaired, restored or replaced to, or better than, its condition immediately prior to such Casualty or Condemnation, or that such Insurance Proceeds or Condemnation Awards have otherwise been reinvested in tangible assets of a like nature used or useful in the ordinary course of business of Holdings and its Subsidiaries, (iii) at the request of the Collateral Agent or the Administrative Agent, pending such reinvestment in the case of Insurance Proceeds or Condemnation Awards in excess of $5,000,000, the entire amount of such proceeds shall either be used to repay Revolving Loans or be deposited in an Approved Deposit Account and (iv) from and after the date of delivery of such certificate, Holdings or one or more of its Subsidiaries shall diligently proceed, in a commercially reasonable manner, to complete the repair, restoration or replacement of the properties that were the subject of such Casualty or Condemnation or otherwise reinvest such Insurance Proceeds or Condemnation Awards as described in such certificate; and provided, further, that, if any of the foregoing conditions shall cease to be satisfied at any time, such funds shall no longer be deemed Reinvestment Funds and such funds shall immediately be applied to prepayment of the Loans in accordance with Section 2.09(b); and provided, further, that any funds not so reinvested within such one year period shall immediately be applied to the payment of the Loans in accordance with Section 2.09(b).

“Replacement Date” has the meaning set forth in Section 2.10(d).

“Required Lenders” means Lenders (other than Sponsor Affiliated Lenders) whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the Credit Exposure of all Lenders (other than Sponsor Affiliated Lenders) at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders such Lender and the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term “Credit Exposure” as applied to each Lender shall mean (i) at any time prior to the termination of the Commitments, the sum of (A) the Revolving Commitment Percentage of such Lender multiplied by the Revolving Committed Amount plus (B) the Term Commitment Percentage of such Lender multiplied by the aggregate principal amount of the Term Loans outstanding at such time (other than Term Loans held by Sponsor Affiliated Lenders) plus (C) the New Term Loan Commitment Percentage of such Lender multiplied by the aggregate principal amount of the New Term Loans (other than New Term Loans held by Sponsor Affiliated Lenders), and (ii) at any time after the termination of the Commitments, the sum of (A) the aggregate amount of the outstanding Loans of such Lender plus (B) such Lender’s Participation Interests in all LC Obligations and Swingline Loans.

“Required Revolving Lenders” means Lenders whose aggregate Revolving Credit Exposure (as hereinafter defined) constitutes more than 50% of the Revolving Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Revolving Lenders such Lender and the aggregate principal amount of Revolving Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term “Revolving Credit Exposure” as applied to each Lender shall mean (i) at any time prior to the termination of the Revolving Commitments, the Revolving Commitment Percentage of such Lender multiplied by the Revolving Committed Amount, and (ii) at any time after the termination of the Revolving Commitments, the sum of (A) the principal balance of the outstanding Revolving Loans of such Lender plus (B) such Lender’s Participation Interests in all LC Obligations.

“Responsible Officer” means the chief executive officer, president, senior vice president, vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding, (iv) management or similar fees payable by any Group Company to the Sponsor or any of its Affiliates and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance) sinking fund or similar payment with respect to, any Subordinated Debt.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans and identified as such in the Notice of Borrowing with respect thereto.

“Revolving Commitment” means, with respect to any Lender, the commitment of such Lender, in an aggregate principal amount at any time outstanding of up to such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount, (i) to make Revolving Loans in accordance with the provisions of Section 2.01(a), (ii) to purchase Participation Interests in Swingline Loans in accordance with the provisions of Section 2.01(c) and (iii) to purchase Participation Interests in Letters of Credit in accordance with the provisions of Section 2.05(e). Notwithstanding anything herein to the contrary, Revolving Loans shall be made (and, where applicable hereunder, deemed made), and Participation Interests in Swingline Loans and Letters of Credit purchased (and, where applicable hereunder, deemed purchased), under Revolving Commitments on a pro rata basis based on the then aggregate amounts thereof, it being agreed to and understood that neither Borrower nor any Revolving Lender shall have the right to specifically allocate Revolving Loans or purchases of Participation Interests in Swingline Loans and Letters of Credit to a particular subdivision of the Revolving Commitment.

“Revolving Commitment Percentage” means, for each Lender, the percentage identified as its Revolving Commitment Percentage in the Register, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.06(b).

“Revolving Committed Amount” means $30,000,000 or such lesser amount to which the Revolving Committed Amount may be reduced pursuant to Section 2.10.

“Revolving Credit Exposure” has the meaning set forth in the definition of “Required Revolving Lenders” contained in this Section 1.01.

“Revolving Lender” means each Lender identified in the Register as having a Revolving Commitment and each Eligible Assignee which acquires a Revolving Commitment or Revolving Loan pursuant to Section 10.06(b) and their respective successors.

“Revolving Loan” means a Loan made under Section 2.01(a).

“Revolving Loan Maturity Date” means the earlier of (i) the fifth anniversary of the Closing Date or (ii) the date upon which the Revolving Commitments shall have been terminated in their entirety in accordance with this Agreement.

“Revolving Note” means a promissory note substantially in the form of Exhibit B-1 hereto evidencing the obligation of the Borrower to repay outstanding Revolving Loans, as such note may be amended, supplemented, extended, renewed or replaced from time to time.

“Revolving Outstandings” means at any date the aggregate outstanding principal amount of all Revolving Loans and Swingline Loans plus the aggregate outstanding amount of all LC Obligations.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., a New York corporation, and its successor or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Sale/Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to OH Holdings or any of its Subsidiaries of any property, whether owned by OH Holdings or any of its Subsidiaries as of the Closing Date or later acquired, which has been or is to be sold or transferred by OH Holdings or any of its Subsidiaries to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such property.

“Secured Leverage Ratio” means for any period the ratio of (a) the Consolidated Total Debt of Holdings and its Subsidiaries on the date of determination that is secured by a Lien on any property of Holdings and/or any of its Subsidiaries to (b) Consolidated EBITDA of Holdings and its Consolidated Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which financial statements have been delivered pursuant to Section 6.01.

“Securities Account” has the meaning set forth in the Security Agreement.

“Securities Account Control Agreement” has the meaning set forth in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Guarantee and Collateral Agreement dated as of the Closing Date among OH Holdings, Holdings, Intermediate Holdings, the Borrower, the other Subsidiary Guarantors and the Collateral Agent, as amended, modified or supplemented from time to time.

“Senior Note Documents” means the Senior Notes, the Senior Notes Indenture, the Senior Notes Purchase Agreement and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any guarantee or other right in respect thereof.

“Senior Notes” means the 10.875% senior notes of HGI due 2018.

“Senior Notes Indenture” means the Indenture dated as of May 28, 2010 among HGI, the guarantors party thereto and Wells Fargo Bank N.A., as trustee.

“Senior Notes Purchase Agreement” means the Purchase Agreement dated as of May 18, 2010 among OHCP HM Merger Sub Corp., HGI, the guarantors party thereto, Barclays Capital Inc. and Morgan Stanley & Co. Incorporated.

“Senior Obligations” means with respect to each Credit Party, without duplication:

(i)    in the case of Borrower, all principal of and interest (including any interest which accrues after the commencement of any bankruptcy or insolvency proceeding with respect to the Borrower, whether or not allowed or allowable as a claim under any bankruptcy or insolvency proceeding) on any Loan made or LC Obligation issued under, or any Note issued pursuant to, this Agreement or any other Finance Document;

(ii)    all fees, expenses, indemnification obligations, foreign currency exchange obligations and other amounts of whatever nature now or hereafter payable by such Credit Party (including all amounts that accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Credit Party, whether or not allowed or allowable as a claim under any bankruptcy or insolvency proceeding) pursuant to this Agreement or any other Finance Document;

(iii)    all expenses of the Agents as to which one or more of the Agents have a right to reimbursement by such Credit Party under Section 10.04 of this Agreement or under any other similar provision of any other Finance Document, including any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted hereunder or under any Finance Document;

(iv)    all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Credit Party under Section 10.05 of this Agreement or under any other similar provision of any other Finance Document; and

(v)    in the case of each Subsidiary Guarantor, all amounts now or hereafter payable by such Subsidiary Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including all amounts that accrue after the commencement of any bankruptcy or insolvency proceeding with respect to the Borrower, OH Holdings or such Subsidiary Guarantor, whether or not allowed or allowable as a claim under any bankruptcy or insolvency proceeding) on the part of such Subsidiary Guarantor pursuant to this Agreement, the Guaranty or any other Finance Document;

together in each case with all renewals, modifications, consolidations or extensions thereof.

“Software” means all “software” (as defined in the UCC), and also means and includes all software programs, whether now or hereafter owned, licensed or leased by a Credit Party, designed for use on Computer Hardware, including all operating system software, utilities and application programs in whatever form and whether or not embedded in goods, all source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever, all firmware associated with any of the foregoing all documentation, flowcharts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes associated with any of the foregoing, and all options, warranties, services contracts, program services, test rights, maintenance rights, support rights, renewal rights and indemnifications relating to any of the foregoing.

“Software License” means any agreement (including any agreement constituting a Copyright License, Patent License and/or Trademark License) now or hereafter in existence granting to any Credit Party any right, whether exclusive or non-exclusive, to use another Person’s Software, or pursuant to which any Credit Party has granted to any other Person, any right, whether exclusive or non-exclusive, to use any Software, whether or not subject to any registration.

“Solvent” means, with respect to any Person as of a particular date, that on such date (i) such Person is able generally to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value (determined in accordance with the United States Bankruptcy Code) of the assets of such Person is greater than the total amount of liabilities, including probable liabilities, of such Person and (v) the present fair value (i.e., the amount that may be realized within a commercially reasonable time either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the assets in question within such period by a capable and diligent businessman from a buyer who is willing to purchase under ordinary selling conditions) of the assets of such Person will exceed the amount that will be required to pay the probable liability on such Person’s existing debts as they become absolute and matured. For purposes of this definition, “debt” means any legal liability, whether matured, unmatured, liquidated or unliquidated, absolute, fixed or contingent, or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right is an equitable remedy, is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

“Specified Representations” means the representations and warranties set forth in Sections 5.01 (with respect to jurisdiction of formation only), 5.02, 5.04 (i) and (ii), 5.13, 5.14, 5.17, 5.22 and 5.24.

“Sponsor” means, together with its Affiliates, Oak Hill Capital Partners III, L.P.

“Sponsor Affiliated Lender” means Sponsor, any Affiliate of Sponsor, and any investment fund or managed account with respect to which Sponsor or an Affiliate of Sponsor is an advisor or manager in the ordinary course of business and pursuant to written agreements.

“Subordinated Debt” of any Person means (i) the Junior Debentures, and (ii) all other Debt (A) the principal of which by its terms is not required to be repaid, in whole or in part, before the first anniversary of the Term Loan Maturity Date, (B) is contractually or structurally subordinated in right of payment to such Person’s indebtedness, obligations and liabilities to the Finance Parties under the Finance Documents pursuant to payment and subordination provisions reasonably satisfactory in form and substance to the Administrative Agent and (C) is issued pursuant to credit documents having covenants, subordination provisions and events of default that in no event are less favorable, including with respect to rights of acceleration, to such Person than the terms hereof or are otherwise reasonably satisfactory in form and substance to the Administrative Agent.

“Subsidiary” means with respect to any Person any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, more than 50% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or business entity other than a corporation, more than 50% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have more than 50% ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated more than 50% of partnership, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, association or other business entity.

“Subsidiary Guarantor” means each Subsidiary of OH Holdings existing on the Closing Date (other than a Foreign Subsidiary) and each Subsidiary of OH Holdings (other than a Foreign Subsidiary), except to the extent otherwise provided in Section 6.10(d), that becomes a party to the Guaranty after the Closing Date by execution of an Accession Agreement referring to the Guaranty or otherwise, and “Subsidiary Guarantors” means any two or more of them.

“Swingline Commitment” means the agreement of the Swingline Lender to make Swingline Loans pursuant to Section 2.01(c).

“Swingline Committed Amount” means $5,000,000, as such Swingline Committed Amount may be reduced pursuant to Section 2.10.

“Swingline Exposure” means, at any time, the aggregate amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall be its pro rata percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Barclays Bank PLC, in its capacity as the Swingline Lender under Section 2.01(c), and its successor or successors in such capacity.

“Swingline Loan” means a Base Rate Loan made by the Swingline Lender pursuant to Section 2.01(c), and “Swingline Loans” means any two or more of such Base Rate Loans.

“Swingline Loan Request” has the meaning set forth in Section 2.02(b).

“Swingline Note” means a promissory note substantially in the form of Exhibit B-3 hereto evidencing the obligation of the Borrower to repay outstanding Swingline Loans, as such note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Swingline Termination Date” means the earlier of (i) the Revolving Loan Maturity Date or (ii) the date on which the Swingline Commitment is terminated in its entirety in accordance with this Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

“Taxes” has the meaning set forth in Section 3.01.

“Term Commitment Percentage” means, for each Term Lender, the percentage obtained by taking the outstanding principal balance of the Term Loans held by such Lender and dividing same by the aggregate outstanding principal balance of the Term Loans of all Lenders, as such percentage is identified for each Lender as its Term Commitment Percentage in the Register, or in the applicable Assignment and Assumption, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.06(b).

“Term Lender” means each Lender holding all or any portion of the Term Loan.

“Term Loan” has the meaning set forth in Section 2.01(b).

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Term Loan Commitment Amount” means $290,000,000.

“Term Loan Maturity Date” means the earlier of (i) the sixth anniversary of the Closing Date or (ii) the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Note” means a promissory note substantially in the form of Exhibit B-2 hereto evidencing the obligation of the Borrower to repay outstanding Term Loans, as such note may be amended, modified or supplemented from time to time.

“Title Insurance Company” has the meaning set forth in Section 4.01(k).

“Total Leverage Ratio” means for any period the ratio of (i) the Consolidated Total Debt of Holdings and its Subsidiaries on the date of determination, less the aggregate principal amount outstanding under the Junior Debentures on such date to (ii) Consolidated EBITDA of Holdings and its Consolidated Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which financial statements have been delivered pursuant to Section 6.01.

“Trademark” means any of the following: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, certification marks, collective marks, brand names and trade dress which are or have been used in the United States or in any state, territory or possession thereof, or in any other place, nation or jurisdiction, along with all trademark rights in prints and labels on which any of the foregoing have appeared or appear, package and other designs, and any other source or business identifiers, and general intangibles of like nature, and the rights in any of the foregoing which arise under applicable law; (ii) the goodwill of the business symbolized thereby or associated with each of the foregoing; (iii) all registrations and applications in connection therewith, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, (iv) all reissues, extensions and renewals thereof; (v) all claims for, and rights to sue for, past, present or future infringements or dilutions of any of the foregoing; (vi) all rights to income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements or dilutions thereof and payments and damages under all Trademark Licenses in connection therewith; and (vii) all rights corresponding to any of the foregoing whether arising under the laws of the United States or any foreign country or otherwise.

“Trademark License” means any agreement now or hereafter in existence granting to any Credit Party any right, whether exclusive or non-exclusive, to use another Person’s trademarks or trademark applications, or pursuant to which any Credit Party has granted to any other Person, any right, whether exclusive or non-exclusive, to use any Trademark, whether or not registered, and the rights to prepare for sale, sell and advertise for sale, all of the inventory now or hereafter owned by any Credit Party and now or hereafter covered by such license agreements.

“Transactions” means the events contemplated by the Transaction Documents to occur on the Closing Date.

“Transaction Costs” means the fees, costs and expenses payable by the Credit Parties in connection with the transactions contemplated by the Transaction Documents.

“Transaction Documents” means the Acquisition Documents, the Capitalization Documents, the Senior Note Documents and the Finance Documents.

“Trust Common Securities” means the 11.6% trust common securities of The Hillman Group Capital Trust held by Holdings.

“Trust Preferred Securities” means the 11.6% trust preferred securities issued by The Hillman Group Capital Trust pursuant to an amended and restated declaration of trust dated September 5, 1997 as amended, revised or modified.

“Type” has the meaning set forth in Section 1.04.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Collateral Agent in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Liabilities” means with respect to each Plan, the amount (if any) by which the present value of all nonforfeitable benefits under each Plan exceeds the current value of such Plan’s assets allocable to such benefits, all determined in accordance with the respective most recent valuations for such Plan using applicable PBGC plan termination actuarial assumptions (the terms “present value” and “current value” shall have the same meanings specified in Section 3 of ERISA).

“United States” means the United States of America, including each of the States and the District of Columbia, but excluding its territories and possessions.

“Unused Revolving Committed Amount” means, for any period, the amount by which (i) the then applicable aggregate Revolving Committed Amount of all non-Defaulting Lenders exceeds (ii) the daily average sum for such period of (A) the aggregate amount of all outstanding Revolving Loans plus (B) the aggregate amount of all outstanding LC Obligations.

“U.S. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Welfare Plan” means a “welfare plan” as such term is defined in Section 3(1) of ERISA.

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares are at the time directly or indirectly owned by such Person.

Section 1.02    Computation of Time Periods and Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings ascribed thereto herein when used in the other Finance Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)    For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. All references to time herein shall be references to Eastern Standard time or Eastern Daylight time, as the case may be, unless specified otherwise. References in this Agreement to Articles, Sections, Schedules, Appendices or Exhibits shall be to Articles, Sections, Schedules, Appendices or Exhibits of or to this Agreement unless otherwise specifically provided. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.

(c)    As used herein and in the other Finance Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and (ii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (to the extent such amendments, supplements, restatements or other modifications are not restricted by this Agreement).

(d)    The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e)    The term “license” shall include sub-license. The term “documents” includes any and all documents whether in physical or electronic form.

Section 1.03    Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All financial statements delivered to the Lenders hereunder shall be accompanied by a statement from Holdings that GAAP has not changed since the most recent financial statements delivered by Holdings to the Lenders or if GAAP has changed describing such changes in detail and explaining how such changes affect the financial statements. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 6.01 (or, prior to the delivery of the first financial statements pursuant to Section 6.01, consistent with the financial statements described in Section 5.05(a)); provided, however, if (i) Holdings shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (ii) either the Administrative Agent or the Required Lenders shall so object in writing within 60 days after delivery of such financial statements (or after the Lenders have been informed of the change in GAAP affecting such financial statements, if later), then such calculations shall be made on a basis consistent with the most recent financial statements delivered by Holdings to the Lenders as to which no such objection shall have been made. Any financial ratios required to be maintained by any Group Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election made under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of any Credit Party or any of its Subsidiaries at “fair value”, as defined therein.

Section 1.04    Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders made to the Borrower pursuant to Article II on the same date, all of which Loans are of the same Type (subject to Article III) and, except in the case of Base Rate Loans, have the same initial Interest Period. Loans hereunder are distinguished by “Type”. The “Type” of a Loan refers to whether such Loan is a Eurodollar Loan or a Base Rate Loan.

ARTICLE II

THE CREDIT FACILITIES

Section 2.01    Commitments to Lend.

(a)    Revolving Loans.    Each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrower pursuant to this Section 2.01(a), on the Closing Date, solely to pay the Closing Fees attributable to the Revolving Facility pursuant to Section 2.11(c) and, after the Closing Date, during the Availability Period in amounts such that its Revolving Outstandings shall not exceed (after giving effect to all Revolving Loans repaid, all reimbursements of LC Obligations made, and all Refunded Swingline Loans paid concurrently with the making of any Revolving Loans) its Revolving Commitment; provided that immediately after giving effect to each such Revolving Loan (i) the aggregate Revolving Outstandings shall not exceed the Revolving Committed Amount and (ii) with respect to each Revolving Lender individually, such Lender’s outstanding Revolving Loans plus its (other than the Swingline Lender’s in its capacity as such) Participation Interests in outstanding Swingline Loans plus its Participation Interests in outstanding LC Obligations shall not exceed such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount; provided further, that only HGI may borrow Revolving Loans after the Closing Date. Each Revolving Borrowing shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $100,000 (except that any such Borrowing may be in the aggregate amount of the unused Revolving Commitments) and shall be made from the several Revolving Lenders ratably in proportion to their respective Revolving Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01(a), repay, or, to the extent permitted by Section 2.09, prepay, Revolving Loans and reborrow under this Section 2.01(a).

(b)    Term Loans.    Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make, on the Closing Date, a Term Loan to the Borrower in an amount equal to such Lender’s Term Loan Commitment. The Borrower may make only one borrowing under the Term Loan Commitments which shall be on the Closing Date. Any amount borrowed under this Section 2.01(b) and subsequently repaid or prepaid may not be reborrowed. Subject to Section 2.09, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date.

(c)    Swingline Loans.

(i)    The Swingline Lender agrees, on the terms and subject to the conditions set forth herein and in the other Finance Documents, to make a portion of the Revolving Commitments available to HGI from time to time prior to the expiration or termination of the Revolving Commitments in full by making Swingline Loans to HGI in Dollars (each such loan, a “Swingline Loan” and, collectively, the “Swingline Loans”); provided that (A) the aggregate principal amount of the Swingline Loans outstanding at any one time shall not exceed the Swingline Committed Amount, (B) with regard to each Lender individually (other than the Swingline Lender in its capacity as such), such Lender’s outstanding Revolving Loans plus its Participation Interests in outstanding Swingline Loans plus its Participation Interests in outstanding LC Obligations shall not at any time exceed such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount, (C) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of Swingline Loans outstanding plus the aggregate amount of Revolving Loans outstanding plus the aggregate amount of LC Obligations outstanding shall not exceed the Revolving Committed Amount and (D) the Swingline Committed Amount shall not exceed the aggregate of the Revolving Commitments then in effect. Swingline Loans shall be made and maintained as Base Rate Loans and may be repaid and reborrowed in accordance with the provisions hereof prior to the Swingline Termination Date. Swingline Loans may be made notwithstanding the fact that such Swingline Loans, when aggregated with the Swingline Lender’s other Revolving Outstandings, exceeds its Revolving Commitment. The proceeds of a Swingline Borrowing may not be used, in whole or in part, to refund any prior Swingline Borrowing. The Swingline Lender shall not be obligated to make Swingline Loans if (A) it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (B) any of the Revolving Lenders is a Defaulting Lender.

(ii)    The principal amount of all Swingline Loans shall be due and payable on the earliest of (A) the Swingline Termination Date, (B) the occurrence of a bankruptcy or similar proceeding with respect to the Borrower, (C) the acceleration of any Loan or the termination of the Revolving Commitments pursuant to Section 8.02 and (D) the date that is fourteen (14) days after the date on which the Swingline Lender made such Swingline Loan.

(iii)    With respect to any Swingline Loans that have not been voluntarily prepaid by the Borrower or paid by the Borrower when due under clause (ii) above, the Swingline Lender (by request to the Administrative Agent) or the Administrative Agent shall, on one Business Day’s notice, require each Revolving Lender, including the Swingline Lender, and each such Lender hereby agrees, subject to the provisions of this Section 2.01(c), to make a Revolving Loan (which shall be initially funded as a Base Rate Loan) in an amount equal to such Lender’s Revolving Commitment Percentage of the amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date notice is given.

(iv)    In the case of Revolving Loans made by Lenders other than the Swingline Lender under clause (iii) above, each such Revolving Lender shall make the amount of its Revolving Loan available to the Administrative Agent, in same day funds, at the Administrative Agent’s Office, not later than 1:00 P.M. on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Loans shall be immediately delivered to the Swingline Lender (and not to the Borrower) and applied to repay the Refunded Swingline Loans. On the day such Revolving Loans are made, the Swingline Lender’s Revolving

Commitment Percentage of the Refunded Swingline Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swingline Lender and such portion of the Swingline Loans deemed to be so paid shall no longer be outstanding as Swingline Loans and shall instead be outstanding as Revolving Loans. The Borrower authorizes the Administrative Agent and the Swingline Lender to charge the Borrower’s account with the Administrative Agent (up to the amount available in such account) in order to pay immediately to the Swingline Lender the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders, including amounts deemed to be received from the Swingline Lender, are not sufficient to repay in full such Refunded Swingline Loans. If any portion of any such amount paid (or deemed to be paid) to the Swingline Lender should be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Revolving Lenders in the manner contemplated by Section 2.13.

(v)    A copy of each notice given by the Swingline Lender pursuant to this Section 2.01(c) shall be promptly delivered by the Swingline Lender to the Administrative Agent and the Borrower. Upon the making of a Revolving Loan by a Revolving Lender pursuant to this Section 2.01(c), the amount so funded shall no longer be owed in respect of its Participation Interest in the related Refunded Swingline Loans.

(vi)    If for any reason Revolving Loans are not made pursuant to this Section 2.01(c) sufficient to repay any amounts owed to the Swingline Lender as a result of a nonpayment of outstanding Swingline Loans, each Revolving Lender agrees to purchase, and shall be deemed to have purchased, a participation in such outstanding Swingline Loans in an amount equal to its Revolving Commitment Percentage of the unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from the Swingline Lender, each Revolving Lender shall deliver to the Swingline Lender an amount equal to its respective Participation Interest in such Swingline Loans in same day funds at the office of the Swingline Lender specified or referred to in Section 10.01. In order to evidence such Participation Interest each Revolving Lender agrees to enter into a participation agreement at the request of the Swingline Lender in form and substance reasonably satisfactory to all parties. In the event any Revolving Lender fails to make available to the Swingline Lender the amount of such Revolving Lender’s Participation Interest as provided in this Section 2.01(c)(vi), the Swingline Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest at the customary rate set by the Swingline Lender for correction of errors among banks in New York City for one Business Day and thereafter at the Base Rate plus the Applicable Margin for Base Rate Loans.

(vii)    Each Revolving Lender’s obligation to make Revolving Loans pursuant to clause (iv) above and to purchase Participation Interests in outstanding Swingline Loans pursuant to clause (vi) above shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender or any other Person may have against the Swingline Lender, any Credit Party or any other Person, (ii) the occurrence or continuance of a Default or an Event of Default or the termination or reduction in the amount of the Revolving Commitments after any such Swingline Loans were made, (iii) any adverse change in the condition (financial or otherwise) of any Credit Party or any other Person, (iv) any breach of this Agreement or any other Finance Document by the Borrower or any other Lender, (v) whether any condition specified in Article IV is then satisfied or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the forgoing. If such Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid Participation Interest for all purposes of the Finance Documents other than those provisions requiring the other Lenders to purchase a participation therein. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder to the Swingline Lender to fund Swingline Loans in the amount of the Participation Interest in Swingline Loans that such Lender failed to purchase pursuant to this Section 2.01(c)(vii) until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.02    Notice of Borrowings.

(a)    Borrowings Other Than Swingline Loans.    Except in the case of Swingline Loans, the Borrower shall give the Administrative Agent a Notice of Borrowing (or telephone notice promptly confirmed by a Notice of Borrowing) not later than 12 noon on (i) the Business Day of each Base Rate Borrowing and (ii) the third Business Day before each Eurodollar Borrowing. Each such Notice of Borrowing shall be irrevocable and shall specify:

(A)    the date of such Borrowing, which shall be a Business Day;

(B)    the aggregate principal amount of such Borrowing;

(C)    the initial Type of the Loans comprising such Borrowing;

(D)    in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period and to Section 2.06(a); and

(E)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.03.

If the duration of the initial Interest Period is not specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an initial Interest Period of one month, subject to the provisions of the definition of Interest Period and to Section 2.06(a).

(b)    Swingline Borrowings.    The Borrower shall request a Swingline Loan by written notice (or telephone notice promptly confirmed in writing) substantially in the form of Exhibit A-4 hereto (a “Swingline Loan Request”) to the Swingline Lender and the Administrative Agent not later than 12 Noon on the Business Day of the requested Swingline Loan. Each such notice shall be irrevocable and shall specify (i) that a Swingline Loan is requested, (ii) the date of the requested Swingline Loan (which shall be a Business Day) and (iii) the principal amount of the Swingline Loan requested and (iv) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.03. Each Swingline Loan shall be made as a Base Rate Loan.

Section 2.03    Notice to Lenders; Funding of Loans.

(a)    Notice to Lenders.    Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of such Lender’s ratable share (if any) of the Borrowing referred to therein.

(b)    Funding of Loans.

(i)    On the date of each Borrowing (other than a Swingline Borrowing), each Lender participating therein shall make available its share of such Borrowing, in Federal or other immediately available funds, to the Administrative Agent at the Administrative Agent’s Office. Unless the Administrative Agent reasonably determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent shall promptly distribute the proceeds to an account designated by the Borrower from time to time in the Applicable Notice of Borrowing (provided such account is an Approved Deposit Account) and is in full force and effect at the date thereof), or if not so identified, credit the amounts so received to the general deposit account of the Borrower with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein shall not have been met, promptly return the amounts received from the Lenders in like funds.

(ii)    Not later than 3:00 P.M. on the date of each Swingline Borrowing, the Swingline Lender shall, unless the Administrative Agent shall have notified the Swingline Lender that any applicable condition specified in Article IV has not been satisfied, make available the amount of such Swingline Borrowing, in Dollars in Federal or other immediately available funds, to the Borrower at an account designated by the Borrower from time to time in the Swingline Loan Request (provided such account is an Approved Deposit Account) and is in full force and effect at the date thereof), or if not so identified, to the Borrower at the Swingline Lender’s address referred to in Section 10.01.

(c)    Funding by the Administrative Agent in Anticipation of Amounts Due from the Lenders.    Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith within two Business Days of such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06, in the case of the Borrower and (ii) the Federal Funds Rate, in the case of such Lender. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

(d)    Obligations of Lenders Several.    The failure of any Lender to make a Loan required to be made by it as part of any Borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make any Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such date of Borrowing.

Section 2.04    Evidence of Loans.

(a)    Lender Accounts.    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)    Administrative Agent Records.    The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)    Evidence of Debt.    The entries made in the accounts maintained pursuant to subsections (a) and (b) of this Section 2.04 shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans made to it in accordance with their terms.

(d)    Notes.    Notwithstanding any other provision of this Agreement, if any Lender shall request and receive a Note or Notes as provided in Section 10.06 or otherwise at any time after the Closing Date, then the Loans of such Lender shall be evidenced by one or more Revolving Notes or Term Notes, as applicable, in each case, substantially in the form of Exhibit B-1 or B-2 as applicable, payable to the order of such Lender for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender’s Revolving Loan or Term Loan, as applicable. If requested by the Swingline Lender, the Swingline Loans shall be evidenced by a single Swingline Note, substantially in the form of Exhibit B-3, payable to the order of the Swingline Lender in an amount equal to the aggregate unpaid principal amount of the Swingline Loans.

(e)    Note Endorsements.    Each Lender having one or more Notes issued by the Borrower shall record the date, amount, Type of each Loan made by it to the Borrower evidenced by such Note and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of any Note, endorse on the reverse side or on the schedule, if any, forming a part thereof appropriate notations to evidence the foregoing information with respect to each outstanding Loan evidenced thereby; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under any such Note. Each Lender is hereby irrevocably authorized by the Borrower so to endorse each of its Notes and to attach to and make a part of each of its Notes a continuation of any such schedule as and when required.

Section 2.05    Letters of Credit.

(a)    Existing Letters of Credit.    On the Closing Date, the Issuing Lender that had issued the Existing Letters of Credit will be deemed, without further action by any party hereto, to have sold to each Revolving Lender, and each such Revolving Lender will be deemed, without further action by any party hereto, to have purchased from such Issuing Lender, without recourse or warranty, an undivided participation interest in such Existing Letter of Credit and the related LC Obligations in the proportion its Revolving Commitment Percentage bears to the Revolving Committed Amount as in effect on the Closing Date (although any fronting fee payable under Section 2.11 shall be payable directly to the Administrative Agent for the account of such Issuing Lender, and the Lenders (other than such Issuing Lender) shall have no right to receive any portion of such fronting fee) and any security therefor or guaranty pertaining thereto. On and after the Closing Date, each Existing Letter of Credit shall be deemed to constitute a Letter of Credit for all purposes hereof.

(b)    Letters of Credit.    Each Issuing Lender agrees, on the terms and conditions set forth in this Agreement, to issue Letters of Credit denominated in Dollars from time to time before the 5th day prior to the Revolving Loan Maturity Date for the account, and upon the request, of the Borrower; provided that the Borrower shall cash collateralize any Letter of Credit issued after the 30th day prior to the Revolving Loan Maturity Date in accordance with subsection (l) below; provided further that immediately after each Letter of Credit is issued (i) the aggregate LC Obligations shall not exceed $15,000,000 (the “LC Committed Amount”), (ii) the Revolving Outstandings shall not exceed the Revolving Committed Amount and (iii) with respect to each individual Revolving Lender, the aggregate outstanding principal amount of the Revolving Lender’s Revolving Loans plus its Participation Interests in outstanding LC Obligations plus its (other than the Swingline Lender’s) Participation Interests in outstanding Swingline Loans shall not exceed such Revolving Lender’s Revolving Commitment Percentage of the Revolving Committed Amount.

(c)    Method of Issuance of Letters of Credit.    The Borrower shall give the applicable Issuing Lender notice substantially in the form of Exhibit A-3 hereto (a “Letter of Credit Request”) of the requested issuance or amendment of a Letter of Credit prior to 1:00 P.M. (New York time) on the proposed date of the issuance or amendment of a Letter of Credit (which shall be a Business Day) (or such shorter period as may be agreed by the Issuing Lender in any particular instance). In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Issuing Lender: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Issuing Lender: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment thereof (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Lender may reasonably require. The Borrower shall also submit a Letter of Credit application on the Issuing Lender’s standard form in connection with any request for a letter of credit. The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit. Subject to the provisions of the following paragraph with respect to Evergreen Letters of Credit, no Letter of Credit shall have a term of more than one year or shall have a term extending or be extendible beyond the fifth Business Day prior to the Revolving Loan Maturity Date.

If the Borrower so requests in any applicable Letter of Credit Request, the Issuing Lender may, in its discretion reasonably exercised, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the Issuing Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such renewal. Once an Evergreen Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the renewal of such Letter of Credit at any time to a date not later than the fifth Business Day prior to the Revolving Loan Maturity Date; provided, however, that the Issuing Lender shall not permit any such renewal if (i) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof or (ii) it has received notice (which may be by telephone or in writing) on or before the Business Day immediately preceding the Nonrenewal Notice Date (A) that the Required Revolving Lenders have elected not to permit such renewal or (B) from any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied. Notwithstanding anything to the contrary contained herein, the Issuing Lender shall have no obligation to permit the renewal of any Evergreen Letter of Credit at any time.

Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the Borrower and a true and complete copy of such Letter of Credit or amendment.

(d)    Conditions to Issuance of Letters of Credit.    The issuance by the Issuing Lender of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 4.02, be subject to the conditions precedent that (i) such Letter of Credit shall be reasonably satisfactory in form and substance to the Issuing Lender, (ii) the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Lender shall have reasonably requested, (iii) on the date of (and after giving effect to) such issuance (A) the aggregate amount of all LC Obligations will not exceed the LC Committed Amount and (B) the aggregate Revolving Outstandings will not exceed the Revolving Commitments and (iv) the Issuing Lender shall not have been notified by any Lender that any condition specified in Section 4.02(b) or (c) is not satisfied on the date such Letter of Credit is to be issued. Notwithstanding any other provision of this Section 2.05, the Issuing Lender shall not be under any obligation hereunder to issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having a force of Law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Administrative Agent any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it; or (ii) the issuance of such Letter of Credit shall violate any applicable general policies of the Issuing Lender.

(e)    Purchase and Sale of Letter of Credit Participations.    Upon the issuance of a Letter of Credit, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, without recourse or warranty, an undivided Participation Interest in the obligations in respect of such Letter of Credit and the related LC Obligations in the proportion its Revolving Commitment Percentage bears to the Revolving Committed Amount (although any fronting fee payable under Section 2.11 shall be payable directly to the Administrative Agent for the account of the Issuing Lender, and the Lenders (other than the Issuing Lender) shall have no right to receive any portion of any such fronting fee) and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Commitments pursuant to Section 10.06 there shall be an automatic adjustment to the Participation Interests in all outstanding Letters of Credit to reflect the adjusted Revolving Commitments of the assigning and assignee Lenders or of all Lenders having Revolving Commitments, as the case may be.

(f)    Duties of Issuing Lender to Revolving Lenders; Reliance.    In determining whether to pay under any Letter of Credit, the Issuing Lender shall not have any obligation relative to the Revolving Lenders participating in such Letter of Credit other than to determine that any document or documents required to be delivered under a Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Lender or in connection with any Letter of Credit shall not create for the Issuing Lender any resulting liability if taken or omitted in the absence of gross negligence or willful misconduct. The Issuing Lender shall be entitled (but not obligated) to rely, and shall be fully protected in relying, on the representation and warranty by the Borrower set forth in the last sentence of Section 4.02 to establish whether the conditions specified in paragraphs (b) and (c) of Section 4.02 are met in connection with any issuance or extension of a Letter of Credit. The Issuing Lender shall be entitled to rely, and shall be fully protected in relying, upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Lender and upon any Letter of Credit, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopier, telex or teletype message, statement, order or other document believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary unless the beneficiary and the Borrower shall have notified the Issuing Lender that such documents do not comply with the terms and conditions of the Letter of Credit. The Issuing Lender shall be fully justified in refusing to take any action requested of it under this Section 2.05 in respect of any Letter of Credit unless it shall first have received such advice or concurrence of the Required Revolving Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Revolving Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take, or omitting or continuing to omit, any such action. Notwithstanding any other provision of this Section 2.05, the Issuing Lender shall in all cases be fully protected in acting, or in refraining from acting, under this Section 2.05 in respect of any Letter of Credit or in accordance with a request of the Required Revolving Lenders, and such request and any action taken or failure to act pursuant hereto shall be binding upon all Revolving Lenders and all future holders of participations in such Letter of Credit.

(g)    Designation of Subsidiaries as Account Parties.    Notwithstanding anything to the contrary set forth in this Agreement, any Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of OH Holdings or any of its Subsidiaries; provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.

(h)    Modification and Extension.    The issuance of any supplement, restatement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as a Credit Extension hereunder.

(i)    Responsibility of Issuing Lenders.    It is expressly understood and agreed that the obligations of the Issuing Lenders hereunder to the Revolving Lenders are only those expressly set forth in this Agreement and that each Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 4.02 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.05 shall be deemed to prejudice the right of any Revolving Lender to recover from Issuing Lender any amounts made available by such Revolving Lender to the Issuing Lender pursuant to this Section 2.05 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Lender.

(j)    Conflict with LC Documents.    In the event of any conflict between this Agreement and any LC Document, this Agreement shall govern.

(k)    Indemnification of Issuing Lenders.

(i)    In addition to its other obligations under this Agreement, the Borrower hereby agrees to protect, indemnify, pay and save each Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit as applicable or (B) the failure of such Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(ii)    As between the Borrower and the Issuing Lenders, the Borrower shall assume all risks of the acts or omissions of or the misuse of any Letter of Credit by the beneficiary thereof. Neither Issuing Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (G) any consequences arising from causes beyond the control of the Issuing Lender, including any Government Acts. Notwithstanding the foregoing, the Borrower shall retain all rights it may have against the Issuing Lenders for any liability arising solely out of the gross negligence, bad faith or willful misconduct of an Issuing Lender to the extent determined by a court of competent jurisdiction in a final and nonappealable judgment. None of the above shall affect, impair, or prevent the vesting of the Issuing Lenders’ rights or powers hereunder.

(iii)    In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, no action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall put the Administrative Agent or either Issuing Lender under any resulting liability to the Borrower or any other Credit Party other than for gross negligence, bad faith or willful misconduct. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lenders against any and all risks involved in the issuance of Letters of Credit, all of which risks are hereby assumed by the Credit Parties, including any and all risks, whether rightful or wrongful, of any present or future Government Acts. Neither Issuing Lender shall in any way be liable for any failure by such Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of such Issuing Lender.

(iv)    Nothing in this subsection (k) is intended to limit the reimbursement obligation of the Borrower contained in this Section 2.05. The obligations of the Borrower under this subsection (k) shall survive the termination of this Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Agreement.

(v)    Notwithstanding anything to the contrary contained in this subsection (k), the Borrower shall not have any obligation to indemnify an Issuing Lender in respect of any liability to the extent, incurred by such Issuing Lender arising solely out of the gross negligence, bad faith or willful misconduct of such Issuing Lender, as finally determined by a court of competent jurisdiction. Nothing in this Agreement shall relieve an Issuing Lender of any liability to the Borrower in respect of any action taken by such Issuing Lender which action constitutes gross negligence, bad faith or willful misconduct of such Issuing Lender or a violation of the Uniform Commercial Code, as applicable, as finally determined by a court of competent jurisdiction.

(l)    Cash Collateral.    If the Borrower elects or is required pursuant to the terms of this Agreement to Cash Collateralize any LC Obligations, the Borrower shall deposit in an account (which may be an LC Cash Collateral Account under the Security Agreement) with the Collateral Agent an amount in Dollars in cash equal to 102% of such LC Obligations. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the LC Obligations. The Collateral Agent shall have exclusive control, including the exclusive right of withdrawal, over each collateral account referred to in this subsection (l). The Collateral Agent will, at the request of the Borrower, invest amounts deposited in such account in Cash Equivalents; provided, however, that (i) the Collateral Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Collateral Agent to be in, or would result in any, violation of any Law, (ii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Collateral Agent and (iii) if an Event of Default shall have occurred and be continuing, the selection of such Cash Equivalents shall be in the sole discretion of the Collateral Agent. The Borrower shall indemnify the Collateral Agent for any losses relating to such investments in Cash Equivalents. Other than any interest or profits earned on such investments, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse the applicable Issuing Lender immediately for drawings under the Letters of Credit and, if the maturity of the Loans has been accelerated, to satisfy the LC Obligations of the Borrower. If the Borrower is required to provide an amount of cash collateral hereunder as a result of an Event of Default, such amount together with any interest or profits earned thereon (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.08(a) or 2.09(b)(i), such amount together with any interest or profits earned thereon (to the extent not applied as aforesaid) shall be returned to the Borrower upon demand; provided that, after giving effect to the return, (i) the aggregate Revolving Outstandings would not exceed the Revolving Committed Amount and (ii) no Default or Event of Default shall have occurred and be continuing. If the Borrower is required to deposit an amount of cash collateral hereunder pursuant to Section 2.09(b) (iii), (iv), (v), (vi), or (vii), interest or profits thereon (to the extent not applied as aforesaid) shall be returned to the Borrower after the full amount of such deposit has been applied by the Collateral Agent to reimburse the applicable Issuing Lender for drawings under Letters of Credit. The Borrower hereby pledges and assigns to the Collateral Agent, for its benefit and the benefit of the Finance Parties, each cash collateral account established by it hereunder (and all monies and investments held therein) to secure its Finance Obligations.

(m)    Resignation or Removal of Issuing Lender.    Either Issuing Lender may resign at any time by giving 60 days’ notice to the Revolving Lenders and the Borrower; provided, however, that such resignation shall not affect the status of any outstanding Letters of Credit issued by such resigning Issuing Lender as set forth in subsection (n) below. Upon any such resignation, the Borrower shall (within 60 days after such notice of resignation) either appoint a successor, or terminate the unutilized LC Commitment of such Issuing Lender; provided, however, that, if the Borrower elects to terminate such unutilized LC Commitment, the Borrower may at any time thereafter that the Revolving Commitments are in effect reinstate such LC Commitment in connection with the appointment of another Issuing Lender. Subject to subsection (n) below, upon the acceptance of any appointment as an Issuing Lender hereunder by a successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Lender and the retiring Issuing Lender shall be discharged from its obligations to issue Letters of Credit hereunder. The acceptance of any appointment as Issuing Lender hereunder by a successor Issuing Lender shall be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor shall be a party hereto and have all the rights and obligations of an Issuing Lender under this Agreement and the other Finance Documents and (ii) references herein and in the other Finance Documents to the “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.

(n)    Rights with Respect to Outstanding Letters of Credit.    After the resignation of an Issuing Lender hereunder the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Finance Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue Letters of Credit.

(o)    Reimbursement Obligations.    The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the Issuing Lender for any amounts paid by the Issuing Lender upon any drawing under a Letter of Credit, together with any and all reasonable charges and expenses which such Issuing Lender may pay or incur relative to such drawing or payment and interest on the amount drawn or paid at the rate applicable to Base Rate Loans for each day from and including the date such amount is drawn or paid to but excluding the date such reimbursement payment is due and payable. Such reimbursement payment shall be due and payable (i) at or before 2:00 P.M. (New York time or the relevant local time, as applicable) on the third Business Day after the date the Issuing Lender notifies the Borrower of such drawing or payment; provided that no payment otherwise required by this sentence to be made by the Borrower at or before 2:00 P.M. (New York time or the relevant local time, as applicable) on any day shall be overdue hereunder if arrangements for such payment satisfactory to the Issuing Lender, in its reasonable discretion, shall have been made by the Borrower at or before 2:00 P.M. (New York time or the relevant local time, as applicable) on such day and such payment is actually made at or before 3:00 P.M. (New York time or the relevant local time, as applicable) on such day. In addition to the foregoing, the Borrower agrees to pay to the Issuing Lenders interest, payable on demand, on any and all amounts not paid by the Borrower to the Issuing Lenders when due under this subsection (o), for each day from and including the date when such amount becomes due to but excluding the date such amount is paid in full, whether before or after judgment, at a rate per annum equal to the sum of 2.00% plus the rate applicable to Base Rate Loans for such day. Subject to the satisfaction of all applicable conditions set forth in Article IV, the Borrower may, at its option, utilize the Swingline Commitment or the Revolving Commitments, or make other arrangements for payment satisfactory to the Issuing Lenders, for the reimbursement of all LC Disbursements as required by this subsection (o). Each reimbursement payment to be made by the Borrower pursuant to this subsection (o) shall be made to the Issuing Lenders in Federal or other funds immediately available to it at its address referred to in Section 10.01.

(p)    Obligations of Revolving Lenders to Reimburse Issuing Lender for Unpaid LC Disbursements.    If the Borrower shall not have reimbursed the Issuing Lender or the Administrative Agent (as the case may be) in full for any LC Disbursement as required pursuant to subsection (o) of this Section 2.05, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Revolving Lender (other than the Issuing Lender) and each Revolving Lender shall promptly and unconditionally pay to the Administrative Agent, for the account of such Issuing Lender or for itself as the case may be such Revolving Lender’s pro-rata share of such unreimbursed LC Disbursement (each such Lender’s pro rata share of such LC Disbursement determined by the proportion its Revolving Commitment Percentage bears to the aggregate Revolving Committed

Amount) in Dollars in Federal or other immediately available funds. Such payment from the Revolving Lender shall be due (i) at or before 1:00 P.M. (New York time) on the date the Administrative Agent so notifies a Revolving Lender, if such notice is given at or before 10:00 A.M. (New York time) on such date or (ii) at or before 10:00 A.M. (New York time) on the next succeeding Business Day, together with interest on such amount for each day from and including the date of such drawing to but excluding the day such payment is due from such Revolving Lender at the Federal Funds Rate for such day (which funds, in the case of a failure to reimburse the Issuing Lender under a Letter of Credit, the Administrative Agent shall promptly remit to the applicable Issuing Lender). The failure of any Revolving Lender to make available to the Administrative Agent its pro-rata share of any unreimbursed LC Disbursement shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent its pro-rata share of any payment made under any Letter of Credit on the date required, as specified above, but no such Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s pro-rata share of any such payment. Upon payment in full of all amounts payable by a Lender under this subsection (p), such Lender shall be subrogated to the rights of the Issuing Lender against the Borrower to the extent of such Lender’s pro-rata share of the related LC Obligation so paid (including interest accrued thereon). If any Revolving Lender fails to pay any amount required to be paid by it pursuant to this subsection (p) on the date on which such payment is due, interest shall accrue on such Lender’s obligation to make such payment, for each day from and including the date such payment became due to but excluding the date such Lender makes such payment, whether before or after judgment, at a rate per annum equal to (i) for each day from the date such payment is due to the third succeeding Business Day, inclusive, the Federal Funds Rate for such day as determined by the relevant Issuing Lender and (ii) for each day thereafter, the sum of 2.00% plus the rate applicable to Base Rate Loans for such day. Any payment made by any Lender after 3:00 P.M. on any Business Day shall be deemed for purposes of the preceding sentence to have been made on the next succeeding Business Day.

(q)    Obligations in Respect of Letters of Credit Unconditional.    The obligations of the Borrower under Section 2.05(o) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including the following circumstances:

(i)    any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(ii)    any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto, in each case consented to by the Borrower;

(iii)    the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv)    the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), the Administrative Agent, the Issuing Lender or any other Person, whether in connection with this Agreement or any Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v)    any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi)    payment under a Letter of Credit against presentation to the Issuing Lender of a draft or certificate that does not comply with the terms of such Letter of Credit; provided that the Issuing Lender’s determination that documents presented under such Letter of Credit comply with the terms thereof shall not have constituted gross negligence, bad faith or willful misconduct of either Issuing Lender (as finally determined by a court of competent jurisdiction); or

(vii)    any other act or omission to act or delay of any kind by the Administrative Agent, any Issuing Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (vii), constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Section 2.06    Interest.

(a)    Rate Options Applicable to Loans.    Each Borrowing shall be comprised of Base Rate Loans or (except in the case of Swingline Loans, which shall be made and maintained as Base Rate Loans only) Eurodollar Loans, as the Borrower may request pursuant to Section 2.02; provided, however, that the Borrower may not request a Eurodollar Loan until after the one month anniversary of the Closing Date unless the Administrative Agent agrees. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower may not request any Borrowing that, if made, would result in an aggregate of more than 10 separate groups of Eurodollar Loans having the same Interest Period being outstanding hereunder at any one time. For this purpose, Loans having different Interest Periods, regardless of whether commencing on the same date, shall be considered separate groups.

(b)    Base Rate Loans.    Each Loan which is made as, or converted into, a Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made as, or converted into, a Base Rate Loan until it becomes due or is converted into a Loan of any other Type, at a rate per annum equal to the Base Rate for such day plus the then Applicable Margin. Such interest shall be payable in arrears on each Interest Payment Date and, with respect to the principal amount of any Base Rate Loan converted to a Eurodollar Loan, on the date such Base Rate Loan is so converted.

(c)    Eurodollar Loans.    Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the applicable Adjusted Eurodollar Rate for such Interest Period plus the then Applicable Margin. Such interest shall be payable for each Interest Period on each Interest Payment Date.

(d)    Determination and Notice of Interest Rates.    The Administrative Agent shall determine each interest rate applicable to the Loans hereunder in accordance with the terms hereof. The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error. Any such notice shall, without the necessity of the Administrative Agent so stating in such notice, be subject to the provisions of the definition of “Applicable Margin” providing for adjustments in the Applicable Margin from time to time. When during an Interest Period any event occurs that causes an adjustment in the Applicable Margin applicable to Loans to which such Interest Period is applicable, the Administrative Agent shall give prompt notice to the Borrower and the applicable Lenders affected thereby of such event and the adjusted rate of interest so determined for such Loans, and its determination thereof shall be conclusive in the absence of manifest error.

(e)    Default Interest.    Upon the occurrence and during the continuance of an Event of Default, the overdue principal of and, to the extent permitted by law, overdue interest on the Loans and any other overdue amounts owing herein or under the other Finance Documents shall bear interest, payable on demand, at a per annum rate equal to (i) in the case of principal of any Loan, the rate otherwise applicable to such Loan during such period pursuant to this Section 2.06 plus 2.00% and (ii) in the case of any other amount, if expressly provided for herein, at the rate so provided and otherwise at the Base Rate plus the Applicable Margin for Base Rate Loans plus 2.00%.

Section 2.07    Extension and Conversion.

(a)    Continuation and Conversion Options.    The Loans included in each Borrowing shall bear interest initially at the Type of rate allowed by Section 2.06 and as specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower shall have the option to elect to change or continue the Type of interest rate borne by each Loan (subject in each case to the provisions of Article III and subsection 2.07(d)), as follows:

(i)    if such Loans are Base Rate Loans, the Borrower may elect pursuant to a Notice of Extension/Conversion to convert such Loans to Eurodollar Loans as of any Business Day; and

(ii)    if such Loans are Eurodollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Eurodollar Loans for an additional Interest Period, subject to Section 3.05 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice, substantially in the form of Exhibit A-2 hereto (a “Notice of Extension/Conversion”) or by telephone promptly confirmed by a Notice of Extension/Conversion, which notice shall not thereafter be revocable by the Borrower, to the Administrative Agent not later than 12:00 Noon on the second Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Extension/Conversion may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Loans; provided that the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $1,000,000 or any larger multiple of $100,000.

(b)    Contents of Notice of Extension/Conversion.    Each Notice of Extension/ Conversion shall specify:

(i)    the Loans (or portion thereof) to which such notice applies;

(ii)    the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection 2.07(a) above;

(iii)    if the Loans are to be converted, the new Type of Loans and, if the Loans being converted are to be Eurodollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv)    if such Loans are to be continued as Eurodollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definitions of the term “Interest Period”. If no Notice of Extension/Conversion is timely received prior to the end of an Interest Period for any Eurodollar Loans, the Borrower shall be deemed to have elected that such Loans be converted to Base Rate Loans as of the last day of such Interest Period.

(c)    Notification to Lenders.    Upon receipt of a Notice of Extension/Conversion (written or telephonic as set forth above) from the Borrower pursuant to subsection 2.07(a) above, the Administrative Agent shall promptly notify each applicable Lender affected thereby of the contents thereof.

(d)    Limitation on Conversion/Continuation Options.    The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Eurodollar Loans if the aggregate principal amount of any group of Eurodollar Loans having the same Interest Period created or continued as a result of such election would be less than $1,000,000. The Borrower shall not be entitled to elect to continue any Eurodollar Loans for an Interest Period in excess of one month if a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

(e)    Accrued Interest.    Accrued interest on a Loan (or portion thereof) being extended or converted shall be paid by the Borrower (i) with respect to any Base Rate Loan being converted to a Eurodollar Loan, on the last day of the first fiscal quarter of the Borrower ending on or after the date of conversion and (ii) otherwise, on the date of extension or conversion.

Section 2.08    Maturity of Loans.

(a)    Maturity of Revolving Loans.    The Revolving Loans shall mature on the Revolving Loan Maturity Date, and any Revolving Loans then outstanding (together with accrued interest thereon and fees in respect thereof) Swingline Loans then outstanding (together with accrued interest thereon) and LC Obligations shall be due and payable in full on such date.

(b)    Scheduled Amortization of Term Loans.    The Borrower shall repay, and there shall become due and payable (together with accrued interest thereon) on each Principal Amortization Payment Date set forth below, the principal amount of the Term Loan set forth opposite each such Principal Amortization Payment Date as follows (provided that the amortization applicable to any New Term Loans shall be as set forth in the applicable Joinder Agreement):

Principal Amortization Payment Date	Principal Amortization Payment

September 30, 2010	$725,000
December 31, 2010	$725,000
March 31, 2011	$725,000
June 30, 2011	$725,000
September 30, 2011	$725,000
December 31, 2011	$725,000
March 31, 2012	$725,000
June 30, 2012	$725,000
September 30, 2012	$725,000
December 31, 2012	$725,000
March 31, 2013	$725,000
June 30, 2013	$725,000
September 30, 2013	$725,000
December 31, 2013	$725,000
March 31, 2014	$725,000
June 30, 2014	$725,000
September 30, 2014	$725,000
December 31, 2014	$725,000
March 31, 2015	$725,000
June 30, 2015	$725,000
September 30, 2015	$725,000
December 31, 2015	$725,000
March 31, 2016	$725,000

The aggregate unpaid principal balance of the Term Loans then outstanding shall be due and payable in full on the Term Loan Maturity Date.

Section 2.09    Prepayments.

(a)    Voluntary Prepayments.    The Borrower shall have the right voluntarily to prepay Loans in whole or in part from time to time, subject to Section 3.05 but otherwise without premium or penalty; provided, however, that (i) each partial prepayment of the Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof and (ii) the Borrower shall have given prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent, (A) in the case of any Base Rate Loan by 12:00 Noon at least one Business Day prior to the date of prepayment and (B), in the case of any Eurodollar Loan, by 12:00 Noon at least three Business Days prior to the date of prepayment. Each notice of prepayment shall specify the prepayment date, the principal amount remaining and amount to be prepaid, whether the Loan to be prepaid is a Revolving Loan, Term Loan or Swingline Loan, whether the Loan to be prepaid is a Eurodollar Loan or a Base Rate Loan and, in the case of a Eurodollar Loan, the Interest Period of such Loan. Each notice of prepayment shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount, and on the date stated therein (except that such notice may be conditioned on the availability of replacement credit facilities, in the case of a prepayment of all outstanding Loans). Subject to the foregoing, amounts prepaid under this Section 2.09(a) shall be applied as the Borrower may elect; provided that if the Borrower fails to specify the application of a voluntary prepayment, then such prepayment shall be applied first to Revolving Loans to the full extent thereof (without a permanent reduction in the Revolving Committed Amount), then to Swingline Loans to the full extent thereof (without a permanent reduction in the Revolving Committed Amount), then to Term Loans, in each case first to Base Rate Loans and then to Eurodollar Loans in the direct order of Interest Period maturity. In the case of prepayments of Term Loans, such prepayments shall be applied to the remaining installments of principal of the Principal Amortization Payments and the final payment of the aggregate unpaid balance of Term Loans on the Term Loan Maturity Date on a pro rata basis and may not be reborrowed. Subject to the satisfaction or waiver of Section 4.02, voluntary prepayments of Revolving Loans may be reborrowed at any time. All prepayments under this Section 2.09(a) shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

(b)    Mandatory Prepayments.

(i)    Revolving Committed Amount.    If on any date the aggregate Revolving Outstandings exceed the Revolving Committed Amount, the Borrower shall repay, and there shall become due and payable (together with accrued interest thereon), on such date an aggregate principal amount of Swingline Loans equal to such excess. If the outstanding Swingline Loans have been repaid in full, the Borrower shall prepay, and there shall become due and payable (together with accrued interest thereon), Revolving Loans in such amounts as are necessary so that, after giving effect to the repayment of the Swingline Loans and the repayment of Revolving Loans, the aggregate Revolving Outstandings do not exceed the Revolving Committed Amount. If the outstanding Revolving Loans and Swingline Loans have been repaid in full, the Borrower shall Cash Collateralize LC Obligations so that, after giving effect to the repayment of Swingline Loans and Revolving Loans and the Cash Collateralization of LC Obligations pursuant to this subsection (i), the aggregate Revolving Outstandings do not exceed the Revolving Committed Amount. In determining the aggregate Revolving Outstandings for purposes of this subsection (i), LC Obligations shall be reduced to the extent that they are Cash Collateralized as contemplated by this subsection (i). Each prepayment of Revolving Loans required pursuant to this subsection (i) shall be applied ratably among outstanding Revolving Loans based on the respective amounts of principal then outstanding. Each Cash Collateralization of LC Obligations required by this subsection (i) shall be applied ratably among LC Obligations based on the respective amounts thereof then outstanding.

(ii)    Excess Cash Flow.    Within 125 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2011), the Borrower shall prepay the Loans and/or Cash Collateralize or pay the LC Obligations in an aggregate amount equal to (A) 50% of the Excess Cash Flow for such prior fiscal year if the Total Leverage Ratio as of the last day of such prior fiscal year was equal to or greater than 4.75 to 1.0, (B) 25% of the Excess Cash Flow for such prior fiscal year if the Total Leverage Ratio as of the last day of such prior fiscal year was less than 4.75 to 1.0 but equal to or greater than 4.00 to 1.0 or (C) 0% of the Excess Cash Flow for the prior fiscal year if the Total Leverage Ratio as of the last day of such prior fiscal year was less than 4.00 to 1.0, in the case of each of clauses (A), (B) and (C), less the amount of optional prepayments of (x) Term Loans and New Term Loans and (y) Revolving Loans and Swingline Loans (to the extent the Revolving Commitments or the Swingline Commitments are permanently reduced at the time of such payment) during such prior fiscal year.

(iii)    Asset Dispositions, Casualties and Condemnations, etc.    Within five Business Days after receipt by any Group Company of proceeds from any Asset Disposition (other than an Excluded Asset Disposition), Casualty or Condemnation, the Borrower shall prepay the Loans and/or Cash Collateralize or pay the LC Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Asset Disposition, Casualty or Condemnation, as applicable; provided, that the Borrower shall have the option, upon written notice to the Administrative Agent, directly or through one or more of its Subsidiaries, to invest such proceeds within one year of receipt thereof in long-term productive assets of the general type used in the business of the Borrower and its Subsidiaries (provided that if, prior to the expiration of such one year period, the Borrower, directly or through its Subsidiaries, shall have entered into a binding agreement providing for such investment on or prior to the expiration of an additional one hundred eighty (180) day period, such one year period shall be extended to the date provided for such investment in such binding agreement);

(iv)    Debt Issuances.    Within one Business Days after receipt by any Group Company of proceeds from any Debt Issuance (other than any Debt Issuance permitted pursuant to Section 7.01 of this Agreement), the Borrower shall prepay the Loans and/or Cash Collateralize or pay the LC Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance.

(v)    Application of Mandatory Prepayments.    All amounts required to be paid pursuant to this Section 2.09(b) shall be applied as follows:

(A)    with respect to all amounts paid pursuant to Section 2.09(b)(i) in the order provided in such Section; and

(B)    with respect to all amounts paid pursuant to Section 2.09(b)(ii), (iii) or (iv), subject to Section 2.09(b)(x) below, to the Term Loans (applied to the remaining Principal Amortization Payments and the final payment of the aggregate unpaid balance of Term Loans on the Term Loan Maturity Date on a pro rata basis).

(vi)    Order of Applications.    All amounts allocated to Revolving Outstandings as provided in this Section 2.09(b) shall be applied, first, to Swingline Loans, second, after all Swingline Loans have been repaid, to Revolving Loans, and third, after all Revolving Loans have been repaid, to Cash Collateralize or pay the LC Obligations; provided that any balance of such amounts remaining after all Revolving Loans have been repaid and, if applicable, all LC Obligations have been Cash Collateralized shall be applied to the Term Loans in each case ratably to the remaining Principal Amortization Payments of all Term Loans. Within the parameters of the applications set forth above, prepayments of Revolving Loans and Term Loans shall be applied first to Base Rate Loans and then, subject to subsection (vii) below, to Eurodollar Loans in direct order of Interest Period maturities. All prepayments under this Section 2.09(b) shall be subject to Section 3.05. All prepayments under this Section 2.09(b) shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

(vii)    Prepayment Accounts.    Amounts to be applied as provided in subsection (vi) above to the prepayment of Revolving Loans or Term Loans shall be applied first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall, at the option of the Borrower, be applied to prepay Eurodollar Loans immediately and/or shall be deposited in a separate Prepayment Account (as defined below) for the Loans. The Administrative Agent shall apply any cash deposited in the Prepayment Account for any Loans, upon withdrawal by the Collateral Agent, to prepay Eurodollar Loans on the last day of their respective Interest Periods (or, at the direction of the Borrower, on any earlier date) until all outstanding Loans have been prepaid or until all the allocable cash on deposit in the Prepayment Account has been exhausted. Concurrently with such application, the aggregate amount of any interest or profits earned on the amount so applied shall be withdrawn by the Collateral Agent and paid to the order of the Borrower. For purposes of this Agreement, the term “Prepayment Account” for any Loans shall mean an account (which may include the Prepayment Account established under the Security Agreement) established by the Borrower with the Collateral Agent and over which the Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this subsection (vii). The Collateral Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account for any Loans in Cash Equivalents that mature prior to the last day of the applicable Interest Periods of the Eurodollar Loans to be prepaid; provided, however, that (i) the Collateral Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Collateral Agent to be in, or would result in any, violation of any Law, (ii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Collateral Agent and (iii) if any Event of Default shall have occurred and be continuing, the selection of such Cash Equivalents shall be in the sole discretion of the Collateral Agent. The Borrower shall indemnify the Collateral Agent for any losses relating to such investments in Cash Equivalents so that the amount available to prepay Eurodollar Loans on the last day of the applicable Interest Periods is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest or profits earned on such investments, the Prepayment Accounts shall not bear interest. Interest or profits, if any, on the investments in any Prepayment Account shall accumulate in such Prepayment Account and be paid to the Borrower as provided above. If the maturity of the Loans has been accelerated pursuant to Section 8.02, the Administrative Agent may, in its sole discretion, cause the Collateral Agent to withdraw amounts on deposit in the Prepayment Account for any Loans and apply such funds to satisfy any of the Senior Obligations related to such Loans.

(viii)    Payments Cumulative.    Except as otherwise expressly provided in this Section 2.09, payments required under any subsection or clause of this Section 2.09 are in addition to payments made or required under any other subsection or clause of this Section 2.09.

(ix)    Notice.    The Borrower shall give to the Administrative Agent and the Lenders at least five Business Days’ prior written or telecopy notice of each and every event or occurrence requiring a prepayment under Section 2.09(b)(ii), (iii), or (iv), including the amount of Net Cash Proceeds expected to be received therefrom, the expected schedule for receiving such Net Cash Proceeds; provided, however, that in the case of any prepayment event consisting of a Casualty or Condemnation, the Borrower shall give such notice within five Business Days after the occurrence of such event.

(x)    Waivable Mandatory Prepayment.    Each Term Lender may exercise its option to refuse a mandatory prepayment of its Term Loan (a “Waivable Mandatory Prepayment”) by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the third Business Day prior to the prepayment date (it being understood that any Term Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the third Business Day prior to the prepayment date shall be deemed to have elected, as of such date, not to exercise such option). On the prepayment date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Term Lenders that have elected not to exercise such option, to prepay the Term Loans of such Term Lenders in accordance with Section 2.09(b)(v) and (ii) in an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to those Term Lenders that have elected to exercise such option, to prepay the Term Loans held by those Term Lenders that have elected not to exercise such option in accordance with Section 2.09(b)(v).

Section 2.10    Adjustment of Commitments.

(a)    Optional Termination or Reduction of Commitments (Pro-Rata).    The Borrower may, without premium or penalty, from time to time permanently reduce or terminate the Revolving Committed Amount in whole or in part (in minimum aggregate amounts of $1,000,000 or in integral multiples of $100,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Committed Amount)) upon one Business Days’ prior written or telecopy notice to the Administrative Agent; provided, however, that no such termination or reduction shall be made which would cause the Revolving Outstandings to exceed the Revolving Committed Amount as so reduced unless, concurrently with such termination or reduction, the Revolving Loans are repaid or, if no Revolving Loans are outstanding, the Swingline Loans are repaid and, after the Swingline Loans have been paid in full, the LC Obligations are Cash Collateralized to the extent necessary to eliminate such excess. The Administrative Agent shall promptly notify each affected Lender of the receipt by the Administrative Agent of any notice from the Borrower pursuant to this Section 2.10(a). Any partial reduction of the Revolving Committed Amount pursuant to this Section 2.10(a) shall be applied to the

Revolving Commitments of the Lenders pro-rata based upon their respective Revolving Commitment Percentages. The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of Section 2.11, on the date of each termination or reduction of the Revolving Committed Amount, any fees accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

(b)    Mandatory Reductions.    On any date that any Revolving Loans are required to be prepaid, Swingline Loans are required to be prepaid and/or LC Obligations are required to be Cash Collateralized pursuant to the terms of Section 2.09(b)(vi) (or would be so required if any Revolving Loans, Swingline Loans or LC Obligations were outstanding), the Revolving Committed Amount shall be automatically and permanently reduced by the total amount of such required prepayments and cash collateral (and, in the event that the amount of any payment referred to in Section 2.09(b) which is allocable to the Revolving Outstandings exceeds the amount of all outstanding Revolving Outstandings, the Revolving Committed Amount shall be further reduced by 100% of such excess).

(c)    Termination.    The Revolving Commitments of the Lenders and the LC Commitments of the Issuing Lenders shall terminate automatically on the Revolving Loan Maturity Date. The Swingline Commitment of the Swingline Lender shall terminate automatically on the Swingline Termination Date.

(d)    Optional Termination of Commitments (Non-Pro-Rata).    If (1) any Lender has demanded compensation or indemnification pursuant to Section 3.01 or Section 3.04, (2) the obligation of any Lender to make Eurodollar Loans has been suspended pursuant to Section 3.02, (3) any Lender is a Defaulting Lender or (4) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 10.03 or any other provision of any Finance Document requires the consent of more than the Required Lenders and with respect to which the Required Lenders shall have granted their consent, the Borrower shall have the right, if no Default or Event of Default then exists, to (x) remove such Lender by terminating such Lender’s Commitment in full or (y) replace such Lender by causing such Lender to assign its Commitment to one or more existing Lenders or Eligible Assignees pursuant to Section 10.06. The replacement of a Lender pursuant to clause (2) above shall be effective on the date of notice of such replacement to the Lenders through the Administrative Agent (the “Replacement Date”), subject to the satisfaction of the following conditions:

(i)    each replacement Lender and/or Eligible Assignee, and the Administrative Agent acting on behalf of each Lender subject to replacement, shall have satisfied the conditions to an Assignment and Assumption set forth in Section 10.06(b) and in connection therewith the replacement Lender(s) and/or Eligible Assignee(s) shall pay:

(A)    to each Lender subject to replacement an amount equal in the aggregate to the sum of (x) the principal of, and all accrued but unpaid interest on, its outstanding Loans, (y) the amount of all LC Disbursements that have been funded by (and not reimbursed to) it under Section 2.05, together with all accrued but unpaid interest with respect thereto, and (z) all accrued but unpaid fees owing to it pursuant to Section 2.11; and

(B)    to the Issuing Lenders an amount equal to the aggregate amount owing by the replaced Lenders to the Issuing Lenders as reimbursement pursuant to Section 2.05, to the extent such amount was not theretofore funded by such replaced Lenders; and

(ii)    the Borrower shall have paid to the Administrative Agent for the account of each replaced Lender an amount equal to all obligations owing to such replaced Lenders by the Borrower pursuant to this Agreement and the other Finance Documents (other than those obligations of the Borrower referred to in clause (i)(A) above).

In the case of the removal of a Lender pursuant to this Section 2.10(d), upon (i) payment by the Borrower to the Administrative Agent for the account of the Lender subject to such removal of an amount equal to the sum of (A) the aggregate principal amount of all Loans and LC Obligations held by such Lender and (B) all accrued interest, fees and other amounts owing to such Lender hereunder, including all amounts payable by the Borrower to such Lender under Article III or Sections 10.04 and 10.05, and (ii) provision by the Borrower to the Swingline Lender and each Issuing Lender of appropriate assurances and indemnities (which may include letters of credit) as each may reasonably require with respect to any continuing obligation of such removed Lender to purchase Participation Interests in any LC Obligations or Swingline Loans then outstanding, such Lender shall, without any further consent or other action by it, cease to constitute a Lender hereunder; provided that the provisions of this Agreement (including the provisions of Article III and Sections 10.04 and 10.05) shall continue to govern the rights and obligations of a removed Lender with respect to any Loans made, any Letters of Credit issued or any other actions taken by such removed Lender while it was a Lender.

(e)    General.    The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of Section 2.11, on the date of each termination or reduction of the Revolving Committed Amount, the Commitment Fee accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

Section 2.11    Fees.

(a)    Revolving Commitment Fee.    The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender a fee (the “Commitment Fee”) on such Lender’s pro rata share of the daily Unused Revolving Committed Amount (based on the percentage that its Revolving Commitment bears to the aggregate Revolving Commitments), computed at a per annum rate for each day equal to 0.75% of such Unused Revolving Committed Amount. For purposes of calculating such Lender’s pro rata share of the daily unused Revolving Committed Amount in this Section 2.11(a), Swingline Loans will not be included in subsection (ii)(A) of the definition of “Unused Revolving Commitment Amount.” The Commitment Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each March, June, September and December (and any date that the Revolving Committed Amount is reduced as provided in Section 2.10(a) or (b) and the Revolving Loan Maturity Date) for the quarter or portion thereof ending on each such date, beginning with the first of such dates to occur after the Closing Date.

(b)    Letter of Credit Fees.

(i)    Revolving Commitment Letter of Credit Fee.    The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender on such Revolving Lender’s pro rata share (based on the percentage that its Revolving Commitment bears to the aggregate Revolving Commitments) of the average daily maximum amount of Participation Interests in Letters of Credit deemed purchased by Revolving Lenders under their Revolving Commitments in accordance with Section 2.05(e) and the definition of Revolving Commitment, computed at a per annum rate for each day from the date of issuance to the date of expiration of the applicable Letters of Credit equal to the Applicable Margin for Eurodollar Loans. All Letter of Credit Fees described in this Section 2.11(b)(i) will be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or portion thereof), beginning with the first of such dates to occur after the date of issuance of such Letter of Credit.

(ii)    Fronting Fees.    The Borrower shall pay directly to the Issuing Lender for its own account a fronting fee with respect to each Letter of Credit, in an amount to be agreed between the Borrower and the relevant Issuing Lender, such fronting fee to be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date after the issuance of such Letter of Credit, and on the Revolving Loan Maturity Date.

(iii)    Issuing Lender Fees.    In addition to the Letter of Credit Fee payable pursuant to clause (i) above and any fronting fees payable pursuant to clause (ii) above, the Borrower promises to pay to the Issuing Lender for its own account without sharing by the other Lenders the letter of credit fronting and negotiation fees agreed to by the Borrower and the Issuing Lender from time to time and the customary charges from time to time of the Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, each Letter of Credit (collectively, the “Issuing Lender Fees”).

(iv)    Computation of Certain Fees after Default.    Upon the occurrence and during the continuance of any Event of Default, any overdue Letter of Credit Fee payable under subsection (i) above shall be computed at a rate per annum equal to the relevant Applicable Margin for Eurodollar Loans plus 2.00%.

(c)    Closing Fees.    The Borrower agrees to pay on the Closing Date to each Lender party to this Agreement as a Lender on the Closing Date, as fee compensation for the funding of such Lender’s Loan and unfunded Revolving Commitments, a closing fee in an amount equal to (i) 0.50% of the stated principal amount of such Lender’s Term Loan and (ii) 2.00% of the stated principal amount of such Lender’s Revolving Loan and unfunded Revolving Commitments (which shall include the face amount of any issued and undrawn Letters of Credit) (the “Closing Fees”), payable, in each case, to such Lender from the proceeds of its Loan as and when funded on the Closing Date. Such closing fee shall be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

Section 2.12    Pro-Rata Treatment. Except to the extent otherwise provided herein (including Section 2.08(a)):

(a)    Loans.    Each Borrowing, each payment or prepayment (which shall not include any assignment permitted under Section 10.06) by any Credit Party of principal of or interest on any Loan, each payment of fees (other than the Issuing Lender Fees retained by the Issuing Lender for its own account and the administrative fees retained by the Agents for their own account), each reduction of the Revolving Committed Amount and each conversion or continuation of any Loan, shall be allocated ratably amongst the relevant Lenders; provided that, in the event any amount paid to any Lender pursuant to this subsection (a) is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus 2.00% per annum.

(b)    Letters of Credit.    Each payment of LC Obligations shall be allocated to each Revolving Lender pro-rata in accordance with its Revolving Commitment Percentage; provided that, if any Revolving Lender shall have failed to pay its applicable pro-rata share of any LC Disbursement, then any amount to which such Revolving Lender would otherwise be entitled pursuant to this subsection (b) shall instead be payable to the Issuing Lender; provided, further, that in the event any amount paid to any Revolving Lender pursuant to this subsection (b) is rescinded or must otherwise be returned by the Issuing Lender, each Revolving Lender shall, upon the request of the Issuing Lender, repay to the Administrative Agent for the account of the Issuing Lender the amount so paid to such Revolving Lender, with interest for the period commencing on the date such payment is returned by the Issuing Lender until the date the Issuing Lender receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus 2.00% per annum.

Section 2.13    Sharing of Payments. The Lenders agree among themselves that, except to the extent otherwise provided herein (including Section 10.06), if any Lender shall obtain payment in respect of any Loan, unreimbursed LC Disbursements or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro-rata share of such payment as provided for in this Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans, unreimbursed LC Disbursements, and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement; provided that nothing in this Section 2.13 shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have for payment of indebtedness of the Borrower other than its indebtedness hereunder. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Credit Parties agree that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan, LC Obligation or other obligation in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.13 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 2.13 to share in the benefits of any recovery on such secured claim.

Section 2.14    Payments; Computations.

(a)    Payments by the Borrower.    Each payment of principal of and interest on Loans, LC Obligations and fees hereunder (other than fees payable directly to the Issuing Lenders) shall be paid not later than 2:00 P.M. on the date when due, in Federal or other funds immediately available to the Administrative Agent at the account designated by it by notice to the Borrower. Each such payment shall be made irrespective of any set-off, counterclaim or defense to payment which might in the absence of this provision be asserted by the Borrower or any Affiliate of the Borrower against any Agent or any Lender. Payments received after 2:00 P.M. shall be deemed to have been received on the next Business Day. The Borrower shall, at the time it makes any payments under this Agreement, specify to the

Administrative Agent the Loan, Letters of Credit, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and if any such specified application would be inconsistent with the terms hereof, the Administrative Agent shall, subject to Section 2.12, distribute such payment to the Lenders in such manner as the Administrative Agent may deem reasonably appropriate). The Administrative Agent will distribute such payments to the applicable Lenders on the date of receipt thereof, if such payment is received prior to 2:00 P.M.; otherwise the Administrative Agent may in its sole discretion distribute such payment to the applicable Lenders on the date of receipt thereof or on the immediately succeeding Business Day. Whenever any payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. The Borrower hereby authorizes and directs each Agent to debit any account maintained by the Borrower for such purpose with such Agent to pay when due any amounts required to be paid from time to time under this Agreement as directed at such time(s) by the Borrower.

(b)    Distributions by the Administrative Agent.    Unless the Administrative Agent shall have received notice (written or telephonic) from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent at the Federal Funds Rate. To the extent that any Lender has failed, in whole or in part, to fund any Loan or the purchase of any participations hereunder or to make any other payment, in each case, required to be funded or made by such Lender pursuant to this Agreement, the Administrative Agent shall be entitled to set off the funding shortfall against such Lender’s pro rata share of all payments received from or on behalf of the Borrower or any Guarantor or on account of the Collateral.

(c)    Computations.    Except for interest on Base Rate Loans which shall be computed on the basis of a 365 or 366 day year as the case may be (unless the Base Rate is determined by reference to the Federal Funds Rate), all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and including the date of borrowing (or continuation or conversion) but excluding the date of payment.

Section 2.15    Incremental Loans.

(a)    The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loan commitments (the “New Term Loan Commitments”) hereunder, in an aggregate principal amount for all such New Term Loan Commitments not in excess of $100,000,000 in the aggregate and not less than $15,000,000 individually (or such lesser amount that shall constitute the difference between $100,000,000 and all such New Term Loan Commitment obtained prior to such date); provided that New Term Loan Commitments and New Term Loans may only be made to HGI. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent; provided that any Lender offered or approached to provide all or a portion of any New Term Loan Commitments may elect or decline, in its sole discretion, to provide such New Term Loan Commitments.

Such New Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments and to the making of any new term loans (the “New Term Loans”) pursuant thereto and after giving effect to any Permitted Business Acquisition consummated in connection therewith; (ii) the conditions of Section 4.02 shall be met as of the Increased Amount Date and the Administrative Agent shall have received an Officer’s Certificate to such effect; (iii) the Administrative Agent shall have received such opinions, resolutions, certificates and other documents and instruments as it shall reasonably request in order to ensure that the New Term Loans are entitled to the ratable benefit of the Collateral Documents; (iv) the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.16 on the Increased Amount Date and for the most recently ended fiscal quarter; (v) the proceeds of any New Term Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions); (vi) unless the applicable Joinder Agreement provides for less favorable treatment in respect of such New Term Loans, the New Term Loans shall share ratably in the Collateral; (vii) the maturity date of such New Term Loans shall not be earlier than the Term Loan Maturity Date and the weighted average life to maturity of the New Term Loans shall be not be shorter than the weighted average life to maturity of the existing Term Loans; (viii) all terms and documentation with respect to any New Loans which differ from those with respect to the existing Term Loans shall be mutually agreed between the Borrower and the Lenders under the New Term Loans (except to the extent permitted in this paragraph); (ix) such New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed by the Borrower, the Administrative Agent and one or more New Lenders; (x) all fees and expenses owing in respect of such New Term Loan to the Administrative Agent, the Collateral Agent and the Lenders shall have been paid; and (xi) if the initial “spread” (for purposes of this Section 2.15 the “spread” with respect to any Term Loan shall be calculated as the sum of the Eurodollar Loan margin on the relevant Term Loan plus any original issue discount, upfront fees and interest rate floors in lieu of original issue discount (other than any arranging fees, underwriting fees and commitment fees) (based on an assumed four-year average life for the existing Term Loans (e.g., 100 basis points in original issue discount or upfront fees equals 25 basis points of interest rate margin))) relating to the New Term Loans exceeds the spread then in effect with respect to the existing Term Loans by more than 0.25%, the Applicable Margin relating to the existing Term Loans shall be adjusted to the extent necessary to cause the spread relating to such New Term Loans not to exceed the spread applicable to the existing Term Loans by more than 0.25%. Any New Term Loans made on an Increased Amount Date that have terms and provisions that differ from those of the Term Loans outstanding on the date on which such New Term Loans are made shall be designated as a separate tranche (a “Tranche”) of Term Loans for all purposes of this Agreement.

(b)    On any Increased Amount Date on which any New Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each lender with a New Term Loan Commitment (each, a “New Lender”) shall become a Lender hereunder with respect to such New Term Loan Commitment.

(c)    The terms and provisions of the New Term Loan Commitments of any Tranche shall be identical to those of the applicable existing Term Loans and for purposes of this Agreement, any New Term Loans (except as otherwise agreed between the Borrower and the applicable New Lenders but subject to the restrictions of Section 2.15(a)) or New Term Loan Commitments shall be deemed to be Term Loans or Term Loan Commitments, as applicable.

Section 2.16    Certain Provisions Regarding Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Swingline Exposure or LC Exposure exists at the time a Revolving Lender becomes a Defaulting Lender (such Lender, a “Defaulting Revolving Lender”) then:

(i)    all or any part of such Defaulting Revolving Lender’s Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Revolving Commitments but only to the extent (i) the sum of all non-Defaulting Revolving Lenders’ Revolving Outstandings plus such Defaulting Revolving Lender’s Revolving Outstandings do not exceed the total of all non-Defaulting Revolving Lenders’ Revolving Commitments and (ii) the conditions set forth in Section 4.02 are satisfied at such time;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall (1) first, within one Business Day following notice by the Administrative Agent, prepay any outstanding Swingline Loans to the extent the Swingline Exposure related thereto has not been reallocated pursuant to clause (i) above and (2) second, within five Business Days following notice by the Administrative Agent, cash collateralize such Defaulting Revolving Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such LC Exposure is outstanding; and

(iii)    if the LC Exposure of a Defaulting Revolving Lender is reallocated among the non-Defaulting Revolving Lenders pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Section 2.11 shall be adjusted in accordance with such non-Defaulting Revolving Lenders’ pro rata percentages of such LC Exposure.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01    Taxes.

(a)    Payments Net of Certain Taxes.    Except as otherwise required by law, any and all payments by or on behalf of any Credit Party to or for the account of any Lender or any Agent or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Finance Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding any and all Excluded Taxes (all such non-Excluded Taxes being hereinafter referred to as “Taxes”). If any Credit Party (or any other Person that is the applicable withholding agent making payments on behalf of any Credit Party) shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable under this Agreement or any other Finance Document to any Lender or any Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01) such Lender or such Agent receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Credit Party (or any other Person that is the applicable withholding agent making payments on behalf of any Credit Party) shall make such deductions and withholdings, (iii) such Credit Party (or any other Person that is the applicable withholding agent making payments on behalf of any Credit Party) shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law and (iv) if a Credit Party is the applicable withholding agent, such Credit Party shall furnish to the Administrative Agent, at the Administrative Agent’s Office, the original or a certified copy of a receipt, if any, evidencing payment thereof or other documentation evidencing such payment.

(b)    Other Taxes.    In addition, the Borrower agrees to pay any and all present or future stamp or documentary, excise or property taxes or similar charges or levies (including mortgage recording taxes) which arise from any payment made by it under this Agreement or any other Finance Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Finance Document (hereinafter referred to as “Other Taxes”).

(c)    Indemnification.    The Borrower agrees to indemnify each Lender and each Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) or otherwise in connection with this Agreement, as applicable, whether or not correctly or legally asserted, paid by such Lender or such Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that if the Borrower reasonably believes that such Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent or the Lender, as the case may be, will use reasonable efforts to cooperate with the Borrower at the Borrower’s own expense to obtain a refund of such Taxes or other Taxes so long as such efforts would not, in the sole discretion of the Administrative Agent or the Lender, as the case may be, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.

(d)    U.S. Tax Forms and Certificates.    Each Lender that is not a “U.S. person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”), to the extent it is entitled to do so, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter as required by law, upon the Borrower’s or Administrative Agent’s request and upon the obsolescence, expiration, or invalidity of any form previously delivered, shall provide the Borrower and the Administrative Agent (or, in the case of a Participant, shall provide the Lender from which the related participation shall have been purchased) with two copies of (i) Internal Revenue Service Form W-8 BEN, W-8 IMY, W-8 EXP or W-8 ECI, as appropriate, and together with required attachments, or any successor form prescribed by the Internal Revenue Service, each properly completed and duly executed by such NonU.S. Lender, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, or (ii) in the case of a NonU.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” an Internal Revenue Service Form W8BEN together with a statement substantially in the form of Exhibit N, or any successor form or certificate prescribed by the Internal Revenue Service, properly completed and duly executed by such NonU.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower and Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate (or any other form of certification adopted by the U.S. taxing authorities for such purposes). In addition, each Non-U.S. Lender shall provide any other information (including whether such Lender has complied with the FATCA) that the Administrative Agent needs in order to determine whether any United States withholding tax is applicable on any amounts payable to such Lender under this Agreement. Any Lender that is not a Non-U.S. Lender shall provide two copies of Internal Revenue Service W-9, properly completed and duly executed by such Lender, to the Borrower and the Administrative Agent on or before the date such Lender becomes a party to this Agreement. Should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required to be delivered hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes from the applicable taxing authority at such Lender’s expense.

(e)    Obligations in Respect of Non-U.S. Lenders.    The Borrower shall not be required to indemnify any Non-U.S. Lender or to pay any additional amounts to any Non-U.S. Lender, in respect of Taxes (other than Other Taxes) pursuant to subsection (a) above to the extent that the obligation to withhold amounts with respect to Taxes (other than Other Taxes) existed on the date such Non-U.S.

Lender became a party to this Agreement (or, in the case of a participant, on the date such participant acquired its participation interest) or, with respect to payments to a new Applicable Lending Office, the date such Non-U.S. Lender designated such new Applicable Lending Office with respect to a Loan; provided, however, that this subsection (e) shall not apply (i) to any participant or new Applicable Lending Office that becomes a participant or new Applicable Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrower and (ii) to the extent the indemnity payment or additional amounts any participant, or any Lender acting through a new Applicable Lending Office, would be entitled to receive (without regard to this subsection (e)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such participant, or Lender (or participant) making the designation of such new Applicable Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation.

(f)    Mitigation.    If any Credit Party is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.01, or if any Lender requests compensation under Section 3.04 then such Lender agrees to use reasonable efforts to change the jurisdiction of its Applicable Lending Office or to file or deliver to the Borrower any certificate or document so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, filing or delivery, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

(g)    Refunds or Credits.    If any Lender or Agent receives (i) a refund from a taxation authority in respect of any tax for which it has been indemnified by a Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section 3.01 or (ii) any credit (such credit to include any increase in any foreign tax credit, but net of any additional net income tax payable with respect to amounts paid by the Borrower pursuant to this Section 3.01, adjusted for any savings in net income tax resulting from the payment or accrual of payments made or to be made by the Lender or Agent pursuant to this Section 3.01(g)) with respect to any tax for which it has been indemnified by a Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section 3.01, which refund or credit in the sole judgment of such Lender or Agent is directly attributable to any such indemnified tax or additional amounts, such Lender or Agent shall (within 30 days from the date of such receipt) pay over to such Credit Party the amount of such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party with respect to the tax giving rise to such refund or credit), net of all out-of-pocket expenses (including any taxes on a refund or on interest received or credited) which such Lender or Agent certifies that it has reasonably determined to have been incurred in connection with obtaining such refund or credit so as to leave such Lender or Agent in no worse position than it would have been in had the tax giving rise to such refund or credit not been incurred; provided, however, that (i) each Credit Party shall repay, upon the request of such Lender or Agent, the amount paid over to such Credit Party (plus penalties, interest or other charges) to such Lender or Agent in the event such Lender or Agent is required to repay such refund or credit to such tax authority, (ii) such Lender or Agent, as the case may be, shall have no obligation to cooperate with respect to any contest (or continue to cooperate with respect to any contest), or to seek or claim any refund or credit if such Lender or Agent determines that its interest would be adversely affected by so cooperating (or continuing to cooperate) or by seeking or claiming any such refund or credit and (iii) no Credit Party shall have any right to examine the tax returns or other records of any Lender or Agent or to obtain any information with respect thereto by reason of the provisions of this Section 3.01 or any judgment or determination made by any Lender or Agent pursuant to this Section 3.01.

(h)    Survival.    The agreements and obligations of the Credit Parties contained in this Section 3.01 shall survive the repayment of the Loans, LC Obligations and other obligations under the Finance Documents and the termination of the Commitments hereunder.

Section 3.02    Change in Law, Etc. If, on or after the date of this Agreement, the adoption of any applicable Law, or any change in any applicable Law, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Applicable Lending Office) to make, maintain or fund any of its Eurodollar Loans and, in each such case, the affected Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon, until each affected Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, (i) the obligation of each affected Lender to make Eurodollar Loans, or to convert outstanding Loans into Eurodollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 3.02, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Eurodollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan, if such Lender may lawfully continue to maintain and fund such Loan to such day or (ii) immediately, if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 3.03    Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Eurodollar Loan:

(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate for such Interest Period; or

(ii)    Lenders having 50% or more of the aggregate amount of the Revolving Commitments, Term Loan Commitments, or Term Loans, as applicable (or the aggregate outstanding principal balance of the Revolving Loans if the Revolving Commitments have expired or terminated) advise the Administrative Agent that the interest rate applicable to Eurodollar Loans as provided for in the definition of Adjusted Eurodollar Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period;

the Administrative Agent shall forthwith give notice thereof to the Borrower and the relevant Lenders, whereupon, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended and (ii) each outstanding Eurodollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two Business Days before the date of any Eurodollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing in the same aggregate amount as the requested Borrowing and shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the rate applicable to Base Rate Loans for such day.

Section 3.04    Increased Costs and Reduced Return.

(a)    If on or after the date hereof, the adoption of or any change in any applicable Law or in the interpretation or application thereof applicable to any Lender (or its Applicable Lending Office), or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of Law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(i)    shall subject such Lender (or its Applicable Lending Office) to any tax of any kind whatsoever with respect to any Letter of Credit, any Eurodollar Loans made by it or any of its Notes or its obligation to make Eurodollar Loans or to participate in Letters of Credit, or change the basis of taxation of payments to such Lender (or its Applicable Lending Office) in respect thereof (except for (A) Taxes and Other Taxes covered by Section 3.01 (including Taxes imposed solely by reason of any failure of such Lender to comply with its obligations under Section 3.01(d)) and (B) Excluded Taxes);

(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender (or its Applicable Lending Office) which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)    shall impose on such Lender (or its Applicable Lending Office) any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, converting into, continuing or maintaining any Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall be obligated to pay such Lender, within 10 Business Days of its demand, any additional amounts necessary to compensate such Lender on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) for such increased cost or reduced amount receivable.

(b)    If any Lender shall have determined that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable Law regarding capital adequacy, or compliance by such Lender, or its parent corporation, with any request or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s (or parent corporation’s) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender, or its parent corporation, could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s (or parent corporation’s) policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) for such reduction; provided, that the Borrower shall not be required to compensate any Lender pursuant to subsection (a) above or this subsection (b) for any additional costs or reductions suffered more than 180 days prior to the date such Lender notifies the Borrower of the circumstances giving rise to such additional costs or reductions and of such Lender’s intentions to claim compensation therefor, and provided, further, that, if the Change in Law or in the interpretation or administration thereof giving rise to such additional costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. Each determination by any such Lender of amounts owing under this Section 3.04 shall, absent manifest error, be conclusive and binding on the parties hereto.

(c)    A certificate in reasonable detail of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in subsection (a) or (b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender or the Issuing Lender the amount shown as due on any such certificate delivered by it within 10 Business Days after receipt of the same.

(d)    Promptly after any Lender becomes aware of any circumstance that will, in its reasonable judgment, result in a request for increased compensation pursuant to this Section 3.04, such Lender shall notify the Borrower thereof. Failure on the part of any Lender so to notify the Borrower or to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period, except as expressly otherwise provided above. The protection of this Section 3.04 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

Section 3.05    Funding Losses. The Borrower shall indemnify each Lender against any loss or expense (but excluding in any event loss of anticipated profit) which such Lender may sustain or incur as a consequence of (i) any failure by the Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article IV, (ii) any failure by the Borrower to borrow or to refinance, convert or continue any Loan hereunder after irrevocable notice of such Borrowing, refinancing, conversion or continuation has been given pursuant to Section 2.02 or 2.07, (iii) any payment, prepayment or conversion of a Eurodollar Loan, whether voluntary or involuntary, pursuant to any other provision of this Agreement or otherwise made on a date other than the last day of the Interest Period applicable thereto, or (iv) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.10(d), including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense (other than loss of anticipated profits) shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted, not borrowed or assigned (based on the interest rate applicable to Eurodollar Loans as provided for in the definition of Adjusted Eurodollar Rate as determined by the Administrative Agent), for the period from the date of such payment, prepayment, conversion, failure to borrow, convert or continue to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow, convert or continue) or assignment over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted, not borrowed, converted or continued for such period or Interest Period or assignment, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 3.06    Base Rate Loans Substituted for Affected Eurodollar Loans. If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Eurodollar Loans has been suspended pursuant to Section 3.02 or (ii) any Lender has demanded compensation under Section 3.01 or 3.04 with respect to its Eurodollar Loans, and in any such case the Borrower shall, by at least five Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section 3.06 shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Eurodollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Eurodollar Loans of the other Lenders). If such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Eurodollar Loan on the first day of the next succeeding Interest Period applicable to the related Eurodollar Loans of the other Lenders.

ARTICLE IV

CONDITIONS

Section 4.01    Conditions to Closing Date. The obligation of each Lender to make a Loan on the Closing Date and the obligation of any Issuing Lender to issue any Letter of Credit on the Closing Date is subject to the satisfaction or waiver of the following conditions on or before the Closing Date:

(a)    Executed Finance Documents.

(i)    Receipt by the Administrative Agent of duly executed copies of: (A) this Agreement; (B) the Guaranty; (C) the Notes (if any); (D) the Collateral Documents and (E) all other Finance Documents, each in form and substance reasonably satisfactory to the Commitment Parties.

(ii)    The Senior Note Documents and all other agreements and documents contemplated thereby shall have been entered into and shall be effective, and the terms and conditions thereof shall be in form and substance reasonably satisfactory to the Administrative Agent. HGI shall have received, or substantially concurrently with the initial borrowings under this Agreement shall receive, gross proceeds of the Senior Notes in an aggregate amount of not less than $150,000,000 (or the conditions to the issuance of the Senior Notes, other than the funding of the initial borrowings under this Agreement or the satisfaction of the conditions set forth in this Section 4.01, shall have been satisfied or substantially concurrently with the initial borrowings under this Agreement shall be satisfied);

(b)    Legal Matters.    All legal matters incident to this Agreement and the borrowings hereunder shall be reasonably satisfactory to the Administrative Agent.

(c)    Organizational Documents.    The Administrative Agent shall have received: (i) a copy of the certificate or articles of incorporation or other organizational documents, as applicable, including all amendments thereto, of each Credit Party, certified as of a recent date by the Secretary of State or other applicable authority of its respective jurisdiction of organization; (ii) a certificate as to the good standing of each Credit Party and The Hillman Group Capital Trust, as of a recent date, from the Secretary of State or other applicable authority of its respective jurisdiction of organization and, to the extent reasonably available, from each other state in which such Credit Party is qualified or is required to be qualified to do business, together in each case, to the extent generally available, with a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each such jurisdiction; (iii) a certificate of the Secretary or Assistant Secretary of each Credit Party dated the Closing Date substantially in the form of Exhibit L hereto attaching the documents referred to therein, which, in the case of such certificate delivered by HGI, shall also attach the Senior Note Documents, the Acquisition Documents, all documents relating to the Junior Debentures, the Trust Common Securities and the Trust Preferred Securities and the Capitalization Documents; (iv) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (iii) above; and (v) such other corporate or other constitutive or organizational documents as the Administrative Agent may reasonably request.

(d)    Closing Date Certificate.    The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of HGI, on behalf of each Credit Party, confirming compliance with the conditions precedent set forth in paragraphs (v) and (w) of Section 4.01, substantially in the form of Exhibit M hereto.

(e)    Opinions of Counsel.    On the Closing Date, the Administrative Agent shall have received:

(i)    a written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel to the Credit Parties, addressed to the Agents and each Lender, dated the Closing Date, substantially in the form of Exhibit D-1 hereto;

(ii)    from Holland & Knight, LLP, or special Florida counsel to the Credit Parties, an opinion addressed to the Agents and each Lender, dated the Closing Date, substantially in the form of Exhibit D-2 hereto and covering such additional matters incident to the transactions contemplated hereby as the Commitment Parties may reasonably request; and

(iii)    from Ortale, Kelley, Herbert & Crawford, special Tennessee counsel to the Credit Parties, an opinion addressed to the Agents and each Lender, dated the Closing Date, in form reasonably satisfactory to the Collateral Agent, with respect to the enforceability of the form of Mortgage and sufficiency of the form of UCC-1 financing statements or similar notices to be recorded or filed in such jurisdiction, if applicable, and such other matters as the Commitment Parties may reasonably request.

(f)    Capitalization.    On or prior to the Closing Date, (i) OH Holdings shall have received the cash proceeds of cash common equity investments in OH Holdings by Permitted Investors (the “Investor Equity Issuance”) of not less than (together with management rollover equity of not more than 10.0%) 30.0% of the total sources of funds for the Acquisition and all Transaction Costs), (ii) the proceeds of the Investor Equity Issuance, when aggregated with the Term Loans, the Revolving Loans borrowed on the Closing Date and the Senior Notes incurred by HGI on the Closing Date, shall be used, and shall be sufficient, to pay the purchase price required to be paid on the Closing Date to consummate the Acquisition, to refinance the Refinanced Debt and to pay the Transaction Costs on the Closing Date and (iii) in accordance with Section 4.01(c), the Administrative Agent shall have received true and correct copies, certified as such by an appropriate officer of Holdings, of all subscription agreements, registration rights agreements, shareholder agreements and other documents and instruments delivered in connection therewith (collectively, the “Capitalization Documents”), each of which shall be in full force and effect and shall be in form and substance reasonably satisfactory to the Commitment Parties.

(g)    Consummation of the Acquisition.    The Acquisition, including all of the terms and conditions thereof, shall have been duly approved by the board of directors and (if required by applicable law) the shareholders of each of the Borrowers (prior to the consummation of the Acquisition), Holdings and each other Group Company party thereto, and all Acquisition Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect. The Acquisition shall have been consummated or will be consummated concurrently with the borrowing of the initial

Loans in accordance with the Acquisition Agreement; provided that no amendment, modification or waiver of any term thereof or any condition to the Borrower’s, OH Holding’s or HGI’s obligation to consummate the Acquisition thereunder (other than any such amendment, modification or waiver that is not materially adverse to the interests of the Lenders) shall be made or granted, as the case may be, without the prior written consent of the Commitment Parties (it being understood that any material decrease in the price or material change in the structure of the Acquisition will be deemed to be materially adverse and will require the prior written consent of the Commitment Parties). On or prior to the Closing Date and prior to the borrowing of the initial Loans, the Acquisition shall have been consummated in accordance with all applicable laws and the Acquisition Documents (without giving effect to any material amendment or modification thereof or material waiver with respect thereto including any material modification, amendment, supplement or waiver relating to any disclosure schedule or exhibit, unless such modification, amendment, supplement or waiver could not reasonably be expected to be materially adverse in any respect to the Lenders or unless consented to by the Commitment Parties). On the Closing Date, the certificate of merger with respect to the Acquisition shall have been filed with the appropriate Governmental Authority having primary jurisdiction over affairs of corporations in Delaware.

(h)    Refinancing of Certain Existing Debt; Other Debt.    On the Closing Date, the commitments under all Refinanced Agreements shall have been terminated, all loans outstanding thereunder shall have been repaid in full (other than contingent indemnification obligations not due and payable), together with accrued interest thereon (including any prepayment premium), all letters of credit issued thereunder shall have been terminated or backstopped through the issuance of Letters of Credit hereunder or shall have become Letters of Credit hereunder and all other amounts owing pursuant to each Refinanced Agreement shall have been repaid in full, and the Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to the Commitment Parties that the matters set forth in this subsection (h) have been satisfied at such time. In addition, on the Closing Date, the creditors under each Refinanced Agreement shall have terminated and released all applicable Liens on the capital stock of and assets owned by the Borrower and its Subsidiaries (including all capital stock and assets of Holdings and its Subsidiaries), and the Commitment Parties shall have received all such releases as may have been requested by the Commitment Parties, which releases shall be in form and substance satisfactory to the Commitment Parties.

(i)    Perfection of Personal Property Security Interests and Pledges; Search Reports.    Subject to the last sentence of this subsection (i), on or prior to the Closing Date, the Collateral Agent shall have received or have completed or arrangements reasonably satisfactory to the Collateral Agent shall have been provided for:

(i)    a Perfection Certificate from each Credit Party;

(ii)    appropriate financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local law) authenticated and authorized for filing under the Uniform Commercial Code or other applicable local law of each jurisdiction in which the filing of a financing statement or giving of notice may be required, or reasonably requested by the Collateral Agent, to perfect the security interests created by the Collateral Documents;

(iii)    copies of reports from an independent search service reasonably satisfactory to the Collateral Agent listing all effective financing statements, notices of tax, PBGC or judgment liens or similar notices that name the Borrower or any other Credit Party, as such (under its present name and any previous name and, if requested by the Collateral Agent, under any trade names), as debtor or seller that are filed in the jurisdictions referred to in clause (ii) above or in any other jurisdiction having files which must be searched in order to determine fully the existence of Uniform Commercial Code security interests, notices of the filing of federal tax Liens (filed pursuant to Section 6323 of the Code), Liens of the PBGC (filed pursuant to Section 4068 of ERISA) or judgment Liens on any Collateral, together with copies of such financing statements, notices of tax, PBGC or judgment Liens or similar notices (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Collateral Agent shall have received termination statements (Form UCC-3 or such other termination statements as shall be required by local law) authenticated and authorized for filing);

(iv)    searches of ownership of Intellectual Property in the U.S. Patent and Trademark Office and the U.S. Copyright Office and such Patent, Trademark and/or Copyright filings as may be requested by the Collateral Agent to the extent necessary or reasonably advisable to perfect the Collateral Agent’s security interest in Intellectual Property Collateral;

(v)    all of the Pledged Collateral, which Pledged Collateral shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, accompanied in each case by any required transfer tax stamps, all in form and substance reasonably satisfactory to the Collateral Agent; and

(vi)    evidence of the completion of all other filings and recordings of or with respect to the Collateral Documents and of all other actions as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Collateral Documents.

Notwithstanding anything in any Finance Document to the contrary, (A) other than with respect to any Closing Date UCC Filing Collateral and Closing Date Stock Certificates, to the extent any security interest in any Collateral is not perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the perfection of such security interest shall not constitute a condition precedent to the availability of the Loans on the Closing Date, provided that the Borrower hereby agrees to cause such perfection to occur no later than 60 days after the Closing Date, (B) with respect to perfection of security interests in the Closing Date UCC Filing Collateral, the Borrower’s sole obligation shall be to deliver, or cause to be delivered, necessary UCC financing statements to the Administrative Agent or Collateral Agent and to irrevocably authorize or cause the applicable Guarantor to irrevocably authorize the Administrative Agent or Collateral Agent to file necessary UCC financing statements and (C) with respect to perfection of security interests in Closing Date Stock Certificates, the Borrower’s sole obligation shall be to deliver to the Administrative Agent the Closing Date Stock Certificates, in each case, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent.

(j)    Real Property Collateral.    The Collateral Agent shall have received (in form and substance reasonably satisfactory to the Commitment Parties):

(i)    fully executed and notarized Mortgages encumbering the fee interest of the Credit Parties in each real property asset owned by a Credit Party set forth on Schedule 4.01(k)(i) (each a “Mortgaged Property” and collectively, the “Mortgaged Properties”), together with such UCC-1 financing statements or similar notices as the Collateral Agent shall reasonably deem appropriate with respect to each such Mortgaged Property;

(ii)    ALTA or other appropriate form mortgagee title insurance policies (the “Mortgage Policies”) issued by First American National Title Insurance Company (the “Title Insurance Company”), in an amount reasonably satisfactory to the Commitment Parties with respect to each Mortgaged Property, which amount shall not exceed the fair market value for each such Mortgaged Property, assuring the Commitment Parties that the applicable Mortgages create valid and enforceable first priority mortgage liens on the respective Mortgaged Property, free and clear of all Liens except Permitted Liens, which Mortgage Policies shall contain such endorsements as shall be reasonably satisfactory to the Commitment Parties and for any other matters that the Commitment Parties may reasonably request, and providing affirmative insurance and such reinsurance as the Commitment Parties may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Commitment Parties;

(iii)    if requested by the Commitment Parties, copies of all recorded documents listed as exceptions to title or otherwise referred to in the Mortgage Policies;

(iv)    such evidence satisfactory to the Commitment Parties as the Commitment Parties reasonably may request to the effect that each of the Mortgaged Properties, and the uses of the Mortgaged Properties, are in compliance in all material respects with all applicable Laws;

(v)    (A) a completed Flood Certificate with respect to each Mortgaged Property, which Flood Certificate shall (i) be addressed to the Collateral Agent, (ii) be completed by a company which has certified the accuracy of the information contained therein, and (iii) otherwise comply with the Flood Program; (B) evidence describing whether the community in which each Mortgaged Property is located participates in the Flood Program; (C) if any Flood Certificate states that a Mortgaged Property is located in a Flood Zone, the Borrower’s written acknowledgement of receipt of written notification from the Collateral Agent (i) as to the existence of each such Mortgaged Property, and (ii) as to whether the community in which each such Mortgaged Property is located is participating in the Flood Program; and (D) if any Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the Borrower has obtained a policy of flood insurance that (i) covers any Mortgaged Property that is located in a Flood Zone, (ii) is written in an amount reasonably acceptable to the Collateral Agent or the maximum limit of coverage made available with respect to the particular type of property under the Flood Program, whichever is less, and (iii) has a term ending not later than the sixth-anniversary of the Closing Date; and

(vi)    surveys of all Mortgaged Properties in a form sufficient to allow the Title Insurance Company to issue the Mortgage Policies without a standard survey exception.

(k)    Evidence of Insurance.    Receipt by the Collateral Agent of copies of insurance policies or certificates of insurance of the Credit Parties and their Subsidiaries evidencing liability and casualty insurance in form and substance reasonably satisfactory to the Administrative Agent, including naming the Collateral Agent as additional insured and loss payee on behalf of the Lenders.

(l)    Consents and Approvals.    On the Closing Date, all governmental (domestic or foreign), regulatory and third party approvals (including with respect to real property leases and license agreements relating to intellectual property) required and material in connection with the transactions contemplated by the Acquisition Agreement and the other Transaction Documents and otherwise referred to herein or therein shall have been obtained and remain in full force and effect, and all applicable waiting periods (including any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) and appeal periods shall have expired, in each case without any action being taken or threatened by any competent authority which has or could have a reasonable likelihood of restraining, preventing or imposing materially burdensome conditions on such transactions or impose, in the sole judgment of the Commitment Parties, materially burdensome conditions or qualifications upon the consummation of such transactions.

(m)    Litigation; Judgments.    On the Closing Date, there shall be no actions, suits, proceedings, counterclaims or investigations pending or overtly threatened (i) challenging the consummation of any portion of the Transaction or which in the judgment of the Commitment Parties could restrain, prevent or impose burdensome conditions on the Transaction, in the aggregate, or any other transaction contemplated hereunder, (ii) seeking to prohibit the ownership or operation by Holdings, the Borrower, or any of their respective Subsidiaries of all or any material portion of any of their respective businesses or assets or (iii) seeking to obtain, or which could result or has resulted in the entry of, any judgment, order or injunction that (A) would restrain, prohibit or impose adverse or burdensome conditions on the ability of the Lenders to make the Loans, (B) in the judgment of the Commitment Parties could reasonably be expected to result in a Material Adverse Effect with respect to Holdings, the Borrower and their Subsidiaries taken as a whole (after giving effect to the Transaction) or (C) could purport to affect the legality, validity or enforceability of any Finance Document or could result in a material adverse effect on the ability of any Credit Party to fully and timely perform their payment and security obligations under the Finance Documents or the rights and remedies of the Lenders. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the consummation of the transactions contemplated by the Transaction Documents and otherwise referred to herein or therein.

(n)    Solvency Certificate.    On or prior to the Closing Date, HGI shall have delivered or caused to be delivered to the Administrative Agent a solvency certificate from the chief financial or chief accounting officer of HGI, substantially in the form of Exhibit K hereto or otherwise in form and substance reasonably satisfactory to the Commitment Parties, setting forth the conclusions that, after giving effect to the Acquisition and the consummation of all financings contemplated herein, Holdings and its Subsidiaries (on a consolidated basis) and HGI and its Subsidiaries (on a consolidated basis) are solvent.

(o)    [reserved.]

(p)    [reserved.]

(q)    Material Adverse Effect.    There shall not have occurred any Material Adverse Effect since December 31, 2009.

(r)    Maximum Pro-Forma Leverage Ratio.    The Commitment Parties shall have received reasonably satisfactory evidence (including satisfactory supporting schedules and other data) that the ratio of pro forma Consolidated Total Debt of Holdings and its Consolidated Subsidiaries (not including (i) undrawn letters of credit and (ii) the outstanding principal balance of the Junior Debentures and calculated net of any Cash Equivalents to the extent not subject to any Lien other than Liens described in Sections 7.02(i) and (xv) and to the extent held by the Borrower and the Guarantors on the Closing Date) to pro forma EBITDA of HGI after giving effect to the Transaction for the trailing four quarters ended March 31, 2010, calculated accordance with Regulation S-X, was not greater than 5.20 to 1.0; provided that the Sponsor may replace a portion of the Term Loan Commitment or Revolving Loan Commitment with an increased Investor Equity Contribution to satisfy this condition precedent.

(s)    OFAC/Anti-Terrorism Compliance Certificate.    The Administrative Agent shall have received a certificate substantially in the form of Exhibit J hereto, dated the Closing Date and signed by a Responsible Officer of Holdings, certifying as to the matters set forth in Exhibit J.

(t)    Payment of Fees.    All costs, fees and expenses due to the Commitment Parties, the Agents and the Lenders on or before the Closing Date shall have been paid to the extent invoiced to the Borrower two Business Days prior to the Closing Date (together with reasonable detail therefor), except with respect to fees due to the Commitment Parties, the Agents and the Lenders which need not be invoiced.

(u)    Counsel Fees.    The Commitment Parties shall have received full payment from the Borrower of the fees and expenses of Latham & Watkins LLP described in Section 10.04 to the extent invoiced to the Borrower two Business Days prior to the Closing Date.

(v)    Representations and Warranties.    The Borrower Representations and the representations and warranties made by the Credit Parties in the Finance Documents shall be true and correct on the Closing Date in all material respects except that such materiality qualifier shall not be applicable to any Borrower Representation or any representation or warranty in the Finance Documents that is already qualified by materiality and except to the extent such representations and warranties expressly relate to an earlier date; provided that with respect to Borrowings on the Closing Date, any Default or Event of Default resulting from any breach of any representation or warranty made by any Credit Party pursuant to any Finance Document other than (A) any breach of a Borrower Representation or (B) any breach of a Specified Representation shall not constitute a Default or Event of Default or a failure of a condition to closing solely for purposes of this Section 4.01(v).

(w)    No Default.    No Default or Event of Default shall exist or be continuing after giving effect to the Transactions; provided, that, with respect to Borrowings on the Closing Date, any Default or Event of Default resulting from (i) the failure to perfect any security interest on any Collateral on the Closing Date, solely to the extent perfection is not required by Section 4.01(i) to have occurred on or before the Closing Date or (ii) any breach of any representation or warranty made by any Credit Party pursuant to any Finance Document other than (A) any breach of a Borrower Representation or (B) any breach of a Specified Representation, shall in each case not constitute a Default or Event of Default solely for purposes of this Section 4.01(w).

(x)    Notice.    The Borrower shall have delivered (i) in the case of any Revolving Loan or Term Loan, to the Administrative Agent, an appropriate Notice of Borrowing, duly executed and completed, by 12:00pm (New York time) on the Closing Date, and otherwise as permitted by, Section 2.02 and (ii) in the case of any Letter of Credit, to the Issuing Lender, an appropriate Letter of Credit Request duly executed and completed in accordance with the provisions of Section 2.05.

All corporate and legal proceedings and instruments and agreements relating to the transactions contemplated by this Agreement and the other Transaction Documents or in any other document delivered in connection herewith or therewith shall be reasonably satisfactory in form and substance to the Commitment Parties and their counsel, and the Commitment Parties shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down facsimiles, if any, which the Commitment Parties reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or Governmental Authorities. The documents referred to in this Section 4.01 shall be delivered to the Commitment Parties no later than the Closing Date. The certificates and opinions referred to in this Section 4.01 shall be dated the Closing Date.

Section 4.02    Conditions to All Credit Extensions After the Closing Date. The obligation of any Lender to make a Loan on the occasion of any Borrowing and the obligation of any Issuing Lender to issue (or renew or extend the term of) any Letter of Credit on any date after the Closing Date is subject to the satisfaction or waiver of the following conditions:

(a)    Notice.    The Borrower shall have delivered (i) in the case of any Revolving Loan or Term Loan, to the Administrative Agent, an appropriate Notice of Borrowing, duly executed and completed, by the time specified in, and otherwise as permitted by, Section 2.02 and (ii) in the case of any Letter of Credit, to the Issuing Lender, an appropriate Letter of Credit Request duly executed and completed in accordance with the provisions of Section 2.05.

(b)    Representations and Warranties.    Other than on the Closing Date, the representations and warranties made by the Credit Parties in the Finance Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation and warranty that is already qualified by materiality) at and as if made as of such date except to the extent they expressly relate to an earlier date.

(c)    No Default.    No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto.

(d)    Availability.    Immediately after giving effect to the making of a Revolving Loan or Swingline Loan (and the application of the proceeds thereof) or to the issuance of a Letter of Credit, as the case may be, (i) the sum of the Revolving Loans outstanding plus the amount of all LC Obligations outstanding plus all Swingline Loans outstanding shall not exceed the Revolving Committed Amount, (ii) the amount of all LC Obligations outstanding shall not exceed the LC Committed Amount and (iii) the sum of all Swingline Loans outstanding shall not exceed the Swingline Committed Amount.

(e)    Assumption by HGI.    The conditions precedent in Section 4.03 shall have been satisfied.

The delivery of each Notice of Borrowing, Swingline Loan Request and each request for a Letter of Credit shall constitute a representation and warranty by the Credit Parties of the correctness of the matters specified in subsections (b), (c) and (d) above.

Section 4.03    Assumption by HGI. No later than the second Business Day after the Closing Date the Administrative Agent shall have received (i) the Borrower Assumption Agreement, duly executed and delivered by HGI, (ii) a written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP in form and substance reasonably satisfactory to the Administrative Agent, and (iii) all agreements, confirmations, information and copies of all documents and papers which the Administrative Agent may have reasonably requested in connection with the Borrower Assumption Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of the Credit Parties represents and warrants that:

Section 5.01    Organization and Good Standing. Each of the Group Companies is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its formation, has all corporate, partnership or limited liability company powers and all material governmental licenses, franchises, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals required to own its property and carry on its business as now conducted and is duly qualified as a foreign corporation, licensed and in good standing in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers, except to the extent the failure to so qualify or be licensed, as the case may be, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.02    Power; Authorization; Enforceable Obligations.    Each of the Credit Parties has the corporate, partnership, limited liability company or other necessary power and authority, and the legal right, to execute, deliver and perform the Transaction Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder, and has taken all necessary action to authorize the borrowings and other extensions of credit on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of the Transaction Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party in connection with the borrowings or other extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of the Transaction Documents, except for (i) consents, authorizations, notices and filings disclosed in Schedule 5.02, all of which have been obtained or made, and (ii) filings to perfect the Liens created by the Collateral Documents. This Agreement has been, and each other Transaction Document to which any Credit Party is a party will be duly executed and delivered on behalf of such Person. This Agreement constitutes, and each other Transaction Document to which any Credit Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Credit Party enforceable against each such Person in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) that rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).

Section 5.03    [Reserved]

Section 5.04    No Conflicts.    Neither the execution and delivery by any Credit Party of the Transaction Documents to which it is a party, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Person, nor the exercise of remedies by the Agents and the Lenders under the Finance Documents, will (i) violate or conflict with any provision of the articles or certificate of incorporation, bylaws, partnership agreement, operating agreement or other organizational or governing documents of such Person, (ii) violate, contravene or conflict with any Law applicable to it or its properties, (iii) violate, contravene or conflict with contractual provisions of, cause an event of default under, or give rise to material increased, additional, accelerated or guaranteed, rights of any Person under, any indenture, loan agreement, mortgage, deed of trust or other instrument, material contract or material lease to which it is a party or by which it may be bound or (iv) result in or require the creation of any Lien (other than the Lien of the Collateral Documents) upon or with respect to its properties, except in the case of clause (iii) for such violations as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.05    No Default.    None of the Group Companies is in default in any respect under (i) any loan agreement, indenture, mortgage, security agreement or other agreement relating to Debt or any other contract, lease, agreement or obligation to which it is a party or by which any of its properties is bound which default could reasonably be expected to result in a Material Adverse Effect, (ii) the Senior Notes Indenture or (iii) the Junior Debentures Indenture. No Default or Event of Default has occurred or exists.

Section 5.06    [Reserved].

Section 5.07    Financial Condition.

(a)    Audited Financial Statements.    The consolidated balance sheets of Holdings and its Consolidated Subsidiaries as of December 31, 2007, December 31, 2008 and December 31, 2009 and the related consolidated and consolidating statements of income and cash flows for the respective fiscal years then ended, reported on by Grant Thornton, copies of each of which have been delivered to each of the Lenders, fairly present in all material respects, in accordance with GAAP (except as disclosed therein), the consolidated financial position of Holdings and its Consolidated Subsidiaries as of each such date and their consolidated results of operations and cash flows for such fiscal year.

(b)    Pro-Forma Financial Statements.    The consolidated balance sheet of Holdings and its Consolidated Subsidiaries as of the end of the most recent fiscal quarter prior to the Closing Date for which financial information is available, prepared on a pro-forma basis in accordance with Regulation S-X or S-K giving effect to the consummation of the Transactions, has heretofore been furnished to each Lender. Such pro-forma balance sheet has been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro-forma financial information contained in the Pre-Commitment Information (which assumptions are believed by the Borrower on the date hereof and on the Closing Date to be reasonable and fair in light of current conditions and facts known to the Borrower), is based on the best information available to the Borrower as of the date of delivery thereof, accurately reflects all material adjustments required to be made to give effect to the Transactions and presents fairly on a pro-forma basis the estimated consolidated financial position of Holdings and its Consolidated Subsidiaries as of March 31, 2010, assuming that the Transactions had actually occurred on that date. None of OH Holdings or any of its Subsidiaries has any reason to believe that such pro-forma balance sheet is misleading in any material respect in light of the circumstances existing at the time of the preparation thereof.

(c)    Projections.    The projections prepared as part of, and included in, the supplemental presentation to prospective Lenders on April 29, 2010 (which include projected balance sheets, income and cash flow statements on a quarterly basis for the period from the Closing Date through December 31, 2016 and on an annual basis for each of the following three fiscal years) have been prepared on a basis consistent with the financial statements referred to in subsection (a) above and are based on good faith estimates and assumptions believed by the Borrower to be reasonable and fair in light of current conditions and facts known to the Borrower at the time delivered. On the Closing Date, the Borrower believes that such projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material and that the Credit Parties make no representation that such projections will be in fact be realized. There is no fact known to any Credit Party which could reasonably be expected to result in a Material Adverse Effect which has not been disclosed herein.

(d)    Post-Closing Financial Statements.    The financial statements delivered to the Lenders pursuant to Section 6.01(a) and (b), if any, (i) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.01(a) and (b)) and (ii) present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements, if any) the consolidated and consolidating financial condition, results of operations and cash flows of Holdings and its Consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

(e)    No Undisclosed Liabilities.    Except as disclosed on Schedule 5.07 hereto or as fully reflected in the financial statements described in subsection (a) and (b) above and the Debt incurred under this Agreement and the Junior Debentures Documents, (i) there were as of the Closing Date (and after giving effect to any Loans made and Letters of Credit issued on such date), no liabilities or obligations (excluding current obligations and contractual obligations incurred in the ordinary course of business) with respect to any Group Company of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due and including obligations or liabilities for taxes, long-term leases and unusual forward or other long-term commitments), and (ii) neither Holdings nor the Borrower knows of any basis for the assertion against any Group Company of any such liability or obligation in each case which, either individually or in the aggregate, are or could reasonably be expected to result in a Material Adverse Effect.

Section 5.08    No Material Change.    Since December 31, 2009 there has been no Material Adverse Effect, and no event or development has occurred which could reasonably be expected to result in a Material Adverse Effect.

Section 5.09    Title to Properties; Possession Under Leases.    Each Group Company has good insurable and legal fee title to (in the case of owned Real Property), or valid leasehold interests in (in the case of Leaseholds), all its material properties and assets, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted and Permitted Liens. All such material properties and assets are free and clear of Liens other than Permitted Liens. Each Group Company has complied with all obligations under all leases to which it is a party, other than leases that, individually or in the aggregate, are not material to the Group Companies, taken as a whole, and the violation of which will not result in a Material Adverse Effect, and all such leases are in full force and effect, other than leases that, individually or in the aggregate, are not material to the Group Companies, taken as a whole, and in respect of which the failure to be in full force and effect will not result in a Material Adverse Effect. Each Group Company enjoys peaceful and undisturbed possession under all such leases with respect to which it is the lessee, other than leases that, individually or in the aggregate, are not material to the Group Companies, taken as a whole, and in respect of which the failure to enjoy peaceful and undisturbed possession will not result in a Material Adverse Effect.

Section 5.10    Litigation.    There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or, to the knowledge of any Credit Party, threatened against or affecting any Group Company in which there is a reasonable possibility of an adverse decision that (i) involve any Finance Document or any of the Transactions or (ii) if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.11    Taxes.    Except as otherwise permitted by Section 6.05, each Group Company has filed, or caused to be filed, all federal and all material state, local and foreign tax returns) required to be filed and paid (i) all amounts of taxes shown thereon to be due (including interest and penalties) and (ii) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it, in each case other than any taxes, fees assessments or other governmental charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be. No Credit Party knows of any pending investigation of such party by any taxing authority or proposed tax assessments against any Group Company.

Section 5.12    Compliance with Law.    Each Group Company is in compliance with all requirements of Law (including Environmental Laws) applicable to it or to its properties, except for any such failure to comply which could not reasonably be expected to cause a Material Adverse Effect. To the knowledge of the Credit Parties, none of the Group Companies or any of their respective material properties or assets is subject to or in default with respect to any judgment, writ, injunction, decree or order of any court or other Governmental Authority which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the Group Companies has received any written communication from any Governmental Authority that alleges that any of the Group Companies is not in compliance in any material respect with any Law, except for allegations that have been satisfactorily resolved and are no longer outstanding or which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.13    Senior Indebtedness.    The Finance Obligations and the Guaranty Obligations of each Guarantor under the Guaranty constitute “Senior Indebtedness” of the Borrower under and as defined in the Junior Debentures Indenture.

Section 5.14    U.S. Patriot Act, Etc.    To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the U.S. Patriot Act. No part of the proceeds of the Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 5.15    Employee Benefit Arrangements.

(a)    ERISA.    Except as disclosed in Schedule 5.15:

(i)    Except as could not reasonably be expected to result in a Material Adverse Effect, there are no Unfunded Liabilities (A) with respect to any member of the Group Companies and (B) with respect to any ERISA Affiliates; provided that for purposes of this Section 5.15(a)(i)(B) only, Unfunded Liabilities shall mean the amount (if any) by which the projected benefit obligation exceeds the value of the plan’s assets as of its last valuation date.

(ii)    Each Plan complies in all respects with the applicable requirements of ERISA and the Code, and each Group Company complies in all respects with the applicable requirements of ERISA and the Code with respect to all Multiemployer Plans to which it contributes, except to the extent that the failure to comply therewith would not reasonably be expected to result in a Material Adverse Effect.

(iii)    Except to the extent that such ERISA Event could not reasonably be expected to result in a Material Adverse Effect, no ERISA Event has occurred or, subject to the passage of time, is reasonably expected to occur with respect to any Plan and, except to the extent that such ERISA Event would not reasonably be expected to result in a Material Adverse Effect, no ERISA Event has occurred or, subject to the passage of time, is reasonably expected to occur with respect to any Plan maintained or formerly maintained by an ERISA Affiliate.

(iv)    No Group Company: (A) is or has been within the last six years a party to any Multiemployer Plan; or (B) has completely or partially withdrawn from any Multiemployer Plan, except to the extent that the participation in or withdrawal from such Multiemployer Plan could not reasonably be expected to result in a Material Adverse Effect.

(v)    If any Group Company or any ERISA Affiliate incurred or were to incur a complete or partial withdrawal (as described in Section 4203 of ERISA) from any Multiemployer Plan as of the Closing Date, the aggregate withdrawal liability, as determined under Section 4201 of ERISA, with respect to all such Multiemployer Plans would not exceed an amount that could reasonably be expected to result in a Material Adverse Effect.

(vi)    Except as could not reasonably be expected to result in a Material Adverse Effect, no Group Company or, to the knowledge of any Group Company, any ERISA Affiliate has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

(vii)    No Group Company has any liability that could reasonably be expected to result in a Material Adverse Effect in connection with or arising from a Foreign Pension Plan.

(b)    Employee Benefit Arrangements.

(i)    All liabilities under the Employee Benefit Arrangements are (A) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Employee Benefit Arrangements, (B) insured with a reputable insurance company, (C) provided for or recognized in the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01(c) hereof or (D) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01(a) hereof except where such failure to fund, insure, provide for, recognize or estimate the liabilities arising under such arrangements could reasonably be expected to result in a Material Adverse Effect.

(ii)    There are no circumstances which may give rise to a liability in relation to the Employee Benefit Arrangements which are not funded, insured, provided for, recognized or estimated in the manner described in clause (i) above and which could reasonably be expected to result in a Material Adverse Effect.

(iii)    Each Group Company is in compliance with all applicable Laws, trust documentation and contracts relating to the Employee Benefit Arrangements, except where failure to be in such compliance could not reasonably be expected to result in a Material Adverse Effect.

(iv)    Except as set forth on Schedule 5.15, the execution and delivery of the Acquisition Agreement and the consummation of the transactions contemplated thereby (i) does not require any Group Company to make any contributions (including accelerating the timing of contributions) in respect of the Hillman Companies Inc. Non-Qualified Deferred Compensation Plan and (ii) does not otherwise increase the liability of any Group Company under such plan, in each case, except as could not reasonably be expected to result in a Material Adverse Effect.

Section 5.16    Subsidiaries.    Schedule 5.16 sets forth a complete and accurate list as of the Closing Date of all Subsidiaries of Holdings. Schedule 5.16 sets forth as of the Closing Date the jurisdiction of formation of each such Subsidiary, whether each such Subsidiary is a Subsidiary Guarantor, the number of authorized shares of each class of Equity Interests of each such Subsidiary, the number of outstanding shares of each class of Equity Interests, the number and percentage of outstanding shares of each class of Equity Interests of each such Subsidiary owned (directly or indirectly) by any Person and the number and effect, if exercised, of all Equity Equivalents with respect to Capital Stock of each such Subsidiary. All the outstanding Equity Interests of each Subsidiary of OH Holdings are validly issued, fully paid and non-assessable and were not issued in violation of the preemptive rights of any shareholder and, as of the Closing Date, are owned by Holdings, directly or indirectly, free and clear of all Liens (other than those arising under the Collateral Documents). Other than as set forth on Schedule 5.16, as of the Closing Date, no such Subsidiary has outstanding any Equity Equivalents nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests. Holdings has no Subsidiaries, other than Intermediate Holdings, the Borrower and its Subsidiaries.

Section 5.17    Governmental Regulations, Etc.

(a)    None of Holdings and its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U. No part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T. “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the consolidated assets of Holdings and its Consolidated Subsidiaries. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act, the Exchange Act, or Regulation T, U or X.

(b)    None of the Group Companies is subject to regulation under the Investment Company Act of 1940, as amended. In addition, none of the Group Companies is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or (ii) “controlled” by an “investment company”, in each case within the meaning of such Act.

Section 5.18    Purpose of Loans and Letters of Credit.    The proceeds of the Term Loans made on the Closing Date shall be used by the Borrower to (i) fund, in part, the Acquisition (including refinancing or retiring Debt outstanding under the Refinanced Agreements and (ii) pay any fees and expenses paid in connection with the Transactions contemplated by this Agreement. The proceeds of the Revolving Loans and Swingline Loans made on the Closing Date will be used solely to pay the Closing Fees attributable to the Revolving Facility and, thereafter, to provide for the working capital requirements of the Borrower and its Subsidiaries and for the general corporate purposes of the Borrower and its Subsidiaries (including capital expenditures and Permitted Business Acquisitions). The Letters of Credit shall be used only for or in connection with appeal bonds, reimbursement obligations arising in connection with surety and reclamation bonds, reinsurance, domestic or international trade transactions and other obligations relating to transactions entered into by the Borrower and its Subsidiaries in the ordinary course of business and for the general corporate purposes of the Borrower and its Subsidiaries.

Section 5.19    Labor Matters.    There are no strikes against OH Holdings or any of its Subsidiaries, other than any strikes that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The hours worked and payments made to employees of Holdings and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Law dealing with such matters, except to the extent any such violation or violations, could not, individually or in the aggregate, reasonably be expected to result in a

Material Adverse Effect. All material payments due from OH Holdings or any of its Subsidiaries, or for which any claim may be made against OH Holdings or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower and its Subsidiaries, as applicable. The consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which OH Holdings or any of its Subsidiaries is a party or by which OH Holdings or any of its Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements which, individually or in the aggregate, are not material to Holdings and its Subsidiaries taken as a whole.

Section 5.20    Environmental Matters.    Except as disclosed on Schedule 5.20, no Group Company has failed to comply with any Environmental Law or to obtain, maintain, or comply with any permit, license or other approval required under any Environmental Law or is subject to any Environmental Liability which, in any of the foregoing cases, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or has received notice of any claim with respect to any Environmental Liability, or knows of any basis for any Environmental Liability against any Group Company, in either case which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 5.21    Intellectual Property.    (a) Part A of Schedule 5.21 (as such schedule may be amended or supplemented from time to time) sets forth a true and complete list of (i) all United States and foreign registrations of and applications for Patents, Trademarks, domain names and Copyrights owned by Holdings and its domestic Subsidiaries and all material United States and foreign registrations of and applications for Patents, Trademarks, domain names and Copyrights owned by Foreign Subsidiaries of Holdings, and (ii) all Licenses material to the business of the Borrower and its Subsidiaries.

(b)    Holdings and its Subsidiaries own, or possess the right to use, all of the Intellectual Property, franchises, and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent the failure to own or possess such rights could not reasonably be expected to result in a Material Adverse Effect.

(c)    To the best knowledge of Holdings and the Borrower, no Trademark, slogan or other advertising device, product, process, method, substance, part or other material now employed by the Borrower or any Subsidiary infringes upon, dilutes, misappropriates, or otherwise violates any rights held by any other Person, except to the extent any such infringement, dilution, misappropriation or other violation, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d)    Holdings, the Borrower and their Subsidiaries have taken all action reasonably necessary to maintain and preserve their rights in the Intellectual Property owned by Holdings, the Borrower and their Subsidiaries, including paying all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Intellectual Property in full force and effect, except to the extent the failure to take such action would not result in a Material Adverse Effect.

(e)    The Intellectual Property owned by Holdings and its Subsidiaries that is material to the business of Holdings, the Borrower and their Subsidiaries is valid and enforceable in all material respects, and no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity of Holdings or the Borrower’s or their Subsidiaries’ right to register, or Holdings or the Borrower’s or their Subsidiaries’ rights to own or use any Intellectual Property, and no such action or proceeding is pending or, to Holdings or the Borrower’s and their Subsidiaries’ knowledge, threatened, except as disclosed in Part E of Schedule 5.21 or except as would not result in a Material Adverse Effect.

(f)    All registrations and applications for Copyrights, Patents and Trademarks required to be listed on Part A of Schedule 5.21 are standing in the name of the Borrower or one of its Subsidiaries, and no material Intellectual Property has been licensed by Holdings, the Borrower or their Subsidiaries to any third party, except in the ordinary course of business (all such Licenses in effect on the Closing Date being as disclosed in Part F of Schedule 5.21).

Section 5.22    Solvency.    Each of (a) Holdings, (b) HGI and (c) OH Holdings and its Consolidated Subsidiaries (on a consolidated basis) is and, after consummation of the Transactions, will be Solvent.

Section 5.23    Disclosure.    No information or data (excluding financial projections, budgets, estimates and general market data) made by any Credit Party in any Finance Document or furnished to the Administrative Agent or any Lender by or on behalf of any Credit Party in connection with any Finance Document, when taken as a whole as of the date furnished contains any untrue statement of a material fact or omits any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in light of the circumstances under which such statements were made; provided that (i) to the extent any such statement, information or report therein was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions believed by it to be reasonable at the time made (it being understood and agreed that projections as to future events are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projects results and that such differences may be material and that the Credit Parties make no representation that such representations will in fact be realized) and (ii) as to statements, information and reports specified as having been supplied by third parties, other than Affiliates of the Borrower or any of its Subsidiaries, the Borrower represents only that it is not aware of any material misstatement or omission therein.

Section 5.24    Collateral Documents.

(a)    Article 9 Collateral.    Each of the Security Agreement and Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Finance Parties, a valid and enforceable security interest in the Collateral described therein and, upon the filing of the financing statements naming each Guarantor as “debtor” and the Collateral Agent a “secured party” and describing the collateral on or about the Closing Date in the offices specified on Schedule 9.01 to the Security Agreement and assuming that the Pledged Collateral that was delivered to the Collateral Agent on the Closing Date remains under the control of the Collateral Agent, each of the Security Agreement and Pledge Agreement constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such of the Collateral in which a security interest can be perfected under Article 9 of the Uniform Commercial Code, in each case securing the Finance Documents prior in right to any other Person, other than with respect to Permitted Liens.

(b)    Intellectual Property.    When financing statements in appropriate form are filed in the offices specified on Schedule 4.01 to the Security Agreement, the Assignment of Security Interest in United States Patents, substantially in the form of Exhibit A to the Security Agreement, and the Assignment of Security Interest in United States Trademarks, substantially in the form of Exhibit B to the Security Agreement, are filed in the United States Patent and Trademark Office, and the Assignment of Security Interest in United States Copyrights, substantially in the form of Exhibit C to the Security Agreement, is filed in the United States Copyright Office, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the United States Trademarks, Copyrights and Patents covered in such documents, in each case prior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered Trademarks, Trademark applications and Copyrights acquired by the Credit Parties after the Closing Date).

(c)    Real Property Mortgages.    The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Finance Parties, a legal, valid and enforceable Lien on all of the right, title and interest of the Credit Parties in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 5.24(c), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Mortgaged Properties and the proceeds thereof, in each case prior in right to any other Person, other than with respect to Permitted Liens.

(d)    Status of Liens.    The Collateral Agent, for the ratable benefit of the Finance Parties, will at all times have the Liens provided for in the Collateral Documents and, subject to the filing by the Collateral Agent of continuation statements to the extent required by the Uniform Commercial Code, the Collateral Documents will at all times constitute valid and continuing liens of record and first priority perfected security interests in all the Collateral referred to therein, except as priority may be affected by Permitted Liens.

Section 5.25    Ownership.

(a)    Securities of HGI.    Intermediate Holdings owns good and valid legal title to all the outstanding common stock of HGI, free and clear of all Liens of every kind, whether absolute, matured, contingent or otherwise, other than those arising under the Collateral Documents and Permitted Liens. Except as set forth on Schedule 5.25, there are no shareholder agreements or other agreements pertaining to Intermediate Holdings’ beneficial ownership of the common stock of HGI, including any agreement that would restrict Intermediate Holdings’ right to dispose of such common stock and/or its right to vote such common stock.

(b)    Holdings Equity Interests.    OH Holdings owns good and valid legal title to all the outstanding common stock of Holdings, free and clear of all Liens of every kind, whether absolute, matured, contingent or otherwise, other than those arising under the Collateral Documents and Permitted Liens. Except as set forth on Schedule 5.25, as of the Closing Date there are no shareholders agreements or other agreements pertaining to Permitted Investors’ beneficial ownership of the common stock of Holdings, including any agreement that would restrict the Permitted Investors’ right to dispose of such common Equity Interests and/or its right to vote such common Equity Interests.

(c)    OH Holdings Equity Interests.    As of the Closing Date, the Sponsor owns at least 80% of the outstanding common stock of OH Holdings and the management of HGI owns not more than 10% of the equity of OH Holdings, in each case, free and clear of all Liens of every kind, whether absolute, matured, contingent or otherwise, other than those arising under the Collateral Documents and Permitted Liens.

Section 5.26    Certain Transactions.

(a)    Acquisition Agreement.    As of the Closing Date, (i) the Acquisition Agreement had not been amended or modified, nor has any material condition thereof been waived by any party thereto, (ii) all conditions to the obligations of Holdings and the Borrower to consummate the transactions contemplated by the Acquisition Agreement have been satisfied or waived in accordance with Section 4.01(h) and (iii) the transactions contemplated by the Acquisition Agreement have been consummated in accordance with the Acquisition Agreement in all material respects and all applicable requirements of Law.

(b)    Senior Note Documents.    As of the Closing Date, (i) the Senior Note Documents have not been amended or modified nor has any condition thereof been waived by the Borrower in a manner adverse in any material respect to the rights or interests of the Lenders and (ii) all funds advanced by the Senior Note Documents on the Closing Date have been used to consummate the transactions contemplated by the Acquisition Agreement.

(c)    Junior Debentures.    As of the Closing Date, (i) the Junior Debentures Documents have not been amended or modified and (ii) nor has any condition thereof been waived by the Borrower in a manner adverse in any material respect to the rights or interests of the Lenders.

(d)    No Broker’s Fees.    No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby as a result of any action by or on behalf of the Borrower or their Affiliates, and each of Holdings and the Borrower hereby indemnifies each Agent and each Lender against, and agrees that it will hold each Agent and each Lender harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of the Credit Parties agrees that so long as any Lender has any Commitment hereunder, any Senior Obligation or other amount payable hereunder or under any Note or other Finance Document or any LC Obligation (in each case other than contingent indemnification obligations) remains unpaid or any Letter of Credit remains unexpired:

Section 6.01    Information.    The Borrower will furnish, or cause to be furnished, to the Administrative Agent for delivery to each of the Lenders:

(a)    Annual Financial Statements.    As soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet and income statement of Holdings and its Consolidated Subsidiaries, as of the end of such fiscal year, and the related consolidated statement of operations and retained earnings and consolidated statement of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year and corresponding figures from the annual forecast, all such financial statements to be in reasonable form and detail and (in the case of such consolidated financial statements) audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified or limited in any material respect; provided, a qualification or exception may be included in any audit report for any period ending within the twelve (12) month period preceding the Term Loan Maturity Date to the extent such qualification is made solely as a result of such Term Loan being reported as short term indebtedness) to the effect that such consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of Holdings and its Consolidated Subsidiaries in accordance with GAAP consistently applied (except for changes with which such accountants concur) and accompanied by a written statement by the accountants reporting on compliance with this Agreement to the effect that in the course of the audit upon which their opinion on such financial statements was based (but without any special or additional audit procedures for the purpose), they obtained knowledge of no condition or event relating to financial matters which constitutes a Default or an Event of Default or, if such accountants shall have obtained in the course of such audit knowledge of any such Default or Event of Default, disclosing in such written statement the nature and period of existence thereof, it being understood that such accountants shall be under no liability, directly or indirectly, to the Lenders for failure to obtain knowledge of any such condition or event.

(b)    Quarterly Financial Statements.    As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters in each fiscal year of the Borrower (or within 60 days after the end of the fiscal quarter ended June 30, 2010), a consolidated balance sheet of Holdings and its Consolidated Subsidiaries as of the end of such fiscal quarter, together with related consolidated statement of operations and retained earnings and consolidated statement of cash flows for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in comparative form consolidated figures for the corresponding periods of the preceding fiscal year and the annual forecast, all such financial statements to be in form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such quarterly financial statements have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of Holdings and its Consolidated Subsidiaries in accordance with GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes required by GAAP.

(c)    Monthly Financial Statements.    As soon as available, and in any event within 30 days after the end of each month in each fiscal year of the Borrower, a consolidated balance sheet of Holdings and its Consolidated Subsidiaries as of the end of such month, together with related consolidated statement of operations and retained earnings and consolidated statement of cash flows for such month and the then elapsed portion of such fiscal year, setting forth in comparative form consolidated figures for the corresponding periods of the preceding fiscal year and the annual forecast, all such financial statements to be in form and detail and reasonably acceptable to the Lenders, and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such monthly financial statements have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of Holdings and its Consolidated Subsidiaries in accordance with GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes required by GAAP.

(d)    Officer’s Certificate.    At the time of delivery of the financial statements provided for in Sections 6.01(a) and 6.01(b) above, a certificate of the chief financial officer or other appropriate Responsible Officer of the Borrower (i) demonstrating compliance with the financial covenants contained in Section 7.16 by calculation thereof as of the end of the fiscal period covered by such financial statements, (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower and the other Credit Parties propose to take with respect thereto and (iii) stating whether, since the date of the most recent financial statements delivered hereunder, there has been any material change in the GAAP applied in the preparation of the financial statements of OH Holdings and its Consolidated Subsidiaries, and, if so, describing such change.

(e)    Annual Business Plan and Budgets.    At least 90 days after the end of each fiscal year of the Borrower, an annual business plan and budget of Holdings and its Consolidated Subsidiaries containing, among other things, projected financial statements for the then-current fiscal year.

(f)    Excess Cash Flow.    Within 120 days after the end of each fiscal year of the Borrower, a certificate of the chief financial officer of the Borrower containing information regarding the calculation of Excess Cash Flow for such fiscal year.

(g)    Auditor’s Reports.    Within five Business Days of receipt thereof, a copy of any other final report or “management letter” submitted by independent accountants to Holdings, the Borrower or any of their respective Subsidiaries in connection with any annual, interim or special audit of the books of OH Holdings, the Borrower or any of their respective Subsidiaries.

(h)    Reports.    Promptly upon transmission or receipt thereof, copies of all filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports any Group Company shall send to its shareholders generally or to a holder of the Junior Debentures or holders of any other Debt (excluding Capital Leases) owed by any Group Company where the outstanding amount of principal and interest in respect of such other Debt exceeds $5,000,000, in their capacity as such a holder.

(i)    Notices.    Prompt notice of: (i) the occurrence of any Default or Event of Default; (ii) any matter that has resulted or may result in a Material Adverse Effect, including, if applicable, (A) breach or non-performance of, or any default under, any material agreement of OH Holdings or any of its Subsidiaries; (B) any dispute, litigation, investigation, proceeding or suspension between OH Holdings or any of its Subsidiaries and any Governmental Authority; (C) the commencement of, or any material adverse development in, any litigation or proceeding affecting OH Holdings or any of its Subsidiaries, including pursuant to any applicable Environmental Law; (D) any litigation, investigation, Environmental Liability or proceeding affecting any Credit Party in which the amount involved exceeds $5,000,000, or in which injunctive relief or similar relief is sought, which relief, if granted, could be reasonably expected result in a Material Adverse Effect; and (E) any material change in accounting policies or financial reporting practice by OH Holdings or any of its Subsidiaries. Each notice pursuant to this Section 6.01(i) shall (i) be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or any other Credit Party has taken and proposes to take with respect thereto and (ii) describe with particularity any and all Defaults or Events of Default.

(j)    Employee Benefits Arrangements.    (i) The Borrower will give written notice to the Administrative Agent promptly (and in any event within five Business Days after any officer of any Group Company obtains knowledge thereof) of: (A) any event or condition that constitutes, or is reasonably likely to lead to, an ERISA Event; or (B) any change in the funding status of any Plan that could reasonably be expected to result in a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition or notice and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower and the other Credit Parties with respect thereto. Promptly upon request, the Borrower shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan or Employee Benefit Arrangement as may be reasonably requested, including, but not limited to, with respect to any Plans, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA) of each Plan; and (ii) the Borrower will promptly deliver to the Administrative Agent the most recently prepared actuarial reports in relation to the Employee Benefit Arrangements for the time being operated by Group Companies which are prepared in order to comply with the then current statutory or auditing requirements within the relevant jurisdiction.

(k)    Information Regarding Collateral.    The Borrower shall furnish to the Collateral Agent prompt written notice of any change (A) in any Credit Party’s corporate name, (B) in any Credit Party’s identity or corporate structure, (C) in any Credit Party’s jurisdiction of organization or (D) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. The Borrower also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(l)    Annual Collateral Verification.    Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 6.01(a), the Borrower shall deliver to the Collateral Agent a certificate of a Responsible Officer (i) either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes and (ii) certifying that all Uniform Commercial Code financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Perfection Certificate) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

(m)    Certification of Public Information.    OH Holdings and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to OH Holdings, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 6.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that OH Holdings has indicated contains non-public information shall not be posted on that portion of the Platform designated for such public-side Lenders. OH Holdings agrees to clearly designate all Information provided to the Administrative Agent by or on behalf of OH Holdings which is suitable to make available to Public Lenders. If OH Holdings has not indicated whether a document or notice delivered pursuant to this Section 6.01 contains non-public Information, the Administrative Agent shall treat such document or notice as containing non-public information.

(n)    Credit Ratings.    Prompt written notice after any Credit Party obtains knowledge of any change in the Borrower’s corporate rating by S&P, in the Borrower’s corporate family rating by Moody’s or in the ratings of the credit facilities hereunder by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or the credit facilities hereunder on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrower or the credit facilities hereunder; and

(o)    Insurance Report.    As soon as practicable and in any event by the last day of each Fiscal Year commencing with 2011, a certificate from the Borrower’s insurance broker(s) in form and scope to that delivered pursuant to Section 4.01(k) outlining all material insurance coverage maintained as of the date of such certificate by OH Holdings and its Subsidiaries;

(p)    Other Information.    With reasonable promptness upon request therefor, such other information regarding the business, properties or financial condition of any Group Company as the Administrative Agent or any other Finance Party may reasonably request, which may include such information as any Lender may reasonably determine is necessary or advisable to enable it either (i) to comply with the policies and procedures adopted by it and its Affiliates to comply with the Bank Secrecy Act, the U.S. Patriot Act and all applicable regulations thereunder or (ii) to respond to requests for information concerning OH Holdings and its Subsidiaries from any government, self-regulatory organization or financial institution in connection with its anti-money laundering and anti-terrorism regulatory requirements or its compliance procedures under the U.S. Patriot Act, including in each case information concerning the Borrower’s direct and indirect shareholders and its use of the proceeds of the Credit Extensions hereunder.

Section 6.02    Preservation of Existence and Franchises.    Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary of the Borrower permitted under Section 7.04 or Section 7.05, each Group Company will do all things necessary to preserve and keep in full force and effect its legal existence and do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, Patents, Copyrights, and Trademarks material to the conduct of its business and to maintain and operate such business in substantially the manner in which it is presently conducted and operated; provided, however, that neither OH Holdings nor any of its Subsidiaries shall be required to preserve any such rights, licenses, permits, franchises, authorizations or Intellectual Property if the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries and the loss thereof could not reasonably be expected to result in a Material Adverse Effect.

Section 6.03    Books and Records; Lender Meeting.    Each of the Group Companies will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves). At the request of the Administrative Agent, within 110 days after the end of each fiscal year of the Borrower, the Borrower will conduct a meeting (which may be by telephone) of the Lenders to discuss such fiscal year’s results and the financial condition of OH Holdings and its Consolidated Subsidiaries. Such meetings shall be held at times and places convenient to the Lenders and to the Borrower.

Section 6.04    Compliance with Material Contractual Obligations and Law; Employee Benefit Arrangements.    Each of the Group Companies will comply with all material Contractual Obligations and requirements of Law applicable to it and its properties to the extent that noncompliance with any such Contractual Obligation or requirement of Law could reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, each of the Group Companies will do each of the following as it relates to any Plan, Foreign Pension Plan or Employee Benefit Arrangement, except to the extent that failure to do any of the following could not reasonably be expected to result in a Material Adverse Effect: (i) maintain each Plan, Foreign Pension Plan and Employee Benefit Arrangement in compliance in all material respects with the applicable provisions of ERISA, the Code or other Federal, state or foreign law; (ii) cause each Plan which is qualified under Sections 401(a) and 430 of the Code to maintain such qualifications; (iii) make all required contributions to any Plan subject to Section 412 of the Code and make all required contributions to Multiemployer Plans; (iv) ensure that there are no Unfunded Liabilities in excess of an amount that could reasonably be expected to result in a Material Adverse Effect; (v) not become a party to any Multiemployer Plan; (vi) make all contributions (including any special payments to amortize any Unfunded Liabilities) required to be made in accordance with all applicable laws and the terms of each Foreign Pension Plan in a timely manner; (vii) ensure that all liabilities under the Employee Benefit Arrangements are either (A) funded to at least the minimum level required by Law or, if higher, to the level required by the terms governing the Employee Benefit Arrangements; (B) insured with a reputable insurance company; (C) provided for or recognized in the accounts most recently delivered to the Administrative Agent under Section 6.01(c); or (D) estimated in the formal notes to the accounts most recently delivered to the Administrative Agent under Section 6.01(a); (viii) ensure that the contributions or premium payments to or in respect of all Employee Benefit Arrangements are and continue to be promptly paid at no less than the rates required under the rules of such arrangements and in accordance with the most recent actuarial advice received in relation to the Employee Benefit Arrangement and generally in accordance with applicable law; and (ix) shall use its reasonable efforts to cause each ERISA Affiliate to do each of the items listed in clauses (i) through (iv) above as it relates to Plans maintained by or contributed to by such ERISA Affiliate.

Section 6.05    Payment of Taxes.    Each of the Group Companies will pay and discharge (i) all taxes, assessments and other governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent and (ii) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon any of its properties; provided, however, that no Group Company shall be required to pay any such tax, assessment, charge, levy or claim (i) which is being contested in good faith by appropriate proceedings diligently pursued and as to which adequate reserves have been established in accordance with GAAP, (ii) in respect of immaterial, state, local or foreign taxes, or (iii) unless the failure to make any such payment (A) could give rise to an immediate right to foreclose on a Lien securing such amounts (unless proceedings thereto conclusively operate to stay such foreclosure) or (B) could reasonably be expected to result in a Material Adverse Effect.

Section 6.06    Insurance; Certain Proceeds.

(a)    Insurance Policies.    Each of the Group Companies will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance or casualty insurance) in such amounts, covering such risk and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice or otherwise consistent with past practice of the Group Companies or prudent in the reasonable business judgment of the senior management of the Borrower. The Collateral Agent shall be named as loss payee or mortgagee, as its interest may appear, with respect to all such property and casualty policies and additional insured with respect to all such other policies (other than workers’ compensation, employee health and directors and officers policies), and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that if the insurance carrier shall have received written notice from the Collateral Agent of the occurrence and continuance of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to Holdings or one or more of its Subsidiaries under such policies directly to the Collateral Agent (which agreement shall be evidenced by a “standard” or “New York” lender’s loss payable endorsement in the name of the Collateral Agent on Accord Form 25 or 27, as applicable) and that it will give the Collateral Agent 30 days’ prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any Group Company or any other Person shall affect the rights of the Collateral Agent or the Lenders under such policy or policies.

(b)    Loss Events.    In case of any Casualty or Condemnation with respect to any property of any Group Company or any part thereof in excess of $1,000,000, the Borrower shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage, destruction or taking. The Borrower shall, or shall cause such Group Company to, repair, restore or replace the property of such Person (or part thereof) which was subject to such Casualty or Condemnation, at such Person’s cost and expense, whether or not the Insurance Proceeds or Condemnation Award, if any, received on account of such event shall be sufficient for that purpose; provided, however, that such property need not be repaired, restored or replaced to the extent the failure to make such repair, restoration or replacement (i) is desirable to the proper conduct of the business of such Person in the ordinary course and otherwise in the best interest of such Person or (ii) the failure to repair, restore or replace the property is attributable to the contemplated application of the Insurance

Proceeds from such Casualty or the Condemnation Award from such Condemnation to the acquisition of other tangible assets used or useful in the business of the Borrower and its Subsidiaries as contemplated in the definition of “Reinvestment Funds” in Section 1.01 or to payment of the Senior Obligations in accordance with the provisions of Section 2.09(b)(iv).

(c)    Certain Rights of the Lenders.    In connection with the covenants set forth in this Section 6.06, it is understood and agreed that none of the Agents, the Lenders or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.06, it being understood that the Group Companies shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage.

Section 6.07    Maintenance of Property.    Each of the Group Companies will maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and Casualty and Condemnation excepted, and will make, or cause to be made, as to such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper in the reasonable good faith business judgment of the Responsible Officers of such Group Companies.

Section 6.08    Use of Proceeds.    The Borrower will use the proceeds of the Loans and will use the Letters of Credit solely for the purposes set forth in Section 5.18.

Section 6.09    Audits/Inspections.    Upon reasonable notice and during normal business hours, each of the Group Companies will permit representatives appointed by the Agents or the Required Lenders to visit and inspect its executive offices and/or manufacturing facilities and, following the occurrence and during the continuance of any Event of Default, any of its properties, to review and inspect its books and records, accounts receivable and inventory, and to make photocopies or photographs thereof and to write down and record any information such representatives obtain and shall permit the Agents or such representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees, independent accountants and representatives of the Group Companies, in each case so long as a Responsible Officer has been given the opportunity to be present; provided, however, that prior to the occurrence and continuance of an Event of Default, such visits shall be limited to one per year per location, and the Group Companies shall not be obligated to reimburse the expenses of more than two representatives of the Administrative Agent and the Lenders in the aggregate.

Section 6.10    Additional Credit Parties; Additional Security.

(a)    Additional Subsidiary Guarantors.    Each of OH Holdings and the Borrower will take, and will cause each of its Subsidiaries (other than Foreign Subsidiaries) to take, such actions from time to time as shall be necessary to ensure that all Subsidiaries of OH Holdings (other than the Borrower and Foreign Subsidiaries) are Subsidiary Guarantors. Without limiting the generality of the foregoing, if any Group Company shall form or acquire any new Subsidiary, the Borrower, as soon as practicable and in any event within 30 days after such formation or acquisition, will provide the Collateral Agent with notice of such formation or acquisition setting forth in reasonable detail a description of all of the assets of such new Subsidiary and will cause such new Subsidiary (other than a Foreign Subsidiary) to:

(i)    within 30 days after such formation or acquisition, execute an Accession Agreement pursuant to which such new Subsidiary shall agree to become a “Guarantor” under the Guaranty, a “Grantor” under the Security Agreement and a “Grantor” under the Pledge Agreement and/or an obligor under such other Collateral Documents as may be applicable to such new Subsidiary; and

(ii)    deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Credit Party pursuant to Section 4.01 on the Closing Date or as the Administrative Agent, the Collateral Agent or the Required Lenders reasonably shall have requested.

(b)    Additional Security.    Each of OH Holdings and the Borrower will cause, and will cause each of its Subsidiaries (other than a Foreign Subsidiary) to cause, (i) all of its fee-owned Real Properties acquired subsequent to the Closing Date having a value in excess of $5,000,000 and personal property located in the United States, other than such Real Properties which are subject to a Permitted Lien the terms of which prohibit the granting of a Lien thereon in favor of the Finance Parties and (ii) to the extent deemed to be material by the Administrative Agent or the Required Lenders in its or their reasonable discretion, (A) all of its personal property located in the United States (except to the extent expressly excluded from the Collateral Documents) and (B) all other assets and properties (other than Real Property) of OH Holdings and its Domestic Subsidiaries located in the United States as are not covered by the original Collateral Documents (or specifically excluded therefrom) and as may be requested by the Collateral Agent or the Required Lenders in their reasonable discretion to be subject at all times to first priority (subject only to Permitted Liens), perfected and, in the case of owned Real Property referred to under Section 6.10(b)(i) hereof, title insured Liens in favor of the Collateral Agent pursuant to the Collateral Documents or such other security agreements, pledge agreements, mortgages or similar collateral documents as the Collateral Agent shall request in its reasonable discretion (collectively, the “Additional Collateral Documents”). With respect to any owned Real Property located in the United States acquired by any Credit Party subsequent to the Closing Date for which the Collateral Agent is entitled to a Lien pursuant to the preceding sentence, such Person will cause to be delivered to the Collateral Agent with respect to such Real Property documents, instruments and other items of the types required to be delivered pursuant to Section 4.01(k), all in form, content and scope reasonably satisfactory to the Collateral Agent. In furtherance of the foregoing terms of this Section 6.10, the Borrower agrees to promptly provide the Administrative Agent with written notice of the acquisition by OH Holdings or any of its Subsidiaries of any owned Real Property located in the United States having a market value greater than $5,000,000 setting forth in each case in reasonable detail the location and a description of the asset(s) so acquired. Without limiting the generality of the foregoing, OH Holdings and the Borrower will cause, and will cause each of their respective Subsidiaries to cause, 100% of the Equity Interests of each of their respective direct and indirect Subsidiaries (or 65% of such Equity Interests, if such Subsidiary is a direct Foreign Subsidiary, except as provided in subsection (d) below) to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Collateral Documents, subject only to Permitted Liens described in paragraph (ii) and/or (iv) of Section 7.02.

If, subsequent to the Closing Date, a Credit Party shall acquire any material Intellectual Property registrations or applications, securities, instruments, chattel paper or other personal property required to be delivered to the Collateral Agent as Collateral under any of the Collateral Documents, the Borrower shall promptly (and in any event within 10 Business Days after any Responsible Officer of any Credit Party acquires knowledge of the same) notify the Collateral Agent of the same. Each of the Credit Parties shall adhere to the covenants regarding the location of personal property as set forth in the Collateral Documents.

All such security interests and mortgages shall be granted pursuant to documentation consistent with the Collateral Documents executed on the Closing Date and otherwise reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests and mortgages prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Collateral Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Collateral Documents, and all taxes, fees and other charges payable in connection therewith shall have been paid in full. Subject to Section 4.01(j), the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 6.10(b) has been complied with.

(c)    Real Property Appraisals.    If the Collateral Agent or the Required Lenders determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of any Group Company constituting Collateral, upon a written request from the Collateral Agent the Borrower shall provide to the Collateral Agent appraisals which satisfy the applicable requirements set forth in 12 C.F.R., Part 34 - Subpart C or any successor or similar statute, rule, regulation, guideline or order, and which shall be in scope, form and substance, and from appraisers, reasonably satisfactory to the Required Lenders and shall be accompanied by a certification of the appraisal firm providing such appraisals that the appraisals comply with such requirements.

(d)    Each of OH Holdings and the Borrower agrees that, except as otherwise provided in this Section 6.10, each action required by this Section 6.10 shall be completed as soon as reasonably possible, but in no event later than 90 days after such action is either requested to be taken by the Collateral Agent or the Required Lenders or required to be taken by OH Holdings or any of its Subsidiaries pursuant to the terms of this Section 6.10.

Section 6.11    Interest Rate Protection Agreements.    Within 90 days after the Closing Date, the Borrower will have entered into and thereafter maintained in full force and effect interest rate swaps, rate caps, collars or other similar agreements or arrangements designed to hedge the position of the Borrower with respect to interest rates at rates and on terms reasonably satisfactory to the Administrative Agent, taking into account current market conditions, the effect of which is that at least 50% of the Consolidated Funded Debt of OH Holdings and its Subsidiaries will bear interest at a fixed or capped rate or the interest cost in respect of which will be fixed or capped for a period expiring no earlier than 36 months after the Closing Date. The Borrower shall have promptly delivered evidence of the execution and delivery of such agreements to the Administrative Agent.

Section 6.12    Contributions.    Within three Business Days following its receipt thereof, OH Holdings will contribute as a common equity contribution to the capital of Holdings, which will then contribute an equal amount to the capital of Intermediate Holdings, which will then contribute an equal amount to the capital of the Borrower, any cash proceeds received by OH Holdings after the Closing Date from any Asset Disposition, Casualty, Condemnation, Debt Issuance or Equity Issuance or any cash capital contributions received by OH Holdings after the Closing Date (less any Restricted Payments permitted under Section 7.07 and made in connection with such Asset Disposition, Casualty, Condemnation, Debt Issuance, Equity Issuance or cash capital contribution).

Section 6.13    Control Accounts; Approved Deposit Accounts.

(a)    Within sixty (60) days (or such longer period as the Collateral Agent may approve) following the Closing Date, each Credit Party shall (i) deposit in an Approved Deposit Account all cash it receives, (ii) not establish or maintain any Securities Account or Commodity Account that is not a Control Account and (iii) not establish or maintain any Deposit Account other than with a Depositary Bank subject to an effective Depositary Bank Agreement. Notwithstanding the foregoing, each Credit Party may (x) maintain zero-balance accounts for the purpose of managing local disbursements and may maintain payroll, withholding tax and other fiduciary accounts, (y) maintain other accounts as long as the aggregate monthly average daily balance over the immediately preceding 12-month period for all such Credit Parties in all such other accounts does not exceed $2,500,000 at any time and (z) make pledges or cash deposits permitted by Section 7.02.

(b)    In the event (i) any Credit Party or any Depositary Bank shall, after the date hereof, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason or (ii) the Collateral Agent shall reasonably demand such termination as a result of the material failure of a Deposit Account Bank to comply with the terms of the applicable Depositary Bank Agreement; provided, that such Credit Party shall have sixty (60) days (or such longer period as the Collateral Agent may approve) following such termination or such determination by the Collateral Agent, as applicable, to establish new Deposit Accounts and/or cash management systems with a new Depositary Bank.

(c)    In the event (i) any Credit Party or any Approved Securities Intermediary shall, after the date hereof, terminate an agreement with respect to the maintenance of a Control Account for any reason or (ii) the Collateral Agent shall reasonably demand such termination as a result of the material failure of an Approved Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement; provided, that such Credit Party shall have sixty (60) days (or such longer period as the Collateral Agent may approve) following such termination or such determination by the Collateral Agent, as applicable, to establish new Control Accounts and/or cash management systems with a new Approved Securities Intermediary.

Section 6.14    Maintenance of Ratings.    The Borrower shall use commercially reasonable efforts (a) to obtain, to the extent not obtained prior to the Closing Date, corporate family and facility ratings issued by Moody’s and S&P with respect to the Borrower and its Subsidiaries, the Loans and the Senior Notes and (b) to maintain such ratings with each of Moody’s and S&P (including meeting with Moody’s and S&P as required and paying any commercially reasonable fees as required by such rating agencies to maintain such ratings).

Section 6.15    Borrower Assumption Agreement.    HGI shall deliver a duly executed Borrower Assumption Agreement and the other agreements and confirmations required under Section 4.03 no later than two Business Days after the Closing Date.

Section 6.16    Further Assurances.    At any time or from time to time upon the reasonable request of the Administrative Agent, at the expense of the Credit Parties, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Finance Documents or to more fully perfect or renew the rights of the Administrative Agent or the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral). In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Guaranty Obligations are guarantied by the Guarantors and the Senior Obligations are secured by substantially all of the assets of OH Holdings and its Domestic Subsidiaries and all of the outstanding Equity Interests of the Borrower and its Subsidiaries (subject to limitations contained in the Loan Documents with respect to Foreign Subsidiaries). Upon the exercise by the Administrative Agent or the Collateral Agent of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which required any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will, upon the reasonable request of the

Administrative Agent or the Collateral Agent, execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Collateral Agent may be required to obtain from OH Holdings or any of its Subsidiaries for such consent, approval, recording, qualification or authorization.

Section 6.17    Post-Closing Undertakings.

(a)    The Borrower shall, and shall cause each other Credit Party to, execute, acknowledge and deliver such documents and do such other acts and things as are necessary or desirable to perfect any security interest in any Collateral not perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, to the extent perfection of such Collateral is required under the Finance Documents but is not required by Section 4.01(i) to have occurred on or before the Closing Date, no later than 60 days after the Closing Date (or such later date as the Administrative Agent may agree).

(b)    Within the applicable time period specified in Exhibit P (or such later date to which the Administrative Agent consents), complete or cause to be completed each action set forth on Exhibit P.

ARTICLE VII

NEGATIVE COVENANTS

Each of the Credit Parties agrees that so long as any Lender has any Commitment hereunder, any Senior Obligations or other amount payable hereunder or under any Note or other Finance Document or any LC Obligation (in each case other than contingent indemnification obligations) remains unpaid or any Letter of Credit remains unexpired:

Section 7.01    Limitation on Debt.    None of the Group Companies will incur, create, assume or permit to exist any Debt, Derivatives Obligations or Synthetic Lease Obligations except:

(i)    Debt of the Credit Parties under this Agreement and the other Finance Documents;

(ii)    Debt arising under (A) the Senior Notes Indenture and the Senior Notes and (B) the Junior Debentures Indenture and the Junior Debentures (but with respect to this clause (B) not including any renewal, refinancing or extension thereof);

(iii)    Capital Lease Obligations and Purchase Money Debt of HGI and its Subsidiaries incurred after the Closing Date to finance Consolidated Capital Expenditures; provided that (A) the aggregate amount of all such Debt (together with refinancing thereof permitted by clause (v) below) does not exceed $5,000,000 at any time outstanding, (B) the Debt when incurred shall not be less than 75% of the lesser of the cost or fair market value as of the time of acquisition of the asset financed, (C) such Debt is issued and any Liens securing such Debt are created concurrently with, or within 180 days after, the acquisition of the asset financed and (D) no Lien securing such Debt shall extend to or cover any property or asset of any Group Company other than the asset so financed;

(iv)    Debt of HGI or its Subsidiaries secured by Liens permitted by clauses (xi), (xii) and (xiii) of Section 7.02 or any other Debt acquired or assumed in a Permitted Business Acquisition or in connection with the acquisition of assets; provided that (A) the aggregate principal amount of all Debt acquired or assumed pursuant to this clause (iv) (together with refinancings thereof permitted by clause (v) below) shall not exceed (x) in the aggregate, $75,000,000 at any time outstanding at any time prior to the first anniversary of the Closing Date, $100,000,000 at any time outstanding at any time on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date and $150,000,000 at any time outstanding at any time on or after the second anniversary of the Closing Date and (y) in the case of any such Debt acquired or assumed by a Credit Party that does not constitute unsecured Subordinated Debt $20,000,000 at any time outstanding and (B) in the case of any such Debt acquired or assumed by a Credit Party, such Debt was not incurred in connection with, or in anticipation of, the events described in such clauses;

(v)    Debt (A) of HGI representing a refinancing or replacement of the Senior Notes and Senior Notes Indenture, (B) of Holdings representing a refinancing, replacement or refunding of the Junior Debentures and Junior Debentures Indenture permitted by clause (ii) above, provided that the Required Lenders shall have given their prior written consent to such refinancing, replacement or refunding, which consent shall not be unreasonably withheld or delayed, or (C) of HGI or its Subsidiaries representing a refinancing, replacement or refunding of Debt permitted by clause (iii) or (iv) above, provided in each case that (1) such Debt (the “Refinancing Debt”) is an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Debt being refinanced, replaced or refunded plus the amount of any premiums required to be paid thereon and fees and expense associated therewith, (2) such Refinancing Debt has a later or equal final maturity and a larger or equal weighted average life than the Debt being refinanced, replaced or refunded, (3) if the Debt being refinanced, replaced or refunded is subordinated to the Senior Obligations, such Refinancing Debt is subordinated to the Senior Obligations on terms no less favorable to the Lenders than the terms of the Debt being refinanced, replaced or refunded, (4) the covenants, events of default and any Guaranty Obligations in respect thereof shall be no less favorable to the Lenders than those contained in the Debt being refinanced, replaced or refunded and (5) after giving effect to, such refinancing, replacement or refunding, no Default or Event of Default shall have occurred and be continuing;

(vi)    Derivatives Obligations of HGI or any Subsidiary under Derivatives Agreements to the extent entered into after the Closing Date in compliance with Section 6.11 or to manage interest rate or foreign currency exchange rate risks and not for speculative purposes;

(vii)    Debt owed to any Person providing property, casualty, liability or other insurance to the Borrower or any Subsidiary of the Borrower, so long as such Debt shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Debt is incurred and such Debt shall be outstanding only during such year;

(viii)    Debt consisting of Guaranty Obligations (A) by OH Holdings, Holdings, Intermediate Holdings and the other Subsidiary Guarantors in respect of Debt incurred by HGI under the Senior Notes or otherwise permitted to be incurred by HGI or any of its Subsidiaries, provided, however, that all such Guaranty Obligations by OH Holdings, Holdings, Intermediate Holdings and the other Subsidiary Guarantors shall be unsecured, (B) by Holdings in respect of Debt incurred by Hillman Group Capital Trust under the Trust Preferred Securities, (C) by HGI in respect of Debt permitted to be incurred by the Subsidiaries of OH Holdings (other than the Borrower) and (D) by Subsidiaries of OH Holdings (other than the Borrower) of Debt permitted to be incurred by HGI or Subsidiaries of HGI;

(ix)    (A) Debt owing to HGI or a Subsidiary of HGI to the extent permitted by Section 7.06(a)(ix), (x), (xi) or (xxii) (but, in the case of Foreign Subsidiaries, subject to the limitations set forth in Section 7.01(xviii)) and (B) Debt owing by HGI to OH Holdings, Holdings or Intermediate Holdings to the extent permitted by (x) Section 7.06(a)(xi) or (y) incurred in connection with tax planning, provided that in the case of (y) the Administrative Agent shall have given its prior consent such consent not to be unreasonably withheld, conditioned or delayed;

(x)    contingent liabilities in respect of any indemnification, adjustment of purchase price, earn-out, incentive, non-compete, consulting, deferred compensation and similar obligations of OH Holdings and its Subsidiaries incurred in connection with the Acquisition and Permitted Business Acquisitions;

(xi)    Debt of HGI or any of its Subsidiaries that is issued to a seller of assets or a Person the subject of a Permitted Business Acquisition or that is otherwise incurred to fund consideration payable in a Permitted Business Acquisition (and for no other purpose) in a transaction permitted by this Agreement in an aggregate principal amount at any one time outstanding not exceeding $40,000,000; provided that (A) any such Debt that constitutes Subordinated Debt shall be unsecured and (B) any such Debt other than Subordinated Debt shall be unsecured and shall not (together with all Debt assumed pursuant to subclause (A)(y) of the proviso to clause (iv) above) exceed $20,000,000 at any one time outstanding;

(xii)    unsecured Debt of OH Holdings, Holdings or Intermediate Holdings representing the obligation of OH Holdings, Holdings or Intermediate Holdings to make payments with respect to the cancellation or repurchase of certain Equity Interests of officers, employees or directors (or their estates) of Holdings and its Subsidiaries, to the extent permitted by Section 7.07(iii);

(xiii)    contingent liabilities in respect of any indemnification, adjustment of purchase price, earn-out, incentive, non-compete, consulting, deferred compensation and similar obligations of OH Holdings and its Subsidiaries incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guaranty Obligations in respect of Debt of any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(xiv)    Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(xv)    Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that (A) such Debt (other than credit or purchase cards) is extinguished within three Business Days of its incurrence and (B) such Debt in respect of credit or purchase cards in extinguished within 60 days from its incurrence;

(xvi)    accrual of interest on Debt otherwise permitted under this Section 7.01, accretion or amortization of original issue discount with respect to Debt otherwise permitted under this Section 7.01 and/or Debt incurred as a result of payment of interest in kind on Debt otherwise permitted under this Section 7.01;

(xvii)    Debt or Synthetic Lease Obligations of HGI and its Subsidiaries not otherwise permitted by this Section 7.01 incurred after the Closing Date in an aggregate principal amount not to exceed $20,000,000 at any time outstanding; provided that no Default or Event of Default shall have occurred and be continuing immediately before and immediately after giving effect to such incurrence; and

(xviii)    Debt of Foreign Subsidiaries of HGI in an aggregate principal amount not to exceed (x) $25,000,000 at any time outstanding, if such Debt is incurred, assumed or acquired in connection with a Permitted Business Acquisition or an acquisition of assets and (y) $1,000,000 at any time outstanding, in the case of any other Debt.

Section 7.02    Restriction on Liens.    None of the Group Companies will create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Subsidiary of OH Holdings) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except Liens described in any of the following clauses (collectively, “Permitted Liens”):

(i)    Liens created by the Collateral Documents;

(ii)    Liens (other than any Liens imposed by ERISA or pursuant to any Environmental Law) for taxes (including outstanding Chapter 11 taxes), assessments or governmental charges or levies not yet more than 30 days overdue or not required to be paid pursuant to Section 6.05;

(iii)    Liens securing the charges, claims, demands or levies of landlords, carriers, warehousemen, suppliers, mechanics, sellers of goods, carriers and other like persons which were incurred in the ordinary course of business and which (A) secure charges, claims, demands, or levies which are not more than 30 days overdue or not required to be paid pursuant to Section 6.05 or (B) do not, individually or in the aggregate, materially detract from the value of the property or assets which are the subject of such Lien or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (C) which are being contested in good faith by appropriate proceedings diligently pursued, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien;

(iv)    Liens arising from judgments, decrees or attachments (or securing of appeal bonds with respect thereto) in circumstances not constituting an Event of Default under Section 8.01; provided that no cash or other property (other than proceeds of insurance payable by reason of such judgments, decrees or attachments) the fair value of which exceeds $5,000,000 is deposited or delivered to secure any such judgment, decree or award, or any appeal bond in respect thereof;

(v)    Liens (other than any Liens imposed by ERISA or pursuant to any Environmental Law) not securing Debt or Derivatives Obligations incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and other similar obligations incurred in the ordinary course of business;

(vi)    Liens (including pledges or deposits) securing obligations in respect of surety bonds (other than appeal bonds), bids, trade contracts, public or statutory obligations, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business;

(vii)    pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions and similar obligations to providers of insurance on the ordinary cause of business;

(viii)    zoning restrictions, building codes, easements, rights of way, licenses, reservations, covenants, conditions, waivers, restrictions on the use of property or other minor encumbrances or irregularities of title not securing Debt or Derivatives Obligations which do not, individually or in the aggregate, materially impair the use of any Mortgaged Property in the operation or business of OH Holdings or any of its Subsidiaries and any other matters affecting title that would not have a material adverse effect on the use or value of the affected property;

(ix)    Permitted Encumbrances;

(x)    Liens securing Capital Lease Obligations and Purchase Money Debt permitted to be incurred under Section 7.01 (iii) and Liens securing Debt of Foreign Subsidiaries permitted under Section 7.01 (xviii);

(xi)    any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower pursuant to a Permitted Business Acquisition and not created in contemplation of such event;

(xii)    any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary of the Borrower pursuant to a Permitted Business Acquisition and not created in contemplation of such event;

(xiii)    any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary of the Borrower pursuant to a Permitted Business Acquisition and not created in contemplation of such acquisition;

(xiv)    any Lien securing Refinancing Debt in respect of any Debt of the Borrower or any Subsidiary of the Borrower secured by any Lien permitted by clauses (xi), (xii), (xiii) or (xxi) of this Section 7.02; provided that such Debt is not secured by any additional assets;

(xv)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, in each case incurred in the ordinary course of business and not given in connection with the incurrence of Debt;

(xvi)    licenses, sublicenses, leases or subleases granted by a Group Company as lessor to third Persons in the ordinary course of business not interfering in any material respect with the business of any Group Company;

(xvii)    Liens on (A) incurred premiums, dividends and rebates which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies and (B) rights which may arise under State insurance guarantee funds relating to any such insurance policy, in each case securing Debt permitted to be incurred pursuant to Section 7.01(vii);

(xviii)    any (A) Lien not securing any Debt, Derivatives Obligations or Synthetic Lease Obligations constituting an interest or title of a licensor, lessor or sublicensor or sublessor under any Operating Lease or license entered into by the Borrower or any of its Subsidiaries in compliance with this Agreement or (B) Lien resulting from the subordination by any such lessor or sublessor of its interest or title under such Operating Lease to any Lien described in subparagraph (viii) above; provided that the holder of such Lien or restriction agrees in writing to recognize the rights of such lessee or sublessee under such Operating Lease;

(xix)    Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(xx)    Liens securing obligations (other than Debt or Derivatives Obligations) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(xxi)    [reserved]

(xxii)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Business Acquisition;

(xxiii)    Liens upon specific items or inventory or other goods and proceeds of the Borrower or any of its Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the shipment or storage of such inventory or other goods; and

(xxiv)    Liens deemed to exist in the ordinary course in connection with Cash Equivalents;

(xxv)    other Liens incurred by the Borrower and its Subsidiaries if the aggregate amount of the obligations secured thereby do not exceed at any time $15,000,000;

(xxvi)    licenses of Intellectual Property granted by a Group Company in the ordinary course of business, provided that such licenses are not exclusive licenses that are also irrevocable or perpetual in duration;

(xxvii)    Liens on assets of Foreign Subsidiaries and non-Wholly Owned Domestic Subsidiaries securing Debt incurred pursuant to Section 7.01(xviii); and

(xxviii)    Liens as to which the fee interest (or any other superior interest) in real property leased by the Borrower or any of its Subsidiaries is subject.

Section 7.03    Nature of Business.    None of the Group Companies will alter in any material respect the character of the business conducted by such Person as of the Closing Date except that the Borrower and its Subsidiaries may engage in reasonable extensions thereof and in business reasonably related, ancillary or complementary thereto.

Section 7.04    Consolidation, Merger and Dissolution.    Except in connection with an Asset Disposition permitted by the terms of Section 7.05, none of the Group Companies will enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself or its affairs (or suffer any liquidations or dissolutions); provided that:

(i)    the Acquisition shall be permitted;

(ii)    any Domestic Subsidiary of the Borrower may merge with and into, or be voluntarily dissolved or liquidated into, the Borrower, so long as (A) the Borrower is the surviving corporation of such merger, dissolution or liquidation, (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of the Borrower and such Domestic Subsidiary so merged, dissolved or liquidated shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation), (C) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction and (D) no Person other than the Borrower or a Subsidiary Guarantor receives any consideration in respect or as a result of such transaction;

(iii)    any Domestic Subsidiary of the Borrower may merge with and into, or be voluntarily dissolved or liquidated into, any other Domestic Subsidiary of the Borrower, so long as (A) in the case of any such merger, dissolution or liquidation involving one or more Subsidiary Guarantors, (y) a Subsidiary Guarantor is the surviving corporation of such merger, dissolution or liquidation, (z) no Person other than the Borrower or a Subsidiary Guarantor receives any consideration in respect of or as a result of such transaction, (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of each Domestic Subsidiary so merged, dissolved or liquidated and in the Equity Interests of the surviving entity of such merger dissolution or liquidation shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and (C) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction;

(iv)    any Foreign Subsidiary of the Borrower may be merged with and into, or be voluntarily dissolved or liquidated into, the Borrower or any Subsidiary of the Borrower, so long as (A) in the case of any such merger, dissolution or liquidation involving one or more Subsidiary Guarantors, (y) the Borrower or a Subsidiary Guarantor, as the case may be, is the surviving corporation of any such merger, dissolution or liquidation and (z) no Person other than the Borrower or a Subsidiary Guarantor receives any consideration in respect of or as a result of such transaction, (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of such Foreign Subsidiary, if any, and the Borrower or such other Subsidiary, as the case may be, and in Equity Interests of the surviving entity of such merger, dissolution or liquidation shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and (C) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction;

(v)    the Borrower or any Subsidiary of the Borrower may merge with any Person (other than Holdings) in connection with a Permitted Business Acquisition if (A) in the case of any such merger involving the Borrower, the Borrower shall be the continuing or surviving corporation in such merger, (B) in the case of any such merger involving a Subsidiary Guarantor, such Subsidiary Guarantor, as the case may be, shall be the continuing or surviving corporation in such merger or the continuing or surviving corporation in such merger shall, simultaneously with the consummation of such merger, become a Subsidiary Guarantor having all the responsibilities and obligations of the Subsidiary Guarantor so merged, or (C) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Credit Parties to be in compliance with the terms of Section 6.10 after giving effect to such transactions;

(vi)    any Foreign Subsidiary of the Borrower may be merged with and into, or be voluntarily dissolved or liquidated into, any other Foreign Subsidiary of the Borrower; and

(vii)    (1) OH Holdings may be merged with and into, or be voluntarily dissolved or liquidated into, Holdings or Intermediate Holdings, as long as either OH Holdings, Holdings, or Intermediate Holdings, as applicable, shall be the continuing or surviving corporation; (2) Intermediate Holdings may be merged with and into, or be voluntarily dissolved or liquidated into, OH Holdings or Holdings, as long as either OH Holdings, Holdings, or Intermediate Holdings, as applicable, shall be the continuing or surviving corporation and (3) Holdings may be merged with and into, or be voluntarily dissolved or liquidated into, OH Holdings or Intermediate Holdings, as long as either OH Holdings, Holdings, or Intermediate Holdings, as applicable, shall be the continuing or surviving corporation.

In the case of any merger or consolidation permitted by this Section 7.04 of any Subsidiary of OH Holdings which is not a Credit Party into a Credit Party, the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Credit Parties to be in compliance with the terms of Section 6.10 after giving effect to such transaction. Notwithstanding anything to the contrary contained above in this Section 7.04, no action shall be permitted which results in a Change of Control.

Section 7.05    Asset Dispositions.    None of the Group Companies will make any Asset Disposition; provided that:

(i)    any Group Company may sell inventory in the ordinary course of business on an arms’-length basis;

(ii)    the Borrower may make any Asset Disposition to any of the Subsidiary Guarantors if (A) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent or the Collateral Agent may request so as to cause the Credit Parties to be in compliance with the terms of Section 6.10 after giving effect to such Asset Disposition and (B) after giving effect to such Asset Disposition, no Default or Event of Default exists;

(iii)    the Borrower and its Subsidiaries may liquidate or sell Cash Equivalents;

(iv)    the Borrower or any of its Subsidiaries may sell, lease, transfer, assign or otherwise dispose of assets (other than in connection with any Casualty or Condemnation) to any other Person provided that the aggregate fair market value of all property disposed of pursuant to this clause (iv) does not exceed $3,000,000 in the aggregate in any fiscal year of the Borrower or $10,000,000 in the aggregate from and after the Closing Date;

(v)    the Borrower or any of its Subsidiaries may dispose of machinery or equipment which will be replaced or upgraded with machinery or equipment put to a similar use and owned, or otherwise used or useful in the ordinary course of business of and owned by such Person; provided that (A) such replacement or upgraded machinery and equipment is acquired within 365 days after such disposition, and (B) upon their acquisition, such replacement assets become subject to the Lien of the Collateral Agent under the Collateral Documents (to the extent in effect immediately prior to such disposition);

(vi)    the Borrower or any of its Subsidiaries may in the ordinary course of business and in a commercially reasonable manner, dispose of obsolete, worn-out or surplus tangible assets and other excess property no longer used or useful in the ordinary course of business;

(vii)    any Group Company may enter into any Sale/Leaseback Transaction not prohibited by Section 7.13;

(viii)    any Subsidiary of the Borrower may sell, lease or otherwise transfer (x) any or all or substantially all of its assets (including any such transaction effected by way of merger or consolidation) to the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower, so long as (A) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in such assets shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such sale, lease or other transfer) and (B) after giving effect to such Asset Disposition, no Default or Event of Default exists, and (y) assets to Foreign Subsidiaries or non-Wholly-Owned Domestic Subsidiaries to the extent permitted by Section 7.06(x);

(ix)    any non-Wholly-Owned Domestic Subsidiary or Foreign Subsidiary of the Borrower may sell, lease or otherwise transfer any or all or substantially all of its assets (including any such transactions effected by way of merger or consolidation) to any other non-Wholly-Owned Domestic Subsidiary or Foreign Subsidiary of the Borrower, so long as the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in such assets, if any, shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such sale, lease or other transfer);

(x)    any Group Company may (A) lease, as lessor or sublessor, or license, as licensor or sublicensor, real or personal property (including Intellectual Property) in the ordinary course of business and not interfering in any material respect with the business of such Group Company and (B) grant options to purchase, lease or acquire real or personal property in the ordinary course of business, so long as the Asset Disposition resulting from the exercise of such option would otherwise be permitted under this Section 7.05;

(xi)    any Group Company may dispose of defaulted receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction;

(xii)    any Group Company may dispose of non-core assets acquired in connection with Permitted Business Acquisitions;

(xiii)    [reserved];

(xiv)    any Group Company may make one or more Asset Dispositions in connection with a like-kind exchange pursuant to Section 1031 of the Code; provided that the Borrower shall have delivered to the Administrative Agent a Pro-Forma Compliance Certificate demonstrating that upon giving effect on a Pro-Forma Basis to such transaction, the Credit Parties will be in compliance with all of the financial covenants set forth in Section 7.16(a) as of the last day of the most recent period of four consecutive fiscal quarters of Holdings which precedes or ends on the date of such transaction and with respect to which the Administrative Agent has received the consolidated financial information required under Section 6.01(a) or (b) and the officer’s certificate required under Section 6.01(c);

(xv)    any Group Company may sell or dispose of Equity Interests in its Subsidiaries to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Foreign Subsidiaries; and

(xvi)    any Group Company may make any other Asset Disposition; provided that (A) at least 75% of the consideration therefor is cash or Cash Equivalents; (B) if such transaction is a Sale/Leaseback Transaction, such transaction is permitted by Section 7.01 and Section 7.13; (C) such transaction does not involve the sale or other disposition of a minority Equity Interest in any Group Company; (D) the aggregate fair market value of all assets sold or otherwise disposed of by the Group Companies in all such transactions in reliance on this clause (xvi) shall not exceed $10,000,000 in the aggregate from and after the Closing Date; and (E) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction.

Upon consummation of an Asset Disposition permitted under this Section 7.05, the Lien therein created (but not the Lien on any proceeds thereof) under the Collateral Documents shall be automatically released and the Administrative Agent shall (or shall cause the Collateral Agent to) (to the extent applicable) deliver to the Borrower, upon the Borrower’s request and at the Borrower’s expense, such documentation as is reasonably necessary to evidence the release of the Collateral Agent’s security interests, if any, in the assets being disposed of, including amendments or terminations of Uniform Commercial Code Financing Statements, if any, the return of stock certificates, if any, and the release of any Subsidiary being disposed of in its entirety from all of its obligations, if any, under the Finance Documents.

Section 7.06    Investments.

(a)    Investments.    None of the Group Companies will hold, make or acquire, any Investment in any Person, except the following:

(i)    Investments existing on the date hereof in Persons which are Subsidiaries on the date hereof;

(ii)    OH Holdings, Holdings, HGI, Intermediate Holdings or any Subsidiary of HGI may invest in cash and Cash Equivalents;

(iii)    OH Holdings, Holdings or Intermediate Holdings may acquire and hold obligations of one or more officers or other employees of OH Holdings, Holdings or any of its Subsidiaries in connection with such officers’ or employees’ acquisition of Equity Interests of OH Holdings, Holdings or Intermediate Holdings, so long as no cash is paid by OH Holdings or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations or such cash is immediately reinvested in such Equity Interests;

(iv)    HGI and any Subsidiary of HGI may acquire and hold receivables not constituting Debt owing to them, if created or acquired in the ordinary course of business;

(v)    HGI and each Subsidiary of HGI may acquire and own Investments (including Debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(vi)    deposits by HGI or any Subsidiary of HGI made in the ordinary course of business consistent with past practices to secure the performance of leases shall be permitted;

(vii)    OH Holdings may make equity contributions to the capital of Holdings which may make equity contributions to the capital of Intermediate Holdings which may make equity contributions to the capital of HGI and each of OH Holdings, Holdings and Intermediate Holdings may incur Guaranty Obligations permitted under Section 7.01(viii);

(viii)    Holdings and Intermediate Holdings may hold (1) the Trust Common Securities and (2) promissory notes issued by Borrower and Intermediate Holdings;

(ix)    HGI may make Investments in any of its Wholly-Owned Domestic Subsidiaries and any Subsidiary of HGI may make Investments in HGI or any Wholly-Owned Domestic Subsidiary of HGI; provided that (A) each item of intercompany Debt evidencing intercompany loans and advances made by a Foreign Subsidiary or a non-Wholly-Owned Domestic Subsidiary to HGI or a Wholly-Owned Domestic Subsidiary of HGI shall be evidenced by a promissory note in the form of Exhibit G hereto containing the subordination provisions set forth in Exhibit H hereto and (B) each promissory note evidencing intercompany loans and advances payable to a Credit Party shall be pledged to the Collateral Agent pursuant to the Collateral Documents;

(x)    HGI and its Subsidiaries may make Investments in any Foreign Subsidiary or any non-Wholly-Owned Domestic Subsidiary of HGI (A) in the case of Investments by HGI or any Wholly-Owned Domestic Subsidiary of HGI, in an aggregate amount (determined without regard to any write-downs or write-offs of any such Investments constituting Debt excluding any portion thereof funded with proceeds of a Qualifying Equity Issuance) and together with the fair market value of all assets transferred pursuant to Section 7.05(viii) at any one time outstanding not exceeding (x) when aggregated with the amount of any Investments made pursuant to Section 7.06(a)((xviii), $50,000,000, if such Investment is made in connection with a Permitted Business Acquisition or any acquisition of assets, and (y) $5,000,000, in the case of any other Investment, and (B) to the extent such Investments arise from the sale of inventory in the ordinary course of business by HGI or such Subsidiary to such Foreign Subsidiary or non-Wholly-Owned Domestic Subsidiary for resale by such Foreign Subsidiary or non-Wholly-Owned Domestic Subsidiary (including any such Investments resulting from the extension of the payment terms with respect to such sales); provided that each promissory note evidencing intercompany loans and advances (other than promissory notes (A) issued by Foreign Subsidiaries of HGI to HGI or any of its Domestic Subsidiaries or (B) held by Foreign Subsidiaries of HGI, in each case except to the extent provided in Section 6.10(d)) or non-Wholly-Owned Subsidiaries of HGI who are not and are not required to be Credit Parties) shall be pledged to the Collateral Agent pursuant to the Collateral Documents;

(xi)    so long as no Default or Event of Default is then in existence or would otherwise arise therefrom, HGI may make Investments in Holdings and Intermediate Holdings, provided that (A) all proceeds thereof are applied by Holdings or passed on by Intermediate Holdings to Holdings solely for the purposes of Section 7.08(d); (B) no such Investment shall be made if an interest payment in respect of the Junior Debentures could not, but for such Investment, be made in accordance with Section 7.08(d); and (C) each item of intercompany Debt evidencing intercompany loans and advances made by the Borrower to Holdings or Intermediate Holdings shall be evidenced by a promissory note in the form of Exhibit G hereto containing the subordination provisions set forth in Exhibit H hereto;

(xii)    HGI and its Subsidiaries may make transfers of assets to HGI and its Subsidiaries in accordance with Section 7.05(viii) and (ix) and in connection with mergers and consolidations permitted under Section 7.04;

(xiii)    HGI and its Subsidiaries may purchase inventory, machinery, equipment and other assets in the ordinary course of business;

(xiv)    HGI and its Subsidiaries may make expenditures in respect of Permitted Business Acquisitions;

(xv)    HGI or any of its Subsidiaries may make loans and advances to employees of Holdings and its Subsidiaries for moving and travel and other similar expenses, in each case in the ordinary course of business, in an aggregate principal amount not to exceed $500,000 at any one time outstanding (determined without regard to any write-downs or write-offs of such loans and advances);

(xvi)    (i) HGI or any of its Subsidiaries may make loans and advances to OH Holdings, Holdings and Intermediate Holdings, (ii) Intermediate Holdings may make loans and advances to Holdings and OH Holdings and (iii) Holdings may make Loans and advances to OH Holdings, in each case, for the purposes and in the amounts necessary to make payments described in Section 7.07;

(xvii)    Holdings and Intermediate Holdings may redeem or repurchase Equity Interests to the extent permitted by Section 7.07;

(xviii)    HGI and its Subsidiaries may make Investments in Permitted Joint Ventures in an aggregate amount (determined without regard to any write-downs or write-offs of any such Investments constituting Debt but excluding any portion thereof funded with proceeds of an Qualifying Equity Issuance) at any one time outstanding not exceeding (x) when aggregated with the amount of any Investments made pursuant to Section 7.06(a)(x)(A)(x), $50,000,000, if such Investment is made by a Foreign Subsidiary or in connection with any Permitted Business Acquisition of a Person that will become a Foreign Subsidiary, and (y) $5,000,000, in the case of any other Investment;

(xix)    [reserved];

(xx)    Investments arising out of the receipt by HGI or any of its Subsidiaries of noncash consideration for the sale of assets permitted under Section 7.05;

(xxi)    Investments resulting from pledges and deposits specifically referred to in Section 7.02;

(xxii)    other Investments not otherwise permitted by this Section 7.06 in an aggregate amount (determined without regard to any write-downs or write-offs of any such Investments constituting Debt but excluding any portion thereof funded with proceeds of an Qualifying Equity Issuance) at any time outstanding not exceeding the sum of (A) $5,000,000 plus (B) an amount, not exceeding $5,000,000 in the aggregate, equal to that portion of Excess Cash Flow for the fiscal years ended after the Closing Date, if any, not required to be used to prepay the Loans or Cash Collateralize LC Obligations in accordance with Section 2.09; and

(xxiii)    customary extensions of trade credit with customers in the ordinary course of business;

provided that no Group Company may make or own any Investment in Margin Stock in violation of Regulation U.

(b)    Limitation on the Creation of Subsidiaries.    No Group Company will establish, create or acquire after the Closing Date any Subsidiary; provided that HGI and its Subsidiaries shall be permitted to establish, create or acquire Subsidiaries so long as (i) at least 5 days’ prior written notice thereof is given to the Administrative Agent, (ii) the Investment resulting from such establishment, creation or acquisition is permitted pursuant to Section 7.06(a) above, (iii) the capital stock or other equity interests of such new Subsidiary (other than a Foreign Subsidiary, except for 65% of such equity interests, if such Foreign Subsidiary is a direct Foreign Subsidiary) is pledged pursuant to, and to the extent required by, the Pledge Agreement and the certificates representing such interests, together with transfer powers duly executed in blank, are delivered to the Collateral Agent, (iv) such new Subsidiary (other than a Foreign Subsidiary) executes a counterpart of the Accession Agreement, the Guaranty, the Security Agreement and the Pledge Agreement to the extent required by Section 6.10(b), and (v) such new Subsidiary, to the extent requested by the Administrative Agent, takes all other actions required pursuant to Section 6.10.

Section 7.07    Restricted Payments, etc.    None of the Group Companies will declare or pay any Restricted Payments (other than Restricted Payments payable solely in Equity Interests (exclusive of Debt Equivalents) of such Person), except that:

(i)    any Wholly-Owned Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly-Owned Subsidiary of the Borrower;

(ii)    any non-Wholly-Owned Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly-Owned Subsidiary of the Borrower or ratably to all holders of its outstanding Equity Interests;

(iii)    OH Holdings, Holdings and Intermediate Holdings may redeem or repurchase Equity Interests (or Equity Equivalents) or to make payments on notes issued in connection with the prior redemption or purchase of such Equity Interests and permitted pursuant to Section 7.01(xii) from (A) officers, employees and directors of any Group Company (or their estates, spouses or former spouses) upon the death, permanent disability, retirement or termination of employment of any such Person or otherwise or (B) other holders of Equity Interests or Equity Equivalents in OH Holdings, Holdings and Intermediate Holdings, so long as the purpose of such purchase is to acquire stock for reissuance to new officers, employees and directors (or their estates) of any Group Company, to the extent so reissued within 12 months of any such purchase; provided that in all such cases (A) no Default or Event of Default is then in existence or would otherwise arise therefrom, (B) the aggregate amount of all cash distributed by the Borrower directly or indirectly to OH Holdings, Holdings and Intermediate Holdings in respect of all such shares so redeemed or repurchased (or otherwise spent by OH Holdings, Holdings and Intermediate Holdings) does not exceed $2,000,000 in any fiscal year of Holdings (with unused amounts of up to $1,000,000 being carried forward to succeeding fiscal years for a total of up to $3,000,000 in any fiscal year), and provided further that OH Holdings, Holdings and Intermediate Holdings may purchase, redeem or otherwise acquire Equity Interests and Equity Equivalents of OH Holdings, Holdings and Intermediate Holdings pursuant to this clause (iii) without regard to the restrictions set forth in the first proviso above for consideration consisting of the proceeds of key man life insurance obtained for the purposes described in this clause (iii);

(iv)    so long as no Default or Event of Default is then in existence or would otherwise arise therefrom, HGI may make cash Restricted Payments, directly or indirectly, to OH Holdings, Holdings and Intermediate Holdings, if OH Holdings, Holdings and Intermediate Holdings promptly use such proceeds for the purposes described in clause (iii) above;

(v)    HGI, Intermediate Holdings and Holdings may make cash Restricted Payments, directly or indirectly, to Intermediate Holdings, Holdings or OH Holdings, (as the case may be) for the purpose of paying, and in amounts not to exceed the amount necessary to pay, (A) the then currently due fees and expenses of OH Holdings’ counsel, accountants and other advisors and consultants, and other operating and administrative expenses of OH Holdings (including employee and compensation expenditures and other similar costs and expenses) incurred in the ordinary course of business that are for the benefit of, or are attributable to, or are related to, including the financing or refinancing of, OH Holdings’ Investment in the Borrower and its Subsidiaries, (B) the then currently due fees and expenses of OH Holdings’ independent directors and observers and (C) so long as no Default or Event of Default is then in existence or would arise therefrom, other fees and expenses permitted under Section 7.09;

(vi)    HGI may pay directly or indirectly to Intermediate Holdings or the direct or indirect parent of Intermediate Holdings the amount that Intermediate Holdings or a direct or indirect parent of Intermediate Holdings is required to pay for federal, state, local income, franchise or similar taxes as the common parent of an affiliated group (within the meaning of Section 1504 of the Code) or a combined or unitary group of corporations of which HGI is a member and quarterly or annual payments for other taxes incurred by Intermediate Holdings or its direct or indirect parent (but only to the extent that such other taxes constitute franchise taxes or relate to the operations of, or such persons’ direct or indirect ownership of, HGI and its subsidiaries); provided that (A) such payments with respect to income, franchise or similar taxes may be made only in respect of the period during which HGI is consolidated, combined, or affiliated with OH Holdings, Holdings, or Intermediate Holdings for purposes of the payment of such taxes and (B) such payments with respect to income, franchise or similar taxes shall not exceed the aggregate amount that the Borrower reasonably estimates would be payable by HGI and its Subsidiaries if they filed a separate consolidated return with HGI as the parent, determined without giving effect to any deductions for amounts payable to Intermediate Holdings or the direct or indirect parent of Intermediate Holdings that have not been paid in cash.

(vii)    so long as no Default or Event of Default is then in existence or would otherwise arise therefrom, HGI may make Restricted Payments to OH Holdings, directly or indirectly, provided that (A) all proceeds thereof are applied by OH Holdings solely for the purposes of Section 7.08(d); and (B) no such Restricted Payment shall be made if an interest payment in respect of the Junior Debentures could not, but for such Restricted Payment, be made in accordance with Section 7.08(d);

(viii)    OH Holdings may make Restricted Payments made with Net Cash Proceeds of one or more Qualifying Equity Issuances within three Business Days following the receipt thereof; provided that, after giving effect to such Restricted Payment, no Change of Control shall have occurred;

(ix)    OH Holdings may make noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(x)    cash payments may be made by OH Holdings in lieu of the issuance of fractional shares upon exercise or conversion of Equity Equivalents; and

(xi)    payments in respect of Subordinated Debt may be made in accordance with Section 7.08.

Section 7.08    Prepayments of Debt, etc.

(a)    Amendments of Agreements.    None of the Group Companies will, or will permit any of their respective Subsidiaries to, after the issuance thereof, amend, waive or modify (or permit the amendment, waiver or modification of) any of the terms, agreements, covenants or conditions of or applicable to (i) the Senior Notes or (ii) the Junior Debentures or any other Subordinated Debt issued by such Group Company if such amendment, waiver or modification would add or change any terms, agreements, covenants or conditions in any manner materially adverse to any Group Company, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof.

(b)    Prohibition Against Certain Payments of Principal and Interest of Other Debt.    Except as provided in subsection (c) or (d) below, none of the Group Companies will (i) directly or indirectly, redeem, purchase, prepay, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, the Senior Notes, any Debt incurred pursuant to Section 7.01(v) or any Subordinated Debt, or set aside any funds for such purpose, whether such redemption, purchase, prepayment, retirement or acquisition is made at the option of the maker or at the option of the holder thereof, and whether or not any such redemption, purchase, prepayment, retirement or acquisition is required under the terms and conditions applicable to such Debt or (ii) make any interest or other payment in respect of the Senior Notes, any Debt incurred pursuant to Section 7.01(v) or any Subordinated Debt.

(c)    Certain Allowed Payments in Respect of Debt.    Holdings, HGI and any of its Subsidiaries may (i) make interest payments as and when due in respect of the Senior Notes, Debt incurred pursuant to Section 7.01(v) and any Subordinated Debt (other than the Junior Debentures, as to which clause (d) below applies) of HGI entered into in compliance with Section 7.01; (ii) refinance the Senior Notes and Subordinated Debt to the extent expressly permitted under Section 7.01, in each case other than any such payments prohibited by the subordination provisions of any Subordinated Debt; (iii) exchange Senior Notes, Debt incurred pursuant to Section 7.01(v) and Subordinated Debt of OH Holdings or any of its Subsidiaries for Equity Interests issued by OH Holdings or redeem or repay with the proceeds of Qualified Equity Issuances; (iv) permit the cancellation or forgiveness of Subordinated Debt of OH Holdings or any of its Subsidiaries; and (v) make optional redemptions or prepayments of principal of the Senior Notes or Debt incurred pursuant to Section 7.01(v)(A) if (x) no Default or Event of Default shall have occurred and be continuing at the time of such redemption or prepayment, (y) Holdings shall have delivered to the Administrative Agent a Pro-Forma Compliance Certificate demonstrating that upon giving effect to such payments on a Pro-Forma Basis, including as if such payments were made in the prior period of calculation (with pro-forma adjustments satisfactory to the Administrative Agent), the Secured Leverage Ratio as of the last day of the most recently ended fiscal quarter of Holdings and its Consolidated Subsidiaries for the period of four consecutive fiscal quarters of Holdings and its Consolidated Subsidiaries then ended, taken as a single accounting period, will not exceed 2.25:1.00 and (z) the aggregate amount expended in respect of all such redemptions and prepayments shall not exceed $20,000,000 plus, during any fiscal year of Holdings after December 31, 2011, that portion of Excess Cash Flow for the prior fiscal year that is not required to prepay the Term Loans in accordance with Section 2.09(b)(iii).

(d)    Allowed Payments in Respect of the Junior Debentures.

(i)    Holdings may make (A) interest payments as and when due and (B) payments of deferred interest (or a portion thereof) in respect of the Junior Debentures in each case if (x) such payments are used solely to make dividend payments under the Trust Preferred Securities, (y) Holdings shall have delivered to the Administrative Agent a Pro-Forma

Compliance Certificate demonstrating that upon giving effect to such payments on a Pro-Forma Basis, including as if such payments under clause (A) and (B) were made in the prior period of calculation (with pro-forma adjustments satisfactory to the Administrative Agent), the Interest Coverage Ratio as of the last day of the most recently ended fiscal quarter of Holdings and its Consolidated Subsidiaries ending during any period described below, in each case for the period of four consecutive fiscal quarters of Holdings and its Consolidated Subsidiaries then ended, taken as a single accounting period, will not be less than the ratio set forth below opposite the period during which such fiscal quarter ends:

Fiscal Quarters Ended During	Ratio
7/1/10 through 12/31/12	2.25:1.00
1/1/13 through 3/31/14	2.50:1.00
Thereafter	2.75:1.00

(ii)    In the event that Holdings cannot make a payment pursuant to the terms of paragraph (i) above, Holdings will within 5 Business Days after the calculation under clause (i) above prior to the relevant scheduled interest payment date under the Junior Debentures serve a notice on the Junior Debenture Holders of an Extension Period for a period of not less than six months (as such term is defined in the Junior Debentures Indenture) (an “Extension Notice”), with a copy of such notice, certified as true and correct, to be simultaneously delivered to the Administrative Agent; and

(iii)    Holdings hereby irrevocably appoints the Administrative Agent as its attorney-in-fact (with full power of substitution and delegation) in its name and on its behalf to serve an Extension Notice on the Junior Debentures Holders, in the event that Holdings does not deliver an Extension Notice to the Junior Debentures Holders and the Administrative Agent within the applicable period as prescribed in paragraph (ii) above.

Section 7.09    Transactions with Affiliates.    None of the Group Companies will engage in any transaction or series of transactions with any Affiliate or Subsidiary of OH Holdings other than:

(i)    [reserved];

(ii)    reimbursement of reasonable out-of-pocket expenses not to exceed $1,000,000 in any year plus indemnities pursuant to the Expense Reimbursement Agreement, dated as of May 28, 2010, by and between HGI and the Sponsor;

(iii)    transfers of assets to any Credit Party other than OH Holdings permitted by Section 7.05;

(iv)    transactions expressly permitted by Section 7.01, Section 7.04, Section 7.05, Section 7.06 or Section 7.07;

(v)    normal compensation, indemnities and reimbursement of reasonable expenses of officers, directors and board observers;

(vi)    other transactions in existence on the Closing Date to the extent disclosed in Schedule 7.09;

(vii)    any transaction entered into among the Borrower and its Wholly-Owned Subsidiaries or among such Wholly-Owned Subsidiaries;

(viii)    preemptive rights held by Permitted Investors in respect of the Equity Interests of OH Holdings, Holdings or Intermediate Holdings; and

(ix)    so long as no Default or Event of Default has occurred and is continuing, other transactions which are engaged in by the Borrower or any of its Subsidiaries in the ordinary course of its business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms’-length transaction with an independent, unrelated third party.

Notwithstanding the foregoing, none of OH Holdings or any of its Subsidiaries will enter into any management, consulting or similar agreement or arrangement with, or otherwise pay any professional, consulting, management or similar fees to or for the benefit of, the Sponsor or its successors or transferees, except for payments permitted under clause (ii), (vi) or (viii) above.

Section 7.10    Fiscal Year; Organizational and Other Documents.    None of the Group Companies will (i) change its fiscal year or (ii) consent to any amendment, modification or supplement that is adverse in any material respect to the Lenders to its articles or certificate of incorporation, bylaws (or analogous organizational documents), the Acquisition Documents, or any agreement entered into by it with respect to its Equity Interests (including the Capitalization Documents), in each case as in effect on the Closing Date. The Borrower will cause the Group Companies to promptly provide the Lenders with copies of all amendments to the foregoing documents and instruments as in effect as of the Closing Date.

Section 7.11    Restrictions with Respect to Intercorporate Transfers.    None of the Group Companies will create or otherwise cause or permit to exist any consensual encumbrance or restriction which prohibits or otherwise restricts (i) the ability of any such Subsidiary to (A) make Restricted Payments or pay any Debt owed to the Borrower or any Subsidiary of the Borrower, (B) pay Debt or other obligations owed to any Credit Party, (C) make loans or advances to the Borrower or any Subsidiary of the Borrower, (D) transfer any of its properties or assets to the Borrower or any Subsidiary of the Borrower or (E) act as a Subsidiary Guarantor and pledge its assets pursuant to the Finance Documents or any renewals, refinancings, exchanges, refundings or extensions thereof or (ii) the ability of OH Holdings or any Subsidiary of OH Holdings to create, incur, assume or permit to exist any Lien upon its property or assets whether now owned or hereafter acquired to secure the Senior Obligations, except in each case for prohibitions or restrictions existing under or by reason of:

(i)    this Agreement and the other Finance Documents;

(ii)    restrictions in effect on the date of this Agreement contained in the Senior Notes Documents, the Junior Debentures Documents, all as in effect on the date of this Agreement, and, if such Debt is renewed, extended or refinanced In accordance with this Agreement, restrictions in the agreements governing the renewed, extended or refinancing Debt (and successive renewals, extensions and refinancings thereof) if such restrictions are no more restrictive than those contained in the agreements governing the Debt being renewed, extended or refinanced;

(iii)    customary non-assignment provisions with respect to contracts, leases or licensing agreements entered into by the Borrower or any of its Subsidiaries, in each case entered into in the ordinary course of business and consistent with past practices;

(iv)    any restriction or encumbrance with respect to any asset of the Borrower or any of its Subsidiaries or a Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets or all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement;

(v)    customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business in connection with Permitted Joint Ventures;

(vi)    restrictions on cash and other deposits or net worth imposed by customers or suppliers in the ordinary course of business and consistent with past practice;

(vii)    any restriction applicable to an acquired Subsidiary of the Borrower pursuant to agreements in effect on the date such Subsidiary became a Subsidiary of the Borrower and otherwise permitted to remain in effect hereunder; provided that such restrictions apply only to such Subsidiary;

(viii)    Liens permitted under Section 7.02 and any documents or instruments governing the terms of any Debt or other obligations secured by any such Liens; provided that such prohibitions or restrictions apply only to the assets subject to such Liens; and

(ix)    documents evidencing indebtedness incurred by Foreign Subsidiaries to the extent permitted under Section 7.01.

Section 7.12    Ownership of Subsidiaries; Limitations on OH Holdings and the Borrower.

(a)    OH Holdings and the Borrower will not (i) permit any Subsidiary of the Borrower to issue Equity Interests to any Person, except (A) the Borrower or any Wholly-Owned Subsidiary of the Borrower, (B) to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries or (C) in the case of non-Wholly-Owned Subsidiaries of the Borrower, ratably to all holders of its outstanding Equity Interests or (ii) permit any non Wholly Owned Subsidiary of the Borrower to issue any shares of Preferred Stock.

(b)    Each of OH Holdings, Holdings and Intermediate Holdings will not (i) hold any material assets other than the Trust Common Securities, the Equity Interests of Holdings, Intermediate Holdings and HGI respectively and cash or Cash Equivalents expressly permitted to be received and held by it from time to time in accordance with this Agreement, (ii) have any material liabilities other than (A) liabilities under the Finance Documents, the Senior Notes and the Junior Debentures and other obligations or liabilities expressly permitted to be incurred by it pursuant to Section 7.01 and (B) tax and accrued liabilities and expenses in the ordinary course of business or (iii) engage in any business activity other than (A) owning the Trust Common Securities, the common stock of Holdings, Intermediate Holdings and HGI respectively (including purchasing additional shares of common stock after the Closing Date), and activities incidental or related thereto or to the maintenance of the corporate existence of OH Holdings, Holdings and Intermediate Holdings, respectively, or compliance with applicable law, (B) acting as a Guarantor under the Guaranty and as a Grantor under the Security Agreement and pledging its assets to the Collateral Agent pursuant to the Collateral Documents to which it is a party, (C) acting as a guarantor in respect of the Debt arising under (x) the Senior Notes, and (y) the Trust Preferred Securities, and other Guaranty Obligations expressly permitted to be incurred by it pursuant to Section 7.01 and (D) issuing its own Capital Stock (other than Debt Equivalents).

(c)    OH Holdings, Holdings and Intermediate Holdings will not permit any Person other than (i) OH Holdings to hold any Equity Interests comprising of common stock of Holdings, (ii) Holdings to hold any Equity Interests comprising of common stock of Intermediate Holdings and (iii) Intermediate Holdings to hold Equity Interests or Equity Equivalents of the Borrower.

(d)    Except as provided herein, OH Holdings, Holdings and Intermediate Holdings will not create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by the Borrower or any other Subsidiary of the Borrower, (b) repay or prepay any Debt owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (d) transfer, lease or license any of its property or assets to the Borrower or any other Subsidiary of the Borrower other than restrictions (i) in agreements evidencing Debt permitted by Section 7.01 that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business or (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement.

Section 7.13    Sale and Leaseback Transactions.    None of the Group Companies will directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease (whether an Operating Lease or a Capital Lease) of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which such Group Company has sold or transferred or is to sell or transfer to any other Person which is not a Group Company or (ii) which such Group Company intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Group Company to another Person which is not a Group Company in connection with such lease; provided, however, that the Group Companies may enter into any Sale/Leaseback Transaction if (i) after giving effect on a Pro-Forma Basis to such Sale/Leaseback Transaction, the aggregate outstanding Attributable Debt in respect of all Sale/Leaseback Transactions does not exceed $5,000,000 and the Borrower shall be in compliance with all other provisions of this Agreement, including Section 7.01 and Section 7.02, (B) the gross cash proceeds of any such Sale/Leaseback Transaction are at least equal to the fair market value of such property (as determined by the Board of Directors, whose determination shall be conclusive if made in good faith) and (C) the Net Cash Proceeds are applied as set forth in Section 2.09(b)(iv) to the extent required therein.

Section 7.14    Additional Negative Pledges.    None of the Group Companies will enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for an obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Finance Documents, the Senior Notes Indenture and any Debt consisting of Refinancing Debt issued to refinance all or any portion of the foregoing, (ii) pursuant to any document or instrument governing Capital Lease Obligations or Purchase Money Debt incurred pursuant to Section 7.01 if any such restriction contained therein relates only to the assets or assets acquired in connection therewith, (iii) pursuant to any Derivatives Agreement entered into pursuant to Section 7.01(vi), (iv) pursuant to any document or instrument governing Debt incurred by Foreign Subsidiaries and permitted by Section 7.01, (v) pursuant to any documents or agreements creating any Lien referred to in Section 7.02(xvii) if such restriction contained therein relates only to the incurred premiums, dividends, rebates and other rights permitted to be subject to such Lien in accordance with

Section 7.02(xvii), (vi) any documents or agreements creating any Lien referred to in Section 7.02(vi) if such restriction contained therein relates only to the property of assets subject to the surety bond or similar obligation permitted to be secured thereby pursuant to Section 7.02(vi), (vii) pursuant to an agreement which has been entered into by the Borrower or any of its Subsidiaries for the sale or disposition of any assets of the Borrower or such Subsidiary or of any Subsidiary of the Borrower if such restriction contained therein relates only to the Subsidiary or its assets which is the subject of the sale provided for therein, and (viii) pursuant to a joint venture or other similar agreement entered into in the ordinary course of business in connection with Permitted Joint Ventures so long as any such restriction contained therein relates only to the assets of, or the interest of the Borrower and its Subsidiaries in, such Permitted Joint Venture.

Section 7.15    Impairment of Security Interests.    None of the Group Companies will (i) take or omit to take any action which action or omission could reasonably be expected to materially impair the security interests in favor of the Collateral Agent with respect to the Collateral or (ii) grant to any Person (other than the Collateral Agent pursuant to the Collateral Documents) any interest whatsoever in the Collateral, except for Permitted Liens and disposition of Collateral permitted under the Finance Documents.

Section 7.16    Financial Covenants.

(a)    Total Leverage Ratio.    The Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of Holdings and its Consolidated Subsidiaries ending on the last day of any calendar quarter ending during any period described below, in each case for the period of four consecutive fiscal quarters of Holdings and its Consolidated Subsidiaries then ended, taken as a single accounting period, will not be greater than the ratio set forth below opposite the period during which such fiscal quarter ends:

Fiscal Quarters Ended During	Ratio
7/1/10 through 12/31/10	6.75:1.00
1/1/11 through 3/31/11	6.50:1.00
4/1/11 through 12/31/11	6.25:1.00
1/1/12 through 3/31/12	6.00:1.00
4/1/12 through 12/31/12	5.75:1.00
1/1/13 through 3/31/13	5.50:1.00
4/1/13 through 6/30/13	5.25:1.00
7/1/13 through 12/31/13	5.00:1.00
Thereafter	4.50:1.00

(b)    Interest Coverage Ratio.    The Interest Coverage Ratio as of the last day of the most recently ended fiscal quarter of Holdings and its Consolidated Subsidiaries ending on the last day of any calendar quarter ending during any period described below, in each case for the period of four consecutive fiscal quarters of Holdings and its Consolidated Subsidiaries then ended, taken as a single accounting period, will not be less than the ratio set forth below opposite the period during which such fiscal quarter ends:

Fiscal Quarters Ended During	Ratio
7/1/10 through 12/31/12	2.00:1.00
1/1/13 through 3/31/14	2.25:1.00
Thereafter	2.50:1.00

(c)    Secured Leverage Ratio.    The Secured Leverage Ratio as of the last day of the most recently ended fiscal quarter of Holdings and its Consolidated Subsidiaries ending on the last day of any calendar quarter ending during any period described below, in each case for the period of four consecutive fiscal quarters of Holdings and its Consolidated Subsidiaries then ended, taken as a single accounting period, will not be greater than the ratio set forth below opposite the period during which such fiscal quarter ends:

Fiscal Quarters Ended During	Ratio
7/1/10 through 9/30/10	4.50:1.00
10/1/10 through 3/31/11	4.25:1.00
4/1/11 through 9/30/11	4.00:1.00
10/1/11 through 6/30/12	3.75:1.00
7/1/12 through 12/31/12	3.50:1.00
1/1/13 through 3/31/13	3.25:1.00
Thereafter	3.00:1.00

Section 7.17    No Other “Designated Senior Debt”.    None of the Credit Parties shall designate, or permit the designation of, any Debt (other than under this Agreement and the other Finance Documents) as “Designated Senior Debt” (other than the Senior Notes) or any other similar term as such term is commonly used for the purpose of the definition of the same or the subordination provisions contained in the Junior Debentures Indenture or any indenture governing any Subordinated Debt permitted under Section 7.01.

Section 7.18    Independence of Covenants.    All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

ARTICLE VIII

DEFAULTS

Section 8.01    Events of Default.    An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):

(a)    Payment.    Any Credit Party shall:

(i)    default in the payment when due (whether by scheduled maturity, acceleration or otherwise) of any principal of any of the Loans or any LC Disbursements; or

(ii)    default, and such default shall continue for five or more Business Days, (A) in the payment when due of any interest on the Loans, or (B) after receipt of a notice of a default with respect thereto, in the payment of any fees or other amounts owing hereunder, under any of the other Finance Documents or in connection herewith.

(b)    Representations.    Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Finance Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect (except that such materiality qualifier shall not be applicable to any representation, warranty or statement that is already qualified by materiality) on the date as of which it was made or deemed to have been made, if, solely with respect to any representation or warranty (other than any

Borrower Representation or any specified Representation) made on the Closing Date, such default shall not have been remedied within 30 days after the Closing Date (it being acknowledged and agreed that at any time during the continuance of such default, no Revolving Lender shall be under any obligation to make any Revolving Loan (other than any Revolving Loans made on the Closing Date), the Swingline Lender shall be under no obligation to make any Swingline Loan and the Issuing Lender shall be under no obligation to issue any Letter of Credit (other than the Existing Letters of Credit deemed to be issued on the Closing Date).

(c)    Covenants.    Any Credit Party shall:

(i)    default in the due performance or observance of any term, covenant or agreement contained in Sections 6.01(a), (e) or (j), 6.08, 6.11, 6.15, 6.17 or Article VII;

(ii)    default in the due performance or observance of any term, covenant or agreement contained in Sections 6.01(b) or (c) and such default shall continue unremedied for a period of five Business Days after the earlier of an executive officer of a Credit Party becoming aware of such default or notice thereof given by the Administrative Agent; or

(iii)    default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.01(d), (f), (g) or (h) and such default shall continue unremedied for a period of ten Business Days after the earlier of an executive officer of a Credit Party becoming aware of such default or notice thereof given by the Administrative Agent; or

(iv)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i), (c)(ii) or (c)(iii) of this Section 8.01) contained in this Agreement and such default shall continue unremedied for a period of 30 days after the earlier of an executive officer of a Credit Party becoming aware of such default or notice thereof given by the Administrative Agent.

(d)    Other Finance Documents.    Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Finance Documents and such default shall continue unremedied for a period of 30 days after the earlier of an executive officer of a Credit Party becoming aware of such default or notice thereof given by the Administrative Agent.

(e)    Cross-Default.

(i)    any Group Company (A) fails to make payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise but after giving effect to all applicable grace periods), regardless of amount, in respect of any Debt, Guaranty Obligation or Synthetic Lease Obligations (other than in respect of (x) Debt outstanding under the Finance Documents and (y) Derivatives Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000, (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any such Debt, Guaranty Obligation or Synthetic Lease Obligations, if the effect of such failure, event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Debt, Guaranty Obligation or Synthetic Lease Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Debt or Synthetic Lease Obligations to be declared to be due and payable prior to its stated maturity or such Guaranty Obligation to become payable or (C) shall be required by the terms of such Debt, Guaranty Obligation or Synthetic Lease

Obligation to offer to prepay or repurchase such Debt or Synthetic Lease Obligation or the primary Debt underlying such Guaranty Obligation (or any portion thereof) prior to the stated maturity thereof; or

(ii)    there occurs under any Derivatives Agreement or Derivatives Obligation an Early Termination Date (as defined in such Derivatives Agreement) resulting from (A) any event of default under such Derivatives Agreement as to which any Group Company is the Defaulting Party (as defined in such Derivatives Agreement) or (B) any Termination Event (as so defined) as to which any Group Company is an Affected Party (as so defined), and, in either event, the Derivatives Termination Value owed and not paid within 10 Business Days of when due by a Group Company as a result thereof is greater than $10,000,000.

(f)    Insolvency Events.    (i) Any Group Company (other than an Insignificant Subsidiary) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or (ii) an involuntary case or other proceeding shall be commenced against any Group Company (other than an Insignificant Subsidiary) seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days, or any order for relief shall be entered against any Group Company (other than an Insignificant Subsidiary) under the federal bankruptcy laws as now or hereafter in effect.

(g)    Judgments.    One or more judgments, orders, decrees or arbitration awards is entered against any Group Company involving in the aggregate a liability (to the extent not covered by independent third-party insurance or an indemnity from a creditworthy third party as to which the insurer or indemnitor, as applicable, does not dispute coverage), as to any single or related series of transactions, incidents or conditions, of $10,000,000 or more, and the same shall not have been discharged, vacated or stayed pending appeal within 45 days after the entry thereof.

(h)    Employee Benefit Plans.    (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Group Company in an amount that could reasonably be expected to result in a Material Adverse Effect or (ii) there occurs the ERISA Event described in (iii) of the definition thereof.

(i)    Guaranties, Collateral Documents and other Finance Documents. At any time after the execution and delivery thereof, (i) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Finance Obligations in accordance with the terms hereof) or shall be declared null and void or any Credit Party shall repudiate its obligations thereunder, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent to take any action within its control or (iii) any Credit Party shall contest the validity or enforceability of any Finance Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Finance Document to which it is a party or shall contest the validity or perfection of any Lien on any Collateral purported to be covered by the Collateral Documents;

(j)    Ownership.    A Change of Control shall occur.

(k)    Senior Debt.    (i) Any Governmental Authority with applicable jurisdiction determines that the Lenders are not holders of Senior Indebtedness (as defined in the Junior Debentures Indenture and any other Subordinated Debt) or (ii) the subordination provisions creating the Subordinated Debt shall, in whole or in part terminate, cease to be effective or cease to be legally valid, binding and enforceable as to any holder of the Subordinated Debt or any Credit Party, any Affiliate of any Credit Party or the trustee for the holders of such Subordinated Debt.

(l)    Dissolution.    Any order, judgment or decree shall be entered against any Group Company (other than an Insignificant Subsidiary) decreeing the dissolution or split up of such Group Company (other than a dissolution or split up not prohibited by this Agreement) and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days.

Section 8.02    Acceleration; Remedies.    Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Required Lenders (or the Lenders as may be required pursuant to Section 10.03), the Administrative Agent (or the Collateral Agent, as applicable) shall, upon the request and direction of the Required Lenders, by written notice to the Borrower, take any of the following actions without prejudice to the rights of the Agents or any Lender to enforce its claims against the Credit Parties except as otherwise specifically provided for herein:

(a)    Termination of Commitments.    Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b)    Acceleration of Loans.    Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by a Credit Party to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

(c)    Cash Collateral.    Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 8.01(f), it will immediately pay) to the Collateral Agent additional cash, to be held by the Collateral Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to 102% of the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

(d)    Enforcement of Rights.    Enforce any and all rights and interests created and existing under the Finance Documents, including all rights and remedies existing under the Collateral Documents, all rights and remedies against a Guarantor and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.01(f) shall occur, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations under Letters of Credit, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder and under the other Finance Documents shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Credit Parties.

Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

In case any one or more of the covenants and/or agreements set forth in this Agreement or any other Finance Document shall have been breached by any Credit Party, then the Administrative Agent may proceed to protect and enforce the Lenders’ rights either by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement or such other Finance Document. Without limitation of the foregoing, the Borrower agrees that failure to comply with any of the covenants contained herein will cause irreparable harm and that specific performance shall be available in the event of any breach thereof. The Administrative Agent acting pursuant to this paragraph shall be indemnified by the Borrower against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses) in accordance with Section 10.05.

Section 8.03    Specified Equity Contributions.    For purposes of determining compliance with Section 7.16 only (and not any other provision of this Agreement, including any such other provision that utilizes a calculation of Consolidated EBITDA) any cash common equity or other equity contribution on terms and conditions reasonably acceptable to the Administrative Agent (other than Debt Equivalents) made by OH Holdings or any of the other direct or indirect equityholders of the Borrower to the Borrower beginning with the first full fiscal quarter after the Closing Date and on or prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for such fiscal quarter pursuant to Section 6.01 shall, at the request of the Borrower made at the time of such contribution, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such financial covenants at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that, (i) in each four fiscal quarter period, there will be a period of at least two consecutive fiscal quarters in respect of which no Specified Equity Contribution is made; (ii) no Specified Equity Contribution will be made (1) more than twice during any period of four consecutive fiscal quarters, (2) more than four times during the term of this Agreement or (3) in consecutive fiscal quarters; (iii) the amount of any Specified Equity Contribution may be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants for such fiscal quarter (it being understood that OH Holdings and any other direct or indirect equity-holders of the Borrower shall not be prohibited from making direct or indirect equity contributions to the Borrower in excess of such amount, but such excess amount shall not constitute a Specified Equity Contribution); (iv) all Specified Equity Contributions will be disregarded for purposes of determining any baskets with respect to the covenants contained in this Agreement, for purposes of determining pricing and for any other purpose, and may not be used to make a restricted payment; and (v) there shall be no pro forma reduction in Debt with the proceeds of any Specified Equity Contribution for determining compliance with the financial covenants for the relevant fiscal quarter (other than with respect to any portion of such Specified Equity Contribution that is used to prepay Term Loans or to prepay Revolving Loans (but in the case of prepayments of the Revolving Loans, only to the extent accompanied by permanent reductions in Revolving Commitments)).

If, after the making of the Specified Equity Contribution and the recalculations of Consolidated EBITDA pursuant to the preceding paragraph, the Borrower shall then be in compliance with the requirements of Section 7.16, the Borrower shall be deemed to have satisfied the requirements of such covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Event of Default that had occurred shall be deemed cured for all purposes of each Finance Document.

Section 8.04    Allocation of Payments After Event of Default.

(a)    Priority of Distributions.    The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of its Finance Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Sections 2.09(b) and 2.14, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent, any Lender or any Derivatives Creditors on account of amounts then due and outstanding under any of the Finance Documents or any Derivative Agreement or in respect of the Collateral shall be paid over or delivered in respect of its Finance Obligations as follows:

FIRST, to pay interest on and then principal of any portion of the Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

SECOND, to pay interest on and then principal of any Swingline Loan;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Lenders and the Derivatives Creditors under the Finance Documents, including all expenses of sale or other realization of or in respect of the Collateral, including reasonable compensation to the agents and counsel for the Collateral Agent and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection therewith, and any other obligations owing to the Collateral Agent in respect of sums advanced by the Collateral Agent to preserve the Collateral or to preserve its security interest in the Collateral;

FOURTH, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of (i) each of the Lenders (including the Issuing Lender in its capacity as such) in connection with enforcing its rights under the Finance Documents or otherwise with respect to the Senior Obligations owing to such Lender and (ii) each Derivatives Creditor in connection with enforcing any of its rights under the Derivatives Agreements or otherwise with respect to the Derivatives Obligations owing to such Derivatives Creditor;

FIFTH, to the payment of all of the Senior Obligations consisting of accrued fees and interest;

SIXTH, except as set forth in clauses FIRST through FIFTH above, to the payment of the outstanding Senior Obligations and Derivatives Obligations owing to the Finance Parties, pro-rata, as set forth below, with (i) an amount equal to the Senior Obligations being paid to the Collateral Agent (in the case of Senior Obligations owing to the Collateral Agent) or to the Administrative Agent (in the case of all other Senior Obligations) for the account of the Lenders or any Agent, with the Collateral Agent, each Lender and the Agents receiving an amount equal to its outstanding Senior Obligations, or, if the proceeds are insufficient to pay in full all Senior Obligations, its Pro-Rata Share of the amount remaining to be distributed, and (ii) an amount equal to the Derivatives Obligations being paid to the trustee, paying agent or other similar representative (each a “Representative”) for the Derivatives Creditors, with each Derivatives Creditor receiving an amount equal to the outstanding Derivatives Obligations owed to it by the Credit Parties or, if the proceeds are insufficient to pay in full all such Derivatives Obligations, its Pro-Rata Share of the amount remaining to be distributed;

SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Finance Parties shall receive an amount equal to its Pro-Rata Share of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH”, and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “SIXTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Collateral Agent in a cash collateral account and applied (x) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clause “SIXTH” above in the manner provided in this Section 8.04.

(b)    Pro-Rata Treatment.    For purposes of this Section, “Pro-Rata Share” means, when calculating a Person’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Person’s Senior Obligations or Derivatives Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Senior Obligations or Derivatives Obligations, as the case may be. When payments to the Finance Parties are based upon their respective Pro-Rata Shares, the amounts received by the Finance Parties hereunder shall be applied (for purposes of making determinations under this Section 8.04 only) (i) first, to their Senior Obligations and (ii) second, to their Derivatives Obligations. If any payment to any Finance Party of its Pro-Rata Share of any distribution would result in overpayment to such Finance Party, such excess amount shall instead be distributed in respect of the unpaid Senior Obligations or Derivatives Obligations, as the case may be, of the other Finance Parties with each Finance Party whose Senior Obligations or Derivatives Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Senior Obligations or Derivatives Obligations, as the case may be, of such Finance Party and the denominator of which is the unpaid Senior Obligations or Derivatives Obligations, as the case may be, of all Finance Parties entitled to such distribution.

(c)    Distributions with Respect to Letters of Credit.    Each of the Finance Parties agrees and acknowledges for itself and all Affiliated Derivatives Creditors that if (after all outstanding Loans and Reimbursement Obligations with respect to Letters of Credit have been paid in full) the Lenders are to receive a distribution on account of undrawn amounts with respect to Letters of Credit issued (or deemed issued) under the Credit Agreement, such amounts shall be deposited in the LC Cash Collateral Account as cash security for the repayment of Senior Obligations owing to the Lenders as such. Upon termination of all outstanding Letters of Credit, all of such cash security shall be applied to the remaining Senior Obligations of the Lenders. If there remains any excess cash security, such excess cash shall be withdrawn by the Collateral Agent from the LC Cash Collateral Account and distributed in accordance with Section 8.04(a) hereof.

(d)    Distributions of Funds on Deposit in a Prepayment Account.    Notwithstanding the foregoing provisions of this Section 8.04, amounts on deposit in a Prepayment Account for any Loans shall be applied upon the occurrence of any Event of Default, first, to pay Loans and, second, after all the Loans have been paid in full, to the other Senior Obligations in the manner provided in this Section 8.04.

(e)    Reliance by Collateral Agent.    For purposes of applying payments received in accordance with this Section 8.04, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under the Credit Agreement and (ii) the Representative, if any, for the Derivatives Creditors for a determination (which the Administrative Agent, each Representative for any Derivatives Creditor and the Finance Parties agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Senior Obligations or Derivatives Obligations owed to the Agents, the Lenders or the Derivatives Creditors, as the case may be. Unless it has actual knowledge (including by way of written notice from a Derivatives Creditor or any Representatives thereof) to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Derivatives Agreements are in existence.

ARTICLE IX

AGENCY PROVISIONS

Section 9.01    Appointment; Authorization.

(a)    Appointment.    Each Lender hereby designates and appoints (i) Barclays Bank PLC as Administrative Agent and as Collateral Agent, (ii) Barclays Capital and Morgan Stanley Senior Funding, Inc. as Syndication Agents and (iii) General Electric Capital Corporation. as Documentation Agent for such Lender to act as specified herein and in the other Finance Documents, and each such Lender hereby authorizes the Agents, as the agents for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Finance Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Finance Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Finance Documents, the Agents shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Finance Documents, or shall otherwise exist against the Agents. In performing its functions and duties under this Agreement and the other Finance Documents, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party. Without limiting the generality of the foregoing two sentences, the use of the term “agent” herein and in the other Finance Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article IX (other than Section 9.10) are solely for the benefit of the Agents and the Lenders, and none of the Credit Parties shall have any rights as a third party beneficiary of the provisions hereof (other than Section 9.10).

(b)    Release of Collateral.    The Lenders irrevocably authorize the Collateral Agent, at the Collateral Agent’s option and in its discretion, to release any security interest in or Lien on any Collateral granted to or held by the Collateral Agent (i) upon termination of this Agreement and the other Finance Documents, termination of the Commitments and all Letters of Credit and payment in full of all Senior Obligations, including all fees and indemnified costs and expenses that are payable pursuant to the terms of the Finance Documents, (ii) if such Collateral constitutes property sold or to be sold or disposed of as part of or in connection with any disposition permitted pursuant to the terms of this Agreement or (iii) if approved by the Required Lenders or Lenders, as applicable, pursuant to the terms of Section 10.03. Upon the request of the Collateral Agent, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.01(b).

(c)    Release of Guarantors.    The Lenders irrevocably authorize the Administrative Agent, at the Administrative Agent’s option and in its discretion, to release any Guarantor from its obligations hereunder if (i) such Guarantor is no longer required to be a Guarantor pursuant to the terms of this Agreement or (ii) if approved by the Required Lenders or Lenders, as applicable, pursuant to the terms of Section 10.03. Upon the request of the Administrative Agent, the Lenders will confirm in writing the Administrative Agent’s authority to release a particular Guarantor pursuant to this Section 9.01(c).

Section 9.02    Delegation of Duties.    An Agent may execute any of its duties hereunder or under the other Finance Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. An Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it in the absence of bad faith, gross negligence or willful misconduct.

Section 9.03    Exculpatory Provisions.    No Agent nor any of its or their directors, officers, employees or agents shall be (i) liable for any action lawfully taken or omitted to be taken by any of them under or in connection herewith or in connection with any of the other Finance Documents or the transactions contemplated hereby or thereby (except for its own bad faith, gross negligence or willful misconduct in connection with its duties expressly set forth herein) or (ii) responsible in any manner to any of the Lenders or participants for any recitals, statements, representations or warranties made by any of the Credit Parties contained herein or in any of the other Finance Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by an Agent under or in connection herewith or in connection with the other Finance Documents, or enforceability or sufficiency therefor of any of the other Finance Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the use of the Letters of Credit or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Credit Parties.

Section 9.04    Reliance on Communications.    The Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, teletype or e-mail message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any of the Credit Parties, independent accountants and other experts selected by the Agents). The Agents may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 10.06(b). The Agents shall be fully justified in failing or refusing to take any action under this Agreement or under any of the other Finance Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Finance Documents in accordance with a request of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns). Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, any Agent shall, and in all other instances an Agent may, but shall not be required to, initiate any solicitation for the consent or vote of the Lenders.

Section 9.05    Notice of Default.    An Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, except with respect to defaults in the payment of principal, interest and fees required to be paid to such Agent for the accounts of the Lenders, unless such Agent has received notice from a Lender or the Borrower referring to the Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. If an Agent receives such a notice, such Agent shall give prompt notice thereof to each other Agent and the Lenders. The Administrative Agent and the Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default or it shall deem advisable or in the best interest of the Lenders.

Section 9.06    Credit Decision; Disclosure of Information by Administrative Agent.    Each Lender expressly acknowledges that no Agent has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent to any Lender as to any matter, including whether any Agent has disclosed material information in its possession. Each Lender acknowledges to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Credit Parties, and all requirements of Law pertaining to the Transaction, and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Finance Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of any Credit Party or their respective Affiliates which may come into the possession of any Agent.

Section 9.07    No Reliance on Arranger’s or Agent’s Customer Identification Program.    Each Lender acknowledges and agrees that neither such Lender nor any of its Affiliates, participants or assignees may rely on either Lead Arranger or any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the U.S. Patriot Act or the regulations thereunder, including the regulations contained in 31 C.F.R. 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Credit Parties, their Affiliates or agents, the Finance Documents or the transactions hereunder or contemplated hereby: (i) any identification procedures; (ii) and recordkeeping; (iii) comparisons with government lists, (iv) customer notices; or (v) other procedures required under the CIP Regulations or such other Laws.

Section 9.08    Indemnification.    Whether or not the transactions contemplated hereby are consummated, the Lenders agree to indemnify each Agent (to the extent not reimbursed by the Borrower or any other Credit Party and without limiting the obligation of the Borrower or any other Credit Party to do so), ratably according to their respective Commitments and outstanding principal balances of Term Loans (or if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans and Participation Interests of the Lenders), from and against any and all Indemnified Liabilities which may at any time (including at any time following payment in full of the Senior Obligations) be imposed on, incurred by or asserted against an Agent in its capacity as such in any way relating to or arising out of this Agreement or the other Finance Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by an Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment to any Agent of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.08. If any indemnity furnished to an Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including fees and disbursements of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Finance Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower or any other Credit Party. The agreements in this Section 9.08 shall survive the payment of the Senior Obligations and all other obligations and amounts payable hereunder and under the other Finance Documents.

Section 9.09    Agents in Their Individual Capacity.    Each Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting and other business with the Borrower or any other Credit Party as though such Agent were not an Agent hereunder or under another Finance Document. The Lenders acknowledge that, pursuant to any such activities, an Agent or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to the Loans made by and Letters of Credit issued by and all obligations owing to it, an Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it was not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 9.10    Successor Agents.    Any Agent may, at any time, resign upon 30 days’ written notice to the Lenders and the Borrower. If an Agent resigns under a Finance Document, the Required Lenders shall appoint from among the Lenders a successor Agent, which successor Agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment prior to the effective date of the resignation of the resigning Agent, then the resigning Agent shall have the right, after consulting with the Lenders and the Borrower, to appoint a successor Agent; provided such successor is a Lender hereunder or an Eligible Assignee. If no successor Agent is appointed prior to the effective date of the resignation of the resigning Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor Agent from among the Lenders. Upon the acceptance of any appointment as an Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as an Agent, as appropriate, under this

Agreement and the other Finance Documents and the provisions of this Section 9.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement. If no successor Administrative Agent has accepted appointment as Administrative Agent within 60 days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless become effective and the Lenders shall perform all duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Likewise, if no successor Collateral Agent has accepted appointment as Collateral Agent within 60 days after the retiring Collateral Agent’s giving notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless become effective and the Lenders shall perform all duties of the Collateral Agent under the Collateral Documents until such time, if any, as the Required Lenders appoint a successor Collateral Agent as provided for above.

Section 9.11    Certain Other Agents.    None of the Lenders identified on the facing page or signature pages of this Agreement as a “syndication agents”, “documentation agent”, “co-agent”, “bookrunner”, “lead manager” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under the Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or any such Person so identified shall have or be deemed to have any fiduciary relationship to any Lender or Credit Party. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.12    Agents’ Fees; Arranger Fee.    The Borrower shall pay to each Agent or its Affiliates for such Person’s own account and to the Lead Arrangers, in their capacity as Lead Arrangers, for their own account, fees in the amounts and at the times agreed upon from time to time between the Borrower and the Administrative Agent or its Affiliates, the Collateral Agent and the Lead Arrangers, respectively, in each case with respect to this Agreement, the other Finance Documents and the transactions contemplated hereby and thereby.

ARTICLE X

MISCELLANEOUS

Section 10.01    Notices and Other Communications.

(a)    General.    Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices: (i) in the case of OH Holdings, Holdings, Intermediate Holdings, the Borrower, the Administrative Agent, or the Swingline Lender, as set forth on the signature pages hereof (in each case, with a copy to (which shall not constitute notice): Paul, Weiss, Rifkind, Wharton & Garrison LLP, Attention: Eric Goodison, Esq., 1285 Avenue of the Americas, New York, NY 10019-6064, Fax No. 212-757-3990), (ii) in the case of any Issuing Lender, as set forth on the signature pages hereto, or in any applicable agreement pursuant to which such Issuing Lender was designated as an Issuing Lender hereunder, (iii) in the case of any Lender, as set forth in Schedule 1.01E hereto or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder, and (iv) in the case of any party, at such other address as shall be designated by such party in a notice to the Borrower, the Administrative Agent, any Issuing Lender and the Swingline Lender. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent, any Issuing Lender and the Swingline Lender pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified pursuant to this Section 10.01, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b)    Effectiveness of Facsimile Documents and Signatures.    Finance Documents may be transmitted and/or signed by facsimile or signed and delivered by electronic mail in an Adobe PDF document. The effectiveness of any such documents and signatures shall, subject to requirements of Law, have the same force and effect as manually-signed originals and shall be binding on all Credit Parties, the Agents and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document, Adobe PDF document or signature.

(c)    Limited Use of Electronic Mail.    Except as expressly provided herein or as may be agreed by the Administrative Agent in its sole discretion, electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Finance Documents for execution by the parties thereto, to distribute executed Finance Documents in Adobe PDF format and may not be used for any other purpose.

(d)    Reliance by Agents and Lenders.    The Agents and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower or any other Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.02    No Waiver; Cumulative Remedies.    No failure or delay on the part of an Agent or any Lender in exercising any right, power or privilege hereunder or under any other Finance Document and no course of dealing between the Agents or any Lender and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Finance Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agents or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle the Credit Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agents or the Lenders to any other or further action in any circumstances without notice or demand.

Section 10.03    Amendments, Waivers and Consents.    Neither this Agreement nor any other Finance Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated except, in the case of this Agreement pursuant to an agreement or agreements in writing entered into by OH Holdings, the Borrower, and the Required Lenders or, in the case of any other Finance Document, pursuant to an agreement or agreements in writing entered into by OH Holdings, the Borrower, any other Credit Parties party thereto and the Administrative Agent and/or the Collateral Agent, as applicable, party thereto; provided that (i) the foregoing shall not restrict the ability of the

Required Lenders to waive any Event of Default prior to the time the Administrative Agent shall have declared, or the Required Lenders shall have requested the Administrative Agent to declare, the Loans immediately due and payable pursuant to Article VIII and (ii) the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement and any other Finance Document to cure any ambiguity, typographical error, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Agent, any Lender or the Issuing Lender; provided, however, that:

(i)    no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender directly adversely affected thereby:

(A)    extend the final maturity of any Loan or the time of payment of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit, or extend or waive any Principal Amortization Payment or any portion thereof (it being understood that only Required Lenders are necessary to consent to the amendment or waiver of any prepayment required under Section 2.09(b)); provided that this clause (A) shall not restrict the ability of the Required Lenders to waive any Event of Default (other than an Event of Default the waiver of which would effectively result in any such extension or waiver), prior to the time the Administrative Agent shall have declared, or the Required Lenders shall have requested the Administrative Agent to declare, the Loans immediately due and payable pursuant to Article VIII;

(B)    reduce the rate, or extend the time of payment, of interest on any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder;

(C)    reduce or waive the principal amount of any Loan or any LC Disbursement;

(D)    increase the Commitment of a Lender from the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or a mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(E)    release all or substantially all of the Collateral securing the Senior Obligations hereunder (provided that the Collateral Agent may, without consent from any other Lender, release any Collateral that is sold or transferred by a Credit Party in compliance with Section 7.05 or released in compliance with Section 9.01(b));

(F)    release the Borrower or substantially all of the other Credit Parties from its or their obligations under the Finance Documents (provided that the Administrative Agent may, without the consent of any other Lender, release any Guarantor that is sold or transferred in compliance with Section 7.05);

(G)    amend, modify or waive any provision of Section 2.12, Section 2.13 or this Section 10.03, or reduce any percentage specified in, or otherwise modify, the definition of Required Lenders;

(H)    consent to the assignment or transfer by the Borrower or all or substantially all of the other Credit Parties of any of its or their rights and obligations under (or in respect of) the Finance Documents, except as permitted thereby; or

(I)    amend the priority of distributions to be made pursuant to Section 8.04(a) or amend, modify or waive any provision of Section 8.04(b);

(ii)    no provision of Article IX may be amended without the consent of the Administrative Agent and the Collateral Agent, no provision of Section 2.05 may be amended without the consent of each Issuing Lender and no provision of Section 2.01(c) may be amended without the consent of the Swingline Lender;

(iii)    no provisions of Section 10.06(b)(i) may be amended without the consent of the Sponsor; and

(iv)    no provision affecting the rights or obligations of the Documentation Agent (solely in its capacity as such) may be amended without the consent of the Documentation Agent.

Notwithstanding the above, the right to deliver a notice of an Extension Period as defined in the Junior Debentures Indenture and the equivalent of a payment blockage notice under any other Subordinated Debt) shall reside solely with the Administrative Agent and the Administrative Agent shall deliver such notice only upon the direction of the Required Lenders.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (i) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (ii) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

The various requirements of this Section 10.03 are cumulative. Each Lender and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this Section 10.03 regardless of whether its Note shall have been marked to make reference therein, and any consent by any Lender or holder of a Note pursuant to this Section 10.03 shall bind any Person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.

Section 10.04    Expenses.    Holdings and the Borrower, jointly and severally, agree (i) to pay or reimburse the Agents for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the other Finance Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, including all reasonable and documented fees, disbursements and other charges of Latham & Watkins LLP, counsel for the Agents, and (ii) to pay or reimburse (without duplication of any amount paid pursuant to Section 10.05) each Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or the other Finance Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Senior Obligations and during any legal proceeding, including any proceeding under any bankruptcy or insolvency proceeding), including all reasonable and documented fees and disbursements of counsel, provided that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to up to one local counsel in each applicable local jurisdiction) for all Persons indemnified under this clause (ii) unless, in the written opinion of outside counsel reasonably satisfactory to the Borrower, representation of all such indemnified persons would be inappropriate due to the existence of an actual or potential conflict of interest. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent and the cost of independent public accountants and other outside experts retained by or on behalf of the Agents and the Lender. The agreements in this Section 10.04 shall survive the termination of the Commitments and repayment of all Senior Obligations.

Section 10.05    Indemnification.    Whether or not the transactions contemplated hereby are consummated, the Credit Parties jointly and severally agree to indemnify, save and hold harmless each Agent, each other agent or co-agent (if any) designated with respect to the Finance Documents or the transactions contemplated thereby, each Lender and their respective Affiliates, partners, shareholders, controlling persons, directors, officers, employees, counsel, agents, representatives, trustees, investment advisors and attorneys-in-fact and their respective successors and assignors (collectively, the “Indemnitees”) from and against: (i) any and all claims, demands, actions, causes of action, suits, proceedings (including any investigations or inquiries), losses, damages, liabilities or expenses (including legal expenses), joint or several, of any kind or nature whatsoever that are asserted against any Indemnitee by any Credit Party or any other Person or entity; (ii) any and all claims, demands, actions, causes of action suits proceedings (including any investigations or inquiries), losses, damages, liabilities or expenses (including legal expenses), joint or several, of any kind or nature whatsoever that may at any time (including at any time following repayment of the Senior Obligations and the resignation or removal of any Agent or the replacement of any Lender), be asserted, threatened or imposed by any Credit Party or any other Person or entity against any Indemnitee, arising out of or in any way relating to any Finance Document, the Commitments, the use of or contemplated use of the proceeds of any Credit Extension, or the relationship of any Credit Party or any Indemnitee, or from any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Group Company, or any Environmental Liability related in any way to any Group Company; (iii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to any matter described in clause (i) or (ii) above; and (iv) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including fees and disbursements of counsel) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action, or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any claim to the extent such claim is determined by a court of competent jurisdiction in a final and nonappealable judgment to have been caused by its own gross negligence, bad faith, willful misconduct or its material breach in bad faith of a Finance Document and provided further that the Credit Parties shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to up to one local counsel in each applicable local jurisdiction) for all Indemnities unless, in the written opinion of outside counsel reasonably satisfactory to the Borrower, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest. In the case of any matter to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such matter is brought by any Credit Party, its directors, shareholders or creditors or an Indemnitee or any other Person or any Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each Credit Party agrees not to assert or permit any of their respective Subsidiaries to assert any claim against any Indemnitee, and each of the Agents and the Lenders agrees not to assert or permit any of their respective Subsidiaries to assert any claim against any Credit Party or any Subsidiary of a Credit Party or any of their respective directors, officers, employees, attorneys, agents, trustees or advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Finance Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Loans or the Letters of Credit. To the extent required by an applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental

Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest, and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Without prejudice to the survival of any other agreement of the Credit Parties hereunder and under the other Finance Documents, the agreements and obligations of the Credit Parties contained in this Section 10.05 shall survive the repayment of the Loans, LC Obligations and other obligations under the Finance Documents and the termination of the Commitments hereunder.

Section 10.06    Successors and Assigns.

(a)    Generally.    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that none of the Credit Parties may assign or transfer any of its interests and obligations without the prior written consent of either the Required Lenders or the Lenders, as the terms set forth in Section 10.03 may require;

(b)    Assignments.    Any Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans, its Notes, its Commitments and any Participation Interest in Letters of Credit and Swingline Loans held by it); provided, however, that

(i)    each such assignment shall be to an Eligible Assignee and if such Eligible Assignee is a Sponsor Affiliated Lender, each such assignment shall be subject to the following additional conditions: (1) such assignment shall be only with respect to Term Loans; (2) after giving effect to such assignment and to all other assignments and participations with all Sponsor Affiliated Lenders, the aggregate principal amount of all Loans acquired by all Sponsor Affiliated Lenders (whether by assignment, participation or other derivative transaction) shall not exceed 15% of the initial principal amount of the Term Loans; (3) except in the case of the Credit Parties, such Sponsor Affiliated Lender shall complete an Assignment and Assumption acknowledging that it shall have no right whatsoever so long as such Person is a Sponsor Affiliated Lender (A) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Finance Document (other than any amendment, modification, waiver, consent or other action that would (x) result in (aa) an extension of the final maturity of any Loan of such Sponsor Affiliated Lender or (bb) an increase in the Commitment of such Sponsor Affiliated Lender from the amount thereof then in effect (it being understood and agreed that a waiver of any Default or Event of Default shall not constitute an increase in the Commitment of such Sponsor Affiliated Lender) or (y) require the consent of each Lender directly adversely affected thereby as set forth in Section 10.03(i) (other than with respect to any amendment, modification, waiver, consent or other action covered by clause (x) above) solely to the extent that any such amendment, modification, waiver, consent or other action would have a disproportionately adverse effect on such Sponsor Affiliated Lender), (B) to require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Finance Document (other than matters requiring the vote of all Lenders or all directly adversely affected Lenders), (C) otherwise vote on any matter related to this Agreement or any other Finance Document, (D) to attend (or receive any notice of) any meeting, conference call or correspondence with any Agent or Lender or receive any information from any Agent or Lender, (E) to have access to the Platform (including that portion of the Platform that has been designated for “private-side” Lenders) or (F) to make or bring any claim in its capacity as a Lender against the Agent or any Lender with respect to the duties and obligations of such Persons under the Finance Documents (provided that no amendment, modification or waiver of this Agreement or any other Finance Document shall deprive any Sponsor Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder); (4) no portion of the Revolving Loans may be used to fund any such purchase of Term Loans; (5) no Default or Event of Default shall have occurred and be continuing at the time of such assignment; (6) the purchase price for such purchased Term Loan, when taken together with all fees to the seller thereof and similar consideration, shall be less than the outstanding principal balance of such purchased Term Loan; (7) such assignment shall be effected through open market purchases and/or Dutch auction or similar procedures (including representations regarding the absence of material non-public information); and (8) if such Sponsor Affiliated Lender is a Credit Party, such purchased Term Loan shall immediately be cancelled and be deemed to be no longer outstanding for any purposes hereof or any Finance Document. By purchasing or being assigned the Loans and by its acceptance of the benefits of this Agreement, each Sponsor Affiliated Lender acknowledges and agrees that the Loans owned by it shall be non-voting under sections 1126 and 1129 of the Bankruptcy Code in the event that any proceeding thereunder shall be instituted by or against Holdings or any other Credit Party;

(ii)    [reserved.]

(iii)    [reserved.]

(iv)    except in the case of an assignment to another Lender, an Affiliate of an existing Lender or any Approved Fund (A) the aggregate amount of the Revolving Commitment, Term Loan Commitment, New Term Loan Commitment, Term Loans or New Term Loans of an assigning Lender subject to each such assignments (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not, without the consent of the Administrative Agent and, if no Default or Event of Default has occurred and is continuing, the Borrower (provided that the Borrower shall be deemed to have consented thereto unless it shall have objected in writing thereto no later than five Business Days after notice thereof), be less (with respect to any such Revolving Commitment or Revolving Loan) than $5,000,000 or an integral multiple of $1,000,000 in excess thereof or be less (with respect to any Term Loan Commitment, New Term Loan Commitment, Term Loans or New Term Loans) than $1,000,000 or an integral multiple in excess thereof (or such lesser amount as shall equal the assigning Lender’s entire Revolving Commitment, Term Loan Commitment, Revolving Loans, New Term Loan Commitment, Term Loans or New Term Loans) and (B) after giving effect to such assignment, unless otherwise consented to by the Borrower (provided that the Borrower shall be deemed to have consented thereto unless it shall have objected in writing thereto no later than five Business Days after notice thereof) if no Default or Event of Default has occurred and is continuing, the aggregate amount of the Revolving Commitment and Revolving Loans shall not be less than $5,000,000 and the aggregate amount of the Term Loan Commitment and Term Loans or New Term Loan Commitment, and New Term Loans at the time owing to the assigning Lender shall not be less than $1,000,000 (unless the assigning Lender shall have assigned its entire Revolving Commitment, Revolving Loans, Term Loan Commitment, New Term Loan Commitment, Term Loans and New Term Loans at the time owing it pursuant to such assignment or assignments otherwise complying with this Section 10.06 executed substantially simultaneously with such assignment);

(v)    each such assignment by a Lender shall be of a constant, and not varying, percentage of all rights and obligations in respect of a particular Commitment or Loan under this Agreement and the other Finance Documents; and

(vi)    the parties to such assignment shall execute and deliver to the Administrative Agent and, only with respect to any assignment of all or a portion of the Revolving Committed Amount, the Issuing Lenders for their acceptance an Assignment and Acceptance in the form of Exhibit C-1, together with any Note subject to such assignment and a processing fee of $3,500 (the “Assignment Fee”), payable or agreed between the assigning Lender and the assignee (and which shall not be required to be paid by the Borrower); provided however, if the parties of such assignment shall electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent in its sole discretion (which initially shall be Clearpar, LLC) the Assignment Fee shall be $500.

(c)    Assignment and Acceptance.    By executing and delivering an Assignment and Acceptance in accordance with this Section 10.06, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the assignee warrants that it is an Eligible Assignee; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, any of the other Finance Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Finance Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of the Credit Parties or the performance or observance by any Credit Party of any of its obligations under this Agreement, any of the other Finance Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (iv) such assignee confirms that it has received a copy of this Agreement, the other Finance Documents, together with copies of the most recent financial statements delivered pursuant to Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, any Issuing Lender, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Finance Documents; (vi) such assignee appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf and to exercise such powers under this Agreement or any other Finance Document as are delegated to such Persons by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Finance Documents are required to be performed by it as a Lender. Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 10.06(c), the assignor, the Administrative Agent and the Credit Parties shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not a United States person under Section 7701(a)(30) of the Code, it shall deliver to the Credit Parties and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 3.01. In addition, if applicable, the assignee shall deliver to the Administrative Agent the information referred to in Section 10.20.

(d)    Register.    The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this subsection 10.06(d), to (i) maintain a register (the “Register”) on which the Administrative Agent will record the Commitments from time to time of each Lender, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender and to (ii) retain a copy of each Assignment and Acceptance delivered to the Administrative Agent pursuant to this Section 10.06. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligation in respect of such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person in whose name a Loan and the Note evidencing the same is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. With respect to any Lender, the assignment or other transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made and any Note issued pursuant to this Agreement shall not be effective until such assignment or other transfer is recorded on the Register and, except to the extent provided in this subsection 10.06(d), otherwise complies with Section 10.06, and prior to such recordation all amounts owing to the transferring Lender with respect to such Commitments, Loans and Notes shall remain owing to the transferring Lender. The registration of assignment or other transfer of all or part of any Commitments, Loans and Notes for a Lender shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Acceptance and payment of the administrative fee referred to in Section 10.06(b)(vi). The Register shall be available at the offices where kept by the Administrative Agent for inspection by the Borrower and any Lender at any reasonable time upon reasonable prior notice to the Administrative Agent. The Borrower may not replace any Lender pursuant to Section 2.10(d), unless, with respect to any Notes held by such Lender, the requirements of subsection 10.06(b) and this subsection 10.06(d) have been satisfied.

(e)    Participations.    Each Lender may, without the consent of the Borrower, the Issuing Lenders, the Swingline Lender or any Agent, sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Loans, its Notes, its Commitments and any Participation Interest in Letters of Credit and Swingline Loans held by it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the right of setoff contained in Section 10.08 and the yield protection provisions contained in Sections 3.01, 3.04 and 3.05 and to the same extent that the Lender from which such participant acquired its participation would be entitled to the benefits of such yield protection provisions; provided that the Borrower shall not be required to reimburse any participant pursuant to Sections 3.01, 3.04 or 3.05 in an amount which exceeds the amount that would have been payable thereunder to such Lender had such Lender not sold such participation and (iv) the Credit Parties, the Agents, the Issuing Lenders, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Credit Parties relating to the Senior Obligations owing to such Lender and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes or extending its Commitment).

(f)    Other Assignments.    Any Lender may at any time (i) assign all or any portion of its rights under this Agreement and any Notes to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, (ii) pledge or assign a security interest in all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes, if any) to secure obligations of such Lender (including any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender as collateral security for such obligations or securities, or to any trustee for, or any other representative of such holders) and (iii) grant to an SPC referred to in subsection (h) below identified as such in writing from time to time by such Lender to the Administrative Agent and the Borrower the option to provide to the Borrower all or any part of any Loans that such Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that no such assignment, option, pledge or security interest shall release a Lender from any of its obligations hereunder or substitute any such Federal Reserve Bank or other Person to which such option, pledge or assignment has been made for such Lender as a party hereto.

(g)    Information.    Any Lender may furnish any information concerning any Credit Party or any of their respective Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 10.07.

(h)    Other Funding Vehicles.    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPC shall have any voting rights pursuant to Section 10.01 and (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Administrative Agent and the Lenders shall not be obligated to deal with an SPC, but may limit their communications and other dealings relevant to such SPC to the applicable Granting Lender. The funding of a Loan by an SPC hereunder shall utilize the applicable Commitment of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC. This subsection (h) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loan is being funded by an SPC at the time of such amendment.

Section 10.07    Confidentiality and Disclosure.    (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority (in which case the Administrative Agent or such Lender, as applicable, shall to the extent legally permitted use reasonable efforts to notify the Borrower prior to such disclosure) except if requested in the course of routine audits or reviews by any regulatory (including self-regulatory) authority; (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case the Administrative Agent or such Lender, as applicable, shall use reasonable efforts to notify the Borrower prior to such disclosure) or in connection with any assignment or pledge permitted under Section 10.06(f); (iv) to any other party to this Agreement; (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (A) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or participant in, any of its rights or obligations under this Agreement or (B) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the

Borrower; (vii) with the prior written consent of the Borrower; (viii) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section 10.07 or (B) becomes available to an Agent or any Lender on a nonconfidential basis from a source other than the Borrower any other Credit Party or any Subsidiary thereof; or (ix) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section 10.07, “Information” means all information received from the Borrower or any of its Affiliates relating to the Borrower or any of its Affiliates or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information (but in no event less than a reasonable degree of care). Notwithstanding the foregoing, any Agent and any Lender may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or otherwise describing the names of the Credit Parties, or any of them, and the amount, type and Closing Date of such transactions, all at their sole expense.

(b)    Notwithstanding the foregoing or any other contrary provision in this Agreement or any other Finance Documents, the parties hereto hereby agree that, from the commencement of discussions with respect to the Transactions and the Finance Documents, each of the parties hereto and each of their respective employees, representatives and other agents may disclose to any and all Persons, of any kind, the tax treatment and tax structure (as such terms are used in Sections 6011, 6111 and 6112 of the Code and the Treasury Regulations promulgated thereunder) of the Finance Documents and the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of the parties hereto relating to such tax treatment and tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws; provided, however, that for this purpose the U.S. federal income tax treatment and U.S. federal income tax structure shall not include (i) the identity of any existing or future party (or Affiliate of such party) to this Agreement or (ii) any specific market pricing information, including the amount of any fees, expenses, rates or payments, arising in connection with this Agreement or the transactions contemplated hereby.

Section 10.08    Set-off.    In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender (and each of its Affiliates) is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or specific, but excluding Exempt Deposit Accounts as defined in the Security Agreement) and any other indebtedness at any time held or owing by such Lender (including branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Credit Party against obligations and liabilities of such Credit Party then due to the Lenders hereunder, under the Notes, under the other Finance Documents or otherwise. The Credit Parties hereby agree that to the extent permitted by law any Person purchasing a participation in the Loans, Commitments and LC Obligations hereunder pursuant to Section 2.01(c), 2.05(a) or (e), 2.13 or 10.06(e) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder and any such set-off shall reduce the amount owed by such Credit Party to the Lender.

Section 10.09    Interest Rate Limitation.    Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be charged or contracted for, charged or otherwise received by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.09, shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such Lender shall have received such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of payment.

Section 10.10    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

Section 10.11    Integration.    This Agreement, together with the other Finance Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. With the exception of those terms contained in Sections 3, 5, 8 and 9 of the Commitment Letter dated April 21, 2010, among the Commitment Parties and Holdings which by the terms of such Commitment Letter remain in full force and effect, all of the Commitment Parties’ and their respective Affiliates obligations under the Commitment Letter shall terminate and be superseded by the Finance Documents and the Commitment Parties and their respective Affiliates shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.

Section 10.12    Conflicts.    In the event of any conflict between the provisions of this Agreement and those of any other Finance Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Finance Document shall not be deemed a conflict with this Agreement. Each Finance Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13    Survival of Representations and Warranties.    All representations and warranties made hereunder and in any other Finance Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agents and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Senior Obligation (other than contingent indemnification obligations) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14    Severability.    Any provision of this Agreement and the other Finance Documents to which any Credit Party is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.15    Headings.    The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 10.16    Governing Law; Submission to Jurisdiction.

(a)    THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER FINANCE DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Finance Document may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditional, the nonexclusive jurisdiction of such courts. Each of party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

(b)    Each of party hereto hereby irrevocably consents and agrees that any and all process which may be served in any suit, action or proceeding of the nature referred to in this Section 10.16 may be served by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to such party’s address referred to in Section 10.03, as the case may be. Each of party hereto agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to it. Nothing in this Section 10.16 shall affect the right of any party hereto to serve process in any manner permitted by law or limit the right of any party hereto to bring proceedings against any other party in the courts of any jurisdiction or jurisdictions.

Section 10.17    Waiver of Jury Trial.    EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY FINANCE DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY FINANCE DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES TO THE OTHER PARTIES HERETO THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES

THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.18    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the Credit Parties, each Agent and each Lender and their respective permitted successors and assigns.

Section 10.19    Lenders’ U.S. Patriot Act Compliance Certification.    Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States or a State thereof (and is not excepted from the certification requirement contained in Section 313 of the U.S. Patriot Act and the applicable regulations because it is both (i) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country and (ii) subject to supervision by a banking regulatory authority regulating such Affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the U.S. Patriot Act and the applicable regulations thereunder: (i) within 10 days after the Closing Date or, if later, the date such Lender, assignee or participant of a Lender becomes a Lender, assignee or participant of a Lender hereunder and (ii) at such other times as are required under the U.S. Patriot Act.

Section 10.20    U.S. Patriot Act Notice.    Each Lender and the Administrative Agent (for itself and not on behalf of any other Lender) hereby notifies each Credit Party that, pursuant to the requirements of the U.S. Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such or Administrative Agent, as applicable, to identify such Credit Party in accordance with the U.S. Patriot Act.

Section 10.21    Electronic Execution of Assignments.    The words “execution,” “signed,” “signature,” and words of like import in any Finance Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.22    No Fiduciary Duty.    Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their respective stockholders and/or their respective affiliates. Each Credit Party agrees that nothing in the Finance Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Finance Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and such Credit Party, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of such Credit Party, its stockholders or its affiliates with respect to the transactions contemplated by the Finance Documents (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise such Credit Party, its stockholders or its affiliates on other matters) or any other obligation to such Credit Party except the obligations expressly set forth in the Finance Documents and

(y) each Lender is acting solely as principal and not as the agent or fiduciary of such Credit Party, its management, stockholders, affiliates, creditors or any other Person. Each Credit Party acknowledges and agrees that such Credit Party has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

Section 10.23    Joint and Several Liability.    From and after the delivery of the Borrower Assumption Agreement, each Borrower hereby agrees that it is jointly and severally liable under this Agreement for all Finance Obligations as further provided in the Borrower Assumption Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

OHCP HM ACQUISITION CORP.

By:	/s/ Michael Green
Name: Michael Green
Title: Vice President

c/o Oak Hill Capital Partners III, L.P. 65 East 55th Street New York, New York 10022

OHCP HM MERGER SUB CORP.

By:	/s/ Michael Green
Name: Michael Green
Title: Vice President

c/o Oak Hill Capital Partners III, L.P. 65 East 55th Street New York, New York 10022

THE HILLMAN GROUP, INC.

By:	/s/ James P. Waters
Name: James P. Waters
Title: Chief Financial Officer

10590 Hamilton Avenue Cincinnati, Ohio 45231-0012

CREDIT AGREEMENT

THE HILLMAN COMPANIES, INC.

By:	/s/ James P. Waters
Name: James P. Waters
Title: Chief Financial Officer

10590 Hamilton Avenue Cincinnati, Ohio 45231-0012

HILLMAN INVESTMENT COMPANY

By:	/s/ James P. Waters
Name: James P. Waters
Title: Chief Financial Officer

10590 Hamilton Avenue Cincinnati, Ohio 45231-0012

CREDIT AGREEMENT

BARCLAYS BANK PLC, as Administrative Agent, Issuing Lender, Swingline Lender and a Lender

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director

CREDIT AGREEMENT

BARCLAYS CAPITAL, as Lead Arranger, Joint Bookrunner and Syndication Agent

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director

CREDIT AGREEMENT

MORGAN STANLEY BANK, N.A. as Lead Arranger, Syndication Agent, Joint Bookrunner and Revolving Lender

By:	/s/ Emily Johnson
Name: Emily Johnson
Title: Authorized Signatory

CREDIT AGREEMENT

GE CAPITAL MARKETS, INC., as Joint Bookrunner

By:	/s/ David Mahon
Name: David Mahon
Title: Duly Authorized Signatory

CREDIT AGREEMENT

GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent and a Lender

By:	/s/ Kristine M. Jurczyk
Name: Kristine M. Jurczyk
Title: Duly Authorized Signatory

CREDIT AGREEMENT

Schedule 1.01A

Lenders and Commitments

Lender	Revolving Commitment Amount[1] , [2]	Revolving Commitment Percentage	Term Loan Commitment Amount	Term Loan Commitment Percentage	Total Commitment	Commitment Date
Barclays Bank PLC	$8,333,333.33	27.78%	$247,000,000.00	85.17%	$255,333,333.33	May 28, 2010
Morgan Stanley Bank, N.A.	$8,333,333.33	27.78%	$0.00	0.00%	$8,333,333.33	May 28, 2010
General Electric Capital Corporation	$8,333,333.33	27.78%	$40,000,000.00	13.79%	$48,333,333.33	May 28, 2010
PNC Bank NA	$5,000,000.00	16.67%	$3,000,000.00	1.03%	$8,000,000.00	May 28, 2010
Total	$30,000,000.00	100.00%	$290,000,000.00	100.00%	$320,000,000.00

[1]	The Swingline Committed Amount is $5,000,000.
[2]	The LC Committed Amount is $15,000,000.

Schedule 1.01C

Refinanced Agreements

1.	Amended and Restated Credit Agreement, dated as of July 21, 2006, by and among The Hillman Group, Inc.(“HGI”), The Hillman Companies, Inc. (“Holdings”), Hillman Investment Company (“Intermediate Holdings”), GE Business Financial Services Inc. (“GEBFS”) and certain other financial institutions parties thereto as lenders thereunder, as amended through the date hereof.

2.	Loan Agreement, dated as of March 31, 2004, among Holdings, Intermediate Holdings, HGI and Allied Capital Corporation (“Allied Capital”), as amended through the date hereof.

Schedule 1.01D

Management Group

1. Max W. Hillman, Jr.

2. Richard P. Hillman

3. James P. Waters

4. Gary Seeds

5. Dan Smercina

6. Terry Rowe

7. George Heredia

8. Richard Buller

9. John Marshall

10. Albert (Chip) Church

11. Ali Fartaj

12. John Helms

13. Andrea Borg

Schedule 1.01E

Lender Addresses

Lender	Address for Notices	Applicable Lending Offices for Base Rate Loans	Applicable Lending Offices for Eurodollar Loans
Barclays Bank PLC	Barclays Bank PLC 745 Seventh Avenue New York, NY 10019 Attn: Noam Azachi Tel: 212-526-1957 Fax: 212-526-5115	Barclays Bank PLC 70 Hudson Street Jersey City, New Jersey 07302, USA Attn: Patrick Kerner Tel: 201-499-5040 Fax: 917.522.0569	Barclays Bank PLC 70 Hudson Street Jersey City, New Jersey 07302, USA Attn: Patrick Kerner Tel: 201-499-5040 Fax: 917.522.0569

Morgan Stanley Bank, N.A.	Morgan Stanley Loan Servicing 1000 Lancaster Street Baltimore, MD 21202 Attn: Brad Dudley Tel: 443-627-4355 Fax: 718-233-2140	Morgan Stanley Bank, N.A. One Utah Center. 201 South Main Street, 5th Floor Salt Lake City, Utah 84111	Morgan Stanley Bank, N.A. One Utah Center. 201 South Main Street, 5th Floor Salt Lake City, Utah 84111

General Electric Capital Corporation	General Electric Capital Corporation Corporate Financial Services 500 W Monroe Attn: Hillman Account Officer Tel: 312-441-6761 Fax: 312-441-7920	GE Capital GENPAC JLN MARG Jaipur RJ 302017 India Attn: Piyush Bhatnagar Tel: 203-956-3837 Fax: 203-956-4783	GE Capital GENPAC JLN MARG Jaipur RJ 302017 India Attn: Piyush Bhatnagar Tel: 203-956-3837 Fax: 203-956-4783

PNC Bank, NA	PNC Bank, National Association 201 East Fifth Street, 3rd Floor Cincinnati, OH 45202 Attn: Jeffrey Stein Tel: (513) 651-8692 Fax: (513) 651-8951	PNC Bank, National Association 201 East Fifth Street, 3rd Floor Cincinnati, OH 45202 Attn: Jeffrey Stein Tel: (513) 651-8692 Fax: (513) 651-8951	PNC Bank, National Association 201 East Fifth Street, 3rd Floor Cincinnati, OH 45202 Attn: Jeffrey Stein Tel: (513) 651-8692 Fax: (513) 651-8951

Schedule 1.01F

Insignificant Subsidiaries3

Entity Name	Type of Credit Party	Jurisdiction of Organization or Formation
SunSource Integrated Services de Mexico SA de CV	Foreign Subsidiary	Mexico

The Hillman Group Canada Ltd.	Foreign Subsidiary	Canada

SunSub C Inc.	Subsidiary Guarantor	Delaware

[3]	As of April 30, 2010, the aggregate asset value of these Subsidiaries was approximately $7.05 million.

Schedule 2.05

Existing Letters of Credit

Date of Issuance	Issuer	Letter of Credit Number	Undrawn Amount	Names of Beneficiary	Date of Expiry
11/06/09	PNC Bank, National Asssociation	18110694	$422,000	American Casualty Co.	11/06/10
11/27/09	PNC Bank, National Asssociation	18108323	$274,770	American Casualty Co.	11/27/10
10/18/05	PNC Bank, National Asssociation	18102336	$843,600	American Casualty Co.	10/18/10
11/09/04	PNC Bank, National Asssociation	18100805	$1,266,630	American Casualty Co.	11/09/10
10/08/03	PNC Bank, National Asssociation	261210	$400,000	American Casualty Co.	10/08/10
11/09/01	PNC Bank, National Asssociation	243649	$80,000	Lumbermens Mutual Casualty Co.	10/03/10
10/04/00	PNC Bank, National Asssociation	233709	$1,650,000	Legion Insurance Company	10/03/10
10/16/00	PNC Bank, National Asssociation	233749	$500,000	Mutual Indemnity Ltd.	12/15/10
04/08/09	PNC Bank, National Asssociation	18111322	$50,000	Disney	04/08/11

Schedule 4.01(k)(i)

Mortgaged Properties

List of Mortgaged Properties:

425 Church St. Goodlettsville, Tennessee 37072.

Schedule 5.02

Required Consents, Authorizations, Notices and Filings

1.	Hart-Scott-Rodino approval.

2.	See Authorization Schedule of Merger Agreement.

Schedule 5.07

Undisclosed Liabilities

None.

Schedule 5.15

ERISA

None.

Schedule 5.16

Subsidiaries

Name of Subsidiary	Jurisdiction of Formation	Subsidiary Guarantor	Authorized Shares	Outstanding Shares	Holder of Outstanding Equity Interests
The Hillman Companies, Inc.	Delaware	Yes	100 shares of common stock, par value $0.01	100 shares of common stock	OHCP HM Acquisition Corp.

Hillman Investment Company	Delaware	Yes	100 shares of common stock, par value $0.01	100 shares of common stock	The Hillman Companies, Inc.

The Hillman Group, Inc.	Delaware	No	200 shares of common stock, par value $0.01 per share	200 shares of common stock	Hillman Investment Company

SunSub C Inc.	Delaware	Yes	100 shares of common stock, par value $0.01 per share	100 shares of common stock	The Hillman Group, Inc.

All Points Industries, Inc.	Florida	Yes	100 shares of common stock, no par value	100 shares of common stock	The Hillman Group, Inc.

The Hillman Group Canada Ltd.	Canada	No	100 shares of common stock	100 shares of common stock	The Hillman Group, Inc.

SunSource Integrated Services de Mexico SA de CV	Mexico	No	150,000 series B shares and 25,690,000 Series B-1 shares	150,000 Series B shares and 25,690,000 Series B-1 shares	The Hillman Group, Inc.

Schedule 5.20

Environmental Matters

None.

Schedule 5.21

Intellectual Property

Part A

Copyrights and Copyright Applications

Debtor/Grantor	Title	Registration Date	Status	Application/ Registration No.

The Hillman Group, Inc.	Butterfly hanger	2/22/2005	Registered	VA1299548

The Hillman Group, Inc.	Police car hanger	2/2/2005	Registered	VA1300306

The Hillman Group, Inc.	Axxess Entry Technologies training tape	8/13/1993	Registered	SR178277

The Hillman Group, Inc.	Program 1 [Application title: Computer Software Program 1]	4/6/1988	Registered	TXu343214

The Hillman Group, Inc.	Computer software program—program 1. By Electron Information Systems Company [Application title: Computer Software Program – Program 2]	4/4/1988	Registered	TXu321719

Patents and Patent Applications

Debtor/Grantor	Title	Issued Date (Filing Date)	Status	Registration No. (Application No.).	Jurisdiction

The Hillman Group, Inc.	Method and apparatus for determining the bitting pattern of keys	7/8/2003	Issued	6588995	U.S.

The Hillman Group, Inc.	Feed spring	7/9/2002	Issued	6415931	U.S.

The Hillman Group, Inc.	Method and apparatus for using light to identify a key	5/16/2000	Issued	6064747	U.S.

The Hillman Group, Inc.	Key identifier method and apparatus	10/4/1994	Issued	5351409	U.S.

The Hillman Group, Inc.	Key storage tag	5/17/1994	Issued	5311758	U.S.

The Hillman Group, Inc.	Key storage container	5/3/1994	Issued	5308360	U.S.

The Hillman Group, Inc.	Character display system and method of making the same	(9/10/2007)	Pending	(2581030)	Canada

The Hillman Group, Inc.	Character display system and method of making the same	3/24/2009	Issued	7506464	U.S.

The Hillman Group, Inc.	Key positioning fixture for a key cutting machine	4/14/1998	Issued	2159048	Canada

The Hillman Group, Inc.	Key positioning fixture for a key cutting machine	9/17/1996	Issued	5556240	U.S.

The Hillman Group, Inc.	Method and apparatus for aligning and cutting single-sided and double-sided keys	3/4/1997	Issued	5607267	U.S.

The Hillman Group, Inc.	Method and apparatus for aligning and cutting single-sided and double-sided keys	8/22/1995	Issued	5443339	U.S.

The Hillman Group, Inc.	Method and apparatus for duplicating keys using tip-referenced alignment between key blank and master key	5/24/1994	Issued	5314274	U.S.

The Hillman Group, Inc.	Key cutting machine with a code selectable key duplicating system	12/21/1993	Issued	5271698	U.S.

The Hillman Group, Inc.	Key duplicating machine with bottom clearance	8/26/1997	Issued	5660509	U.S.

The Hillman Group, Inc.	Key duplicating machine and method	7/23/1996	Issued	5538374	U.S.

The Hillman Group, Inc.	Key identification system	(7/17/2001)	Pending	(2353165)	Canada

The Hillman Group, Inc.	Key identification system	11/20/2007	Issued	2403415	Canada

The Hillman Group, Inc.	Key identification system	5/17/2006	Issued	1191475	EP France

The Hillman Group, Inc.	Key identification system	8/16/2006	Issued	1298574	EP France

The Hillman Group, Inc.	Key identification system	5/17/2006	Issued	1191475	EP Germany

The Hillman Group, Inc.	Key identification system	8/16/2006	Issued	1298574	EP Germany

The Hillman Group, Inc.	Key identification system	5/17/2006	Issued	1191475	EP Great Britain

The Hillman Group, Inc.	Key identification system	8/16/2006	Issued	1298574	EP Great Britain

The Hillman Group, Inc.	Key identification system	5/17/2006	Issued	1191475	EP Italy

The Hillman Group, Inc.	Key identification system	8/16/2006	Issued	1298574	EP Italy

The Hillman Group, Inc.	Key identification system	5/17/2006	Issued	1191475	EP Spain

The Hillman Group, Inc.	Key identification system	8/16/2006	Issued	1298574	EP Spain

The Hillman Group, Inc.	Key identification system	(9/24/2002)	Pending	(2002-57875)	South Korea

The Hillman Group, Inc.	Key identification system	1/4/2005	Issued	6839451	U.S.

The Hillman Group, Inc.	Key identification system	1/4/2005	Issued	6839449	U.S.

The Hillman Group, Inc.	Key identification system	12/28/2004	Issued	6836553	U.S.

The Hillman Group, Inc.	System for carrying engraveable workpieces of different configurations	8/23/2006	Issued	1006006	EP France

The Hillman Group, Inc.	System for carrying engraveable workpieces of different configurations	8/23/2006	Issued	1006006	EP Germany

The Hillman Group, Inc.	System for carrying engraveable workpieces of different configurations	8/23/2006	Issued	1006006	EP Great Britain

The Hillman Group, Inc.	System for carrying engraveable workpieces of different configurations	8/23/2006	Issued	1006006	EP Italy

The Hillman Group, Inc.	System for carrying engraveable workpieces of different configurations	8/23/2006	Issued	1006006	EP Spain

The Hillman Group, Inc.	Workpiece carrying system	11/27/2001	Issued	6321430	U.S.

The Hillman Group, Inc.	Modular display system	3/12/1996	Issued	5497888	U.S.

The Hillman Group, Inc.	Key cutting machine and method	10/20/2009	Issued	2409784	Canada

The Hillman Group, Inc.	Key cutting method	12/2/2009	Issued	1373177	EP France

The Hillman Group, Inc.	Key cutting method	12/2/2009	Issued	1373177	EP Germany

The Hillman Group, Inc.	Key cutting method	12/2/2009	Issued	1373177	EP Great Britain

The Hillman Group, Inc.	Key cutting method	12/2/2009	Issued	1373177	EP Italy

The Hillman Group, Inc.	Key cutting machine and method	(3/26/2002)	Pending	(08009490)	European Patent

The Hillman Group, Inc.	Key cutting machine and method	(3/26/2002)	Pending	(08009489)	European Patent

The Hillman Group, Inc.	Key cutting method	12/2/2009	Issued	1373177	European Patent

The Hillman Group, Inc.	Key cutting machine and method	1/16/2008	Issued	4035054	Japan

The Hillman Group, Inc.	Key cutting method	(6/5/2007)	Pending	(2007-149261)	Japan

The Hillman Group, Inc.	Key cutting device	(3/26/2002)	Pending	(2002-579407)	Japan

The Hillman Group, Inc.	Key cutting machine and method	10/3/2006	Issued	7114894	U.S.

The Hillman Group, Inc.	Article dispensing apparatus	7/4/2000	Issued	6082580	U.S.

The Hillman Group, Inc.	Engraving system	5/9/2007	Issued	947355	EP France

The Hillman Group, Inc.	Engraving system	5/9/2007	Issued	947355	EP Germany

The Hillman Group, Inc.	Engraving system	5/9/2007	Issued	947355	EP Great Britain

The Hillman Group, Inc.	Engraving system	5/9/2007	Issued	947355	EP Italy

The Hillman Group, Inc.	Engraving system	5/9/2007	Issued	947355	EP Spain

The Hillman Group, Inc.	Inscribing system	11/16/2004	Issued	6817814	U.S.

The Hillman Group, Inc.	Inscribing system	11/12/2002	Issued	6478515	U.S.

The Hillman Group, Inc.	Engraving system	2/13/2001	Issued	6186711	U.S.

The Hillman Group, Inc.	Engraving apparatus	1/2/2007	Issued	2260666	Canada

The Hillman Group, Inc.	Engraving apparatus	8/11/2004	Issued	945284	EP France

The Hillman Group, Inc.	Engraving apparatus	8/11/2004	Issued	945284	EP Germany

The Hillman Group, Inc.	Engraving apparatus	8/11/2004	Issued	945284	EP Great Britain

The Hillman Group, Inc.	Engraving apparatus	8/11/2004	Issued	945284	EP Italy

The Hillman Group, Inc.	Engraving apparatus	8/11/2004	Issued	945284	EP Spain

The Hillman Group, Inc.	Engraving apparatus	(5/6/2009)	Pending	(2009-112400)	Japan

The Hillman Group, Inc.	Engraving apparatus	5/9/2000	Issued	6059495	U.S.

The Hillman Group, Inc.	Key identifier method and apparatus	7/6/1999	Issued	2178792	Canada

The Hillman Group, Inc.	Key identifier method and apparatus	4/1/1997	Issued	5617323	U.S.

The Hillman Group, Inc.	Key cutting machine with key tracing and electronic code cutting duplication modes	8/22/2000	Issued	2169142	Canada

The Hillman Group, Inc.	Key cutting machine with key tracing and electronic code cutting duplication modes	10/14/1997	Issued	5676504	U.S.

The Hillman Group, Inc.	Duel-sided engraving system	(11/9/2009)	Pending	(12614899)	U.S.

The Hillman Group, Inc.	Engraving machine	(11/16/2009)	Pending	(29350381)	U.S.

Axxess Entry Technologies, Inc.	Key cutting machine with a code selectable key duplicating system	(9/25/1992)	Pending	(1992-507001)	Japan

Axxess Entry Technologies, Inc.	Method and apparatus for duplicating keys using tip-referenced alignment between key blank and master key	5/22/2000	Issued	3042884	Japan

Axxess Entry Technologies, Inc.	Method and apparatus for duplicating keys using tip-referenced alignment between key blank and master key	5/1/2000	Issued	100254572	South Korea

Axxess Technologies, Inc.	Method and apparatus for aligning single-sided and double-sided keys	12/2/1993	Issued	644311	Australia

Axxess Technologies, Inc.	Method and apparatus for duplicating keys using tip-referenced alignment between key blank and master key	7/25/1996	Issued	670542	Australia

Axxess Technologies, Inc.	Key cutting machine with a code selectable key duplicating system	11/28/1996	Issued	673809	Australia

Axxess Technologies, Inc.	Method and apparatus for duplicating keys using tip-referenced alignment between key blank and master key	10/17/1995	Issued	2120245	Canada

Axxess Technologies, Inc.	Key cutting machine with a code selectable key duplicating system	10/17/1995	Issued	2120247	Canada

Axxess Technologies, Inc.	Key duplicating machine with bottom clearance	6/5/2001	Issued	2173422	Canada

Axxess Technologies, Inc.	Key identification system	11/24/2006	Issued	HK1046441	Hong Kong

Axxess Technologies, Inc.	Key identification system	(7/25/2001)	Pending	(2001-44956)	South Korea

Axxess Technologies, Inc.	Workpiece carrying system	(12/3/1999)	Pending	(1999-344045)	Japan

Axxess Technologies, Inc.	Article dispensing apparatus	11/2/2004	Issued	2260299	Canada

Axxess Technologies, Inc.	Article dispensing apparatus	9/30/2009	Issued	4335341	Japan

Axxess Technologies, Inc.	Engraving system	8/29/2002	Issued	751870	Australia

Axxess Technologies, Inc.	Engraving system	1/29/2008	Issued	2266917	Canada

Axxess Technologies, Inc.	Engraving system and aligning method for article to be worked	(4/2/1999)	Pending	(1999-095838)	Japan

Axxess Technologies, Inc.	Engraving apparatus	8/2/2001	Issued	736891	Australia

Axxess Technologies, Inc.	Engraving machine	(3/23/1999)	Pending	(1999-077083)	Japan

Axxess Technologies, Inc.	Key identifier method and apparatus	4/29/1999	Issued	704727	Australia

Axxess Technologies, Inc.	Key cutting machine with key tracing and electronic code cutting duplication modes	1/29/1998	Issued	686055	Australia

Axxess Technologies, Inc.	Key cutting machine with key tracing and electronic code cutting duplication modes	10/30/2002	Issued	779120	EP France

Axxess Technologies, Inc.	Key cutting machine with key tracing and electronic code cutting duplication modes	10/30/2002	Issued	779120	EP Germany

Axxess Technologies, Inc.	Key cutting machine with key tracing and electronic code cutting duplication modes	10/30/2002	Issued	779120	EP Great Britain

Axxess Technologies, Inc.	Key cutting machine with key tracing and electronic code cutting duplication modes	10/30/2002	Issued	779120	EP Italy

Axxess Technologies, Inc.	Key cutting machine and key copying method by this machine	1/24/2000	Issued	3001444	Japan

Trademarks and Trademark Applications

Debtor/Grantor	Title	Issued Date (Filing Date)	Status	Registration No. (Application No.).	Jurisdiction

The Hillman Group, Inc.	CREDITCARD KEYS	7/13/1993	Registered	413255	Colombia

The Hillman Group, Inc.	CREDITCARD KEYS	4/21/1988	Registered	88/3111	South Africa

The Hillman Group, Inc.	CREDITCARD KEYS	9/28/2000	Registered	P-223.819	Venezuela

The Hillman Group, Inc.	PC+	(9/18/1998)	Pending	(98053994)	Colombia

The Hillman Group, Inc.	PC+	9/18/1998	Registered	1998/1683	South Africa

The Hillman Group, Inc.	QUICK-SCRIBE	7/31/2000	Registered	234416	Colombia

Axxess Technologies Inc.	QUICK-SCRIBE	2/22/2000	Registered	467163	Indonesia

Axxess Technologies Inc.	PC+	12/13/1999	Registered	460638	South Korea

All Points Industries, Inc. DBA All Points Screw, Bolt & Specialty Co.	HARDWARE NOW	12/11/2007	Registered	3354288	U.S.

Axxess Technologies, Inc.	A.D. 2000	10/2/1997	Registered	TMA483554	Canada

Axxess Technologies, Inc.	QUICK-SCRIBE	1/5/2001	Registered	1815141	Argentina

The Hillman Group, Inc.	+GRAFICE	8/1/1993	Registered	141791	Colombia

The Hillman Group, Inc.	ACCESS PC	3/2/1993	Registered	1754900	U.S.

The Hillman Group, Inc.	AXXESS and Design	1/23/1996	Registered	1950599	U.S.

The Hillman Group, Inc.	AXXESS KEY IDENTIFIER	7/19/1994	Registered	1845341	U.S.

The Hillman Group, Inc.	AXXESS+	11/23/1998	Registered	779156	Australia

The Hillman Group, Inc.	AXXESS+	5/14/2002	Registered	821348108	Brazil

The Hillman Group, Inc.	AXXESS+	6/13/2006	Registered	821348116	Brazil

The Hillman Group, Inc.	AXXESS+	11/25/2003	Registered	TMA595763	Canada

The Hillman Group, Inc.	AXXESS+	7/25/2000	Registered	995902	Community Trademark

The Hillman Group, Inc.	AXXESS+	5/30/2003	Registered	4677055	Japan

Axxess Technologies, Inc.	AXXESS+	2/25/1999	Registered	601776	Mexico

Axxess Technologies, Inc.	AXXESS+	2/25/1999	Registered	601778	Mexico

The Hillman Group, Inc.	AXXESS+	5/17/1999	Registered	301600	New Zealand

The Hillman Group, Inc.	AXXESS+	5/17/1999	Registered	301599	New Zealand

The Hillman Group, Inc.	AXXESS+	3/2/1993	Registered	1754854	U.S.

The Hillman Group, Inc.	AXXESS+	11/9/1999	Registered	2291087	U.S.

The Hillman Group, Inc.	AXXESS+ and Design	11/30/1999	Registered	2295652	U.S.

The Hillman Group, Inc.	AXXESS+ and Design	11/16/1999	Registered	2292512	U.S.

The Hillman Group, Inc.	BOLTMASTER	3/10/2009	Registered	3587016	U.S.

The Hillman Group, Inc.	CK and Design	2/28/1989	Registered	1526510	U.S.

The Hillman Group, Inc.	COLE	1/7/2004	Registered	TMA598677	Canada

Axxess Technologies, Inc.	COLE	2/25/1999	Registered	601777	Mexico

The Hillman Group, Inc.	COLE	12/26/1989	Registered	1572868	U.S.

The Hillman Group, Inc.	COLE	5/19/1984	Registered	1279617	U.S.

The Hillman Group, Inc.	COLOR-PLUS	5/18/2000	Registered	TMA527997	Canada

Axxess Technologies, Inc.	COLOR-PLUS	3/29/2000	Registered	648263	Mexico

The Hillman Group, Inc.	COLOR-PLUS	8/25/1981	Registered	1166110	U.S.

The Hillman Group, Inc.	CREDITCARD KEYS	3/9/1988	Registered	R448162	Benelux

Axxess Technologies, Inc.	CREDITCARD KEYS	2/25/1999	Registered	601779	Mexico

The Hillman Group, Inc.	CREDITCARD KEYS	11/5/1991	Registered	1243501 M5	Span

The Hillman Group, Inc.	CREDITCARD KEYS	8/14/1992	Registered	238812	Sweden

The Hillman Group, Inc.	CREDITCARD KEYS	5/3/1988	Registered	1486689	U.S.

The Hillman Group, Inc.	CREDITCARD KEYS	3/23/1988	Registered	B1339382	United Kingdom

The Hillman Group, Inc.	DUAL-TORQ	7/10/2001	Registered	2468273	U.S.

The Hillman Group, Inc.	F.I.D.O.	(8/24/2009)	Pending	(77/811021)	U.S.

The Hillman Group, Inc.	F.I.D.O. and Design	(8/24/2009)	Pending	(77/811058)	U.S.

The Hillman Group, Inc.	FANATIX	11/14/2005	Registered	TMA652639	Canada

The Hillman Group, Inc.	FANATIX	2/27/2004	Registered	823553	Mexico

The Hillman Group, Inc.	FANATIX	2/1/2005	Registered	2923922	U.S.

The Hillman Group, Inc.	HANG RIGHT STUD FINDER PLUS	3/10/2009	Registered	3587062	U.S.

The Hillman Group, Inc.	HARDWARE ESSENTIALS	4/21/2009	Registered	3609227	U.S.

The Hillman Group, Inc.	HILLMAN and Design	1/2/2001	Registered	2418296	U.S.

The Hillman Group, Inc.	HILLMAN and Design	7/25/1995	Registered	1907047	U.S.

The Hillman Group, Inc.	HILLMAN DISTINCTIONS	12/18/2007	Registered	3357177	U.S.

The Hillman Group, Inc.	HUNG BY DESIGN	1/17/2006	Registered	3046058	U.S.

The Hillman Group, Inc.	KEYS MADE TO WORK	11/9/1999	Registered	2291086	U.S.

The Hillman Group, Inc.	KEYS MADE TO WORK	11/9/1999	Registered	2291088	U.S.

The Hillman Group, Inc.	LEDGERTITE	(12/2/2009)	Pending	(77/884834)	U.S.

The Hillman Group, Inc.	MINIMETALCENTER	1/30/2001	Registered	2425611	U.S.

The Hillman Group, Inc.	PC+	10/13/1999	Registered	TMA517815	Canada

The Hillman Group, Inc.	PC+	4/7/2000	Registered	933739	Community Trademark

The Hillman Group, Inc.	PC+	11/19/1999	Registered	4337181	Japan

Axxess Technologies, Inc.	PC+	11/30/1998	Registered	595238	Mexico

The Hillman Group, Inc.	PC+	5/10/2001	Registered	298429	New Zealand

The Hillman Group, Inc.	PC+ & Design	9/21/1999	Registered	2278994	U.S.

The Hillman Group, Inc.	PHILSTONE and Design	4/29/1980	Registered	1133962	U.S.

The Hillman Group, Inc.	PMI and Design	10/14/2003	Registered	2773157	U.S.

The Hillman Group, Inc.	POWER PICK MAGNET	(7/16/2009)	Pending	(77/782908)	U.S.

The Hillman Group, Inc.	POWER PRO	11/27/1990	Registered	1624427	U.S.

Axxess Technologies, Inc.	QUICK-SCRIBE	8/17/2000	Registered	668425	Mexico

The Hillman Group, Inc.	QUICK-SCRIBE	3/9/2000	Registered	315917	New Zealand

The Hillman Group, Inc.	QUICK-SCRIBE	2/1/2001	Registered	927470	Taiwan

The Hillman Group, Inc.	QUICK-SCRIBE	10/24/2000	Registered	2397105	U.S.

The Hillman Group, Inc.	RUBBERHEAD	7/8/2003	Registered	2734483	U.S.

The Hillman Group, Inc.	SABRE (Stylized)	3/14/1961	Registered	0712471	U.S.

The Hillman Group, Inc.	SABRECLIP	7/29/2004	Registered	844894	Mexico

The Hillman Group, Inc.	SABRECLIP	2/27/2004	Registered	823552	Mexico

The Hillman Group, Inc.	SHARON and Design	4/2/1991	Registered	1639505	U.S.

The Hillman Group, Inc.	SHEETWORKS	7/17/2007	Registered	3264411	U.S.

The Hillman Group, Inc.	STEELWORKS	2/12/1991	Registered	1634639	U.S.

The Hillman Group, Inc.	T.H.G.	6/10/2004	Registered	TMA612640	Canada

The Hillman Group, Inc.	T.H.G.	10/28/2003	Registered	811406	Mexico

The Hillman Group, Inc.	T.H.G.	10/28/2003	Registered	811407	Mexico

The Hillman Group, Inc.	T.H.G.	8/20/2004	Registered	847994	Mexico

The Hillman Group, Inc.	T.H.G.	7/8/2003	Registered	2734461	U.S.

The Hillman Group, Inc.	TAG YOUR WORLD	9/14/1999	Registered	2277567	U.S.

The Hillman Group, Inc.	THE ANCHOR CENTER	10/3/2000	Registered	2391068	U.S.

The Hillman Group, Inc.	THE ANCHOR CENTER	9/19/2000	Registered	2387210	U.S.

The Hillman Group, Inc.	THE FASTENER CENTER	9/19/2000	Registered	2387209	U.S.

The Hillman Group, Inc.	THE KEY CENTER	9/19/2000	Registered	2387211	U.S.

The Hillman Group, Inc.	THE SLIDER	9/19/2000	Registered	2387208	U.S.

The Hillman Group, Inc.	THE SPECIALTY CENTER	5/14/1991	Registered	1644704	U.S.

The Hillman Group, Inc.	Three Dimensional Key Design	7/3/1990	Registered	1604337	U.S.

The Hillman Group, Inc.	TIMBERTITE	10/15/2002	Registered	2637064	U.S.

The Hillman Group, Inc.	VISUAL IMPACT	9/7/2004	Registered	TMA618743	Canada

The Hillman Group, Inc.	VISUAL IMPACT	9/15/1992	Registered	1717101	U.S.

The Hillman Group, Inc.	WEATHER MAXX	11/13/2007	Registered	3334284	U.S.

The Hillman Group, Inc.	WEATHER-TUFF	11/20/1990	Registered	1623263	U.S.

The Hillman Group, Inc.	WESSEL	9/28/1993	Registered	1794653	U.S.

The Hillman Group, Inc.	WORKSHOP SERIES and Design	2/4/2003	Registered	2683270	U.S.

Intellectual Property Licenses

1.	License Agreement by and between Axxess Technologies, Inc. and Quick-Tag Holdings dated March 4, 1996 as amended on June 4, 1996, August 7, 1996, August 19, 1997, October 1, 1997, January 1, 1999, September 22, 1999 and January 1, 2001.

2.	Agreement by and between Axxess Technologies, Inc. and Leisure Link Group, Ltd. dated July 7, 1999 for sale of equipment and exclusive sublicense and license in United Kingdom.

3.	Distribution Agreement by and between The Hillman Group, Inc. and Siskiyou Buckle Co. effective September 1, 2002 for distribution of NFL logo keys.

4.	Settlement and License Agreement by and between Axxess Technologies, Inc. and Quick-Tag Inc. on the one hand, and Robert Almblad, Donald Almblad, Yvonne Almblad and Laser Key II L.P., on the other hand, last signed on November 6, 1997.

5.	Licensing Agreement by and between Almblad and Laser Key II on the one hand, and Axxess Technologies, Inc., on the other hand, dated October 29, 1997.

6.	Distribution Agreement by and between The Hillman Group, Inc. and Barnes Distribution, an incorporated unit of Barnes Group, Inc., dated November 2, 1995.

7.	Software license by and between Axxess Technologies and Bytware Software dated July 8, 1997. (Subject software: Bytware/Mplus – IS)

8.	Computer Program Licensing Agreement by and between Axxess Technologies and Manhattan Associates dated March 28, 1998. (Subject Software: Standard Pickticket Management System “PkMS – Pick Module,” Standard Inventory Management System, Standard Freight Management System, Standard Parcel Shipping System, Standard ASN Interface, and Standard Task Management System)

9.	License Agreement by and between Marvel Enterprises, Inc. and The Hillman Group, Inc. dated March 25, 2003.

10.	License Agreement by and between International Speedway Corporation and The Hillman Group, Inc. dated July 2, 2003

11.	Exclusive License Agreement dated September 5, 2001 by and among Laser Key II L.P, Robert Almblad and The Hillman Group, Inc. and addendum dated September 7, 2001 for visual key identification technology.

12.	Exclusive License Agreement by and between The Hillman Group, Inc. and AJAX Cooke Pty Ltd. dated December 31, 2001 and amended January 30, 2002.

13.	Software License, Services, Support and Enhancements Agreement by and between Manhattan Associates and The Hillman Group, Inc. dated March 29, 2002 and addendum dated March 29, 2002 (WMS Software for Carrillon Ave. facility)

14.	AT&T Master Agreement by and between AT&T Corp. and The Hillman Group, Inc. dated July 2, 2003 and the Non-Disclosure Agreement, dated July 2, 2003 by and among The Hillman Group, Inc. and AT&T Corp.

15.	Master Customer Agreement by and between Activant Solutions, Inc. and The Hillman Group, Inc. dated June 16, 2009 for Electronic Data Interchange Services.

16.	Master Software License Agreement by and between Information Builders, Inc. and The Hillman Group, Inc. dated November 15, 2004.

17.	License Agreement by and between Mars, Inc. and The Hillman Group, Inc. dated September 8, 2009.

18.	Software License and Support Agreement by and between Gains Systems, Inc. and The Hillman Group, Inc. dated February 16, 2006.

19.	Software License and Services Agreement by and between Oracle USA, Inc. and The Hillman Group, Inc. dated February 13, 2008.

20.	Professional Services and Licensing Agreement by and between Tagetik NA and The Hillman Group, Inc. dated May 11, 2009.

21.	License, Services, Maintenance and Support Agreement by and between O4 Corporation, Inc. and The Hillman Group, Inc. dated June 18, 2009.

Part E

None.

Part F

None.

Schedule 5.24(c)

Mortgage Recordings

The list of Mortgages recorded with the appropriate Clerk of Court, County Recorder or other appropriate real estate filing office in the county set forth next to each property set forth below:

425 Church St. Goodlettsville, Tennessee 37072 (Davidson County)

Schedule 5.25

Ownership of Holdings

1.    Stockholders Agreement, dated as of the date hereof, by and among OHCP HM Acquisition Corp., Oak Hill Capital Partners III, L.P., Oak Hill Capital Management Partners III, L.P. and each Management Stockholder listed on Schedule 1 as party thereto.

	% of OHCP Equity	% of Total Equity	$ Amount of Equity	Issued Shares
Oak Hill
OHCP III	96.82%	92.46%	$285,371,669	285,371.669
OHCMP III	3.18%	3.04%	9,372,268	9,372.268

Total Oak Hill	100.00%	95.50%	$294,743,937	294,743.937

Co-Investors
Dave Jones	0.00%	0.32%	$1,000,000	1,000.000
Alan Lacy	0.00%	0.16%	500,000	500.000

Total Co-Investors	0.00%	0.49%	$1,500,000	1,500.000

Management Rollover
Max W. Hillman, Jr.	0.00%	0.65%	$2,000,000	2,000.000
Richard Hillman	0.00%	0.52%	1,600,000	1,600.000
Gary Seeds	0.00%	0.45%	1,400,000	1,400.000
Terry Rowe	0.00%	0.42%	1,300,000	1,300.000
James P. Waters	0.00%	0.42%	1,300,000	1,300.000
George Heredia	0.00%	0.49%	1,500,000	1,500.000
Richard Buller	0.00%	0.32%	1,000,000	1,000.000
John Marshall	0.00%	0.32%	1,000,000	1,000.000
Albert (Chip) Church	0.00%	0.11%	350,000	350.000
Ali Fartaj	0.00%	0.05%	150,000	150.000
John Helms	0.00%	0.06%	175,000	175.000
Dan Smercina	0.00%	0.12%	380,000	380.000
Andrea Borg	0.00%	0.08%	242,286	242.286
Total Management Rollover	0.00%	4.02%	$12,397,286	12,397.286

Total	100.00%	100.00%	$308,641,223	308,641.223

Note: 10% of the total number of shares of Common Stock outstanding at closing is reserved for the 2010 Stock Option Plan.

Schedule 7.09

Transaction with Affiliates

1.	Letter Agreement, by and between The Hillman Group, Inc. and Max W. Hillman, Jr., effective as of the Closing Date.

2.	Letter Agreement, by and between The Hillman Group, Inc. and Richard P. Hillman, effective as of the Closing Date.

3.	Amended and Restated Employment Agreement, dated as of December 22, 2008 and effective March 31, 2008, by and between The Hillman Group, Inc. and Max W. Hillman, Jr.

4.	Amended and Restated Employment Agreement, dated as of December 22, 2008 and effective March 31, 2008, by and between The Hillman Group, Inc. and Richard P. Hillman.

5.	Expense Reimbursement Agreement, dated May 28, 2010, by and between The Hillman Companies, Inc. and Oak Hill Capital Management, LLC.

EXHIBIT A-1

Form of Notice of Borrowing

[Date]

Barclays Bank PLC,

as Administrative Agent

745 Seventh Avenue

New York, NY 10019

Attn:

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of May 28, 2010 (as amended, restated, modified or supplemented, from time to time, the “Credit Agreement”) among OHCP HM Acquisition Corp., OHCP HM Merger Sub Corp., The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., the banks and other lending institutions from time to time party thereto, Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender, Barclays Capital and Morgan Stanley Senior Funding, Inc., as Lead Arrangers and Syndication Agents, Barclays Capital, Morgan Stanley Senior Funding, Inc. and GE Capital Markets, Inc., together as Joint Bookrunners and General Electric Capital Corporation, as Documentation Agent. Capitalized terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

This notice constitutes a Notice of Borrowing pursuant to Section 2.02(a) of the Credit Agreement.

(1) The date of the Borrowing will be                     ,                     .

(2) The aggregate principal amount of the Borrowing will be $        .

(3) The Borrowing will consist of [Revolving] [Term [B]] Loans.

(4) The Borrowing will consist of [Base Rate] [Eurodollar] Loans.

(5) [The initial Interest Period for the Loans comprising such Borrowing will be             .]

The wire instructions and other account information with respect to the Borrower’s account into which proceeds of the Borrowing should be disbursed are as follows:

[BORROWER WIRE INSTRUCTIONS]

The Borrowing requested herein complies with Section 2.01 of the Credit Agreement.

[OHCP HM MERGER SUB CORP.

By:
Name:
Title:]

[THE HILLMAN GROUP, INC.

By:
Name:
Title:]

EXHIBIT A-2

Form of Notice of Extension/Conversion

[Date]

Barclays Bank PLC,

as Administrative Agent

745 Seventh Avenue

New York, NY 10019

Attn:

Ladies and Gentlemen:

This notice shall constitute a “Notice of Extension/Conversion” pursuant to Section 2.07(a) of the Credit Agreement dated as of May 28, 2010 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”) among OHCP HM Acquisition Corp., OHCP HM Merger Sub Corp., The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., the banks and other lending institutions from time to time party thereto, Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender, Barclays Capital and Morgan Stanley Senior Funding, Inc., as Lead Arrangers and Syndication Agents, Barclays Capital, Morgan Stanley Senior Funding, Inc. and GE Capital Markets, Inc., together as Joint Bookrunners and General Electric Capital Corporation, as Documentation Agent. Capitalized terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

(1) The Loans (or portion thereof) to which this notice applies is [all or a portion of all Base Rate Loans currently outstanding] [all or a portion of all Eurodollar Loans currently outstanding having an Interest Period of months and ending on the Election Date specified below].

(2) The date on which the conversion/continuation selected hereby is to be effective is             ,         (the “Election Date”).

(3) The principal amount of the Loans (or portion thereof) to which this notice applies is $        .

(4) [The Loans (or portion thereof) which are to be converted will [bear interest based upon the [Base Rate] [Eurodollar Rate].]

(5) [The Interest Period for such Loans will be                     .]

[THE HILLMAN GROUP, INC.

By:
Name:
Title:]

[THE HILLMAN COMPANIES, INC.

By:
Name:
Title:]

EXHIBIT A-3

Form of Letter of Credit Request

[Date]

Barclays Bank PLC,

as Administrative Agent

745 Seventh Avenue

New York, NY 10019

Attn:

Ladies and Gentlemen:

This notice shall constitute a “Letter of Credit Request” pursuant to Section 2.05(c) of the Credit Agreement dated as of May 28, 2010 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”) among OHCP HM Acquisition Corp., OHCP HM Merger Sub Corp., The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., the banks and other lending institutions from time to time party thereto, Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender, Barclays Capital and Morgan Stanley Senior Funding, Inc., as Lead Arrangers and Syndication Agents, Barclays Capital, Morgan Stanley Senior Funding, Inc. and GE Capital Markets, Inc., together as Joint Bookrunners and General Electric Capital Corporation, as Documentation Agent. Capitalized terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

[The undersigned hereby requests that the Issuing Lender issue a Letter of Credit on [                    ] in the aggregate amount of $[        ].

The beneficiary of the requested Letter of Credit will be [INSERT NAME AND ADDRESS OF BENEFICIARY] and such Letter of Credit will be in support of [                    ] and will have a stated termination date of [                    ].

Copies of all documentation with respect to the supported transaction are attached hereto.]1

[The Letter of Credit to be amended is [                    ].

The proposed date of amendment is [                    ] and the nature of the proposed amendment is to [                     ].]2

THE HILLMAN GROUP, INC.

By:
Name:
Title:

[1]	Insert in the case of a request for an initial issuance of a Letter of Credit.
[2]	Insert in the case of a request for an amendment of any outstanding Letter of Credit.

EXHIBIT A-4

Form of Swingline Loan Request

[Date]

Barclays Bank PLC,

as Administrative Agent

745 Seventh Avenue

New York, NY 10019

Attn:

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of May 28, 2010 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), among OHCP HM Acquisition Corp., OHCP HM Merger Sub Corp., The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., the banks and other lending institutions from time to time party thereto, Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender, Barclays Capital and Morgan Stanley Senior Funding, Inc., as Lead Arrangers and Syndication Agents, Barclays Capital, Morgan Stanley Senior Funding, Inc. and GE Capital Markets, Inc., together as Joint Bookrunners and General Electric Capital Corporation, as Documentation Agent. Capitalized terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

The undersigned hereby requests a Swingline Loan:

On                     (a Business Day).

In the amount of $        .

The wire instructions and other account information with respect to the Borrower’s account into which proceeds of the Borrowing should be disbursed are as follows:

[BORROWER WIRE INSTRUCTIONS]

The Swingline Loan requested herein complies with the requirements of Section 2.01(c) of the Credit Agreement.

THE HILLMAN GROUP, INC.

By:
Name:
Title:

EXHIBIT B-1

Form of Revolving Note

Lender:
Principal Sum: $	[Dated after the Closing Date]

For value received, The Hillman Group, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of the Lender set forth above (the “Lender”) for the account of its Applicable Lending Office, at the office of Barclays Bank PLC (the “Administrative Agent”) as set forth in the Credit Agreement dated as of May 28, 2010 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”) among OHCP HM Acquisition Corp., OHCP HM Merger Sub Corp., The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., the banks and other lending institutions from time to time party thereto, Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender, Barclays Capital and Morgan Stanley Senior Funding, Inc., as Lead Arrangers and Syndication Agents, Barclays Capital, Morgan Stanley Senior Funding, Inc. and GE Capital Markets, Inc., together as Joint Bookrunners and General Electric Capital Corporation, as Documentation Agent, the Principal Sum set forth above (or such lesser amount as shall equal the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, payable on demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the rates per annum set forth in the Credit Agreement.

This note is one of the Revolving Notes referred to in the Credit Agreement and evidences Revolving Loans made by the Lender thereunder. Capitalized terms used in this Revolving Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

The Credit Agreement provides for the acceleration of the maturity of the Revolving Loans evidenced by this Revolving Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Revolving Loans upon the terms and conditions specified therein. In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

The date, amount, Type and duration of Interest Period (if applicable) of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each Revolving Loan then outstanding shall be endorsed by the Lender on the schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or under this Revolving Note in respect of the Revolving Loans to be evidenced by this Revolving Note, and each such recordation or endorsement shall be prima facie evidence of such information.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

This Revolving Note and the Revolving Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in Section 10.06 of the Credit Agreement.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed as of the date first above written.

[OHCP HM MERGER SUB CORP.

By:
Name:
Title:]

[THE HILLMAN GROUP, INC.

By:
Name:
Title:]

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type	Interest Period (If Applicable)	Amount of Principal Repaid	Notation Made By

EXHIBIT B-2

Form of Term Note

Lender:
Principal Sum: $	[Dated on or before the Closing Date]

For value received, OHCP HM Merger Sub. Corp., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of the Lender set forth above (the “Lender”), for the account of its Applicable Lending Office, and its registered assigns, at the office of Barclays Capital PLC (the “Administrative Agent”) as set forth in the Credit Agreement dated as of May 28, 2010 among OHCP HM Acquisition Corp., OHCP HM Merger Sub Corp., The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., the banks and other lending institutions from time to time party thereto, Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender, Barclays Capital and Morgan Stanley Senior Funding, Inc., as Lead Arrangers and Syndication Agents, Barclays Capital, Morgan Stanley Senior Funding, Inc. and GE Capital Markets, Inc., together as Joint Bookrunners and General Electric Capital Corporation, as Documentation Agent, (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), the Principal Sum set forth above (or such lesser amount as shall equal the aggregate unpaid principal amount of the Term Loan made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of such Term Loan, at such office, in like money and funds, for the period commencing on the date of such Term Loan until such Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, payable on demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the rates per annum set forth in the Credit Agreement.

This note is one of the Term Notes referred to in the Credit Agreement and evidences the Term Loan made by the Lender thereunder. Capitalized terms used in this Term Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

The Credit Agreement provides for the acceleration of the maturity of the Term Loan evidenced by this Term Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of such Term Loan upon the terms and conditions specified therein. In the event this Term Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

The date, amount, Type and duration of Interest Period (if applicable) of the Term Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or under this Term Note in respect of the Term Loan to be evidenced by this Term Note, and each such recordation or endorsement shall be prima facie evidence of such information.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

This Term Note and the Term Loan evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in Section 10.06 of the Credit Agreement.

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Term Note to be executed as of the date first above written.

OHCP HM MERGER SUB CORP.

By:
Name:
Title:

EXHIBIT B-3

Form of Swingline Note

$[SWINGLINE COMMITTED AMOUNT]
[Dated after the Closing Date]

For value received, The Hillman Group, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of Barclays Bank PLC (the “Swingline Lender”) and its registered assigns, at the office of Barclays Bank PLC (the “Administrative Agent”) as set forth in the Credit Agreement dated as of May 28, 2010 among OHCP HM Acquisition Corp., OHCP HM Merger Sub Corp., The Hillman Companies, Inc., Hillman Investment Company, the Borrower, the banks and other lending institutions from time to time party thereto, Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender, Barclays Capital and Morgan Stanley Senior Funding, Inc., as Lead Arrangers and Syndication Agents, Barclays Capital, Morgan Stanley Senior Funding, Inc. and GE Capital Markets, Inc., together as Joint Bookrunners and General Electric Capital Corporation, as Documentation Agent (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), the principal amount of [SWINGLINE COMMITTED AMOUNT] DOLLARS ($        ) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Swingline Loans made by the Swingline Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Swingline Loan, at such office, in like money and funds, for the period commencing on the date of such Swingline Loan until such Swingline Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, payable on demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the rates per annum set forth in the Credit Agreement.

This note is the Swingline Note referred to in the Credit Agreement and evidences the Swingline Loans made by the Swingline Lender thereunder. Capitalized terms used in this Swingline Note and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

The Credit Agreement provides for the acceleration of the maturity of the Swingline Loans evidenced by this Swingline Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of such Swingline Loans upon the terms and conditions specified therein. In the event this Swingline Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

The date and amount of the Swingline Loans made by the Swingline Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Swingline Lender on its books and, if the Swingline Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each Swingline Loan then outstanding shall be evidenced by the Swingline Lender on the schedule attached to and made a part hereof; provided that the failure of the Swingline Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or under this Swingline Note in respect of the Swingline Loans to be evidenced by this Swingline Note, and each such recordation or endorsement shall be prima facie evidence of such information.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Swingline Note.

This Swingline Note and the Swingline Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the Borrower as provided in Section 10.06 of the Credit Agreement.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Swingline Note to be duly executed as of the date first above written.

THE HILLMAN GROUP, INC.

By:
Name:
Title:

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Repaid	Notation Made By

EXHIBIT C-1

Form Of

Assignment And Assumption

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i), the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto (including all or a portion of its Loans, its Notes, its commitments and any Participation interest in Letters of Credit and Swingline Loans held by it and identified below) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:	__________

2.	Assignee:	[and is an Affiliate/Approved Fund/Sponsor Affiliated Lender3]

3.	Borrower:	[The Hillman Companies, Inc.] [The Hillman Group, Inc.]

4.	Administrative Agent:	Barclays Bank PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $320,000,000 Credit Agreement dated as of May 28, 2010 among OHCP HM Acquisition Corp., OHCP HM Merger Sub Corp., The Hillman Companies, Inc., Hillman

[3]	Select as applicable

Investment Company, The Hillman Group, Inc., the banks and other lending institutions from time to time party thereto, Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender, Barclays Capital and Morgan Stanley Senior Funding, Inc., as Lead Arrangers and Syndication Agents, Barclays Capital, Morgan Stanley Senior Funding, Inc. and GE Capital Markets, Inc., together as Joint Bookrunners and General Electric Capital Corporation, as Documentation Agent.
6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
___________	$	$	%
___________	$	$	%
___________	$	$	%

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate level information (which may contain material non-public information about the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[1]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Loan Commitment”, “Term Loan Commitment”, etc.)

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]1 Accepted:

BARCLAYS BANK PLC, as Administrative Agent

By:
Title:

[1]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:][2]

[THE HILLMAN GROUP, INC.] [THE HILLMAN COMPANIES, INC.]

By:
Title:]

[Accepted:][3]

BARCLAYS BANK PLC, as Issuing Bank

By:
Title:

[2]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.
[3]	To be added only if acceptance by the Issuing Bank is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Finance Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Finance Documents, or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Finance Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Finance Document.

1.2

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender and upon becoming a Lender as of the Effective Date, it is not a Defaulting Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Finance Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Finance Documents are required to be performed by it as a Lender; and (c) appoints and authorizes (i) the Administrative Agent and (ii) the Collateral Agent to take such action as agent in their respective capacities on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Finance Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent and the Collateral Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto.

2.	From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

[3.	Other Agreements of Sponsor Affiliated Lenders. The Assignee hereby acknowledges that it shall have no right whatsoever so long as it is a Sponsor Affiliated Lender (A) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of the Credit Agreement or any other Finance Document (other than any amendment, modification, waiver, consent or other action that would (x) result in (aa) an extension of the final maturity of any Loan of such Assignee or (bb) an increase in the Commitment of such Assignee from the amount thereof then in effect (it being understood and agreed that a waiver of any Default or Event of Default shall not constitute an increase in the Commitment of such Assignee) or (y) require the consent of each Lender directly adversely affected thereby as set forth in Section 10.03(i) of the Credit Agreement (other than with respect to any amendment, modification, waiver, consent or other action covered by clause (x) above) solely to the extent that any such amendment, modification, waiver, consent or other action would have a disproportionately adverse effect on such Assignee), (B) to require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to the Credit Agreement or any other Finance Document (other than matters requiring the vote of all Lenders or all directly adversely affected Lenders), (C) otherwise vote on any matter related to the Credit Agreement or any other Finance Document, (D) to attend (or receive any notice of) any meeting, conference call or correspondence with any Agent or Lender or receive any information from any Agent or Lender, (E) to have access to the Platform (including that portion of the Platform that has been designated for “private-side” Lenders) or (F) to make or bring any claim in its capacity as a Lender against the Agent or any Lender with respect to the duties and obligations of such Persons under the Finance Documents (provided that no amendment, modification or waiver of the Credit Agreement or any other Finance Document shall deprive any Sponsor Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder).]

[3][4.]	General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the law of the State of New York without regard to principles of conflicts of laws that would result in the application of any law other than the law of the State of New York.

[Remainder of page intentionally left blank]

EXHIBIT C-2

Form of Borrower Assumption Agreement

To come.

EXHIBIT D-1

Form of Opinion of Counsel for the Borrower and the Other Credit Parties

EXHIBIT D-2

Form of Opinion of Special Local Counsel for the Borrower and the Other Credit Parties

EXHIBIT D-3

Form of Opinion of Special Local Counsel for the Borrower

and the Other Credit Parties (Real Property Collateral)

EXHIBIT E

Form of Perfection Certificate

EXHIBIT F

Form of Mortgage

EXHIBIT G

Form of Intercompany Note

No.

INTERCOMPANY NOTE

[City of Closing]

[Date]

___________

For value received, [PAYOR NAME], [PAYOR DESCRIPTION] (together with its successors and permitted assigns, the “Payor”), hereby promises to pay on demand to the order of [PAYEE NAME], [PAYEE DESCRIPTION] (together with its successors and permitted assigns, the “Payee”), the unpaid principal amount of all loans and advances made by the Payee to the Payor. The Payor promises to pay interest on the unpaid principal amount hereof from the date hereof until paid at such rate per annum as shall be agreed upon from time to time by the Payor and the Payee. All such payments of principal and interest shall be made without offset, counterclaim or deduction of any kind in lawful money of the United States of America in immediately available funds at such location in the United States of America as the Payee shall designate from time to time.

Upon the commencement by or against the Payor of any case or other proceeding seeking liquidation, reorganization or other relief with respect to the Payor or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, the unpaid principal amount hereof shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Payor.

The Payee is hereby authorized (but not required) to record all loans and advances made by it to the Payor (all of which shall be evidenced by this Intercompany Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

This Intercompany Note is one of the Intercompany Notes referred to in the Credit Agreement dated as of May 28, 2010 (as amended, restated, modified or supplemented, from time to time, the “Credit Agreement”) among OHCP HM Acquisition Corp., OHCP HM Merger Sub Corp., The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., the banks and other lending institutions from time to time party thereto, Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender, Barclays Capital and Morgan Stanley Senior Funding, Inc., as Lead Arrangers and Syndication Agents, Barclays Capital, Morgan Stanley Senior Funding, Inc. and GE Capital Markets, Inc., together as Joint Bookrunners and General Electric Capital Corporation, as Documentation Agent. This Intercompany Note shall be pledged by the Payee pursuant to the Pledge Agreement (as defined in the Credit Agreement). Each Payor hereby acknowledges and agrees that the Collateral Agent pursuant to and as defined in the Pledge Agreement may exercise all rights provided therein with respect to this Intercompany Note.

THIS INTERCOMPANY NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[PAYOR NAME]

By:
Name:
Title:

Pay to the order of

[PAYEE NAME]

By:
Name:
Title:

EXHIBIT H

Form of Intercompany Note Subordination Provisions

EACH PROMISSORY NOTE EVIDENCING AN INTERCOMPANY LOAN OR ADVANCE INCURRED BY THE BORROWER OR A WHOLLY-OWNED DOMESTIC SUBSIDIARY OF THE BORROWER OWING TO ANY FOREIGN SUBSIDIARY OF THE BORROWER OR ANY NON-WHOLLY-OWNED SUBSIDIARY OF THE BORROWER SHALL HAVE INCLUDED ON ITS FACE THE FOLLOWING PROVISION AND SHALL HAVE “ANNEX A TO INTERCOMPANY NOTE” ATTACHED THERETO AND MADE A PART THEREOF.

“This Intercompany Note, and the obligations of the Payor hereunder, shall be subordinate and junior in right of payment to all Senior Debt (as defined in Section 1 of Annex A hereto) on the terms and conditions set forth in Annex A hereto. Annex A hereto is incorporated herein by reference in its entirety and is a part of this Intercompany Note to the same extent as if it had been set forth in its entirety in this Intercompany Note.”

ANNEX A

TO

INTERCOMPANY NOTE

Section 1.    Definitions.    Capitalized terms defined in the Credit Agreement (as defined in the promissory note to which this Annex A is attached (the “Intercompany Note”)) and not otherwise defined herein have, as used in this Annex A, the respective meanings provided for therein. The following additional terms, as used herein, have the following respective meanings:

“Senior Debt” means the Finance Obligations, including any Finance Obligations the proceeds of which are used to refinance other Finance Obligations, in each case whether now owed or hereafter arising, whether fixed or contingent, whether for principal, premium (if any), interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Credit Party), expenses, indemnifications, reimbursement obligations or otherwise, together with all renewals, extensions, increases or rearrangements thereof.

“Subordinated Debt” means all principal of and interest on all obligations, liabilities and indebtedness of the Payor now or hereafter owing to the Payee or any other holder from time to time of the Intercompany Note under the Intercompany Note, whether fixed or contingent and whether for principal, interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Payor, whether or not allowed or allowable as a claim in any such proceeding), fees, expenses, indemnifications, reimbursement obligations, subrogation or contribution claims or otherwise, together with all renewals, extensions, increases or rearrangements thereof.

Section 2.    Subordination by the Payee.    Each of the Payee and each other holder from time to time of the Intercompany Note by its acceptance thereof hereby covenants and agrees that the payment of the Subordinated Debt shall be subordinate and subject in right of payment, to the extent set forth herein, to the prior payment in full in cash of the Senior Debt. The provisions of this Annex A shall constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Debt, and such provisions are made for the benefit of the holders of the Senior Debt. The holders of the Senior Debt are hereby made obligees hereunder with the same force and effect as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

Section 3.    Priority and Payment Over in Certain Events.

(a)    Priority and Payment Over Upon Insolvency and Dissolution.    In the event of (x) any insolvency or bankruptcy case or proceeding or any receivership, liquidation, reorganization or similar case or proceeding in connection therewith relative to the Payor or its creditors, as such, or to its assets, or (y) any liquidation, dissolution or other winding up of the Payor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (z) any assignment for the benefit of creditors or other marshaling of assets and liabilities of the Payor, then and in any such event:

(i)    the holders of the Senior Debt shall be entitled to receive payment in full in cash of all amounts due or to become due on or in respect of all Senior Debt before the Payee shall be entitled to receive and retain any direct or indirect payment on account of the principal, interest or other amounts due or to become due on the Subordinated Debt, including, without limitation, by exercise of any right of set off and any payment which might be payable or deliverable by reason of any other indebtedness being subordinated in right of payment to the Subordinated Debt (other than in the form of securities permitted to be paid in accordance with the first parenthetical in clause (ii) below);

(ii)    any payment or distribution of any kind or character, whether in cash, property or securities which may be payable or deliverable in respect of the Subordinated Debt in any such case, proceeding, dissolution, liquidation or other winding up or event, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Payor which is subordinated to the payment of the Subordinated Debt (except for any such payment or distribution (each an “Excepted Payment”) (A) authorized by an unstayed, final, nonappealable order or decree stating that effect is being given to the subordination of the Subordinated Debt to the Senior Debt and made by a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law and (B) of securities which, if debt securities, are subordinated to at least the same extent as the Subordinated Debt is to (y) the Senior Debt or (z) any securities issued in exchange for the Senior Debt; provided, however, that (i) the final maturity date of such securities shall not be earlier than one year following the maturity date of the last to mature of the Senior Debt (including any securities issued in exchange therefor) at the time outstanding, (ii) such securities shall contain covenants and shall not contain greater defaults than as are contained in such instruments and (iii) such securities shall bear interest at a rate per annum less than or equal to [6]% per annum), shall be paid by the Payor or by the trustee in bankruptcy, debtor-in-possession, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Payor directly to the Administrative Agent (or the Representative, the holders of the Derivative Obligations or all of the Creditors, as applicable) to the extent necessary to pay all Senior Debt in full in cash after giving effect to any concurrent payment or distribution to or for the benefit of the holders of the Senior Debt.

The consolidation of the Payor with, or the merger of the Payor into, another Person or the liquidation or dissolution of the Payor following the conveyance or transfer of its assets substantially as an entirety to another Person upon terms and conditions permitted under the Credit Agreement shall not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of the Payor for purposes of this Section 3(a) if the Person formed by such consolidation or into which the Payor is merged or the Person which acquires by conveyance or transfer such property and assets substantially as an entirety, as the case may be, shall comply with the conditions set forth in the Credit Agreement as a prerequisite for such consolidation, merger, conveyance or transfer.

(b)    Payment on Subordinated Debt Suspended When Senior Debt is in Default.    In the event and during the continuation of any Default or Event of Default under the Credit Agreement or under any other agreement or instrument evidencing or securing any Senior

Debt, then unless and until such Default or Event of Default shall have been cured or waived or shall have ceased to exist and any resulting acceleration shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such Default or Event of Default, then no direct or indirect payment, including any payment which may be payable by reason of the payment of any other indebtedness of the Borrower which is subordinated to the payment of the Subordinated Debt) (but excluding any Excepted Payment), shall be made by or on behalf of the Payor on account of the principal of or interest on the Subordinated Debt or on account of the purchase or other acquisition by it of the Subordinated Debt. The provisions of this Section 3(b) shall not apply to any payment with respect to which Section 3(a) would be applicable.

(c)    Rights and Obligations of the Payees.    If, notwithstanding the foregoing provisions of this Section 3, any Payee or other holder of the Subordinated Debt shall have received any payment or distribution of assets of the Payor of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Payor which is subordinated to the payment of the Subordinated Debt (but excluding any Excepted Payment), before all amounts due or to become due on or in respect of all Senior Debt have been irrevocably paid in full in cash, then and in such event such payment or distribution shall be received in trust for the Finance Parties and other holders of the Senior Debt and shall be forthwith paid over or delivered by the Payee or other holder of the Subordinated Debt receiving the same directly to the Administrative Agent (or the Representative, the Derivatives Creditors or all of the Finance Parties, as applicable) or, to the extent legally required, to the trustee in bankruptcy, debtor-in-possession, receiver, liquidating trustee, custodian, assignee, agent or other Person making such payment or distribution of assets of the Payor, for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full after giving effect to any concurrent payment or distribution to or for the benefit of the holders of the Senior Debt.

Section 4.    Rights of the Finance Parties Not to be Impaired.    No right of the Administrative Agent or any other Finance Party or any other present or future holder of the Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act in good faith by the Administrative Agent or any other such Finance Party or other holder of the Senior Debt or by any noncompliance by any Payee with the terms and provisions and covenants herein regardless of any knowledge thereof the Administrative Agent or any other such Finance Party or other holder may have or otherwise be charged with. The Holders of the Senior Debt may, without in any way affecting the obligations of the Payee or any other holder of the Subordinated Debt with respect thereto, at any time or from time to time in their absolute discretion, change the manner, place or terms or payment of, change or extend the time or payment of or renew or alter any Senior Debt, or amend, supplement or modify any agreement or instrument governing or evidencing such Senior Debt or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Debt including, without limitation, the waiver of any Default or Event of Default thereunder and the release of any collateral securing such Senior Debt, all without notice to or assent from the Payee or any other holder of the Subordinated Debt. The provisions of this Annex A are intended to be for the benefit of the Finance Parties and each other holder of the Senior Debt and shall be enforceable directly by the Administrative Agent, any Representative or the Derivatives Creditors or other Finance Parties, as applicable, or any other present or future holder or holders of the Senior Debt.

Section 5.    Restriction on Assignment of Subordinated Debt.    The Payee and each other holder from time to time of the Subordinated Debt by its acceptance thereof agrees not to sell, assign or transfer all or any part of the Subordinated Debt while any Senior Debt remains unpaid unless such sale, assignment or transfer is made expressly subject to the provisions of this Annex A. The Payee represents that no other subordination of the Subordinated Debt is in existence on the date hereof, and the Payee agrees that the Subordinated Debt will not be subordinated to any indebtedness other than the Senior Debt.

Section 6.    Reliance on Subordination.    The Payee and each other holder from time to time of the Subordinated Debt by its acceptance thereof consents and agrees that all Senior Debt shall be deemed to have been made or incurred at the request of the Payee and all other holders from time to time of the Subordinated Debt and in reliance upon the subordination of the Subordinated Debt pursuant to this Annex A.

Section 7.    Actions Against the Payor; Exercise of Remedies.    Neither the Payee nor any other holder of the Subordinated Debt will (i) commence (unless the Administrative Agent, Representative or Derivatives Creditors or other Finance Parties, as applicable, or other holders of the Senior Debt shall have commenced) any action or proceeding against the Payor to recover all or any part of the Subordinated Debt or (ii) join with any creditor (unless the Administrative Agent, Representative or Derivatives Creditors or other Finance Parties, as applicable, or other holders of the Senior Debt shall also join) in bringing any proceeding against the Payor under the United States Bankruptcy Code or any other state, federal or foreign insolvency statute unless and until, in each case, the Senior Debt shall have been irrevocably paid in full in cash. Neither the Payee nor any other holder of the Subordinated Debt will ask, demand, sue for, take or receive from the Payor, directly or indirectly, in cash, property or securities or by set off or in any other manner (including, without limitation, from or by way of attachment or seizure of or foreclosure upon any property or assets of the Payor which may now or hereafter constitute collateral for any Subordinated Debt), payment of all or any part of the Subordinated Debt if an Event of Default shall have occurred and be continuing under the Credit Agreement or under any other agreement or instrument evidencing or securing the Senior Debt unless and until all Senior Debt shall have been irrevocably paid in full in cash or the benefits of this sentence waived by or on behalf of the Finance Parties or the other holder or holders of the Senior Debt.

Section 8.    Subrogation.    The Payee or other holder from time to time of the Subordinated Debt shall be subrogated to the rights of the holders of the Senior Debt to receive payments or distributions of assets of the Payor applicable to the Senior Debt until all amount owing on the Subordinated Debt has been paid in full; provided that neither the Payee nor any other holder of the Subordinated Debt shall enforce any payment by way of subrogation (whether contractual, under Section 509 of the United States Bankruptcy Code or otherwise) until the Commitments have been terminated and the principal of and interest on the Notes and all other amounts payable under or with respect to the Senior Debt have been irrevocably paid in full in cash. For the purposes of the rights of subrogation set forth in this Section 8, no payments or distributions to any Finance Party or other holder or holders of the Senior Debt of any cash, property or securities to which the Payee or other holder or holders of the Subordinated Debt would be entitled but for the provisions of this Annex A, and no payments over pursuant to the provisions of this Annex A to any Finance Party or other holder or holders of the Senior Debt by the Payee or other holder or holders of the Subordinated Debt, shall, as among the Payor, its creditors, (other than the Finance Parties and any other holder or holders of the Senior Debt) and the Payee and other holder or holders of the Subordinated Debt, be deemed to be a payment or distribution by the Payor to or on account of the Senior Debt, it being understood that the provisions of this Annex A are solely for the purpose of defining the relative rights of the Creditors or any other holder or holders of the Senior Debt and the Payee and any other holder or holders of the Subordinated Debt.

If any payment or distribution to which the Payee or other holder or holders of the Subordinated Debt would otherwise have been entitled but for the provisions of this Annex A shall have been applied, pursuant to the provisions of this Annex A, to the payment of all amounts payable under the Senior Debt, then the Payee or other holder or holders of the Subordinated Debt shall be entitled to receive from the Finance Parties or other holder or holders of the Senior Debt at the time outstanding any payments or distributions received by the Finance Parties or such holder or holders of the Senior Debt in excess of the amount sufficient to irrevocably pay all amounts under or in respect of the Senior Debt in full in cash.

Section 9.    Waiver of UCC Provisions.    If any applicable provisions of the Uniform Commercial Code as in effect in the State of New York or any other relevant jurisdiction (the “UCC”) requires the Administrative Agent, the Collateral Agent or any other Finance Party or holder of the Senior Debt or any representative thereof to notify the Payee or other holder of the Subordinated Debt that the Administrative Agent, the Collateral Agent or such other Finance Party or holder or representative thereof will foreclose or otherwise realize upon any collateral or other property provided to secure the Senior Debt, whether pursuant to Article 5 of the UCC or otherwise, the Payee and each other holder from time to time of the Subordinated Debt by its acceptance thereof hereby waives, to the extent permitted by applicable law, all such required notice(s) and, to the extent such requirement of notice may not be waived under applicable law, agrees that five Business Days’ written notice of any such foreclosure or other realization shall be commercially reasonable. The Payee and each other holder from time to time of the Subordinated Debt by its acceptance thereof further waives, to the extent permitted by applicable law, any and all rights it may have to require the Administrative Agent, the Collateral Agent or any other Finance Party or other holder of the Senior Debt or representative thereof to marshal any collateral or other property provided as security for the Senior Debt and any and all other rights and remedies now or hereafter available to the Payee or such other holder of the Subordinated Debt under Section 9-504 of the UCC. The Payee and each other holder from time to time of the Subordinated Debt by its acceptance thereof agrees that the Administrative Agent, the Collateral Agent and any other Finance Party or holder of the Senior Debt or representative thereof may sell inventory that constitutes collateral or other security for any Senior Debt pursuant to a repurchase agreement, that such sale shall not be deemed a transfer subject to Section 9-504(5) of the UCC or any similar provisions of any other applicable law (such provisions, to the extent otherwise applicable to such sale, being hereby waived), and that the repurchase of inventory by a seller under a repurchase agreement shall be a commercially reasonable method of disposition.

Section 10.    Proofs of Claim.    The Payee and each other holder from time to time of Subordinated Debt may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Payee or such other holder allowed in any judicial proceedings relative to the Payor, its creditors or its property. If the Payor or any other holder from time to time of Subordinated Debt files any claim, proof of claim or similar instrument in any judicial proceeding referred to above and all Senior Debt has not been irrevocably paid in full in cash, the Payor or such other holder shall (i) file such claim, proof of claim or similar instrument on behalf of the Creditors and the other holder or holders of the Senior Debt as such Finance Parties’ or other holder’s or holders’ interests may appear and (ii) take all such other actions as may be appropriate to ensure that all payments and distributions made in respect of any such proceedings are made to the Administrative Agent, the Representative or the Derivatives Creditors or other Finance Parties, as applicable, and any other holder or holders of the Senior Debt as its or their interests may appear.

Any term or provision of this Section 10 to the contrary notwithstanding, if any judicial proceeding referred to above is commenced by or against the Payor, and so long as all Senior Debt has not been irrevocably paid in full in cash: (i) the Administrative Agent, the Representative, the holders of at least 51% of the Derivatives Obligations or the Finance Parties, as applicable, or any other holder or holders of the Senior Debt or representatives thereof are hereby irrevocably authorized and empowered (in each case, in its own name, as administrative agent or representative on behalf of the Finance Parties or in the name of the Payee or any other holder or holders from time to time of the Subordinated Debt or otherwise), but shall have no obligation, to (A) demand, sue for, collect and receive every payment or distribution received in respect of any such proceeding and give acquittance therefor and to file claims and proofs of claims and (B) exercise any voting rights otherwise attributable to the Payee or other holders of the Subordinated Debt in any such proceeding; (ii) the Payee or such other holder or holders of the Subordinated Debt shall duly and promptly take, for the account of the Finance Parties and any other holders or holders of the Senior Debt, such action as the Administrative Agent, the Representative, the holders of at least 51% of the Derivatives Obligations or the Finance Parties, as applicable, or other holder or holders of the Senior Debt or representatives thereof may request to collect all amounts payable by the Payor in respect of the Subordinated Debt and to file the appropriate claims or proofs of claim in respect of the Subordinated Debt; and (iii) the Payee and each other holder of Subordinated Debt shall, at the request of the Administrative Agent, the Representative, the holders of at least 51% of the Derivatives Obligations or the Finance Parties, as applicable, or other holder or holders of the Senior Debt or representatives thereof duly and promptly consent to or join in or stipulate its agreement with any action or position which the Finance Parties and each other holder of the Senior Debt may take in any such judicial proceeding referred to above, including, without limitation, such actions and positions as the Creditors may take with respect to requests for relief from the automatic stay, for authority to use cash collateral or to use, sell or lease other property of the estate, for assumption, assignment or rejection of any executory contract and to obtain credit. The Payee and each other holder from time to time of Subordinated Debt by its acceptance thereof hereby appoints the Administrative Agent, the Collateral Agent, the Representative, the holders of at least 51% of the Derivatives Obligations or the other Creditors, as applicable, or other holder or holders of the Senior Debt or representatives thereof as its agent(s) and attorney(s) in fact, all acts of such attorney(s) being hereby ratified and confirmed and such appointment(s), being coupled with an interest, being irrevocable until the Senior Debt is irrevocably paid in full in cash, to exercise the rights and file the claims referred to in this Section 10 and to execute and deliver any documentation necessary for the exercise of such rights or to file such claims. Notwithstanding anything to the contrary contained herein, neither the Payee nor any other holder of Subordinated Debt shall file any claim or take any action which competes or interferes with the rights and interests of the Finance Parties or any other holders of the Senior Debt under the Credit Agreement and other Finance Documents, the Derivatives Agreements or any other agreement or instrument evidencing or securing the Senior Debt. Until the Senior Debt has been irrevocably paid in full in cash, neither the Payee nor any other holder of the Subordinated Debt will (in any proceeding of the type described in Section 2(a)) discharge all or any portion of the obligations of the Payor in respect of the Subordinated Debt, whether by forgiveness, receipt of capital stock, exercise of conversion privileges or otherwise, without the prior written consent of the Administrative Agent, the Representative, the holders of at least 51% of the Derivatives Obligations or the Finance Parties, as applicable, or the holder or holders of the Senior Debt.

Section 11.    Obligation of the Payor Unconditional.    Nothing contained in this Annex A or in the Intercompany Note is intended to or shall impair, as between the Payor and the holder of the Intercompany Note, the obligation of the Payor, which is absolute and unconditional, to pay to the holder of the Intercompany Note the principal of and interest on the Intercompany Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holder of the Intercompany Note and creditors of the Payor other than the holders of the Senior Debt, nor shall anything herein or therein, except as expressly provided, prevent the holder of the Intercompany Note from exercising all remedies otherwise permitted by applicable law, subject to the rights, if any, under this Annex A of the holders of Senior Debt in respect of cash, property, or securities of the Payor received upon the exercise of any such remedy. Upon any distribution of assets of the Payor referred to in this Annex A, the holder of the Intercompany Note shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other Person making any distribution to the holder of the Intercompany Note, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other indebtedness of the Payor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Annex A.

Section 12.    Reinstatements in Certain Circumstances.    If, at any time, all or part of any payment with respect to Senior Debt theretofore made by the Payor or any other Person is rescinded or must otherwise be returned by the holders of Senior Debt for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of Payor or such other Persons), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

EXHIBIT I

FORM OF CREDIT PARTY ACCESSION AGREEMENT

CREDIT PARTY ACCESSION AGREEMENT dated as of             ,      among THE HILLMAN COMPANIES, INC., THE HILLMAN GROUP, INC., the NEW CREDIT PARTY referred to herein and BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent.

OHCP HM Merger Sub Corp., a Delaware corporation (“Merger Sub”), entered into a Credit Agreement dated as of May 28, 2010 (as amended, restated, modified or supplemented, from time to time, the “Credit Agreement”) among OHCP HM Acquisition Corp., The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., the banks and other lending institutions from time to time party thereto, Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender, Barclays Capital and Morgan Stanley Senior Funding, Inc., as Lead Arrangers and Syndication Agents, Barclays Capital, Morgan Stanley Senior Funding, Inc. and GE Capital Markets, Inc., together as Joint Bookrunners and General Electric Capital Corporation, as Documentation Agent. Capitalized terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

Certain Lenders and their affiliates (the “Derivatives Creditors”) may from time to time provide forward rate agreements, options, swaps, caps, floors, other financial derivatives agreements and other combinations or hybrids of any of the foregoing (collectively, “Derivatives Agreements”). The Lenders, each Issuing Lender, the Swingline Lender, the Administrative Agent, the Syndication Agent, the Collateral Agent (as each such term is defined in the Credit Agreement) and each Derivatives Creditor and their respective successors and assigns are herein referred to individually as a “Finance Party” and collectively as the “Finance Parties”.

[New Credit Party Name], [New Credit Party Description] (the “New Credit Party”), was [formed] [acquired] by [the Borrower] [[Name of Immediate Parent Company], [Description of Immediate Parent Company] and a [Wholly-Owned] Subsidiary of the Borrower], [DESCRIBE FORMATION OR ACQUISITION TRANSACTION, AS APPLICABLE].

Section 6.10 of the Credit Agreement requires each Subsidiary (other than Foreign Subsidiaries) formed or acquired by OH Holdings or the Borrower or any of their respective Subsidiaries after the Closing Date to become a party to the Guaranty as an additional “Guarantor”, to become a party to the Security Agreement as an additional “Credit Party” and to become a party to the Pledge Agreement as an additional “Credit Party”. The Guaranty, the Security Agreement and the Pledge Agreement specify that such additional Subsidiaries may become “Guarantors” under the Guaranty and “Credit Parties” under each of the Security Agreement and the Pledge Agreement by execution and delivery of a counterpart of each such Finance Documents. To induce the Lenders to make or maintain extensions of credit to the Borrower under the Credit Agreement and the other Finance Documents and the Derivatives Creditors to enter into or maintain the Derivatives Agreements, and as consideration for extensions of credit previously made to, and/or Derivatives Agreements previously entered into with, the Borrower, the New Credit Party has agreed to execute and deliver this Credit Party Accession Agreement (as the same may be amended, supplemented or modified from time to time, this “Agreement”) in order to evidence its agreement to become a “Guarantor” under the

Guaranty and a “Credit Party” under each of the Security Agreement and the Pledge Agreement. Accordingly, the parties hereto agree as follows:

I.    GUARANTY.    In accordance with Section 5.11 of the Guaranty, the New Credit Party hereby (i) agrees that, by execution and delivery of a counterpart signature page to the Guaranty in the form attached hereto as Exhibit A, the New Credit Party shall become a “Guarantor” under the Guaranty with the same force and effect as if originally named therein as a Guarantor (as defined in the Guaranty), (ii) acknowledges receipt of a copy of and agrees to be obligated and bound as a “Guarantor” by all of the terms and provisions of the Guaranty, (iii) agrees to guarantee the payment and performance of the Finance Obligations and (iv) acknowledges and agrees that, from and after the date hereof, each reference in the Guaranty to a “Guarantor” or the “Guarantors” shall be deemed to include the New Credit Party. The New Credit Party hereby waives acceptance by the Administrative Agent and the Finance Parties of the guarantee by the New Credit Party under the Guaranty upon the execution and delivery by each of the New Credit Party of the counterpart signature referred to herein.

II.    SECURITY AGREEMENT.    In accordance with Section 7.10 of the Security Agreement, the New Credit Party hereby (i) agrees that, by execution and delivery of a counterpart signature page to the Security Agreement in the form attached hereto as Exhibit B, the New Credit Party shall become a “Credit Party” under the Security Agreement with the same force and effect as if originally named therein as a Credit Party (as defined in the Security Agreement), (ii) acknowledges receipt of a copy of and agrees to be obligated and bound as a “Credit Party” by all of the terms and provisions of the Security Agreement, (iii) grants to the Collateral Agent for the benefit of the Finance Parties a continuing security interest in the Collateral (as defined in the Security Agreement), in each case to secure the full and punctual payment of the Secured Obligations (as defined in the Security Agreement) in accordance with the terms thereof and to secure the performance of all of the obligations of each Credit Party under the Credit Agreement and the other Finance Documents, (iv) represents and warrants that each of Schedules 3.02, 3.06, 3.07 and 4.01 to the Security Agreement, as amended, supplemented and modified as set forth on Schedules 3.02, 3.06, 3.07 and 4.01 hereto, is complete and accurate with respect to the New Credit Party as of the date hereof after giving effect to the New Credit Party’s accession to the Security Agreement as an additional Credit Party thereunder and (v) acknowledges and agrees that, from and after the date hereof, each reference in the Security Agreement to a “Credit Party” or the “Credit Parties” shall be deemed to include the New Credit Party.

III.    PLEDGE AGREEMENT.    In accordance with Section 8.10 of the Pledge Agreement, the New Credit Party hereby (i) agrees that, by execution and delivery of a counterpart signature page to the Pledge Agreement in the form attached hereto as Exhibit C, the New Credit Party shall become a “Credit Party” under the Pledge Agreement with the same force and effect as if originally named therein as a Credit Party (as defined in the Pledge Agreement), (ii) acknowledges receipt of a copy of and agrees to be obligated and bound as a “Credit Party” by all of the terms and provisions of the Pledge Agreement, (iii) grants to the Collateral Agent for the benefit of the Finance Parties a continuing security interest in the Collateral (as defined in the Pledge Agreement), in each case to secure the full and punctual payment of the Secured Obligations (as defined in the Pledge Agreement) in accordance with the terms thereof and to secure the performance of all of the obligations of each Credit Party under the Credit Agreement and the other Finance Documents, (iv) represents and warrants that each of Schedules I, II, III, IV, V and 3.05 to the Pledge Agreement, as amended, supplemented and modified as set forth on Schedules I, II, III, IV, V and 3.05 hereto, is complete and accurate with respect to the New Credit Party as of the date hereof after giving effect to the New Credit Party’s accession to the Pledge Agreement as an additional Credit Party thereunder and (v) acknowledges and agrees that, from and after the date hereof, each reference in the Pledge Agreement to a “Credit Party” or the “Credit Parties” shall be deemed to include the New Credit Party.

IV.    REPRESENTATIONS AND WARRANTIES.    The New Credit Party hereby represents and warrants that:

A.    This Agreement has been duly authorized, executed and delivered by the New Credit Party, and each of this Agreement and the Guaranty, the Security Agreement and the Pledge Agreement, as acceded to hereby by the New Credit Party, constitutes a valid and binding agreement of the New Credit Party, enforceable against the New Credit Party in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

B.    Each of the representations and warranties contained in the Credit Agreement, the Guaranty, the Security Agreement, the Pledge Agreement and each of the other Finance Documents is true and correct in all material respects as of the date hereof (unless they specifically relate back to an earlier date, then such representations and warranties are true and correct as of such date), with the same effect as though such representations and warranties had been made on and as of the date hereof after giving effect to the accession of the New Credit Party as an additional “Guarantor” under the Guaranty and an additional “Credit Party” under each of the Security Agreement and the Pledge Agreement.

C.    Attached hereto as Exhibit D is a correct and complete Perfection Certificate relating to the New Credit Party and its Collateral.

V.    EFFECTIVENESS.    This Agreement and the accession of the New Credit Party to the Guaranty, the Security Agreement and the Pledge Agreement as provided herein shall become effective with respect to the New Credit Party when (i) the Administrative Agent shall have received a counterpart of this Agreement duly executed by such New Credit Party and (ii) the Administrative Agent and/or the Collateral Agent, as applicable, shall have received duly executed counterpart signature pages to each of the Guaranty, the Security Agreement and the Pledge Agreement as contemplated hereby.

VI.    INTEGRATION; CONFIRMATION.    On and after the date hereof, each of the Guaranty, the Security Agreement and the Pledge Agreement and the respective Schedules thereto shall be supplemented as expressly set forth herein; all other terms and provisions of each of the Guaranty, the Security Agreement, the Pledge Agreement, the other Finance Documents and the respective Schedules thereto shall continue in full force and effect and unchanged and are hereby confirmed in all respects.

VII.    EXPENSES.    The New Credit Party agrees to pay (i) all out-of-pocket expenses of the Agents, including reasonable fees and disbursements of special and local counsel for the Agents, in connection with the preparation, execution and delivery of this Agreement and any document or agreement contemplated hereby and (ii) all taxes which the Collateral Agent or any Finance Party may be required to pay by reason of the security interests granted in the Collateral (including any applicable transfer taxes).

VIII.    GOVERNING LAW.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

IX.    COUNTERPARTS.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be transmitted and/or signed by facsimile and if so transmitted or signed, shall, subject to requirements of law, have the same force and effect as a manually signed original and shall be binding on the New Credit Party, the Agents and the Finance Parties. The Administrative Agent may also require that this Agreement be confirmed by a manually signed original hereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE HILLMAN GROUP, INC.

By:
Name:
Title:

THE HILLMAN COMPANIES, INC.

By:
Name:
Title:

[NEW CREDIT PARTY NAME]

By:
Name:
Title:

BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent

By:
Name:
Title:

EXHIBIT A

COUNTERPART TO SUBSIDIARY GUARANTY

The undersigned hereby executes this counterpart to the Guaranty dated as of May 28, 2010 by the Subsidiary Guarantors party thereto from time to time in favor of Barclays Bank PLC, as Administrative Agent, and, as of the date hereof, assumes all of the rights and obligations of a “Subsidiary Guarantor” thereunder.

Date:

[NEW CREDIT PARTY NAME]

By:
Name:
Title:

[NEW CREDIT PARTY NOTICE ADDRESS]

EXHIBIT B

COUNTERPART TO SECURITY AGREEMENT

The undersigned hereby executes this counterpart to the Security Agreement dated as of May 28, 2010 by the Credit Parties party thereto from time to time in favor of Barclays Bank PLC, as Collateral Agent, and, as of the date hereof, assumes all of the rights and obligations of a “Credit Party” thereunder.

Date:

[NEW CREDIT PARTY NAME]

By:
Name:
Title:

EXHIBIT C

COUNTERPART TO PLEDGE AGREEMENT

The undersigned hereby executes this counterpart to the Pledge Agreement dated as of May 28, 2010 by Credit Parties party thereto from time to time in favor of Barclays Bank PLC, as Collateral Agent, and, as of the date hereof, assumes all of the rights and obligations of a “Credit Party” thereunder.

Date:

[NEW CREDIT PARTY NAME]

By:
Name:
Title:

EXHIBIT D

PERFECTION CERTIFICATE

SCHEDULE 3.02

EXCLUDED CONTRACTS

SCHEDULE 3.06

COLLATERAL INFORMATION

SCHEDULE 3.07

GRANTOR INFORMATION

SCHEDULE 4.01

SCHEDULE OF FILINGS TO PERFECT SECURITY INTERESTS

SCHEDULE I

LIST OF PLEDGED SHARES

[NEW CREDIT PARTY NAME]

Issuer	Class of Stock	Certificate Number, if Applicable	Par Value	Number of Shares	Percentage of Class Represented by Pledged Shares	Type of Investment Property

SCHEDULE II

LIST OF PLEDGED NOTES

[NEW CREDIT PARTY NAME]

Issuer	Original Principal Amount	Date	Maturity Date	Type of Investment Property

SCHEDULE III

LIST OF PLEDGED LLC INTERESTS

[NEW CREDIT PARTY NAME]

Issuer	Class of Interest	Certificate Numbers, if Applicable	Percentage of Class Represented by Pledged LLC Interests	Type of Investment Property

SCHEDULE IV

LIST OF PLEDGED PARTNERSHIP INTERESTS

[NEW CREDIT PARTY NAME]

Issuer	Class of Interest	Certificate Numbers, if Applicable	Percentage of Class Represented by Pledged Partnership Interests	Type of Investment Property

SCHEDULE V

SCHEDULE OF FILINGS TO PERFECT SECURITY INTERESTS

Name of Debtor	Filing Type	State	Filing Office	Filing Date	File Number

SCHEDULE 3.05

ARTICLE 8 SECURITIES

EXHIBIT J

Form of OFAC/Anti-Terrorism Compliance Certificate

[Closing Date]

Barclays Bank PLC,

as Administrative Agent

745 Seventh Avenue

New York, NY 10019

Attn:

Ladies and Gentlemen:

I,                                 , of The Hillman Group, Inc., a Delaware corporation (the “HGI”), do hereby certify that, as                                  of HGI, I am authorized to execute this certificate on behalf of HGI. I do hereby further certify in my capacity as                                  and not in my individual capacity as follows:

1.    This Certificate is furnished pursuant to Section 4.01(s) of the Credit Agreement dated as of May 28, 2010 (as amended, restated, modified or supplemented, from time to time, the “Credit Agreement”) among OHCP HM Acquisition Corp., OHCP HM Merger Sub Corp., The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., the banks and other lending institutions from time to time party thereto, Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender, Barclays Capital and Morgan Stanley Senior Funding, Inc., as Lead Arrangers and Syndication Agents, Barclays Capital, Morgan Stanley Senior Funding, Inc. and GE Capital Markets, Inc., together as Joint Bookrunners and General Electric Capital Corporation, as Documentation Agent. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

2.    To the knowledge of HGI based on reasonable investigation, no Group Company or any of its Affiliates is in violation of any Anti-Terrorism Law and the U.S. Patriot Act.

3.    To the knowledge of HGI based on reasonable investigation, no Group Company or any of their respective direct or indirect constituents or Affiliates, any of their respective officers or directors (including officers or directors of any such constituents or Affiliates) or any of their respective brokers or other agents acting or benefiting in any capacity in connection with the Acquisition, the Credit Agreement, any Loans or other Credit Extensions thereunder or any other transactions contemplated in connection therewith is any of the following:

(i)    a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)    a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)    a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)    a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)    a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control “(OFAC”) at its official website, http://www/treas/gov.ofactllsdn.pdf, or any replacement website or other replacement official publication of such list;

(vi)    a Person covered by the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq., OFAC or any other law, regulation or executive order relating to the imposition of economic sanctions against any country, region or individual pursuant to United States law or United Nations resolution; or

(vii)    a Person that is an affiliate (including any principal, officer, immediate family member or close associate) of a Person described under one or more of clauses (i) through (vi) above.

4.    To the knowledge of HGI based on reasonable investigation, no Group Company or any of their respective direct or indirect constituents or Affiliates, any of their respective officers or directors (including officers or directors of any such constituents or Affiliates) or any of their respective brokers or other agents acting or benefiting in any capacity in connection with the Acquisition, the Credit Agreement, any Loans or other Credit Extensions thereunder or any other transactions contemplated in connection therewith (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph 3 above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.    To the knowledge of HGI, neither the extensions of credit to the Borrower under the Credit Agreement nor the use of the respective proceeds thereof will cause the Administrative Agent or any other Finance Party to violate any Anti-Terrorism Law or any rule, regulation or sanction promulgated thereunder or any enabling legislation or executive order relating thereto.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of HGI this [    ] day of [        ], 2010.

THE HILLMAN GROUP, INC.

By:
Name:
Title:

EXHIBIT K

Form of Solvency Certificate

I, the undersigned, the Chief Financial Officer of The Hillman Group, Inc., a Delaware corporation (“HGI”), do hereby certify on behalf of HGI that:

1.    This Certificate is furnished pursuant to Section 4.01(n) of the Credit Agreement dated as of May 28, 2010 (as amended, restated, modified or supplemented, from time to time, the “Credit Agreement”) among OHCP HM Acquisition Corp., OHCP HM Merger Sub Corp., The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., the banks and other lending institutions from time to time party thereto, Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender, Barclays Capital and Morgan Stanley Senior Funding, Inc., as Lead Arrangers and Syndication Agents, Barclays Capital, Morgan Stanley Senior Funding, Inc. and GE Capital Markets, Inc., together as Joint Bookrunners and General Electric Capital Corporation, as Documentation Agent. Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings set forth in the Credit Agreement.

2.    I am, and since [            ] have been, the duly qualified and acting Chief Financial Officer of HGI. In such capacity, I am a senior financial officer of HGI and I have participated actively in the management of its financial affairs and am familiar with the consolidated financial statements of HGI and its Subsidiaries. I have, together with other members of the management of HGI, acted on behalf of HGI in connection with the negotiation of the Credit Agreement and I am familiar with the terms and conditions thereof.

3.    I have carefully reviewed the contents of this Certificate, and I have conferred with counsel for HGI (including, Paul, Weiss, Rifkind, Wharton & Garrison LLP) for the purpose of discussing the meaning of its contents.

4.    In connection with preparing for the consummation of the transactions and financings contemplated by the Credit Agreement (the “Proposed Transactions”), I have participated in the preparation of, and I have reviewed, the pro forma consolidated projections of net income and cash flows of HGI and its Subsidiaries prepared on a quarterly basis for the period from the Closing Date through December 31, 2016 and on an annual basis for each of the following three fiscal years (the “Projected Financial Statements”). The Projected Financial Statements, which are attached hereto as Exhibit A, give effect to the consummation of the Proposed Transactions and assume that the debt obligations of the Borrower under the Credit Agreement will be paid from the cash flow generated by the operations of the Borrower and its Subsidiaries and other resources (including, without limitation, refinancings, asset sales and other capital market transactions available at the time). The Projected Financial Statements were prepared on the basis of information available at April 29, 2010. The Projected Financial Statements do not reflect (i) any potential changes in interest rates other than from those assumed in the Projected Financial Statements, (ii) any potential material, adverse changes in general business or economic conditions, or (iii) any potential changes in income tax laws.

5.    I have also participated in the preparation of, and I have reviewed, a pro forma summary consolidated balance sheet of the Borrower and its Subsidiaries (the “Fair Value Summary Balance Sheet”) as of March 31, 2010, giving effect to the Proposed Transactions. The Fair Value Summary Balance Sheet is attached hereto as Exhibit B.

6.    In connection with the preparation of the Projected Financial Statements, I have relied on historical information with respect to revenues, expenses and other relevant items supplied by certain management of HGI and its Subsidiaries responsible for the various operations involved. Certain assumptions upon which the Projected Financial Statements are based are stated therein. Although any assumptions and any projections by necessity involve uncertainties and approximations, I believe, based on my discussions with other members of management, that the assumptions on which the Projected Financial Statements are based are reasonable in light of current conditions and facts known to me. However, it is understood that the Lenders and the Administrative Agent recognize that projections as to future events are not to be viewed as facts and that actual results during the periods covered by the Projected Financial Statements will differ from projected results and that such differences may be material.

7.    The Fair Value Summary Balance Sheet has been prepared in a manner which I believe reflects an estimate of the present fair value (on a going concern basis) of the assets of HGI and its Subsidiaries on a consolidated basis (“Present Fair Value of Assets”) and the probable liability on all of their existing debts of which I am aware, contingent or otherwise, as such debts become absolute and mature. For purposes of this Certificate, I understand “fair value” of any assets to mean the amount which may be realized within a reasonable time through sale of such assets and the related business as a going concern at the regular market value thereof, with the fair value also being the amount which could be obtained for the property in question within such period from an interested buyer who is willing to purchase under ordinary selling conditions.

8.    Based on the foregoing, as of the date hereof, I have reached the following conclusions:

(a)	HGI is not now, nor will the incurrence of the Senior Obligations under the Credit Agreement and the incurrence of the other obligations contemplated by the Proposed Transactions, on the date hereof, render HGI “insolvent” as defined in this paragraph 8(a). The recipients of this Certificate and I have agreed that, in this context, “insolvent” means that the Present Fair Value of Assets as determined in accordance with Paragraph 7 above is less than the amount that will be required to pay the probable liability on existing debts of which I am aware as they become absolute and mature. We have also agreed that the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent. My conclusion expressed above is reflected in the Fair Value Summary Balance Sheet.

(b)

HGI and its Subsidiaries do not believe the incurrence of the Senior Obligations under the Credit Agreement and the incurrence of the other obligations contemplated by the Proposed Transactions on the date hereof, will cause them to have incurred debts beyond their ability to pay as such debts mature (including, without limitation, through refinancings, asset sales and other capital market transactions available at the time).

(c)	The incurrence of the Senior Obligations under the Credit Agreement and the incurrence of the other obligations contemplated by the Proposed Transactions, on the date hereof, will not leave HGI with property (including cash and rights under the Credit Agreement to borrow Revolving Loans) remaining in its hands constituting “unreasonably small capital.” In reaching this conclusion, I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or proposed to be conducted as of the date hereof, and I have reached my conclusion based on the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by each of OH Holdings and HGI and its Subsidiaries in light of the Projected Financial Statements and available credit.

9.    To the best of my knowledge, neither OH Holdings nor HGI has executed the Credit Agreement or any documents mentioned therein, or made any transfer or incurred any obligations thereunder, with actual intent to hinder, delay or defraud either present or future creditors.

10.    I understand that Administrative Agent and Lenders are relying on the truth and accuracy of the foregoing in connection with the extension of credit to HGI pursuant to the Credit Agreement.

IN WITNESS WHEREOF, HGI has caused its duly authorized chief financial officer to execute and deliver this Certificate this 28th day of May, 2010.

THE HILLMAN GROUP, INC.

By:
Name:
Title: Chief Financial Officer

EXHIBIT L

Form of Secretary’s Certificate

I,                                 , hereby certify that I am the duly elected, qualified and acting Secretary of [CORPORATION NAME], [CORPORATION DESCRIPTION] (the “Corporation”) and am authorized to execute this Certificate on behalf of the Corporation. This Certificate is delivered in connection with the Credit Agreement (the “Agreement”), dated May 28, 2010, among OHCP HM Acquisition Corp., OHCP HM Merger Sub Corp., The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., the banks and other lending institutions from time to time party thereto, Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender, Barclays Capital and Morgan Stanley Senior Funding, Inc., as Lead Arrangers and Syndication Agents, Barclays Capital, Morgan Stanley Senior Funding, Inc. and GE Capital Markets, Inc., together as Joint Bookrunners and General Electric Capital Corporation, as Documentation Agent. All capitalized terms used but not defined in this Certificate shall have the meanings set forth in the Agreement.

Solely in my capacity as Secretary, I certify that:

(a)    Exhibit A annexed hereto is a true and complete copy of the Certificate of Incorporation of the Corporation (including any amendments thereto) that has been approved by the Board of Directors or the Stockholders of the Corporation and is in effect as of the date hereof. Except as attached hereto, no document with respect to an amendment thereto has been filed in the office of the Secretary of State of [JURISDICTION], and no such amendment or filing is pending.

(b)    There are no proceedings pending for the dissolution or liquidation of the Corporation and, to the best of my knowledge, no such proceedings are threatened.

(c)    Exhibit B annexed hereto is a true and complete copy of the By-laws of the Corporation (including any amendments thereto) in effect as of the date hereof.

(d)    Exhibit C annexed hereto is a correct and complete copy of all of the resolutions adopted by the Board of Directors of the Corporation approving and authorizing the execution, delivery and performance of the Finance Documents to which it is a party on the date hereof, and the transactions contemplated thereby. Such resolutions have not been amended, rescinded or modified since their adoption and remain in effect as of the date hereof.

(e)    The persons whose names appear on Exhibit D hereto are the duly elected, qualified and acting officers of the Corporation occupying the offices set forth below their respective names on Exhibit D at the respective times of the signing and delivery thereof, and the signatures set forth above their respective names and in the Finance Documents are their true signatures, and each such officer is duly authorized to execute and deliver on behalf of the Corporation the Finance Documents.

IN WITNESS WHEREOF, I have hereunto set my hand this     day of             , 2010.

[CORPORATION NAME]

Name:
Title:	Secretary

The undersigned, being the duly elected and qualified                                 of the Corporation, hereby certifies that                                 is the duly elected and qualified Secretary of the Corporation and that the foregoing signature appearing above his name is his genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand on behalf of the Corporation as of this     day of             , 2010.

[CORPORATION NAME]

Name:
Title:	[Certifying Officer]

EXHIBIT A

Certificate/Articles of Incorporation.

EXHIBIT B

By-laws

EXHIBIT C

Board Resolutions

EXHIBIT D

Officers

Name:
Title:

Name:
Title:

EXHIBIT M

THE HILLMAN COMPANIES, INC.

CLOSING DATE CERTIFICATE

I, [                                ], hereby certify that I am the duly elected, qualified and acting Chief Financial Officer of The Hillman Companies, Inc., a Delaware corporation (the “Corporation”) and am authorized to execute this Certificate on behalf of the Credit Parties. This Certificate is delivered pursuant to Section 4.01(d) of the Credit Agreement (the “Agreement”), dated May 28, 2010, among OHCP HM Acquisition Corp., OHCP HM Merger Sub Corp., The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., the banks and other lending institutions from time to time party thereto, Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender, Barclays Capital and Morgan Stanley Senior Funding, Inc., as Lead Arrangers and Syndication Agents, Barclays Capital, Morgan Stanley Senior Funding, Inc. and GE Capital Markets, Inc., together as Joint Bookrunners and General Electric Capital Corporation, as Documentation Agent. All capitalized terms used but not defined in this Certificate shall have the meanings set forth in the Agreement.

Solely in my capacity as Chief Financial Officer, I certify on behalf of each Credit Party that:

(a)    the Borrower Representations and the representations and warranties made by the Credit Parties in the Finance Documents are true and correct as of the date hereof in all material respects except that such materiality qualifier shall not be applicable to any Borrower Representation or any representation or warranty in the Finance Documents that is already qualified by materiality and except to the extent such representations and warranties expressly relate to an earlier date.

(b)    no Default or Event of Default exists or is continuing after giving effect to the Transactions.

****

IN WITNESS WHEREOF, I have hereunto set my hand this [    ] day of [            ], 2010.

THE HILLMAN COMPANIES, INC.

Name:
Title:	Chief Financial Officer

EXHIBIT N

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement (the “Credit Agreement”), dated as of May     , 2010, among OHCP HM ACQUISITION CORP., OHCP HM MERGER SUB CORP., THE HILLMAN COMPANIES, INC., HILLMAN INVESTMENT COMPANY, THE HILLMAN GROUP, INC., the banks and other financial institutions from time to time party hereto (the “Lenders”), BARCLAYS BANK PLC, as Administrative Agent, Issuing Lender and Swingline Lender, BARCLAYS CAPITAL and MORGAN STANLEY SENIOR FUNDING, INC., together as the Joint Lead Arrangers and Syndication Agents, and BARCLAYS CAPITAL, MORGAN STANLEY SENIOR FUNDING, INC. and GE CAPITAL MARKETS, INC., together as the Joint Bookrunners.

Under penalties of perjury, the undersigned hereby certifies to the Administrative Agent and to the Borrower that:

1.    The undersigned is the sole record and beneficial owner of the loans or the obligations evidenced by the Note(s) in respect of which it is providing this certificate.

2.    The undersigned is not a bank (as such term is used in Section 881(c)(3)(A) of the Code). In this regard, the undersigned further represents and warrants that:

a.    the undersigned is not subject to regulatory or other legal requirements as a bank in any jurisdiction;

b.    the undersigned has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3.    The undersigned is not a “10-percent shareholder” of the Borrower (as such term is used in Section 881(c)(3)(B) of the Code); and

4.    The undersigned is not a controlled foreign corporation related to the Borrower within the meaning of Section 864(d)(4) of the Code.

The undersigned has furnished you with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this U.S. Tax Compliance Certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall so inform the Borrower in writing within thirty days of such change and (b) the undersigned shall furnish the Borrower a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the undersigned, or in either of the three calendar years preceding such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Title:

[ADDRESS]

Dated: [            ], 2010.

EXHIBIT O

FORM OF JOINDER AGREEMENT

This Joinder Agreement, dated as of [            , 201    ] (the “Joinder Agreement” or this “Agreement”), by and among [NEW LENDERS] (each, a “New Lender” and, collectively, the “New Lenders”), THE                                  COMPANIES, INC., THE HILLMAN GROUP, INC. (“HGI”), and BARCLAYS BANK PLC (the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of May 28, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among OHCP HM Acquisition Corp., OHCP HM Merger Sub Corp., The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., the banks and other lending institutions from time to time party thereto, Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender, Barclays Capital and Morgan Stanley Senior Funding, Inc., as Lead Arrangers and Syndication Agents, Barclays Capital, Morgan Stanley Senior Funding, Inc. and GE Capital Markets, Inc., together as Joint Bookrunners and General Electric Capital Corporation, as Documentation Agent (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish New Term Loan Commitments by among other things, written notice to the Administrative Agent;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

I.    Each New Lender party hereto hereby agrees to commit to provide its New Term Loan Commitment, as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

II.    Each New Lender (i) confirms that it has received a copy of the Credit Agreement and the other Finance Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, or any other New Lender or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent and/or the Collateral Agent, to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Finance Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a New Lender.

III.    Each New Lender hereby agrees to make its respective New Term Loan Commitment on the following terms and conditions:

1.    Applicable Margin.    The Applicable Margin for each New Term Loan shall mean, as of any date of determination, a percentage per annum as set forth below:

[INSERT PRICING]

2.    Principal Payments.    The Borrower shall make principal payments on the New Term Loan in installments on the dates and in the amounts set forth below:

(A) Principal Amortization Payment Date	(B) Principal Amortization Payment
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

[3.    Maturity Date.    The Borrower shall repay the then unpaid principal amount of the New Term Loans outstanding, and the New Term Loan Commitments in respect thereof will terminate, on [•].]

[4].    Proposed Borrowing.    This Agreement represents the Borrower’s request to borrow New Term Loans from the New Lenders as follows (the “Proposed Borrowing”):

SECTION 1.    Business Day of Proposed Borrowing:             ,

SECTION 2.    Amount of Proposed Borrowing: $

[SECTION 3.    Interest rate option:

a.    Base Rate Loan(s)

b.    Eurodollar Loan(s) with an initial Interest Period of          months]

[[5].    New Lenders.    Each New Lender acknowledges and agrees that upon its execution of this Agreement and the making of New Term Loans, such New Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.]

[6].    Credit Agreement Governs.    Except as set forth in this Agreement, the New Term Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Finance Documents.

[7].     Certification.    By its execution of this Agreement, the undersigned officer on behalf of the Borrower certifies that:

i.    each of the conditions in Section 4.02 have been satisfied as of the Increased Amount Date;

ii.    the Borrower, upon the incurrence of the Proposed Borrowing, will be in pro forma compliance with the financial covenants set forth in Section 7.16 of the Credit Agreement as of the Increased Amount Date; and

iii.    no Default or Event of Default shall exist on the Increased Amount Date before or after giving effect to such New Term Loan Commitments and to the making of any New Term Loans pursuant thereto and after giving effect to any Permitted Business Acquisition consummated in connection therewith.

[8].    Notice.    For purposes of the Credit Agreement, the initial notice address of each New Lender shall be as set forth below its signature below.

[9].    Non-U.S. Lenders.    For each New Lender that is a Non-U.S. Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Lender may be required to deliver to Administrative Agent pursuant to Section 3.01 of the Credit Agreement.

[10].    Recordation of the New Loans.    Upon execution and delivery hereof, the Administrative Agent will record the New Term Loans made by each New Lender in the Register.

[11].    Amendment, Modification and Waiver.    This Agreement may not be amended, modified or waived except as provided by Section 10.03 of the Credit Agreement.

[12].    Entire Agreement.    This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

[13].    GOVERNING LAW.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE

STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[14].    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[15].    Counterparts.    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic (i.e., “pdf”) transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Credit Party Accession Agreement as of [            ,         ].

[NAME OF NEW LENDER],

By:
Name:
Title:
Notice Address:
Attention:
Telephone:
Facsimile:

THE HILLMAN GROUP, INC.

By:
Name:
Title:

THE HILLMAN COMPANIES, INC.

By:
Name:
Title:

Consented to by:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

SCHEDULE A

TO JOINDER AGREEMENT

Name of New Lender	New Term Loan Commitment
[ ]	$

EXHIBIT P

Post-Closing Undertakings

1.    On or before the thirtieth day following the Closing Date, HGI shall cause to be released, pursuant to arrangements reasonably satisfactory to the Collateral Agent, certain liens in favor of PNC Bank, National Association, with respect to five patents held by the Credit Parties and previously identified to the Collateral Agent.

2.    On or before the thirtieth day following the Closing Date, HGI shall deliver or cause to be delivered the Pledged Collateral, together with the documents contemplated by Section 4.01(i)(v) with respect thereto, with respect to Sun Source Integrated Services de Mexico S.A. de C.V., all in form and substance reasonably satisfactory to the Collateral Agent.

3.    On or before the thirtieth day following the Closing Date, HGI shall use commercially reasonable efforts to cause to be delivered evidence reasonably satisfactory to the Collateral Agent that HGI has obtained the lender’s loss payable endorsements required by Section 6.06(a).